As filed with the Securities and Exchange Commission on June 7, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Clear Secure, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	86-2643981 (I.R.S. Employer Identification Number)

65 East 55th Street, 17th Floor
New York, New York 10022
(646) 723-1404
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Levine, Esq.
General Counsel and Chief Privacy Officer
65 East 55th Street, 17th Floor
New York, New York 10022
(646) 723-1404
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brian M. Janson, Esq. Gregory A. Ezring, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Catherine M. Clarkin, Esq. Keith A. Pagnani, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.00001 per share	$100,000,000	$10,910

(1)
Includes the offering price of additional shares that the underwriters have the option to purchase. See “Underwriting.”

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated June 7, 2021
PROSPECTUS
                 Shares
Clear Secure, Inc.
Class A Common Stock

This is the initial public offering of shares of Class A common stock of Clear Secure, Inc., a Delaware corporation. We are offering                 shares of Class A common stock.
Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $      and $      .
Following this offering, Clear Secure, Inc. will have four classes of authorized common stock. The Class A common stock offered hereby and the Class C common stock will have one vote per share. The Class B common stock and the Class D common stock will have 20 votes per share. Alclear Investments, LLC, an entity controlled by Ms. Caryn Seidman-Becker, our co-founder and Chief Executive Officer, and Alclear Investments II, LLC, an entity controlled by Mr. Kenneth Cornick, our co-founder, President and Chief Financial Officer, will collectively hold all of our issued and outstanding Class B common stock and Class D common stock immediately after this offering and will control more than a majority of the combined voting power of our outstanding shares of common stock. As a result, they will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. Also as a result, we believe we are eligible for, but do not intend to take advantage of, the “controlled company” exemptions to the corporate governance rules for New York Stock Exchange-listed companies.
We intend to contribute the net proceeds from this offering to Alclear Holdings, LLC (“Alclear”) in exchange for a number of Alclear non-voting common units (“Alclear Units”) equal to the number of shares of Class A common stock we issue in this offering, and to cause Alclear to use such contributed amount to pay offering expenses and for general corporate purposes.
We intend to apply to list the Class A common stock on the New York Stock Exchange (the “NYSE”) under the symbol “YOU.”
We are also an “emerging growth company” as defined under the U.S. federal securities laws, and as such may elect to comply with reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
Investing in our Class A common stock involves risks. See “Risk Factors” on page 24 to read about factors you should consider before buying shares of our Class A common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Clear Secure, Inc.	$	$

(1)
See “Underwriting” for additional information regarding the underwriters’ compensation and reimbursement of expenses.

The underwriters may exercise their option to purchase up to an additional                 shares of Class A common stock from us at the initial public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus.
The underwriters expect to deliver the shares against payment in New York, New York on                 , 2021.

Goldman Sachs & Co. LLC J.P. Morgan Allen & Company LLC Wells Fargo Securities
LionTree	Stifel
Telsey Advisory GroupCenterview Partners Loop Capital Markets Roberts & Ryan

The date of this prospectus is                 , 2021.

Dear Investors and CLEAR Members:

At CLEAR we believe in the AND.

We launched CLEAR with the mission of making experiences both safer AND easier, something consumers needed in a post 9/11 world. We believed the CLEAR secure identity platform could enhance homeland security AND create frictionless journeys. We aspired to build a company that served multiple stakeholders - our team, our members AND our partners. We knew we could build a growth company AND generate strong economic returns. We wanted to build a culture that cared deeply about our people AND held them to the highest standards. Importantly, we also believed that we could be great friends (we have been friends for 25 years) AND business partners.

Our fervent belief in the AND and our thesis that identity is foundational have remained constant for 11 years since we started CLEAR. YOU are always YOU. Why do we wait in lines to take out cards to prove who we are and what we have access to? YOU are the cards in your wallet - enroll once and use everywhere to enable frictionless journeys.

We started in airports (Orlando and Denver - a BIG thank you to our early adopters/trailblazers) where identity and security are paramount. However, our vision and our ambition were always much larger.

The first few years were challenging from a growth perspective. We started with four lanes in two airports with clunky kiosks and some big ideas. Trying to build a network business without a network is hard, but at CLEAR we are INDEFATIGABLE. We are persistent and tireless because we have always believed in the potential of our platform to be a difference maker. Our platform gives consumers more control over their time and enables our partners to deliver elevated and safer experiences to their customers. The passion that members felt for CLEAR and our obsession with delivering frictionless member experiences fueled our growth across the country and has allowed us to build a nationwide network in airports and beyond.

We are humbled and inspired by our members' stories. We feel the joy when our members tell us they were able to have breakfast with their loved ones and still make their flight, or made it home in time to tuck their child into bed after a trip. The countless posts of members sharing their #CLEARsavedme stories remind us all of the importance of our vision and how it is taking hold. CLEAR gives people joy and helps them save time.

To bring CLEAR to life, we knew we needed great people. We are eternally grateful to those who have been part of the journey of building CLEAR. The past 15 months have highlighted the importance of our CLEAR team. From our Ambassadors and airport leaders showing-up every day of a pandemic to take care of our CLEAR members, to our team that worked tirelessly to develop new products like Health Pass to help reopen the economy and give people the confidence to safely return to their lives, their work was incredible. The CLEAR team lives our values and their dedication to our mission makes what we do possible.

Today the CLEAR vision is more relevant and important than ever. When the world shut down in 2020, there became a sense of urgency to deliver touchless, safer AND frictionless experiences globally. The demand for these experiences is an enormous opportunity to bring CLEAR's innovation to both physical (brick and mortar) and digital industries so tens of millions more can experience that #CLEARsaved me feeling throughout their day.

To end on a more personal AND - we strive to be great parents AND lead an incredible company. We thank our amazing spouses and children who have been there for every step of building CLEAR and are always full of great ideas.

These are still very early days at CLEAR and we welcome YOU to the journey ahead.

Best,

Caryn Seidman Becker

Through and including                 , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where

i

action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
INDUSTRY AND MARKET DATA
Unless otherwise indicated, we obtained the market and competitive position data used throughout this prospectus from various sources, including our own research and estimates, surveys or studies conducted by third parties and industry or general publications and forecasts. Industry publications, surveys and forecasts generally state that they have obtained information from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. While we believe that each of these surveys, studies, publications and forecasts is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research and estimates are reliable but they have not been verified by any independent sources. In addition, while we believe that the industry and market information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry and market data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
TRADEMARKS
This prospectus contains references to our trademarks, trade names and service marks, such as “CLEAR” and “CLEAR Plus”, and to those belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
BASIS OF PRESENTATION
Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “CLEAR” and the “Company” refer to Clear Secure, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the reorganization transactions described under “Prospectus Summary—Corporate History and Organizational Structure.” Also, unless we state otherwise or the context otherwise requires, all information in this prospectus gives effect to the reorganization transactions described under “Prospectus Summary—Corporate History and Organizational Structure.” “Alclear” refers to Alclear Holdings, LLC, a Delaware limited liability company and a consolidated subsidiary of ours following the reorganization transactions.
Following this offering, Alclear will be the predecessor of Clear Secure, Inc. for financial reporting purposes. Immediately following the reorganization transactions described under “Prospectus Summary—Corporate History and Organizational Structure,” Clear Secure, Inc. will be a holding company and its sole material asset will be its equity interest in Alclear. As the sole managing member of Alclear, Clear Secure, Inc. will operate the business and control the strategic decisions and day-to-day operations of Alclear and will also have a substantial financial interest in Alclear. As a result, we will consolidate the financial results of Alclear, and a portion of our net income (loss) will be allocated to the non-controlling interest to reflect the entitlement of the CLEAR Post-IPO Members (as defined below) to a portion of Alclear’s net income (loss). In addition, because Alclear will be under common control before and after the reorganization transactions, we will account for the reorganization transactions as a reorganization of entities under common control and will initially measure the interests

ii

of the CLEAR Pre-IPO Members in the assets and liabilities of Alclear at their carrying amounts as of the date of the completion of the reorganization transactions.
All consolidated financial statements presented in this prospectus have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All financial information presented in this prospectus is derived from the consolidated financial statements included elsewhere in this prospectus and has been presented in accordance with GAAP, except for the presentation of Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. We define “Adjusted EBITDA” as net income (loss) adjusted for income taxes, interest (income) expense, depreciation and amortization, losses on asset disposals, equity-based compensation expense, mark to market of warrant liability and other income. We define “Free Cash Flow” as net cash provided by (used in) operating activities adjusted for purchases of property and equipment plus the value of share repurchases over fair value. These non-GAAP measures are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Throughout this prospectus, we provide a number of key performance indicators used by management. We review several operating metrics, including these key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We believe these key performance indicators are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be used by investors to help analyze the performance of our business. These performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators.” Except as otherwise specified, the following are key performance indicators used throughout this prospectus:
•
“Total Cumulative Enrollments” means the number of enrollments since inception as of the end of the period. An “Enrollment” is defined as any member who has registered for the CLEAR platform since inception and has a profile (including limited time free trials regardless of conversion to paid membership) net of duplicate and/or purged accounts. This includes CLEAR Plus (our consumer aviation subscription service) members who have completed enrollment with CLEAR and have ever activated a payment method, plus associated family accounts.

•
“Total Cumulative Platform Uses” means the number of individual engagements across CLEAR use cases, including in-airport verifications, since inception as of the end of the period. We also include airport lounge access verifications, sports and entertainment venue verifications and Health Pass surveys, which are currently immaterial, since inception as of the end of the period.

•
“Annual CLEAR Plus Net Member Retention” means one minus the CLEAR Plus net member churn on a rolling 12 month basis. We define “CLEAR Plus net member churn” as total cancellations net of winbacks in the trailing 12 month period divided by the average CLEAR Plus members as of the beginning of each month within the same 12 month period. Winbacks are defined as reactivated members who have been cancelled for at least 60 days. Active CLEAR Plus members are defined as members who have completed enrollment with CLEAR and have activated a payment method for our in-airport CLEAR Plus service, including their registered family plan members. Active CLEAR Plus members include those in a grace period of up to 45 days after a billing failure during which time we attempt to collect updated payment information.

•
“Total Bookings” means our total revenue plus the change in deferred revenue during the period. Total Bookings in any particular period reflect sales to new and renewing CLEAR Plus subscribers plus any accrued billings to partners.

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We are CLEAR

5.6m
Total Cumulative Enrollments

61m
Total Cumulative Platform Uses

38
Airport Locations

26
Sports and Entertainment Partners

75
Net Promoter Score

Adding CLEAR at our hubs and other airports across the U.S. has elevated the travel experience for United's customers. We look for more opportunities to work alongside CLEAR to continue to innovate and deliver new services for our customers.

Scott Kirby,
CEO, United

For many years I've experienced the exceptional hospitality CLEAR extends at every touch point. We are proud to call CLEAR a partner and thrilled to be a part of their future with our investment.

Danny Meyer,

CEO, Union Square Hospitality Group

PECIAL SURGERY

As a world leader in healthcare and patient experience we feel a special responsibility to innovate meaningfully, and see CLEAR as an important part of how we deliver that for our patients.

Lou Shapiro,

President and CEO,
Hospital For Special Surgery

LAFC

The CLEAR identity platform is the enabler of next generation access, age verification and payment applications across the sports and live entertainment industry, and CLEAR enhances our relationship with our fans.

Christian Lau,

Chief Technology Officer,
Los Angeles Football Club

UNITED
A DAY
CLEAR CONNECTS

CLEAR CONNECTS: A DAY OF FAMILIES - 5.6.21

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. Before making an investment decision, you should read this entire prospectus carefully, including the discussion under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes thereto contained elsewhere in this prospectus. This prospectus includes forward looking-statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.
Our Vision
With CLEAR, you are always you. We believe your identity should enable a frictionless and safe journey—both physically and digitally. Your secure identity is foundational to enabling frictionless everyday experiences, connecting you to the cards in your wallet and transforming the way you live, work and travel. All powered by our platform.
Our History
We launched CLEAR in 2010 to create a frictionless travel experience while enhancing homeland security.
Following 9/11, there was a dire need for safer and easier experiences in the aviation industry and biometrics helped solve this requirement by building an unbreakable link between you and your identity. Travelers were eager to return to the skies but demanded predictable and safe experiences. CLEAR’s secure identity platform—which uses biometrics (e.g., eyes, face and fingerprints) to automate the identity verification process through CLEAR lanes in airports—helped make the travel experience safer AND easier as well as more predictable AND trusted for both our members and partners.
Since our inception, we envisioned a wide range of consumer applications that would be subject to similar secular trends. Today, consumers expect frictionless experiences in different facets of their lives, and businesses are seeking to create safer and more seamless customer and employee journeys. This is now known as the convenience economy. We believe COVID-19 has further accelerated these trends.
Our Business
Since 2010 we have been expanding our network, investing in our technology platform, strengthening our operations and developing our people to consistently deliver increased value to members and partners, resulting in the growth and trust of the CLEAR brand.
We have built an extensive physical footprint with a nationwide network of airports, stadiums and businesses to offer members frictionless, trusted experiences as they move and transact throughout the day in both physical and digital environments. As of May 31, 2021, our expansive network of partners and use cases provide our members with access to our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants, theatres, casinos and theme parks. The continued expansion of our partnerships enable our partners to integrate with CLEAR and our members to use CLEAR in new places and in new ways.
Our technology platform delivers an elegant, consumer-centric front-end user experience. Our flexible technology stack is highly secure, scalable, and modular to enable our partners to seamlessly integrate with our platform. Securing data and protecting member privacy has been our member pledge since our founding. The U.S. Department of Homeland Security (the “DHS”) has certified our information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act).

Today, our owned and operated businesses such as CLEAR Plus (our consumer aviation subscription service) and our mobile applications are the largest users of our platform. We have enabled 61 million Total Cumulative Platform Uses across 63 airports and live sports and entertainment partners as of March 31, 2021. Our approximately 1,400 hospitality and security focused ambassadors and field managers on the ground bring our technology to life and work to deliver exceptional member experience everyday.
Our network, technology platform, operational expertise and ambassadors have helped us achieve our trusted brand and an average 2020 net promoter score (“NPS”) of 75. We use NPS to help measure our member experience and satisfaction. NPS scores are measured with a single question survey asking, “How likely are you to recommend CLEAR to a colleague or friend?” on a scale of 1-10, with a higher score being more desirable. NPS is calculated by subtracting the percentage of “detractors” (score 0-6) from “promoters” (score 9-10) with a possible score range between negative 100 and 100. Our members know when they see the CLEAR brand to expect a frictionless, fast and secure experience. Similarly, our partners trust CLEAR to enable them to deliver the same frictionless, fast and easy experiences to their own customers. Both our members and partners are passionate about CLEAR.
Our business model is powered by network effects and characterized by efficient member acquisition and high member retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. Our passionate member base further drives viral, word of mouth marketing and high annual member retention rates. As we add partners, products and locations, our platform becomes more valuable to our members. In turn, as we grow membership, our platform is more valuable to our existing and prospective partners. This is evident in our accelerated growth rate since inception—it took seven years to reach our first million members, but less than one year to reach each of our second, third, fourth and fifth million members—and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019. For our definitions of “Lifetime Value” and “Customer Acquisition Cost” and information about how we calculate these metrics, see “—Our Member Acquisition and Retention Strategy.”
We believe our brand and growing network will create transformational experiences across large parts of our members’ daily lives, much as credit card networks ushered in digitization of payments. With our operational expertise, member and partner scale, strong consumer brand, robust technology stack, secure identity platform and compelling financial profile, we believe we are uniquely positioned to solve the large and growing need to deliver safer, frictionless experiences to consumers and businesses. We intend to continue to expand the number of places and ways our members can use CLEAR, in turn increasing utility, engagement and membership.
COVID-19
Beginning in early 2020, the COVID-19 global health pandemic had a significant and horrific impact on people’s health, safety, and economic well-being. It also had a material adverse impact on the global and domestic travel industries, resulting from government instituted legal restrictions on travel, shelter-in-place orders and mandated quarantine periods to prevent the spread of the disease.
We responded swiftly and aggressively to the COVID-19 operating environment by eliminating marketing spend and reducing operating expenses while caring for and supporting our team, our members and our partners. At the same time we accelerated investments in our platform, including our healthcare vertical, and developed our Health Pass product, which connects our members’ identity to a digital health credential, giving them control over and access to their healthcare information.
We are proud of the resilience of our business and grateful for the commitment of our team through this challenging period. While United States domestic airline passenger volumes declined 60% in 2020 as compared to 2019, our Total Cumulative Enrollments increased 12.3% year-on-year to 5.2 million and we maintained Annual CLEAR Plus Net Member Retention of 78.8% (compared to 86.2% in 2019). While our Total Bookings declined 10.6% year-on-year, from $236.0 million to $211.0 million, and we incurred net losses of $54.2 million and $9.3 million in 2019 and 2020, respectively, our total revenue increased 20% from $192.3 million in 2019 to $230.8 million in 2020.
Our Network Effects
Our platform is multi-faceted and a powerful network of networks. We started in airports and witnessed accelerating member growth in both new markets and existing markets as our network expanded. As we launched new use cases in existing markets, we saw accelerated growth and improved retention. The ability to use CLEAR in more locations in more ways increases our utility to our members. The larger our member base becomes, the more valuable our platform becomes to our current and prospective partners who utilize our platform to better realize their business objectives. As a result, our growth strategy is focused on simultaneously growing our CLEAR members while continuing to add valuable partners to our network and expanding the functionality and availability of our platform.
Our member base includes paying members and platform members. Paying members subscribe to our CLEAR Plus consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network.
Platform members include members who enrolled through our mobile app and formerly paying CLEAR Plus members. Platform members can use CLEAR anywhere in our network outside of our CLEAR Plus service.
Typically new platform members are driven to enroll by one of our partners who integrate with CLEAR to enable frictionless experiences for their customers.
Platform members are also driven to enroll directly to access our expanding portfolio of free mobile applications. Today these include CLEAR Pass for U.S. Customs and Border Protection (“CBP”) Mobile Passport Control (international arrivals), Health Pass (which includes validation of COVID testing results and digitization of vaccine status), and Home to Gate (end-to-end frictionless travel journeys).
Our Offerings
Secure Identity Platform
Our secure identity platform is a multi-layered infrastructure consisting of both our front-end, including enrollment, verification and linking, and our robust, secure and scalable back-end. To engage with our platform, members simply enroll one time through our fast, secure and easy enrollment process.
We have a deep organizational commitment to preserving our members’ privacy and ensuring members have ultimate control of their personal information. This commitment has been core to our member pledge since our founding over 11 years ago. We have a comprehensive information security program and a robust cybersecurity posture that uses industry best practices with administrative, technical and physical safeguards to protect against anticipated threats or hazards to the security, confidentiality or integrity of our platform’s systems and information. Our information security core tenets include the application of encryption at rest and in transit, firewalls, multi-factor authentication, granular role-based access control, physical and personnel security (including training), intrusion detection and data loss prevention. We have a commitment to members being in control of their own information and never sell member data.
We have been certified at the highest level of security by our government regulators. The DHS has certified CLEAR’s information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act).
Consumer Subscription Service
CLEAR Plus
CLEAR Plus is our consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network. With CLEAR Plus, members use our touchless biometric verification technology to validate their identity and travel credentials. Our team of hospitality and security focused ambassadors help bring our technology to life by delivering a frictionless journey alongside excellent service.
TSA PreCheck® Application Program
In January 2020, we were selected by the Transportation Security Administration (“TSA”) as an awardee in the TSA Biometric PreCheck® Expansion Services and Vetting Program. We will leverage our marketing expertise, operational footprint and ambassador network to handle subscription renewal processing and new enrollments for the TSA PreCheck® program, as well as offer a CLEAR/TSA PreCheck® bundled subscription for customers who are new to both CLEAR and to TSA PreCheck®. We will provide the ability to renew TSA PreCheck® memberships on our website and complete new enrollments in-airport through our ambassador network. This program is expected to launch in the second half of 2021.
Nationwide Physical Network
We have built an extensive physical footprint with a nationwide network of use cases including airports, stadiums and businesses to offer members frictionless, trusted experiences as they move and transact throughout the day in both physical and digital environments. As of May 31, 2021, members can access our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants, theatres, casinos and theme parks.
Mobile
We also engage with our members via two mobile apps: the flagship CLEAR app and CLEAR Pass for CBP Mobile Passport Control.
CLEAR App
The CLEAR app is our primary consumer-facing digital product which facilitates new user enrollment and member engagement from their mobile device. Features of the CLEAR mobile app include:
•
Enroll in CLEAR and manage your membership—enrolling as a CLEAR member is a quick and easy process that can be handled directly through the CLEAR app via facial biometric recognition technology and validating a government-issued identification. This one-time enrollment can be completed in minutes and gives members access to our offerings and an easy upgrade path to CLEAR Plus at our airport locations.

•
Home to Gate—members can have a predictable day-of-travel experience by inputting their flight number to access helpful information to assist their journey from the time they leave their home until they board the plane. Home to Gate integrates flight departure times, traffic data, security screening, gate number and terminal walking times to their exact gate.

•
Health Pass—a free digital health credential service that uses CLEAR’s established biometric platform to connect members’ verified identity with health attributes such as COVID-19 test results, vaccination status, and health screening responses. Health Pass provides a critical solution to help individuals and businesses return to pre-COVID-19 normal.

•
Touchless Access—we also enable touchless access to select partner services and venues, including airport lounges and event venues.

CLEAR Pass for CBP Mobile Passport Control
CLEAR Pass for CBP Mobile Passport Control is a free-to-use mobile app that streamlines entry to the United States. The app enables digital submission of certain U.S. Customs and Border Protection forms and U.S. entry via the mobile passport control lane, helping the CBP and travelers streamline the passport control process into an effortless and convenient journey.

Partner Integrations
We have built extensive software development kits (“SDKs”) and application programming interface (“API”) capabilities to enable our partners to seamlessly integrate directly with our platform. We have designed these capabilities with the goal of allowing our platform to enable better, faster and more frictionless experiences for our partners’ customers, while enabling our partners to continue to control and manage the direct relationship with their customer under their own brand.
Our Value Proposition to Members and Partners
For our members, we have built a consumer-centric user experience that helps eliminate friction in their lives. We started with their travel journey and are expanding into their daily interactions in the physical and digital worlds. For our partners, we believe our rapidly expanding membership base and our platform strengthens their customer relationships and can elevate the experience they deliver daily to customers and employees.
Why Our Members Love Us
We are obsessed with our members’ experience and seek to continually enhance the value we deliver to them through our platform as reflected by our strong member growth and our average 2020 NPS score of 75. We provide the following key benefits to our members:
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We seek to transform manual experiences into seamless end-to-end journeys.

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We expand how and where our members can use CLEAR.

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We invest in innovation.

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Our ambassadors bring CLEAR to life for our members.

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Trust and privacy are the foundation of CLEAR.

Why Our Partners Love Us
Our platform is designed to enable our partners to further their business objectives, better serve their customers’ needs and elevate their customers’ experiences. By transforming the end-to-end consumer journey, we believe CLEAR enables our partners to capture not just a greater share of their customers’ wallet, but a greater share of their overall lives. We benefit our partners in a variety of ways, including:
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We are a committed partner for innovation.

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We have a large, highly engaged and growing CLEAR member base.

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Our brand is trusted.

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Security is paramount.

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We significantly benefit the airport communities in which we operate.

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We operate our own direct-to-consumer offering, creating strong alignment with our partners.

Our Member Acquisition and Retention Strategy
We have focused our member acquisition strategy around delivering exceptional experiences to build brand trust as well as driving network effects by adding new partners, products and locations to increase our value proposition.
Our largest CLEAR Plus member acquisition channel is our highly efficient in-airport channel, where our prominent branding and expansive physical footprint allows prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. Our expanding portfolio of free mobile applications attracts new platform members directly to our platform and creates enhanced value for our CLEAR Plus members. As a result, we expect our platform member acquisition costs to remain low.

We measure our CLEAR Plus member Lifetime Value and Customer Acquisition Cost in an effort to measure the efficiency of our member acquisition and retention strategy. Lifetime Value is calculated by estimating the cumulative dollar contribution over the estimated lifetime of a CLEAR Plus member. To estimate retention rates we use an average of CLEAR Plus Net Member Retention between 2019 and 2020. We estimate the dollar contribution as the annual revenue per member less estimated direct costs to service that member including revenue share, credit card fees, and member service expense to process that member in a CLEAR lane. Customer Acquisition Cost is calculated by dividing total 2019 airport-related marketing spend, inclusive of commissions, by total new paying CLEAR Plus members who joined during 2019. On this basis, we achieved a Lifetime Value to Customer Acquisition Cost ratio of approximately 16 times for members who joined during 2019, which is the last year available for which we can measure renewals.
Our Competitive Advantages
Trusted and Extensible Brand with Passionate Member Base
From our founding, we have been obsessed with the CLEAR member experience. We have been expanding our network, investing in our technology platform, strengthening our operations and developing our people to consistently deliver increased value to members and partners, resulting in our trusted and valued brand. Our average 2020 NPS of 75 is a reflection of the passion our members have for CLEAR, particularly our CLEAR lanes and our approximately 1,400 hospitality and security focused ambassadors and field managers. Our passionate member base drives viral, word of mouth marketing and high annual retention rates. This is evident in our accelerated growth rate since inception and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019. It took seven years to reach our first million members, but less than one year to reach each of our second, third, fourth and fifth million members. Our strong brand has enabled our expansion into new markets such as live sports and entertainment venues as well as digital health.
Operational Expertise at Scale
Today, our owned and operated businesses such as CLEAR Plus and mobile applications are the largest users of our platform. Operating and scaling our own consumer-facing service, CLEAR Plus, over the past 11 years has given us experience and capabilities that are hard to replicate, and an environment for innovation that benefits all of our partners. We have significant expertise implementing and seamlessly operating our platform’s combination of pod hardware, biometric technology and physical human interactions across 64 regulated or complex environments such as airports and live sporting events. We also manage a growing ambassador and field manager workforce of approximately 1,400 who are deployed across our expansive network of locations to implement our platform and continue to build our brand reputation. We combine our on-the-ground operational expertise with strong customer acquisition and retention, digital marketing, software and mobile application development and cybersecurity capabilities.
Platform Originated in High Security Aviation Environment
We started in aviation security, a regulated environment requiring a robust physical and information security posture. By building our platform in this context, we invested in, and were held accountable for, industry leading security, scalability and reliability. Our comprehensive information security program uses industry best practices with administrative, technical and physical safeguards to protect against anticipated threats or hazards to the security, confidentiality or integrity of CLEAR systems and information. We are certified as Qualified Anti-Terrorism Technology under the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002 (“SAFETY Act”) and FISMA High Rating compliant which governs requirements for protecting sensitive data by the DHS. We continue to operate in aviation security today, and we use a single platform across all our use cases, both for our owned and operated businesses, such as CLEAR Plus, and for the experiences offered by our partners. As such, we bring our high standards of security, scalability, and reliability to every environment in which members engage with CLEAR.

Innovative and Scalable Platform
We believe that the significant investments we have made in our technology platform are a key differentiator for our business. Our approximately 200 person technology team leads platform innovation inside CLEAR. We have spent more than 11 years to create our scalable and secure back-end and our easy-to-use consumer front-end. The scalability of our platform is demonstrated by our ability to quickly launch new features. For example, in 2020 we were able to rapidly develop and launch Health Pass given the strength and modularity of CLEAR. We have also developed SDK and API capabilities to enable our partners to leverage our innovation and enable better experiences for their customers.
Powerful Network Effects
The power of network effects on our business model became evident as we added additional locations and our membership growth accelerated. Given the lengthy airport sales cycle and scarcity of airport real estate, it took us seven years to build a critical mass of airports to attract the first million members. Once we achieved this scale, the power of national network effects began to take hold. As the likelihood that a domestic traveler would have access to a CLEAR lane increased, the value proposition of our CLEAR Plus offering increased substantially. While it took seven years to reach the first million members, it took less than one year to reach each of our second, third, fourth and fifth million members. In 2015, we embarked on a strategy to add additional local CLEAR lanes at stadiums and live entertainment venues. This strategy created a second local network effect, increasing the value proposition of CLEAR Plus within a given city and meaningfully improving our member retention. The combination of these two powerful network effects drives both member growth and retention which we believe ultimately fuels our revenue growth. Over the past five years, our strategy expanded as our platform’s capabilities have evolved. Our investment in our platform and products and the expanding scale of our membership have accelerated the addition of new partners that are further accelerating our membership growth and increasing verifications.
Attractive Growth While Maintaining Disciplined Capital Allocation
We have consistently focused on growth by investing in our secure identity platform, expanding our nationwide network and partnerships, adding talented team members and continuing to innovate. We are disciplined capital allocators and have achieved our current scale on net invested capital of approximately $50 million. Our business model is powered by network effects and characterized by efficient member acquisition and high retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. As we add partners, products and locations, our platform becomes more valuable to our members.
Led by Experienced, Visionary Team
CLEAR was purchased and relaunched in 2010 by Ms. Caryn Seidman-Becker, our Chief Executive Officer, and Mr. Kenneth Cornick, our President and Chief Financial Officer. CLEAR is still executing on the original vision today, with Ms. Seidman-Becker and Mr. Cornick continuing to lead the business 11 years later. They are substantial owners of CLEAR and operate the business with the goal of long-term value creation. Ms. Seidman-Becker’s and Mr. Cornick’s prior investment experience informs their efficient capital allocation strategy, and they have attracted a deeply experienced team to accelerate CLEAR’s next phase of growth.
Our Opportunity
We believe that only you are you—your identity should enable a frictionless and safe journey wherever you are. Our platform allows members to use a single identity to move frictionlessly through a network of different experiences, both digital and physical, while partners can instantly turn on frictionless access and better experiences for the millions of members who use the CLEAR platform. We believe that our market opportunity is vast and supported by several significant long-term tailwinds driving demand for our platform.

Trends in Our Favor
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Re-opening of and return to secular growth in the travel industry:   The COVID-19 pandemic resulted in a dramatic collapse in United States domestic airline passenger volumes in 2020. As the penetration of the COVID-19 vaccinations increases, we believe the travel industry will re-open and return to secular growth. Over the longer term, we believe the travel industry will resume growing at a rate above GDP growth, as it consistently did prior to 2020.

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Expanded Airport Footprint and Travel Partner Network:   Compounding the anticipated rebound in travel post the COVID-19 pandemic, we have materially increased our airport footprint and added several large marketing partners in the last 24 months. Typically we experience outsized member growth when we launch new airports and marketing partnerships.

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Increasing consumer expectations for seamless and customized experiences:   Today consumers in both their digital and physical experiences expect to dictate when, where and how they want a particular service. Today’s consumer rewards brands who they believe are committed to elevating their experiences and according to Forbes, 83% of consumers admit to paying as much attention to how brands treat them as to the product they sell.

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Increased consumer and regulatory focus on information privacy and transparency:   Privacy is an increasingly important priority for consumers, with heightened awareness of data sharing as digital technology adoption accelerates.

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Acceleration of digital and contactless experiences:   COVID-19 has underscored the need for efficient and contactless interactions, with shifting priorities towards health and safety. Individuals are reassessing the way they interact, with 62% of consumers expected to increase their use of touchless technologies after the pandemic subsides, according to Capgemini.

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Accelerating consumerization of healthcare:   Consumerization of healthcare is a technology-enabled trend that has been accelerated by the COVID-19 pandemic. Patients have more control than ever over how, where and when they seek care—both physically and digitally. Bolstered by regulation requiring greater interoperability of healthcare data, consumers’ need for control with respect to their data and a desire for a better patient experience, we believe the demand for our secure identity solution in the healthcare sector is significant.

Addressable Market
We believe we are well positioned to address the following significant market opportunities:
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Aviation and Travel:   The domestic aviation market has penetrated a significant portion of the American adult population and has been a driving force in our growth trajectory since we launched our CLEAR Plus offering. A 2017 Airlines for America survey suggests that approximately 90 million American adults fly two times or more per year and approximately 31 million fly six times or more per year. Additionally, the Bureau of Transport Statistics reported over 810 million non-unique domestic travelers in 2019. We believe the scale of the domestic aviation and travel markets provides a substantial opportunity for us to use our platform to drive membership growth.

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Hospitality:   Given our leadership in travel, the hospitality industry represents a natural extension for our platform. According to Cushman & Wakefield’s U.S. Lodging Industry Overview, there were approximately 1.3 billion room nights occupied nationwide in 2019, representing a significant verification opportunity for our platform.

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Live Sports and Entertainment:   The live sports and entertainment industry was the first major extension of our platform and is expected to be a driver of growth moving forward. According to ESPN, there were approximately 130 million sports attendees in 2019 across The National Football League (“NFL”), the National Basketball Association (“NBA”), Major League Baseball (“MLB”) and the National Hockey League (“NHL”). Similarly, live music entertainment attracted nearly 60 million attendees in 2019 according to Statista. We believe that each of these attendance instances represent a verification opportunity for our platform.

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Healthcare:   We believe our secure identity platform has multiple use cases in thousands of hospitals and doctors’ offices nationwide including patient check-in, digital medical records, telehealth and verified identity. Based on data compiled by the Center for Disease Control and Prevention, or the “CDC,” we estimate that there are over one billion healthcare visits in the United States annually. Our Health Pass product was our first example of connecting verified identity with health insights.

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Location Access:   According to Forrester, there are approximately 115 million knowledge workers in North America. Our biometric identity platform has the potential to play a key role in enabling the frictionless return to the office for these knowledge workers.

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Global Extensibility:   While we are domestically focused today, we believe our platform is applicable to potential members and partners around the world. As a result, we believe our global market opportunity is significantly larger than our domestic market opportunity.

Our Growth Strategies
We have a significant track record of member growth within our domestic aviation vertical, and our platform has numerous adjacencies for further expansion.
Key elements of our growth strategy include:
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Grow CLEAR Plus Members:   We see growth opportunities in our CLEAR Plus member base. We are still in the early stages of growth as our airport footprint as of May 31, 2021 covers approximately 57% of the total 2019 TSA departure volume. As of March 31, 2021, our Total Cumulative Enrollments of 5.6 million represents about 4% Metropolitan Statistical Area (“MSA”) penetration of our existing markets collectively. In Denver, one of our more developed markets, MSA penetration is about 11% as of May 31, 2021 and is still growing by approximately one percentage point per year. This implies we have a meaningful growth opportunity in our existing markets, as seen in Denver, where Total Bookings grew at a 44% compound annual growth rate (“CAGR”) between 2014 and 2019 and profit margins expanded approximately 1800 basis points over the same time period. We believe we can continue to open CLEAR lanes in new airports and new CLEAR lanes in our existing airports. We also believe there are opportunities to develop new features such as touchless lounge access and bag drop to improve the member and partner experience.

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Launch TSA PreCheck® enrollment program:   We believe our TSA PreCheck® enrollment award will drive significant growth for TSA’s program and a meaningful incremental revenue opportunity to CLEAR as we manage renewal processing and new enrollments for TSA PreCheck® subscriptions. Our TSA PreCheck® award also offers a significant top-of-funnel opportunity to acquire new CLEAR Plus members as we intend to offer a CLEAR/TSA PreCheck® bundled product for customers who are new to both CLEAR and to TSA.

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Expand our partnerships and distribution channels:   We intend to continue to pursue commercial partners as a means to broaden our distribution channel reach and accelerate member growth. These partnerships and channels are likely to include new airlines, credit card partners, professional sports leagues and teams, digital marketplaces and retail enterprises.

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Expand into new verticals and products:   We have already made significant progress expanding from aviation into select new verticals, including travel and hospitality, live sports and entertainment and healthcare. We plan to continue investing in each of these verticals to increase the growth of our platform, member base and our network locations where our members can use and our partners can integrate with CLEAR. We believe we have a proven platform business with numerous natural adjacencies and as our member base and product portfolio grow, we believe we will have the opportunity to grow into new verticals. This portfolio includes, but is not limited to, payments, location access, ticketing, age validation and health profiles. We may also seek to expand our platform to include single sign-on in addition to our existing API and SDK integration capabilities, which may create new revenue streams through new business models.

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Acquisitions and corporate development opportunities:   We may opportunistically pursue selective acquisitions and other corporate development opportunities to complement our existing platform capabilities and further accelerate our growth and platform adoption.

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International expansion:   Our platform is highly scalable and can be rapidly deployed in new markets. We believe that there is likely to be global demand for our secure identity platform. While in the near-term the North American market remains our highest priority, we may later consider extending our network into geographies outside of the United States.

Risk Factors Summary
Participating in this offering involves substantial risk. Our ability to execute our strategies is also subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategies. Some of the more significant challenges and risks we face include the following:
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failure to add new members, retain existing members, increase CLEAR Plus memberships or increase the utilization of our platform;

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failure to add new partners, retain existing partners or profit from partner relationships;

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our inability to maintain the value and reputation of our brand;

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risks associated with our financial performance, including the risk of increased expenses and net losses in the near term and our ability to achieve profitability in the future;

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failure to successfully compete against existing and future competitors, and the highly competitive market in which we operate;

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risks associated with the increased adoption of new technological solutions and services, including third-party identity verification solutions and credential authentication solutions, at locations where we operate or may operate in the future;

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public confidence in, and acceptance of, identity platforms and biometrics generally, and our platform specifically;

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risks associated with our commercial agreements and strategic alliances, as well as potential indemnification obligations, and certain of our agreements with third parties;

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risks associated with our growth and ability to develop and introduce platform features and offerings;

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risks associated with any decline or disruption in the travel industry or a general economic downturn;

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risks associated with breaches of our information technology systems, protection of our intellectual property, technology and confidential information and failures by third-party technology and devices on which our business relies;

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our reliance on third-party technology and information systems to help complete critical business functions and our ability to find alternatives if such third-party technology and information systems fail;

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limitations of the SAFETY Act’s liability protections;

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our ability to meet the standards set for our airport operations by governmental stakeholders; and

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failure to comply with the constantly evolving laws and regulations that we are subject to or may become subject to.

The above list is not exhaustive. See “Risk Factors” immediately following this “Prospectus Summary” for a more thorough discussion of these and other risks and uncertainties we face.

Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved; and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.
Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company” and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We are electing to take advantage of such extended transition period, and as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. Early adoption is permitted.
We could remain an “emerging growth company” until the earliest to occur of:
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the last day of the year following the fifth anniversary of this offering;

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the last day of the first year in which our annual gross revenues exceed an amount specified by regulation (currently $1.07 billion);

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the day we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second quarter of such year; and

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the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Corporate History and Organizational Structure
We were formed as a Delaware corporation on March 2, 2021. We currently conduct our business through Alclear and its subsidiaries. We will enter into a series of transactions to reorganize our capital structure in connection with this offering. These reorganization transactions are designed to create a capital structure that preserves our ability to conduct our business through Alclear and its subsidiaries, while permitting us to raise additional capital and provide access to liquidity through a public company. Multiple classes of securities at the public company level are necessary to achieve these objectives.
The Reorganization Transactions
Prior to the consummation of the reorganization transactions described below and this offering, all of Alclear’s outstanding equity interests, including its Class A units, Class B units and profit units, are owned by the following persons, whom we refer to collectively as the “CLEAR Pre-IPO Members”:

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Alclear Investments, LLC, an entity controlled by Ms. Seidman-Becker, which we refer to as “Alclear Investments”;

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Alclear Investments II, LLC, an entity controlled by Mr. Cornick, which we refer to as “Alclear Investments II” and which we refer to collectively with Alclear Investments as the “Founder Post-IPO Members”;

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our other pre-IPO investors, including certain strategic alliance partners; and

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certain of our current and former employees, members of management, service providers and members of the board of managers of Alclear.

Subsequent to March 31, 2021 and prior to the completion of this offering, we will consummate an internal reorganization, which we refer to as the “reorganization transactions.” In connection with the reorganization transactions, the following steps will occur:
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Alclear will make a distribution to certain CLEAR Pre-IPO Members for the purpose of funding their tax obligations for periods prior to the pricing of this offering;

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we will become the sole managing member of Alclear;

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warrants of Alclear exercisable prior to this offering will, subject to their terms, to the extent not exercised by the holders thereof at their discretion, automatically be exercised for Class B units of Alclear;

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we will amend and restate Alclear’s amended and restated operating agreement and provide that, among other things, all of Alclear’s outstanding equity interests, including its Class A units, Class B units and profit units, will be reclassified into Alclear non-voting common units, which we refer to as “Alclear Units.” The number of Alclear Units to be issued to each member of Alclear will be determined based on a hypothetical liquidation of Alclear and the initial public offering price per share of our Class A common stock in this offering, as well as a unit split to optimize the Company’s capital structure to facilitate this offering;

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we will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock, which we refer to collectively as our “common stock.” The Class A common stock and Class C common stock will each provide holders with one vote per share on all matters submitted to a vote of stockholders, and the Class B common stock and Class D common stock will each provide holders with 20 votes per share on all matters submitted to a vote of stockholders. The holders of Class C common stock and Class D common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock and Class B common stock. These attributes are summarized in the following table:

Class of Common Stock	Votes	Economic Rights
Class A common stock	1	Yes
Class B common stock	20	Yes
Class C common stock	1	No
Class D common stock	20	No
Shares of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders;
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certain other warrants of Alclear are not exercisable at or prior to this offering and, upon completion of this offering, will either, in accordance with their terms, (i) be exchanged for new warrants representing the right to receive Class A common stock or (ii) remain at Alclear and continue to be exercisable for Alclear Units in accordance with their terms;

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the Founder Post-IPO Members will contribute a portion of their Alclear Units to us in exchange for Class B common stock;

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certain CLEAR Pre-IPO Members will contribute their Alclear Units to us in exchange for Class A common stock (the “Other Post-IPO Stockholders”);

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outstanding restricted stock units (“RSUs”) in Alclear will be substituted with restricted stock units representing the right to receive our Class A common stock following the applicable vesting date;

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we will form subsidiaries that will merge with and into certain entities that are treated as corporations for U.S. federal income tax purposes in which certain CLEAR Pre-IPO Members hold interests (the “Blocker Corporations” and the CLEAR Pre-IPO Members who hold interests in the Blocker Corporations, the “Blocker Stockholders”), and the surviving entities will then merge with and into us. We refer to these transactions as the “Mergers.” As consideration for the Mergers, we will issue to the Blocker Stockholders shares of our Class A common stock. We refer to the Blocker Stockholders as the “Blocker Post-IPO Stockholders” and the Blocker Post-IPO Stockholders and the Other Post-IPO Stockholders collectively as the “Investor Post-IPO Stockholders.” The number of shares of Class A common stock to be issued to the Blocker Post-IPO Stockholders will be based on the number of Alclear Units that we acquire;

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the remaining members of Alclear after giving effect to the reorganization transactions, other than us, whom we refer to collectively as the “CLEAR Post-IPO Members,” will subscribe for and purchase shares of our common stock as follows, in each case at a purchase price of $0.00001 per share and in an amount equal to the number of Alclear Units held by each such CLEAR Post-IPO Member:

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Alclear Investments will purchase        shares of our Class D common stock at a purchase price of $0.00001 per share;

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Alclear Investments II will purchase             shares of our Class D common stock at a purchase price of $0.00001 per share; and

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the other CLEAR Post-IPO Members will purchase an aggregate of             shares of our Class C common stock at a purchase price of $0.00001 per share; and

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subject to certain restrictions, the Founder Post-IPO Members will be granted the right to exchange their Alclear Units, together with a corresponding number of shares of our Class D common stock, for, at our option, (i) shares of our Class B common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), and the other CLEAR Post-IPO Members will be granted the right to exchange their Alclear Units, together with a corresponding number of shares of our Class C common stock, for, at our option, (i) shares of our Class A common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). Each share of our Class B common stock and Class D common stock is convertible at any time, at the option of the holder, into one share of Class A common stock or Class C common stock, respectively. Furthermore, each share of our Class B common stock will automatically convert into one share of Class A common stock and each share of our Class D common stock will automatically convert into one share of our Class C common stock upon the occurrence of certain events as described in “Description of Capital Stock—Common Stock—Conversion, Transferability and Exchange.”

The following table sets forth the percentage of economic and voting interests of each class of investors in Clear Secure, Inc. as a result of the reorganization transactions and this offering based on an assumed initial public offering price of $    per share (the midpoint of the estimated

public offering price range set forth on the cover page of this prospectus) and assuming the underwriters do not exercise their option to purchase additional shares in this offering from us:
Class of Common Stock	Economic Interest (%)	Voting Power (%)
Class A common stock*
Class B common stock
Class C common stock	0%
Class D common stock	0%

*
Includes investors in this offering, which will have an approximately   % of the economic interest and approximately   % of the voting power in Clear Secure, Inc. following the reorganization transactions and this offering.

Clear Secure, Inc. will be the sole managing member of Alclear and, immediately after giving effect to the reorganization transactions and this offering, based on an assumed initial public offering price of $     per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming the underwriters do not exercise their option to purchase additional shares in this offering from us, Clear Secure, Inc. will own approximately      % of the economic interests in Alclear and the Clear Post-IPO Members will own approximately      % of the economic interests in Alclear. See “Organizational Structure” for further details.
After the completion of this offering, we intend to contribute the net proceeds from this offering to Alclear in exchange for a number of Alclear Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (           Alclear Units at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus or, if the underwriters exercise their option to purchase additional shares in full,           Alclear Units), and we intend to cause Alclear to use such contributed amount to pay offering expenses and for general corporate purposes.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $      million. All of such offering expenses will be paid for or otherwise borne by Alclear. See “Use of Proceeds” for further details.
The following diagram depicts our organizational structure following the reorganization transactions, this offering and the application of the net proceeds from this offering, including all of the transactions described above (assuming an initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares). This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

Investors in this Offering
Investor Post-IPO Stockholders(6)
Class A common stock
% voting power
% economic interest(3)
Class A common stock
% voting power
% economic interest(3)
Clear Secure, Inc.(4)
Class B common stock
% voting power
% economic interest(3)
Class D common stock(2)
% voting power
0% economic interest(3)
Class C common stock(1)
% voting power
0% economic interest(3)
Founder Post-IPO Members
CLEAR Post-IPO Members other than the Founder Post-IPO Members
Sole Managing Member
Alclear Units
% economic interest
Alclear Units(2)
0% voting power
% economic interest
Alclear Units(1)
0% voting power
% economic interest
Alclear Holdings, LLC(5)
100%
Alclear Operating Subsidiaries

(1)
Includes           unvested Alclear Units and corresponding shares of Class C common stock.

(2)
Includes           unvested Alclear Units and corresponding shares of Class D common stock.

(3)
Represents economic interest in Clear Secure, Inc. and not Alclear Holdings, LLC.

(4)
Classified as a corporation for U.S. federal income tax purposes.

(5)
Classified as a partnership for U.S. federal income tax purposes.

(6)
The Investor Post-IPO Stockholders include the Blocker Post-IPO Stockholders.

In connection with the reorganization transactions, we will be appointed as the sole managing member of Alclear pursuant to Alclear’s second amended and restated operating agreement. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of Alclear and will also have a substantial financial interest in Alclear, we will consolidate the financial results of Alclear, and a portion of our net income (loss) will be allocated to the non-controlling interest to reflect the entitlement of the CLEAR Post-IPO Members to a portion of Alclear’s net income (loss). In addition, because Alclear will be under common control before and after the reorganization transactions, we will account for the reorganization transactions as a reorganization of entities under common control and will initially measure the interests of the CLEAR Pre-IPO Members in the assets and liabilities of Alclear at their carrying amounts as of the date of the completion of this reorganization transactions. See “Organizational Structure,” “Certain Relationships and Related Party Transactions” and “Description of Capital Stock” for more information on the rights associated with our capital stock and the Alclear Units.
Upon the completion of this offering and the application of the net proceeds from this offering, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming no exercise of the underwriters’ option to purchase additional shares, we will hold approximately    % of the outstanding Alclear Units, the CLEAR Post-IPO Members will hold approximately    % of the

outstanding Alclear Units and approximately    % of the combined voting power of our outstanding shares of common stock, the Investor Post-IPO Stockholders will hold approximately    % of the combined voting power of our outstanding shares of common stock and the investors in this offering will hold approximately    % of the combined voting power of our outstanding shares of common stock. See “Organizational Structure,” “Certain Relationships and Related Party Transactions” and “Description of Capital Stock” for more information on the rights associated with our capital stock and the Alclear Units.
Future exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, for shares of our Class A common stock or Class B common stock, respectively, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. In connection with the reorganization transactions, we will enter into a tax receivable agreement that will obligate us to make payments to the CLEAR Post-IPO Members generally equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes and tax attributes resulting from payments made under the tax receivable agreement. We will retain the benefit of the remaining 15% of these tax savings. See “Organizational Structure—Holding Company Structure and Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Our Principal Equityholders
Following the consummation of the reorganization transactions and this offering, the Founder Post-IPO Members will collectively control approximately    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters exercise their option to purchase additional shares in full) based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). As a result, the Founder Post-IPO Members will collectively control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets.
Corporate Information
We were formed as a Delaware corporation on March 2, 2021. We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the reorganization transactions described under “Organizational Structure.” Our corporate headquarters are located at 65 East 55th Street, 17th Floor, New York, New York 10022, and our telephone number is (646) 723-1404. Our website address is www.clearme.com. Information contained on our website does not constitute a part of this prospectus.

The Offering
Issuer
Clear Secure, Inc.
Class A common stock outstanding before this offering
       shares.
Class A common stock offered by us
       shares.
Option to purchase additional shares
We have granted the underwriters the right to purchase an additional        shares of Class A common stock from us within 30 days from the date of this prospectus.
Class A common stock to be outstanding immediately after this offering
       shares (or        shares if the underwriters exercise their option to purchase additional shares in full) based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
If, immediately after this offering and the application of the net proceeds from this offering, all of the CLEAR Post-IPO Members elected to exchange their Alclear Units and corresponding shares of Class C common stock or Class D common stock, as applicable, for shares of our Class A common stock or Class B common stock, as applicable, and any such shares of our Class B common stock were then converted into shares of Class A common stock,         shares of our Class A common stock would be outstanding (or       shares if the underwriters exercise their option to purchase additional shares in full).
Class B common stock to be outstanding immediately after this offering
        shares based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Shares of our Class B common stock have voting and economic rights and will be issued to the Founder Post-IPO Members in an amount equal to the number of Alclear Units held by the Founder Post-IPO Members that are exchanged for Class B common stock.
Class C common stock to be outstanding immediately after this offering
        shares based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Shares of our Class C common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of Alclear Units held by the CLEAR Post-IPO Members other than the Founder Post-IPO Members. When an Alclear Unit, together with a share of our Class C common stock, is exchanged for a share of our Class A common stock, the corresponding share of our Class C common stock will be cancelled.
Class D common stock to be outstanding immediately after this offering
        shares based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Shares of our Class D common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of Alclear Units held by the Founder Post-IPO Members other than the Alclear Units exchanged for Class B common stock in connection with the reorganization transactions. When an Alclear Unit, together with a share of our Class D common stock, is exchanged for a share of our Class B common stock, the corresponding share of our Class D common stock will be cancelled.
Voting rights
Each share of our Class A common stock entitles its holder to one vote per share, representing an aggregate of    % of the combined voting power of our outstanding shares of common stock upon the completion of this offering and the application of the net proceeds from this offering (or    % if the underwriters exercise their option to purchase additional shares in full).
Each share of our Class B common stock entitles its holder to 20 votes per share, representing an aggregate of    % of the combined voting power of our outstanding shares of common stock upon the completion of this offering and the application of the net proceeds from this offering (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).
Each share of our Class C common stock entitles its holder to one vote per share, representing an aggregate of    % of the combined voting power of our outstanding shares of common stock upon the completion of this offering and the application of the net proceeds from this offering (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).
Each share of our Class D common stock entitles its holder to 20 votes per share, representing an aggregate of    % of the combined voting power of our outstanding shares of common stock upon the completion of this offering and the application of the net proceeds from this offering (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).
All classes of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. Upon the completion of this offering, our Class B common stock and Class D common stock will be held exclusively by the Founder Post-IPO Members and our Class C common stock will be held by the CLEAR Post-IPO Members other than the Founder Post-IPO Members. See “Description of Capital Stock.”
Exchange/conversion
Subject to certain restrictions, Alclear Units held by the Founder Post-IPO Members, together with a corresponding number of shares of our Class D common stock, may be exchanged for (i) shares of our Class B common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), at our option (as managing member of Alclear), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.
Subject to certain restrictions, Alclear Units held by the CLEAR Post-IPO Members other than the Founder Post-IPO Members, together with a corresponding number of shares of our Class C common stock, may be exchanged for (i) shares of our Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), at our option (as managing member of Alclear), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.
Each share of our Class B common stock and Class D common stock is convertible at any time, at the option of the holder, into one share of Class A common stock or Class C common stock, respectively.
Each share of our Class B common stock will automatically convert into one share of Class A common stock and each share of our Class D common stock will automatically convert into one share of our Class C common stock upon the occurrence of certain events, as further described in “Description of Capital Stock—Common Stock—Conversion, Transferability and Exchange.”
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions, based on an assumed initial offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). We intend to contribute the net proceeds from this offering to Alclear in exchange for a number of Alclear Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (          Alclear Units at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus or, if the underwriters exercise their option to purchase additional shares in full,          Alclear

Units), and to cause Alclear to use such contributed amount to pay offering expenses and for general corporate purposes.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $      million. All of such offering expenses will be paid for or otherwise borne by Alclear.
We have broad discretion as to the application of such net proceeds to be used for general corporate purposes. Although we do not have any commitments or agreements to enter into any acquisitions or investments with any specific targets at this time, we may use such net proceeds to finance growth through the acquisition of, or investment in, businesses, products, services or technologies that are complementary to our current business, through mergers, acquisitions or other strategic transactions.
See “Use of Proceeds” for further details.
Dividend policy
We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. However, we may, in the future, decide to pay dividends on our Class A common stock. Any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as our financial condition, earnings levels, cash flows, capital requirements, levels of indebtedness, restrictions imposed by applicable law, our overall financial condition, restrictions in our debt agreements, and any other factors deemed relevant by our board of directors.
See “Dividend Policy.”
Listing
We intend to apply to list our Class A common stock on the NYSE under the symbol “YOU.”
Risk factors
You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our Class A common stock.
Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A common stock and Class B common stock outstanding after this offering excludes:
•
     shares of Class A common stock issuable pursuant to the restricted stock units to be issued in substitution of Alclear restricted stock units in the reorganization transactions;

•
     shares of Class A common stock issuable pursuant to equity-based awards that may be granted, including shares underlying the Founder PSUs (as defined herein) to be granted following the pricing of this offering, under the 2021 Omnibus Incentive Plan, which will become effective in connection with this offering (plus any potential annual evergreen increases pursuant to the terms of the 2021 Omnibus Incentive Plan). See “Executive Compensation—2021 Omnibus Incentive Plan”;

•
     shares of Class A common stock reserved for issuance upon the exchange of Alclear Units (together with the corresponding shares of our Class C common stock), and                shares of Class B common stock reserved for issuance upon the exchange of Alclear Units (together with the corresponding shares of our Class D common stock);

•
     shares of our Class A common stock reserved for issuance upon the conversion of our Class B common stock into Class A common stock; and

•
up to            shares of our Class A common stock issuable upon the exercise of warrants (either directly or indirectly through the exercise for Alclear Units that are exchangeable for shares of Class A common stock) that we issued to some of our strategic partners, including United Airlines, which are subject to vesting conditions.

Unless we indicate otherwise, all information in this prospectus assumes (i) that the underwriters do not exercise their option to purchase up to             additional shares from us and (ii) an initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

Summary Selected Historical and Pro Forma Condensed Consolidated Financial and Other Data
The following tables set forth summary selected historical and pro forma condensed consolidated financial and other data of Alclear, our accounting predecessor, for the periods presented. We were formed as a Delaware corporation on March 2, 2021 and have not, to date, conducted any activities other than those incidental to our formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part.
The condensed consolidated statement of operations data for the three months ended March 31, 2021 and 2020 and condensed consolidated balance sheet data as of March 31, 2021 have been derived from Alclear’s unaudited financial statements included elsewhere in this prospectus.The condensed consolidated statement of operations data for the years ended December 31, 2020 and 2019 and condensed consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from Alclear’s audited financial statements included elsewhere in this prospectus.
The unaudited pro forma condensed consolidated statement of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the reorganization transactions described under “Organizational Structure” as if they had occurred on January 1, 2020. The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2021 gives effect to (i) the reorganization transactions described under “Organizational Structure” and (ii) this offering and the use of proceeds from this offering as if each had occurred on March 31, 2021. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”
The summary selected historical and pro forma consolidated financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and Alclear’s consolidated financial statements and related notes thereto included elsewhere in this prospectus.
(In thousands, except per share data)	Pro Forma Three Months Ended March 31, 2021	Three Months Ended March 31,		Pro Forma Year Ended December 31, 2020	Years Ended December 31,
		2021	2020		2020	2019
	(unaudited)	(unaudited)		(unaudited)
Condensed Consolidated Statement of Operations Data:
Revenues	$	$50,558	$61,288	$	$230,796	$192,284
Operating expenses		63,609	113,131		249,725	248,447
Operating loss		(13,051)	(51,843)		(18,929)	(56,163)
Other income		(71)	590		9,635	1,942
Loss before tax		(13,122)	(51,253)		(9,294)	(54,221)
Income tax (expense) benefit		(6)	—		(16)	—
Net loss		(13,128)	(51,253)		(9,310)	(54,221)
Pro forma net loss per share of Class A common stock and Class B Common Stock (unaudited):
Basic	$			$
Diluted	$			$

(In thousands)	Pro Forma as of March 31, 2021	As of March 31, 2021	As of December 31,
			2020	2019
	(unaudited)	(unaudited)
Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents	$	$175,730	$116,226	$213,885
Total assets		301,502	232,268	318,870
Total liabilities		161,821	149,913	166,969
Total redeemable capital units		650,660	569,251	435,230
Total members’ deficit/shareholders’ equity		(510,979)	(486,896)	(283,329)
(In thousands)	Pro Forma Three Months Ended March 31, 2021	Three Months Ended March 31,		Pro Forma Year Ended December 31, 2020	Years Ended December 31,
		2021	2020		2020	2019
Other Financial Information:
Net loss	$	$(13,128)	$(51,253)	$	$(9,310)	$(54,221)
Adjusted EBITDA(1)		(7,301)	2,176		45,597	(27,769)
Net cash (used in) provided by operating activities		(335)	(41,846)		(12,338)	16,574
Free Cash Flow(2)		(8,417)	3,738		21,711	4,820

(1)
Adjusted EBITDA is a non-GAAP financial measure. We define “Adjusted EBITDA” as net income (loss) adjusted for income taxes, interest (income) expense, depreciation and amortization, losses on asset disposals, equity-based compensation expense, mark to market of warrant liabilities and other income. For important information about this measure, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

The following table reconciles net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA:
(In thousands)	Pro Forma Three Months Ended March 31, 2021	Three Months Ended March 31,		Pro Forma Year Ended December 31, 2020	Years Ended December 31,
		2021	2020		2020	2019
Net loss	$	$(13,128)	$(51,253)	$	$(9,310)	$(54,221)
Income taxes		6	—		16	—
Interest income, net		71	(590)		(612)	(1,942)
Depreciation and amortization		2,538	2,294		9,423	7,316
Loss on asset disposal		—	—		238	125
Equity-based compensation expense		1,319	51,725		53,978	17,590
Warrant liabilities		1,893	—		887	3,363
Other income		—	—		(9,023)	—
Adjusted EBITDA	$	$(7,301)	$2,176	$	$45,597	$(27,769)

(2)
Free Cash Flow is a non-GAAP financial measure. We define “Free Cash Flow” as net cash provided by (used in) operating activities adjusted for purchases of property and equipment plus the value of share repurchases over fair value. For important information about this measure, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

The following table reconciles net cash (used in) provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow:
(In thousands)	Pro Forma Three Months Ended March 31, 2021	Three Months Ended March 31,		Pro Forma Year Ended December 31, 2020	Years Ended December 31,
		2021	2020		2020	2019
Net cash (used in) provided by operating activities	$	$(335)	$(41,846)	$	$(12,338)	$16,574
Purchases of property and equipment		(8,794)	(4,350)		(16,502)	(14,682)
Share repurchases over fair value		712	49,934		50,551	2,928
Free Cash Flow	$	$(8,417)	$3,738	$	$21,711	$4,820

RISK FACTORS
Investing in our Class A common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our Class A common stock. Any of the risk factors we describe below could have a material adverse effect on our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties develop into actual events, causing you to lose all or part of your investment. While we believe these risks and uncertainties are especially important for you to consider, we may face other risks and uncertainties that could have a material adverse effect on our business. Certain statements contained in the risk factors described below are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” for more information.
Risks Related to Our Business, Brand and Operations
If we fail to add new members, retain existing members, increase CLEAR Plus memberships or increase the utilization of our platform, our business, results of operations and financial condition would be materially and adversely affected.
Our business and financial results depend significantly on adding new members, retaining existing members, increasing the number of CLEAR Plus members, including by converting non-paying members to paying members, and the utilization of our platform by our members. There can be no assurances that we will be successful at accomplishing any of the foregoing. Member growth, retention and utilization of our platform is in part dependent on our ability to introduce new services to our members, to expand our airport footprint, to promote and increase awareness of our existing and new offerings and to satisfy or exceed the expectations of our members with our platform and offerings. We have derived substantially all of our historical revenue from CLEAR Plus, our consumer aviation subscription service. To grow and diversify our revenue, we will need to increase the number of paying members. Failure to do so could adversely affect our business, results of operations and financial condition.
Our ability to attract and retain members, as well as to increase the number of CLEAR Plus members and the utilization of our platform by our members, could be materially adversely affected by a number of factors discussed elsewhere in these “Risk Factors,” including:
•
increased competition and use of our competitors’ platforms and services;

•
our failure to maintain our existing offerings;

•
our failure to provide new or enhanced offerings or features that members value;

•
our failure to attract new partners who in turn drive membership;

•
negative associations or perceptions with, reduced awareness of, or negative publicity about, our brand, platform or biometrics in general;

•
security incidents that may involve or are alleged to involve us such as breaches of our information technology systems or other security incidents that may involve or are alleged to involve us; and

•
macroeconomic and other conditions and events outside of our control, such as the COVID-19 pandemic, other pandemics and health concerns, decreased levels of travel or attendance at events, terrorism, civil unrest, political instability and general economic conditions.

In addition, if members stop trusting our platform or have an unsatisfactory experience with our platform or our ambassadors, such as during an enrollment or verification, or we are unable to offer new and relevant offerings and features, we could be unsuccessful at continuing to grow our membership or expanding the use of our platform. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.
If we fail to add new partners, retain existing partners or profit from partner relationships, our business, results of operations and financial condition could be materially and adversely affected.
The growth of our business, including our membership base, geographic footprint and financial results, also depends on adding new partners and retaining existing partners, as well as increasing the revenue generated from both new and existing paying partners. Our partners help increase our opportunities to attract new members. However, we may be unsuccessful at adding new partners, retaining existing partners or monetizing our partner relationships, and our success is subject to a number of the risks that we face in expanding our membership base. See “—If we fail to add new members, retain existing members, increase CLEAR Plus memberships or increase the utilization of our platform, our business, results of operations and financial condition would be materially and adversely affected.”
If our partners stop trusting our platform or they or our members have an unsatisfactory experience with our platform, we are unable to offer new and relevant offerings and features or we are unable to increase the adoption of our platform, we could be unsuccessful at continuing to grow our partner network or increase the revenue generated from existing partners, which could hamper our prospects. This could in turn have an adverse impact on our ability to grow our membership base. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.
If we are not able to maintain the value and reputation of our brand, our business and financial results may be harmed.
We believe that our brand is important to attracting and retaining members and partners. Our business and prospects are dependent on our ability to build, maintain and expand trust in our brand and our platform from a variety of different stakeholders. Building and maintaining our brand depends on our ability to provide consistent, high-quality services to our members and partners. An inability to meet stakeholder expectations could have a material adverse effect on our brand, and therefore on our business, results of operations and financial condition. For example, our members expect us to protect their personal information, including their biometric information and health information, and provide them with safe, reliable, predictable and frictionless experiences where they choose to use our platform. Our partners expect us to build and maintain a world-class secure technology infrastructure and accurately perform the services for which they depend on us, such as correctly identifying a member at their point of use and correctly connecting a member with their boarding pass, event ticket or health credential. Aviation industry stakeholders such as our airline, airport and governmental partners expect us to continue to enhance aviation security.
Failure to meet stakeholder expectations could diminish the trust in our brand and platform. While it is our mission to continue to build and expand the trust in our brand and our platform from all stakeholders, any actual or perceived failure to do so could result in a decreased number of members, decreased use of our platform by our members, slower growth in our platform and business than we expect, a discontinuation of our partnerships and relationships, and a negative impact on our ability to expand into other sectors or industries, any of which could have a material and adverse effect on our business, prospects, results of operations and financial condition.
We operate in a highly competitive market, and we may be unable to compete successfully against existing and future competitors.
Our market is intensely competitive with respect to every aspect of our business, and we expect competition to increase in the future from established businesses and new market entrants. We anticipate that both our existing and future services and our expansion into new verticals will face competition from a variety of other companies and organizations. Large and sophisticated technology companies, as well as other companies, may strive or choose to perform services related to confirming an individual’s identity as a standalone task or related to a specific transaction, which would increase the competition we currently face. For example, large, well-established technology platforms, such as Amazon, Apple, Facebook or Google, or well-known companies in the credit card industry could acquire, develop or expand a platform that competes directly with some or all of our solutions. Other potential competitors include providers of decentralized identity verification platforms or verification services. Additionally, biometric hardware companies and platform companies that also offer hardware may develop applications that directly or indirectly compete with our platform. We face competition from two other private entities that are authorized to compete with us in enrolling members on TSA’s behalf for TSA PreCheck®. Many other companies, including larger well-established companies like PricewaterhouseCoopers, Salesforce and IBM, are providing or developing services similar to our

Health Pass offering. Moreover, certain states, including New York, have put in place programs, including software applications and information technology, that allow their users to validate vaccination status or COVID-19 test results and to demonstrate this information to third parties.
We also face indirect competition from solutions that could be developed in-house by our existing and future partners, including companies in the airline and entertainment industries, and by governmental agencies, which could result in lost revenues and otherwise have a material adverse effect on our business, results of operations and financial condition.
Many of our existing and potential competitors have substantial competitive advantages, such as greater name recognition and longer operating histories, economies of scale, larger sales and marketing departments, budgets and resources, broader distribution and established relationships with channel partners and customers, greater customer support resources, greater resources to make acquisitions or to spend on research and development, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources. Additionally, some of our larger competitors have substantially broader product offerings and could leverage their relationships based on other products they offer or incorporate functionality into existing products to gain business or have other advantages that can allow them to develop and deploy new solutions more quickly than we do.
Further, our competitors may also seek to repurpose their existing offerings to provide identity solutions with subscription models. Start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our solutions.
Acquisitions of our competitors by companies that have more resources than us could have a negative impact on our competitive position. Some of our competitors may enter into alliances with each other or other companies or governmental agencies, or may establish or strengthen cooperative relationships with system integrators, third-party consulting firms or other parties. Any such consolidation, acquisitions, alliances or cooperative relationships could lead to pricing pressure and loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could harm our competitive position. Furthermore, organizations may be more willing to incrementally add solutions to their existing infrastructure from our competitors than to replace their existing infrastructure with our solutions. These competitive pressures in our market or our failure to compete effectively may result in fewer members and partners and reduced revenue and gross margins. Any failure to meet and address these factors could adversely affect our business, results of operations and financial condition.
Increased adoption of new technological solutions and services, including third-party identity verification solutions and credential authentication solutions, at locations where we operate or may operate in the future could impact our business.
Private industry and governmental agencies have increased their efforts related to developing and launching identity verification solutions and credential authentication solutions, and we expect this trend to continue. For example, certain airlines, technology providers and the DHS are exploring new technological solutions, in some cases including the use of identity verification technology or biometrics, that may gain widespread acceptance in locations where we operate, such as airports, or may operate in the future.
For example, the federal government has conducted a number of proof of concept demonstrations to evaluate identity verification technologies and other credential authentication technologies at airport checkpoints, and is continuing to explore digital identities at checkpoints generally. State governments are issuing driver’s licenses in digital formats. Additionally, airlines have launched their own identity and credential authentication initiatives, in some cases with other identity verification partners. In many cases these initiatives also include use of biometrics, either via centralized or decentralized platforms, and any of these platforms or standards may become universally accepted and preferred by the industry, TSA, airlines, and our other partners. Our business would be adversely affected should competing identity verification solutions or credential authentication solutions or standards become widely adopted at locations where we operate, such as airport checkpoints and sports arenas.
Public confidence in, and acceptance of, identity platforms and biometrics generally, and our platform specifically, will be a key factor in our business’s continued growth.
Continued acceptance of identity platforms and biometric information as a secure and reliable method to identify individuals, mitigate risk and minimize fraud is an important factor in our continued growth. While both identity platforms and biometrics have become more widely adopted, they may not achieve global acceptance. The attractiveness of our solutions to members, partners and the venues where we operate is impacted by a number of factors, including the willingness of individuals to provide their personal information, including biometric information, to private or governmental entities, the level of confidence that such information can be stored safely and securely, and trust that such information will not be misused or breached. Certain individuals may never accept the use of biometrics as being safe. If identity platforms and biometrics do not achieve global acceptance, our growth could be limited, which could materially adversely affect our business, results of operations and financial condition.
We might not implement successful strategies to increase adoption of our platform or expand into new verticals, which would limit our growth.
Our future profitability will depend, in part, on our ability to implement successfully our strategies to increase adoption of our platform, expand into new verticals and develop new offerings.
We cannot assure you that the relatively new market for our platform and certain of our existing and proposed offerings will remain viable. The market for identity verification solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products, technologies or platform. Several organizations set standards for biometrics to be used in identification and standards continue to develop related to storage of biometric information or identity information. Although we believe that our technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products, services and platform.
Our recent growth has been accelerated by our expansion from the aviation industry into new verticals, including travel and hospitality, live events and sports and healthcare. Our business strategies include expanding our platform and member base within these verticals and successfully identifying and expanding into new verticals. There can be no assurances that we will be able to expand our business within existing verticals or successfully identify and expand into new verticals, or that any new verticals will provide us with successful opportunities and relationships.
Implementing our growth strategies will require additional resources and investments. For example, we expect to invest substantial amounts to:
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drive member and partner awareness of our platform;

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encourage new members to sign up for and use our platform;

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encourage businesses to introduce our platform;

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enhance our information security infrastructure;

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enhance our infrastructure to handle seamless processing;

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continue to develop state of the art technology; and

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diversify our partner base.

We may be required to incur significantly higher expenditures, including marketing, research and development, and compensation, than we currently anticipate to achieve the foregoing results. Such expenditures could have a greater negative impact on our results of operations if our revenues do not increase sufficiently. Our investments may not be successful and there can be no assurances that our growth strategies and plans will be achieved.
Our Health Pass product is new and relatively unproven.
We launched our Health Pass product in May 2020 in response to the COVID-19 pandemic. Health Pass allows our members to elect to use their own health information to demonstrate their compliance with the venue entry requirements of our partners that utilize this platform functionality. The success of Health Pass depends on our ability to, among other things: integrate third parties, such as testing laboratories and vaccine providers into our platform; build the confidence of our members to provide and utilize their health related information; protect the integrity and security of health related information that Health Pass collects; accurately convey relevant health-related information to build the trust of our members, partners and the public; and bring new partners onto our platform. If we fail to accomplish any of these objectives, our business and strategies would be negatively impacted. Additionally, our failure to maintain our Health Pass partners through additional collaboration opportunities or to maintain Health Pass users on our platform by providing additional platform functionality to them could have a material adverse effect on our business, results of operations and financial condition. Further, as we offer Health Pass to our members without charge, any of the foregoing failures could negatively impact our results of operations, financial condition and prospects.
In addition, our Health Pass product faces increasing competition. Many other companies, including larger well-established companies like PricewaterhouseCoopers, Salesforce and IBM, are providing or developing services similar to our Health Pass offering. Morevover, certain states, including New York, have put in place programs, including software applications and information technology, that allow their users to validate vaccination status or COVID-19 test results and to demonstrate this information to third parties.
A failure of Health Pass may also result in negative perceptions about our ability to expand into other sectors and industries, which would adversely impact our growth plans and therefore have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, future offerings by us will present us with similar and additional risks.
Our commercial agreements and strategic alliances, as well as potential indemnification obligations, expose us to risk.
We provide our platform to our partners through commercial agreements and strategic alliances. These arrangements can be complex and require substantial personnel and other resource commitments, which may limit the number of partners we can serve. If we are unable to quickly scale our business, or if we do not effectively manage our infrastructure and personnel capacity as we grow, we may not be able to achieve our growth plans. Furthermore, there could be a negative impact on existing alliances and business relationships.
Additionally, certain of our agreements with airports, airlines, airport governing authorities, sports teams, arenas, event venues and other partners and third parties include indemnification for losses suffered or incurred for a variety of reasons, such as a result of claims of intellectual property infringement, breaches of confidentiality, violations of law, security requirements, damage caused by us to property or persons, or other liabilities relating to or arising from the use of our platform or other acts or omissions. These provisions often survive termination or expiration of the applicable agreement. As we continue to grow, the possibility of infringement claims and other claims against us may increase. In connection with indemnification claims against us or our current or prior partners, we may incur significant legal expenses and may have to pay damages, settlement fees or license fees or stop using technology found to be in violation of the third-party’s rights. Large indemnification payments could harm our business, results of operations and financial condition. We may also have to seek a license for the infringing or allegedly infringing technology. Such license may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deploy certain offerings. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our platform or solutions, which could negatively affect our business. Even if third-party claims against us lack merit, the expense and effort related to defending ourselves against these claims could be costly and time consuming.
Any assertions by a third party, whether or not meritorious or successful, with respect to such indemnification obligations could subject us to costly and time-consuming litigation, expensive remediation and licenses, divert management attention and financial resources, harm our relationship with that customer, reduce demand for our platform and result in our brand, business, results of operations and financial condition being adversely affected.
Under certain of our commercial agreements the total amount of compensation we receive is partially dependent on the level of use at the relevant location, because we receive payment for each individual who uses our platform at that site. Therefore if usage is lower than anticipated, the compensation we receive may be lower than expected.
As our agreements terminate, we may be unable to renew or replace these agreements on comparable terms, or at all. We may in the future be required to enter into amendments or new agreements on less favorable terms, which could adversely affect our business, results of operations and financial condition.
Portions of our business and results of operations depend upon concessionaire agreements.
A significant portion of our business involves providing our services at U.S. airports through the federal government’s Registered Traveler program (“Registered Traveler Program”). These services involve entering into concessionaire agreements with the airport or airport operators in which we operate. As is common with airport concessionaire agreements, our counterparties reserve the right to terminate the agreement upon the occurrence of certain events or for convenience. If our counterparties do not extend these agreements, or if they decide to exercise an early termination, our sales, results of operations and financial condition would be negatively impacted.
In addition, in certain airport locations our contract counterparty is an airline rather than the airport or airport governing authority. In these locations we are dependent on the continued partnership with these airlines in supporting our physical presence at the airport checkpoint. The exit of an airline partner from a certain market, or changes in our relationships with these airline partners could result in our agreements not being extended or renewed, which could have a material adverse effect on our business, results of operations and financial condition, and could affect our growth opportunities.
If we are not able to manage our growth or continue innovating, our business could be adversely affected.
We have expanded rapidly since we launched our platform in 2010, and our business growth depends on the continued expansion of our membership, network of partners and services. Our expansion and growth plans may not be successful and any future expansion will likely place demands on our managerial, operational, technological, administrative and financial resources. If we are not able to respond effectively to new or increased demands that arise because of our growth, or, if in responding, our management is materially distracted from our current operations, our business and prospects may be adversely affected.
In addition, while we seek to develop new offerings and expand into new markets and industries, we may have limited or no experience in these market segments and industries, and our members may not adopt our product or service offerings. We may not be successful in innovating and creating new offerings. New offerings, which can present new and difficult technology challenges, may subject us to claims if members of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may not meet our expectations, and we may not be successful enough in these newer activities to recoup our investments in them. Failure to realize the benefits of amounts we invest in new technologies, products or services could result in the value of those investments being written down or written off.

If we are unable to anticipate consumer preferences or requirements and successfully develop and introduce new, innovative and updated platform features or offerings in a timely manner or effectively manage the introduction of new or enhanced platform features or offerings, our business, results of operations and financial condition may be adversely affected.
Our success in maintaining and increasing our member base depends in part on our ability to identify use cases that are important to our members in a timely manner. If we are unable to introduce new or enhanced platform features in a timely manner or our features are not accepted by our members, potential competitors may introduce similar offerings faster than us or operate in new locations, which could negatively affect our results. Moreover, our new features may not receive consumer acceptance as preferences could shift rapidly to different types of solutions or away from these types of offerings altogether, and our future success depends in part on our ability to anticipate and respond to these changes.
Even if we are successful in anticipating needs and consumer preferences, our ability to address them will depend upon our ability to develop and introduce innovative, high-quality features. Development of new or enhanced features may require significant time and investment, which could result in increased costs and a reduction in our profit margins.
The COVID-19 pandemic has impacted, and may continue to impact, our business, results of operations and financial condition.
In 2020, the World Health Organization (“WHO”) declared the COVID-19 outbreak to be a global health pandemic. In an attempt to limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings and other social distancing measures. As a result, the COVID-19 pandemic has limited our growth in airports and in other areas, such as the entertainment industry and events, which has impacted our near-term operating and financial results and could adversely impact our long-term operating and financial results. We experienced a decrease in enrollments for our airport service and a decrease in membership renewals. In fiscal year 2020, our Annual CLEAR Plus Net Member Retention declined to 78.8% (compared to 86.2% in fiscal year 2019). We expect that COVID-19 will continue to adversely impact our airport enrollments and business in 2021 and possibly beyond. In light of the evolving nature of COVID-19 and the uncertainty it has produced around the world, we do not believe it is possible to predict the cumulative and ultimate impact of the COVID-19 pandemic on our future business, results of operations and financial condition. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend largely on future developments, including the duration and extent of the spread of COVID-19 both globally and within the United States, the success, availability and uptake of COVID-19 vaccines, the prevalence of local, national and international travel restrictions, flight volumes, local and national restrictions on the attendance of events, such as shelter at home orders, the impact on capital and financial markets and on the U.S. and global economies, and governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted. Moreover, even after shelter at home orders and travel advisories continue to be lifted, demand for our offerings, particularly those related to airplane travel or attendance at events, may remain depressed for a significant length of time, and we cannot predict if and when demand will return to pre-COVID-19 levels.
Further, the efficacy, availability and acceptance of COVID-19 vaccines is highly uncertain, and we cannot predict if or when the airline and entertainment industries will resume normal operations or the U.S. and global economies and daily life will normalize. The failure of vaccines, including to the extent they are not effective against any COVID-19 variants, significant unplanned adverse reactions to the vaccines or general public distrust of vaccines could have an adverse effect on the economy and the industries in which we compete, which would similarly have an adverse effect on our business results of operations, financial condition and prospects.
In addition, we cannot predict the impact the COVID-19 pandemic has had and will have on our partners and third-party vendors and service providers, and we may continue to be adversely impacted as a result of the material adverse impact that COVID-19 has had and may have on our partners, such as certain airlines, sports teams and third-party vendors. To the extent the COVID-19 pandemic continues to impact our business, results of operations and financial condition, it may also have the effect of heightening many of the other risks described in this prospectus. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially adversely impact our business, results of operations and financial condition.
Any decline or disruption in the travel industry or general economic downturn could materially adversely affect our business, results of operations and financial condition.
We have derived substantially all of our historical revenue from members who enroll in CLEAR Plus, which includes our Registered Traveler Program service at U.S. airports, and one of our growth strategies is to continue expanding in our domestic aviation network. Accordingly, our performance is dependent on the strength of the travel industry. Our revenue is therefore susceptible to declines in or disruptions to leisure and business travel that may be caused by factors entirely out of our control, such as COVID-19 and the risks it presents as described above. Additionally, platform usage beyond airports is driven by venues being open and holding events and workplaces opening for workers to return. Other events or factors beyond our control can disrupt travel and events within the United States and globally or otherwise result in declines in travel demand and the demand to attend events. These events include prolonged extreme weather, natural disasters or man-made disasters, travel-related health concerns (including pandemics and epidemics, such as COVID-19, Ebola, Zika, Middle East Respiratory Syndrome or other outbreak of contagious diseases), restrictions related to travel, stay-at-home orders, wars, terrorist attacks, sources of political uncertainty or political events, protests, foreign policy changes, regional hostilities, general economic conditions, increases in ticket prices, changes in regulations, labor unrest or travel-related accidents. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior and attendance at events by consumers, and therefore demand for our airport and events services, which could materially adversely affect our business, results of operations and financial condition. Additionally, as the Real ID Act will require passengers having compliant identification to travel by air in the United States by May 3, 2023, such regulation, if not extended, may decrease the number of travelers with compliant identification and, therefore, negatively impact the demand for our airport services, which could materially adversely affect our business, results of operations and financial condition.
Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods in which disposable income is adversely affected, which could lead to a decline in enrollments or renewals of CLEAR Plus and lower attendance at events, and thus result in decreasing platform usage and lower revenue. Downturns in worldwide or regional economic conditions, such as the downturn resulting from the COVID-19 pandemic, have led to a general decrease in travel and travel spending, as well as discretionary spending on events, and similar downturns in the future may materially adversely impact demand for our platform and services. Such a shift in consumer behavior would materially adversely affect our business, results of operations and financial condition.
We may require additional capital to support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, and may result in stockholder dilution.
We expect that our existing cash and cash equivalents, together with our net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the foreseeable future. However, we intend to continue to make investments to support our business growth and may require additional capital to fund our business and to respond to competitive challenges, including the need to promote our platform, products and services, develop new platform features, products and services, enhance our existing platform, products, services and operating infrastructure, and potentially to acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to us, or at all. Our inability to obtain additional funding when needed could have an adverse effect on our business, financial condition and operating results. If additional funds are raised through the issuance of equity or convertible debt securities, holders of our Class A common stock could suffer significant dilution, and any new shares we issue could have rights, preferences and privileges superior to those of our Class A common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.
Our ability to introduce new solutions and features is dependent on adequate research and development resources and may also depend on our ability to successfully complete acquisitions. If we do not adequately fund our research and development efforts or complete acquisitions successfully, we may not be able to compete effectively and our business and results of operations may be harmed.
To remain competitive, we must continue to offer new solutions and enhancements to our platform. This is particularly true as we further expand and diversify our capabilities. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet member, partner and market demands is essential. If we elect not to or are unable to develop solutions internally due to certain constraints, such as high employee turnover, lack of management ability or a lack of other research and development resources, we may choose to, or be required to, expand into a certain market or strategy via an acquisition for which we could potentially pay too much or fail to successfully integrate into our operations. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and our business, results of operations and financial condition could be adversely affected. Moreover, there is no assurance that our research and development or acquisition efforts will successfully anticipate market needs and result in significant new marketable solutions or enhancements to our solutions, design improvements, cost savings, revenues or other expected benefits. If we are unable to generate an adequate return on such investments, we may not be able to compete effectively and our business and results of operations may be materially and adversely affected.
Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value and harm our results of operations and financial condition.
We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our current platform, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have no experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate successfully the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition.
We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations and financial condition may suffer.
Our business depends on retaining and attracting high-quality personnel, and continued attrition, future attrition or unsuccessful succession planning could adversely affect our business.
Our success depends in large part on our ability to attract and retain high-quality management, operations, engineering and other personnel who are in high demand, as well as our ambassadors. The loss of qualified executives, employees or ambassadors, or an inability to attract, retain and motivate high-quality executives, employees and ambassadors required for the planned expansion of our business, may harm our operating results and impair our ability to grow.
In addition, we depend on the continued services and performance of our key personnel, including our Chief Executive Officer, Ms. Seidman-Becker, and our President and Chief Financial Officer, Mr. Cornick, who founded our Company and have been instrumental in devising and implementing our strategies for growth and scaling our business. We intend to enter into employment agreements with Ms. Seidman-Becker, Mr. Cornick, other members of our senior management team, as well as other employees, each of which will be at-will and have no specific duration. As these individuals will be able to terminate their employment with us at any time, such termination could materially adversely affect our business, results of operations and financial condition, as well as our future prospects. Other key members of our management team joined our company within the last 18 months, and none had previously worked within our industry. Recently hired executives may view our business differently than members of our prior management team and, over time, may make changes to our personnel and their responsibilities as well as our strategic focus, operations or business plans. We may not be able to properly manage any such shift in focus, and any changes to our business may ultimately prove unsuccessful.
In addition, our failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles could have an adverse effect on our business and operating results. The unexpected or abrupt departure of one or more of our key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of our business and years of industry experience. If we cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.
To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel we require to operate our business effectively. As we continue to mature, the equity incentives we currently use to attract, retain and motivate employees may not be as effective as in the past. Our ability to attract, retain and motivate employees may be adversely affected by declines in our stock price. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional equity-based compensation expense and the ownership of our existing stockholders would be further diluted.
Our platform is highly complex, and any undetected errors could materially adversely affect our business, results of operations and financial condition.
Our platform is a complex system composed of many interoperating components and software. Our business is dependent upon our ability to accurately confirm identities and provide the ability to connect attributes, such as boarding passes, tickets, health information or payment information, to these identities, with minimal system interruption. Our software may now or in the future contain undetected errors, bugs or vulnerabilities. Some errors in our software code have not been and may not be discovered until after the code has been released. We have, from time to time, found defects or errors in our system and software limitations that have resulted in, and may discover additional issues in the future that could result in, operational errors, platform unavailability or system disruption. Any real or perceived errors, bugs or vulnerabilities discovered in our code or systems released to production or found in third-party software that is incorporated into our code could result in poor system performance, an interruption in the availability of our platform, errors in completing enrollments or verifications, negative publicity, damage to our reputation, loss of existing and potential members or partners, and loss of revenue, any of which could materially adversely affect our business, results of operations and financial condition.
Systems failures and resulting interruptions in the availability of our platform, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business, financial condition and results of operations.
Our information technology systems are designed and maintained by us and are critical for the efficient functioning of our business. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems. Further, our system implementations may not result in improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our platform, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the efficient delivery of our products and services.
In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to sell our memberships online, provide services to our members and otherwise adequately serve our members.
Moreover, the ability of our members to use our platform could be diminished by a number of factors, including members’ inability to access the Internet, the failure of our network or software systems, ineffective interoperability between our platform and our partners’ technology, security incidents or variability in member traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods. During these peak periods, there are a significant number of members concurrently accessing our platform and if we are unable to provide uninterrupted access, our members’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed and we may be required to issue credits or refunds, or risk losing members.
In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition and operating results.
Our marketing efforts to help grow our business may not be effective.
Promoting awareness of our platform is important to our ability to grow our business and to attract new members and partners, and can be costly. While much of our growth is attributable to word of mouth and member referrals, our marketing efforts may include free or discount trials, affiliate programs, partnerships, display advertising, television, billboards, radio, video, content, social media, email, search engine optimization and keyword search campaigns.
Our marketing initiatives may become increasingly expensive and generating a meaningful return on those initiatives may be difficult. Even if we successfully increase revenue as a result of our marketing efforts, it may not offset the additional marketing expenses we incur.
If our marketing efforts are not successful in promoting awareness of our offerings or attracting new members and partners, or if we are not able to cost-effectively manage our marketing expenses, our results of operations could be adversely affected. If our marketing efforts are successful in increasing awareness of our offerings, this could also lead to increased public scrutiny of our business. Any of the foregoing risks could harm our business, financial condition and results of operations.
Our business could be adversely impacted by changes in the Internet and mobile device accessibility of members.
Our business depends on members’ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt or increase the cost of members’ ability to access our platform. In addition, the Internet infrastructure that we and members of our platform rely on in any particular location may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.
In particular, a significant and growing portion of our members access our platform through the CLEAR and CLEAR Pass mobile applications (“apps”) and there is no guarantee that popular mobile devices will continue to support such apps or that our members will use such apps rather than competing products. We are dependent on the interoperability of our apps with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. In the event that it is difficult for our members to access and use our platform on their mobile devices, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our members choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our member growth and member engagement could be adversely impacted.
If we cannot maintain our corporate culture as we grow, our business may be harmed.
We believe that our corporate culture has been a critical component to our success and that our culture creates an environment that drives and perpetuates our overall business strategy. We have invested substantial time and resources in building our team and we expect to continue to hire aggressively as we expand, including with respect to any potential international expansions we may pursue. As we grow and mature as a public company and grow internationally, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to recruit and retain personnel and effectively focus on and pursue our business strategy.
We are subject to payment processing risk.
Our members pay for our products and services using a variety of different payment methods, including credit and debit cards, and online wallets. We rely on third party systems to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill members on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact member acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative consumer perceptions of our service.
We have limited experience operating outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.
In the future, we may expand our presence internationally. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our engineering, operations, security, finance, analytics and legal teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:
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compliance with privacy and data protection laws, including laws regulating the use and collection of biometric information and health information (see “Risks Related to Regulation and Litigation—Any actual or perceived failure to comply with applicable laws relating to privacy and data protection may result in significant liability, negative publicity and erosion of trust, and increased regulation could materially adversely affect our business, results of operations and financial condition” and “Business—Government Regulation”);

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differing international norms and expectations related to the use of personally identifiable information;

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challenges in confirming identities for non-US residents;

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expanded information security risk with expanded potential threat actors;

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recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

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complying with varying laws and regulatory standards, including with respect to tax and local regulatory restrictions;

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obtaining any required government approvals, licenses or other authorizations, particularly as may be necessary for the use and collection of personal information;

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varying levels of Internet and mobile technology adoption and infrastructure;

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currency exchange restrictions or costs and exchange rate fluctuations;

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operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States;

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potential oppositions in foreign patent and trademark offices; and

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limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition and results of operations could be adversely affected.
Our metrics and estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may harm our reputation and negatively affect our business.
We regularly review and may adjust our processes for calculating our metrics used to evaluate our growth, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been evaluated by a third party. Our metrics, such as market share, may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or the assumptions on which we rely. The estimates and forecasts in this prospectus relating to the size and expected growth of our addressable market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. If investors or analysts do not consider our metrics to be accurate representations of our business, or if we discover material inaccuracies in our metrics, then the trading price of our Class A common stock and our business, financial condition and results of operations could be adversely affected.
Risks Related to Information Technology and Intellectual Property
There may be breaches of our information technology systems that subject us to significant reputational, financial, legal and operational consequences or materially damage member and partner relationships.
Our business requires us to use, store, process and transmit data, including a large amount of sensitive and confidential personally identifiable information (“PII”) of members, employees and partners. This may include, for example: biographic information, such as names, addresses, phone numbers, email addresses; biometric information; government-issued identification; health information that members choose to include in their accounts; and payment account information. Although malicious attacks to gain access to PII affect many companies across various industries, we are at a relatively greater risk of being targeted because of our high profile and the types of PII we manage. Our business depends on earning and maintaining the trust of our members and our partners and any breaches or alleged breaches of our systems could adversely our business, including by impacting the trust that we have gained. See “Risks Related to Our Business, Brand and Operations—If we are not able to maintain the value and reputation of our brand, our business and financial results may be harmed.”
We devote significant resources to network security, data encryption and other security measures to protect our systems and data, and have been certified by the federal government as operating certain of our information security systems at a FISMA High Rating in accordance with the Federal Information

Security Modernization Act and National Institute of Standards and Technology, but these security measures cannot provide, and we cannot guarantee, absolute security. We require user names and passwords in order to access our information technology systems. We also use encryption and authentication technologies designed to secure the transmission and storage of data and prevent access to our data or accounts. Increasingly, companies are subject to a wide variety of attacks on their systems on an ongoing basis that are continually evolving. In addition to threats from traditional computer “hackers,” malicious code (such as malware, viruses, worms, and ransomware), employee theft, error or misuse, password spraying, phishing, social engineering (predominantly spear phishing attacks), credential stuffing, and denial-of-service attacks, we also face an increasing number of threats (including advanced persistent threat intrusions) to our information technology systems from a broad range of actors, including sophisticated organized crime, nation-state and nation-state supported actors, and we cannot assure you that our systems will not be compromised or disrupted by these tactics. Our solutions integrate and rely in part on products, services and technologies developed and supplied by third-party vendors and service providers. Although we make efforts to review our third-party vendors and service providers and the products, services and technologies on which our solutions rely, vulnerabilities in our vendors’ and service providers’ products, services and technologies may make our own solutions and information technology systems vulnerable to breach, attack and other risks. Third parties may attempt to fraudulently induce employees, users, or partners into disclosing sensitive information such as user names, passwords, or other information or otherwise compromise the security of our or our third-party vendors’ or service providers’ internal electronic systems, networks, and/or physical facilities in order to gain access to our data, which could result in significant legal and financial exposure, a loss of confidence in our security, interruptions or malfunctions in our operations, and, ultimately, harm to our future business prospects and revenue.
Breaches and attacks on us or our third-party vendors or service providers may cause interruptions to the services we provide, degrade the member experience, cause members or partners to lose confidence and trust in our platform and decrease their use of our platform or stop using our platform in their entirety, impair our internal systems, or result in financial harm to us. As we grow within the United States, and expand our international presence, our heightened visibility increases the risk that we become a target of such attacks. Any failure to prevent or mitigate security breaches and unauthorized access to or disclosure of our data or PII, could result in the loss, modification, disclosure, destruction or other misuse of such data, which could subject us to legal liability, harm our business and reputation and diminish our competitive position. We may incur significant costs in protecting against or remediating such incidents and as cybersecurity incidents continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measure or to investigate and remediate any information security vulnerabilities. Our efforts to protect our confidential and sensitive data and the PII or other personal information we receive may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or service provider error or malfeasance, including defects or vulnerabilities in our suppliers’ or service providers’ information technology systems or offerings, including products and offerings that we integrate into our products and services; breaches of physical security of our facilities or technical infrastructure; or other threats that may surface or evolve.
If we were to experience a breach of our systems and were unable to protect sensitive data, we may not be able to remedy such breach, we may be required by law to notify regulators and individuals whose personal information was used or disclosed without authorization and compensate them for any damages, we may be subject to claims against us, including government enforcement actions or investigations, fines and litigation, and we may have to expend significant capital and other resources to mitigate the impact of such events, including developing and implementing protections to prevent future events of this nature from occurring. Additionally, such a breach could curtail or otherwise adversely impact access to our services, materially damage partner and member relationships, and cause us to lose members or partners. Moreover, if a security breach affects our systems or results in the unauthorized release of PII, our reputation and brand could be materially damaged, use of our platform and services could decrease, and we could be exposed to a risk of loss or litigation and possible liability.

We are also subject to payment card association rules and obligations under our contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for associated expenses and penalties. In addition, if we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or remediation costs, experience a significant increase in payment card transaction costs or be refused by credit card processors to continue to process payments on our behalf, any of which could materially adversely affect our business, financial condition and results of operations.
Additionally, we accept payment from our CLEAR Plus members through credit card transactions, certain online payment service providers and mobile payment platforms. The ability to access credit card information on a real-time basis without having to proactively reach out to the members each time we process an auto-renewal payment is critical to our success and a seamless experience for our users. However, if we or a third party experiences a data security breach involving credit card information, affected cardholders will often cancel their credit cards. In the case of a breach experienced by a third party, the more sizable the third party’s customer base and the greater the number of credit card accounts impacted, the more likely it is that our users would be impacted by such a breach. To the extent our CLEAR Plus members are ever affected by such a breach experienced by us or a third party, affected members would need to be contacted to obtain new credit card information and process any pending transactions. It is likely that we would not be able to reach all affected members, and even if we could, some members’ new credit card information may not be obtained and some pending transactions may not be processed, which could materially adversely affect our business, financial condition and results of operations.
We rely on third-party technology and information systems to help complete critical business functions. If that technology fails to adequately serve our needs, and we cannot find alternatives, it may negatively impact our business, financial condition and results of operations.
We rely on third-party technology for certain of our critical business functions, including credit card readers, scanners, third-party software, cameras and other technology to complete member enrollments and verifications, network infrastructure for hosting our website and mobile application, software libraries, development environments and tools, services to allow members to populate their accounts with personal information, and cloud storage platforms. Our business is dependent on the integrity, security and efficient operation of these systems and technologies, and we do not necessarily control the operation or data security of the third-party providers we utilize. Our efforts to use commercially reasonable diligence in the selection and retention of such third-party providers may be insufficient or inadequate to prevent or remediate such risks. Our systems and operations or those of our third-party providers and partners could be exposed to damage, interruption, security breach and other risks from, among other things, computer viruses and other malicious software, denial-of-service attacks and other cyberattacks, acts of terrorism, human error, sabotage, natural disaster, telecommunications failure, financial insolvency, bankruptcy and similar events, and may be subject to financial, legal or regulatory issues, each of which may impose additional costs or requirements on us, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach, or prevent these third parties from providing services to us or our members on our behalf. The failure of these systems to perform as designed, the vulnerability of these systems to security breaches or the inability to enhance our information technology capabilities, and our inability to find suitable alternatives in a timely and efficient manner and on acceptable terms, or at all, could disrupt our operations and subject us to losses or costs to remediate any of these deficiencies. In addition, we cannot be assured that third parties will comply with their agreements with us and applicable laws and regulations or that third parties will not increase their prices or give preferential treatment to our competitors. Any contractual protections we may have from our third-party service providers, contractors or consultants may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. Additionally, the occurrence or perception of any of the above events could result in members ceasing to use our platform, reputational damage, legal or regulatory proceedings or other adverse consequences, which could materially adversely affect our business, results of operations and financial condition.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business, competitive position, financial condition and results of operations.
The protection of intellectual property, technology and confidential information is crucial to the success of our business. We rely on a combination of patents, copyrights, trademarks, service marks, trade secret laws, know-how, confidentiality provisions, non-disclosure agreements, assignment agreements, and other legal and contractual rights and restrictions to establish and protect our proprietary technology and intellectual property rights. However, the steps we take to protect our proprietary technology and intellectual property rights may be inadequate. We may not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and technology and use information that we regard as proprietary to create products and services that compete with ours. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand internationally, our exposure to unauthorized use of our products, technology and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.
We rely in part on patent protection to maintain our competitive position. Although our patents and patent applications are intended to protect our proprietary inventions relevant to our business, we cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Further, even our issued patents may be contested, circumvented or found invalid or unenforceable, and we may not be able to prevent infringement of our patents by third parties.
We also rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our partners and certain third parties, no assurance can be given that these agreements will be effective in controlling access to and distribution of our products, technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products and services.
We rely in part on trademark protection to protect our brand. Our registered and unregistered trademarks and trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition in the market. Competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity. Third parties with similar trade names and trademarks may bring trademark infringement claims against us.
To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation or other legal proceedings may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation or proceedings could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further expansion of our platform, impair the functionality of our platform, delay introductions of new platform functionality, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new functionality, and we cannot assure you that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.
We have granted lenders security interests in certain of our intellectual property rights which could subject such rights to sale or other actions in the event of a default.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business that we may pursue.
Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.
If our future products incorporate technologies that infringe the proprietary rights of third parties, and we do not secure licenses from them, we could be liable for substantial damages.
We continue to allocate significant resources to developing new and innovative technologies that are utilized in our products and systems. Because our continued success depends on, to a significant degree, our ability to offer products providing superior functionality and performance over those offered by our competitors, we consider the protection of our technology from unauthorized use to be fundamental to our success. We do this by incorporating processes aimed at identifying and seeking appropriate protection for newly-developed intellectual property, including patents, trade secrets, copyrights and trademarks, as well as policies aimed at identifying unauthorized use of such property.
We are not aware that our current products infringe the intellectual property rights of any third parties. We also are not aware of any third party intellectual property rights that may hamper our ability to provide future products and services. However, we recognize that the development of our services or products may require that we acquire intellectual property licenses from third parties so as to avoid infringement of those parties’ intellectual property rights. These licenses may not be available at all or may only be available on terms that are not commercially reasonable.
If third parties make infringement claims against us whether or not they are upheld, such claims could consume substantial time and financial resources, divert the attention of management from growing our business and managing operations and disrupt product sales and shipments. If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude any infringing use. As a result, we would incur substantial costs, experience delays in product development, sales and shipments, and our revenues may decline substantially. Additionally, we may not be able to achieve the minimum necessary growth for our continued success.
See “Risks Related to Litigation—We may be sued by third parties for alleged infringement, misappropriation, or other violations of intellectual property and other proprietary rights.”
Risks Related to Regulation and Litigation
We must continue to meet the standards set for our airport operations by governmental stakeholders.
We relaunched in 2010 at two U.S. airports as the only private company authorized by the DHS to automate the process for confirming traveler identity and validating travel documents for enrolled CLEAR members, and we continue to provide airport services to our members through the Registered Traveler Program. As we have grown, our interactions with the federal government have expanded as well. For example, in January 2020, we were selected by the TSA as an awardee in the TSA Biometric PreCheck® Expansion Services and Vetting Program to handle subscription renewal processing and new enrollments for the TSA PreCheck® program and have entered into an up to 10-year agreement to provide such services to the traveling public. Additionally, we have entered into numerous Cooperative

Research and Development Agreements with the DHS, and the DHS has certified the biometric enrollment and verification system we use in certain locations as Qualified Anti-Terrorism Technology under the SAFETY Act.
We operate through the Registered Traveler Program according to guidelines set forth by the federal government, which have historically been implemented through our airport and/or airline partners. As we have grown, our regulatory frameworks have evolved as well. For example, as a result of our accelerated addition of new airport locations and offering of new functionality at airports (such as our biometric boarding pass service), we are subject to various audits, reviews and evaluations overseen by TSA, a sub-agency of the DHS, which includes the following: annual operational audits at each airport where we operate our Registered Traveler Program requiring us to demonstrate compliance with airport checkpoint security protocols; audits of certain of our information systems against a stringent FISMA High Rating designation for information security and an additional “Registered Traveler Security Overlay” framework; periodic reviews of our operational procedures and technology, such as the biometric matching technology and credential authentication systems that help power our system; and an evaluation by the Science and Technology Directorate of the DHS of our biometric enrollment and verification system for renewal of our SAFETY Act certification as a Qualified Anti-Terrorism Technology.
The future success of programs we operate with support or authorization from governmental stakeholders depend on our continued ability to satisfy the regulatory standards promulgated by the federal government such as those set forth above, including continuing to adhere to airport security protocols and maintain an appropriate data security platform. Failure to meet the standards set forth by governmental stakeholders could negatively impact our ability to continue adding new services in regulated locations, add new locations for our existing services, or even continue to operate the same services we operate now. Further, should regulatory frameworks evolve, they may increase our operating expenses, make compliance more difficult or impact our operating protocols, require us to add new staffing, and divert management’s attention from other growth initiatives. Failure to meet any such new standards in the future may have a material adverse impact on our business, results of operations and financial condition.
We may be sued by third parties for alleged infringement, misappropriation or other violations of intellectual property and other proprietary rights.
There is considerable patent and other intellectual property development activity in the biometrics, identity and technology industries generally, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent. Furthermore, it is common for individuals and groups to purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We cannot guarantee that our internally developed or acquired technologies or third party tools that we use do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties, including non-practicing entities, may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. Any claim, litigation or allegation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages, ongoing royalty payments or licensing fees, prevent us from offering our platform or services or using certain technologies, require us to develop alternative technology or obtain additional licenses, force us to implement expensive workarounds, or be subject to other unfavorable terms.
We expect that the occurrence of infringement claims and allegations is likely to grow as the market for biometric solutions and identity products and services grows. Even alleged infringement claims that lack merit may be distracting and expensive to defend and could contribute to reduced public confidence in our platform. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our Class A common stock may decline. Even if intellectual property claims or allegations do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, results of operations and financial condition.
Any actual or perceived failure to comply with applicable laws relating to privacy and data protection may result in significant liability, negative publicity and erosion of trust, and increased regulation could materially adversely affect our business, results of operations and financial condition.
As part of our normal operations, we collect, process and retain personal information about individuals. We are subject to various federal and state laws and rules regarding the collection, use, disclosure, storage, transmission, and destruction of this personal information. We collect and use PII when our members enroll in our platform and use our platform after they have completed their enrollment. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used.
Numerous states and municipalities have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use and processing of state residents’ personal data. For example, the CCPA took effect on January 1, 2020. The CCPA provides enhanced data privacy rights to California consumers, including the right to access and delete their information and to opt out of certain sharing and sales of PII. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of PII. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. And in March 2021, Virginia enacted the Virginia Consumer Data Protection Act (“VCDPA”), which similarly provides Virginia consumers with certain rights regarding PII, and imposes obligations on business that process PII to comply with those rights and creates penalties for businesses that fail to comply with those obligations. Both the CPRA and the VCDPA will take effect on January 1, 2023. The CPRA, CCPA, VCDPA and other similar state laws may encourage other states and the federal government to pass comparable legislation, introducing the possibility of greater penalties and more rigorous compliance requirements relevant to our business.
States such as Illinois, Texas and Washington, have laws that specifically regulate the collection and use of biometric information, and numerous states and municipalities are considering similar legislation. Illinois’s Biometric Information Privacy Act (“BIPA”) includes both a private right of action and liquidated damages for companies that violate its provisions and many states are modeling new biometric privacy laws after Illinois’s BIPA. Regardless of any company’s efforts to comply with the requirements of BIPA, this private right of action increases the general likelihood of, and risks associated with, biometrics litigation. Other states, such as New York, are considering comparable laws covering biometric information. The effects of the BIPA, CPRA, CCPA, VCDPA and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. Furthermore, municipalities have started regulating biometrics at a more local level, such as the New York City Biometric Identifier Information Law and the City of Portland’s restriction on certain uses of facial recognition technology. These restrictions may reduce the capabilities of companies that utilize biometrics to expand their platforms in these locations.

At an international level, the European Union’s General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, regulates the collection, control, processing, sharing, disclosure, and other use of data that can directly or indirectly identify a living individual, and imposes stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance. Failure to comply with the GDPR may result in fines of up to 20 million euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting on the ways in which our business can use personal data. Other countries have also adopted laws and regulations that regulate the collection, use and processing of PII, and impose penalties and sanctions for non-compliance.
In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to us, be argued to apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. We may make statements on our website, in marketing materials, or in other settings about our data security measures and our compliance with, or our ability to facilitate our customers’ compliance with, these standards. Furthermore, because the interpretation and application of laws, standards, contractual obligations and other obligations relating to privacy, data protection, and information security are uncertain, these laws, standards, and contractual and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management practices, our policies or procedures, or the features of our platforms. If so, in addition to the possibility of fines, lawsuits, and other claims, we could be required to fundamentally change our business activities and practices or modify our platforms, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to fulfill existing obligations, make enhancements, or develop new platforms and features could be limited. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our platforms.
While we take great efforts to comply with all laws, regulations, standards and obligations applicable to us, we cannot guarantee that we have always been or will always be successful. Privacy and data protection laws, rules and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain and potentially inconsistent. Compliance with such laws may require changes to our operations and business practices and may thereby increase compliance costs or have other material adverse effects on our business. In addition, even alleged violations of such laws could be costly to defend and divert management’s attention. Failure to comply with laws regarding the collection and use of biometric information could have an adverse impact on our business and results. While we have invested and continue to invest significant resources to comply with privacy regulations, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographies, any of which could materially adversely affect our business, results of operations and financial condition.
Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted and may in the future enact different and potentially contradictory requirements for protecting personal information collected and maintained electronically. These regulations will become particularly relevant to us as we expand our operations beyond the United States. Compliance with numerous and contradictory requirements of different jurisdictions is particularly difficult and costly for a business such as ours that collects personal information from members. If any jurisdiction in which we currently, or in the future may, operate adopts new laws or changes its interpretation of its laws, rules or regulations relating to data use and processing such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions.
Any failure or perceived failure by us to comply with privacy and data protection policies, notices, laws, rules and regulations could result in proceedings or actions against us by individuals, consumer rights groups, government agencies or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity, and an erosion of trust. If any of these events were to occur, our business, results of operations and financial condition could be materially adversely affected.
We function as a HIPAA “business associate” for certain of our partners of our health care applications and, as such, are subject to strict privacy and data security requirements. If we fail to comply with any of these requirements, we could be subject to significant liability, which can adversely affect our business as well as our ability to attract and retain new members and their utilization of our platform.
The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations (collectively, “HIPAA”), imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates.” As our business evolves and we increasingly enter into agreements in which we are a “business associate” for partners in the healthcare industry that are HIPAA covered entities and service providers, we are regulated under these agreements as a business associate for the purposes of HIPAA. If we are unable to comply with our obligations as a HIPAA business associate, we could face substantial civil and even criminal liability. HITECH imposes four tiers of civil monetary penalties and gives state attorneys general authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from HIPAA and each other in significant ways and may not have the same effect.
As a business associate, we are required by HIPAA to maintain HIPAA-compliant business associate agreements with our partners that are HIPAA covered entities and service providers, as well as our subcontractors, to the extent applicable, that access, maintain, create or transmit individually identifiable health information on our behalf for the rendering of services to our HIPAA covered entity and service provider members. These agreements impose stringent data security and other obligations on us. If we or our subcontractors are unable to meet the requirements of any of these business associate agreements, we could face contractual liability under the applicable business associate agreement as well as possible civil and criminal liability under HIPAA, all of which can have an adverse impact on our business and generate negative publicity, which, in turn, can have an adverse impact on our ability to attract and retain members.
We also collect and use health information from individuals in relationships in which we are not a HIPAA “business associate”, but for which we strive to implement information security standards similar to the standards that would be applicable under HIPAA. Any failure to do so could have an adverse impact on our business and generate negative publicity, which, in turn, could have an adverse impact on our ability to attract and retain members.
The laws and regulations that we are subject to or may become subject to are constantly evolving.
We are subject to a wide variety of laws and regulations in the United States and other jurisdictions as well as regulations promulgated by government agencies. Laws, regulations and standards governing issues, such as the collection and use of biometric information, health information, privacy, data security, whistleblowing and worker confidentiality obligations, product liability, personal injury, text messaging, subscription services, intellectual property, arbitration agreements and class action waiver provisions, terms of service, mobile application accessibility and background checks are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state and local administrative agencies. New offerings may also subject us to laws and regulations that we have not historically been subject to.

In addition, our business operations at airports involve coordination with the DHS, and we are subject to audits and reviews by the DHS and TSA. Governmental stakeholders may promulgate additional regulatory frameworks for us or increase the difficulty in maintaining our existing certifications, which may present additional challenges for our operations, increase our expenses, reduce our opportunities and divert management’s attention. Failure to comply with these standards set for our operations by governmental stakeholders may have an adverse impact on our business, results of operations and financial condition. See “—We must continue to meet the standards set for our airport operations by governmental stakeholders.”
As our industry evolves and we continue to expand our platform offerings and member base, we may become subject to additional laws and regulations, which may differ or conflict from one jurisdiction to another.
Additionally, the passage or adoption of any legislation or regulation affecting the ability of service providers to periodically charge consumers for, among other things, recurring subscription payments may materially adversely affect our business, financial condition and results of operations. This could materially adversely affect our payment authorization rate. Legislation or regulation regarding the foregoing, or changes to existing legislation or regulation governing subscription payments, are being considered in many U.S. states. While we monitor and attempt to comply with these legal developments, we may be subject to claims under such legislation or regulation.
Despite our efforts to comply with applicable laws, regulations and other obligations relating to our platform offerings, it is possible that our practices, offerings or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations or obligations. Our failure, or the failure by our partners, to comply with applicable laws or regulations or any other obligations relating to our platform offerings, could harm our reputation and brand, discourage new and existing members from using our platform, lead to refunds of membership fees or result in fines or proceedings by governmental agencies or private claims and litigation, any of which could adversely affect our business, financial condition and results of operations.
We may be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention and materially harm our business, financial condition and operating results.
In the ordinary course of business, from time to time, we have been involved in legal proceedings and in the future may be subject to claims, lawsuits, government investigations and other proceedings involving intellectual property, privacy, securities, tax, labor and employment, commercial disputes and other matters that could adversely affect our business operations and financial condition. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, harm our reputation or require us to stop offering certain features, all of which could negatively affect our membership and revenue growth. Should the ultimate judgments or settlements in any future litigation or investigation significantly exceed our insurance coverage, they could adversely affect our business, results of operations and financial condition. See “Business—Legal Proceedings.”
The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition and operating results.

The coverage afforded under our insurance policies may be inadequate for the needs of our business or our third-party insurers may be unable or unwilling to meet our coverage requirements, which could materially adversely affect our business, results of operations and financial condition.
We are subject to numerous obligations in our contracts with our partners and government agencies. Despite the measures we have implemented to comply with our contracts, we may fail to meet these commitments, whether through a weakness in these procedures, systems and internal controls, negligence or the willful act of an employee.
Our insurance policies may be inadequate to compensate us for the potentially significant losses that may result from claims arising from failure to meet our contractual obligations, disruptions in our services, including those caused by cybersecurity incidents, failures or disruptions to our infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.
Additionally, we procure insurance policies to cover various operations-related risks, including general business liability, workers’ compensation, cyber liability and data breaches, and directors’ and officers’ liability insurance. Moreover, government agencies, states and municipalities may pass new legislation related to companies’ responsibility to protect personally identifiable information generally, as well as biometric information specifically, and appropriate insurance coverage may not be available to us in the future on economically reasonable terms or at all to cover all of our business exposure. If we fail to comply with insurance regulatory requirements in the regions where we operate, or other regulations governing insurance coverage, our brand, reputation, business, results of operations and financial condition could be materially adversely affected. For example, if the DHS were to increase the insurance coverage requirements for us related to our certification as a Qualified Anti-Terrorism Technology under the SAFETY Act, such insurance coverage may significantly increase our costs or may not be available to us.
Our costs for obtaining insurance policies will increase as our business grows and continues to evolve. As our business continues to develop and expand, we may experience difficulty in obtaining insurance coverage for new and evolving offerings, which could require us to incur greater costs and materially adversely affect our business, results of operations and financial condition.
Our use of “open source” software could adversely affect our ability to offer our services and subject us to possible litigation, and may increase our vulnerability to unauthorized access and cyberattacks.
We use open source software in connection with certain of our products and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations and could help our competitors develop products and services that are similar to or better than ours.
In addition to risks related to license requirements, the use of open source software may increase our vulnerability to unauthorized access to our systems and other risks relating to cybersecurity. Open source software licensors generally do not provide updates, warranties, support, indemnities, assurances of title, or controls on origin of the software. Likewise, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to cyberattacks due to their wide availability, and are provided on an “as-is” basis.
Liability protections provided by the SAFETY Act may be limited.
Certain of our technologies and solutions are certified or designated by the DHS as Qualified Anti-Terrorism Technologies under the SAFETY Act. The SAFETY Act provides important legal liability protections for providers of qualified anti-terrorism products and services. Under the SAFETY Act, technology providers may apply to the DHS for coverage of the products and services. If granted coverage, such providers receive certain legal protections against product liability, professional liability and certain other claims that could arise following an act of terrorism. While we believe our applicable technologies and solutions will continue to meet with the approval of the DHS’s SAFETY Act office, we cannot be sure that the SAFETY Act certification and designation will be renewed in the future. Additionally, we do not enjoy coverage for every service we provide. In addition, the terms of the SAFETY Act coverage decisions awarded to us by the DHS contain conditions and requirements that we may not be able to continue to satisfy in the future. In the future, if the DHS limits availability of SAFETY Act coverage or the scope of any coverage previously awarded to us, denies us coverage or continued coverage for a particular service, or delays in making decisions about whether to grant us coverage, we may become exposed to legal claims that the SAFETY Act was otherwise designed to prevent.
Risks Related to Our Financial Results
We may not be able to achieve or sustain profitability in the future and, in the near term, we expect the amount of net losses we generate to increase.
We have not been profitable since our relaunch in 2010, and we recorded a net loss of approximately $9.3 million and approximately $54.2 million for the years ended December 31, 2020 and 2019, respectively, and a net loss of approximately $13.1 million and $51.2 million for the three months ended March 31, 2021 and 2020, respectively.
We expect our expenses to increase, in some cases significantly in comparison to the first quarter of 2021 and the 2020 fiscal year, when we had lower staffing needs and proactively reduced our operating expenses as we attempted to manage the impact of the COVID-19 pandemic on our financial results. We may also incur increased expenses in response to increased travel volumes as the impact of the COVID-19 pandemic on the travel industry subsides or otherwise to support our growth efforts. In the near term, we expect that our expenses will increase at a faster rate than our revenues. As a result, we expect to have increased amounts of net losses in the near term as well as decreased amounts of Adjusted EBITDA and Free Cash Flow, particularly in comparison to the first quarter of 2021 and the 2020 fiscal year (and comparable quarters in the 2020 fiscal year). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the COVID-19 Pandemic.”
We cannot assure you that we will be able to achieve or sustain profitability on a quarterly or an annual basis. If we generate losses in the future, if our net losses increase or if we are cash flow negative, the market price of our common stock may decline.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include, or could in the future include, those related to revenue recognition, capitalized internal-use software costs, income taxes, other non-income taxes, business combinations, valuation of goodwill, purchased intangible assets and share-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.
Our focus on delivering a safe, reliable, predictable and frictionless member experience may not maximize short-term financial results, which may yield results that conflict with the market’s expectations and could result in our stock price being negatively affected.
We are focused on continually enhancing our members’ experience on, and utilization of, our platform. We seek to achieve this objective by expanding our platform into our members’ lives by entering into new verticals and airports, which may not necessarily maximize short-term financial results. We frequently make business decisions that may adversely impact our short-term financial results if we believe that the decisions are consistent with our goals to improve our members’ experience, which we believe will improve our financial results over the long term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our membership growth and the utilization of our platform, as well as our business, financial condition, and operating results, could be materially adversely affected.
Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.
This prospectus includes our internal and third-party estimates of the addressable market for identity solutions. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market, market demand and adoption, capacity to address this demand and pricing are difficult to predict and may prove to be inaccurate. In addition, our internal estimates of the total addressable market and serviceable available market for our solutions reflect the opportunity available from all participants and potential participants in the market. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all.
Risks Related to Our Organization and Structure
We are a holding company and our principal asset after completion of this offering will be our equity interests in Alclear, and we are accordingly dependent upon distributions from Alclear to pay dividends, if any, and taxes, make payments under any tax receivable agreement and cover other expenses, including our corporate and other overhead expenses.
We are a holding company and, upon completion of the reorganization transactions and this offering, our principal asset will be our ownership of Alclear Units. See “Organizational Structure.” We have no independent means of generating revenue, and our ability to pay our taxes and operating expenses will be dependent upon the financial results and cash flows of Alclear and its subsidiaries and distributions we receive from Alclear. As the sole managing member of Alclear, we intend to cause Alclear to make distributions to us, the Founder Post-IPO Members and the other CLEAR Post-IPO Members, in amounts sufficient to cover all applicable taxes payable by us, any payments we are obligated to make under the tax receivable agreement we intend to enter into as part of the reorganization transactions and other costs or expenses. However, there can be no assurance that Alclear will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions.
To the extent that we need funds and Alclear is restricted from making such distributions to us, under applicable law or regulation, as a result of covenants in our debt agreements or otherwise, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer a material adverse effect on our liquidity and financial condition.
Under Alclear's second amended and restated operating agreement, we expect Alclear from time to time to make pro rata distributions in cash to its unitholders, including us, the Founder Post-IPO Members and the other CLEAR Post-IPO Members, in amounts sufficient to cover taxes on our allocable share of the taxable income of Alclear and payments we are obligated to make under the tax receivable agreement. As a result of (i) potential differences in the amount of net taxable income allocable to us and to Alclear’s other unitholders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the favorable tax benefits that we anticipate from (a) the Company’s allocable share of existing tax basis acquired in this offering, (b) increases in the Company’s allocable share of existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Alclear as a result of exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) and (c) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement, we expect that these cash distributions will be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the tax receivable agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for Alclear Units and corresponding shares of common stock will be made as a result of any cash distribution by us or any retention of cash by us, and in any event the ratio will remain one-to-one. To the extent we do not distribute such excess cash as dividends on our Class A common stock or Class B Common Stock or otherwise take ameliorative actions between Alclear Units and shares of Class A common stock or Class B Common Stock and instead, for example, hold such cash balances, or lend them to Alclear, this may result in shares of our Class A common stock or Class B Common Stock increasing in value relative to the value of Alclear Units. The holders of Alclear Units may benefit from any value attributable to such cash balances if they acquire shares of Class A common stock or Class B Common Stock in exchange for their Alclear Units, notwithstanding that such holders may previously have participated as holders of Alclear Units in distributions that resulted in such excess cash balances.
Our organizational structure, including the tax receivable agreement, confers certain benefits upon the CLEAR Post-IPO Members that will not benefit holders of our Class A common stock to the same extent that it will benefit the CLEAR Post-IPO Members.
Our organizational structure, including the tax receivable agreement, confers certain benefits upon the CLEAR Post-IPO Members that will not benefit the holders of our Class A common stock to the same extent that it will benefit the CLEAR Post-IPO Members. We intend to enter into a tax receivable agreement with the CLEAR Post-IPO Members that will provide for the payment by us to the CLEAR Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) as a result of (i) any increase in tax basis in Alclear’s assets resulting from (a) exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although the Company will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock or Class C common stock.

We are controlled by the Founder Post-IPO Members, whose interests in our business may be different than yours.
Based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the Founder Post-IPO Members will collectively control approximately    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters exercise their option to purchase additional shares in full) after the completion of this offering and the application of the net proceeds from this offering as a result of its ownership of our Class B common stock and our Class D common stock, each share of which is entitled to 20 votes per share on all matters submitted to a vote of our stockholders.
The Founder Post-IPO Members will have the ability to control our Company, including the ability to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of the Founder Post-IPO Members, even if such events are in the best interests of minority stockholders. This concentration of voting power with the Founder Post-IPO Members may have a negative impact on the price of our Class A common stock. In addition, because shares of our Class B common stock and Class D common stock each have 20 votes per share on matters submitted to a vote of our stockholders, the Founder Post-IPO Members may be able to control our Company until such time that the Founder Post-IPO Members no longer collectively beneficially own a majority of the voting power of our outstanding shares of common stock. Further, even when the Founder Post-IPO Members cease to collectively own shares of our common stock representing a majority of the combined voting power of our outstanding shares of common stock, for so long as the Founder Post-IPO Members continue to collectively own a significant percentage of our stock, they will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval through their voting power.
The Founder Post-IPO Members’ interests may not be fully aligned with yours. Because each Founder Post-IPO Member holds part of its economic interest in our business through Alclear, rather than through the public company, they may have conflicting interests with holders of shares of our Class A common stock. For example, the Founder Post-IPO Members may have a different tax position from us, which could influence its decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that we will enter into in connection with this offering, and whether and when we should undergo certain changes of control within the meaning of the tax receivable agreement or terminate the tax receivable agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
For additional information regarding the share ownership of, and our relationship with, the Founder Post-IPO Members, you should read the information under the headings “Principal Stockholders” and “Certain Relationships and Related Party Transactions.”
We will be required to pay the CLEAR Post-IPO Members for certain tax benefits we may claim, and the amounts we may pay could be significant.
Future exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, for shares of our Class A common stock or Class B common stock, respectively, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Both the existing and anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with the CLEAR Post-IPO Members that will provide for the payment by us to the CLEAR Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) as a result of (i) any increase in tax basis in Alclear’s assets resulting from (a) exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.
The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges by or purchases from the CLEAR Post-IPO Members, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.
We expect that the payments we will be required to make under the tax receivable agreement will be substantial. Further, assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the tax savings associated with all tax attributes described above would aggregate to approximately $      million over 15 years from the date of the completion of this offering, based on an assumed initial public offering price of $      per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus and assuming all future redemptions, purchases or exchanges would occur on the date of this offering. Under this scenario, we would be required to pay the CLEAR Post-IPO Members 85% of such amount, or approximately $      million, over the 15-year period from the date of the completion of this offering. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the tax receivable agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each redemption or exchange of an Alclear Unit (along with the corresponding share of our Class C common stock or Class D common stock, as applicable) for cash or a share of Class A common stock or Class B common stock, as applicable and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the tax receivable agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (the “IRS”), or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the tax receivable agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the CLEAR Post-IPO Members. The interests of the CLEAR Post-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the CLEAR Post-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the CLEAR Post-IPO Members (or their transferees or assignees) under the tax receivable agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the CLEAR Post-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the CLEAR Post-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the CLEAR Post-IPO Members (or their transferees or assignees) under the terms of the tax receivable agreement. However, we might not determine that we have effectively made an excess cash payment to the CLEAR Post-IPO Members (or its transferee or assignee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the tax receivable agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the tax receivable agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the tax receivable agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the CLEAR Post-IPO Members (or their transferees or assignees) that are the subject of the tax receivable agreement.
In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we are required to make a payment to the CLEAR Post-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.5% or London InterBank Offered Rate (“LIBOR”) (or, in the absence of LIBOR, its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where the CLEAR Post-IPO Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of Alclear Units may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or purchase of Alclear Units may increase the tax liability of CLEAR Post-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of CLEAR Post-IPO Members (or their transferees or assignees) and the interests of other stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement are dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements could restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Our Credit Agreement contains restrictions that limit our flexibility.
The covenants in our Credit Agreement, dated as of March 31, 2020 (as amended by Amendment No. 1 to Credit Agreement, dated as of April 29, 2021, and as may be further amended from time to time, the “Credit Agreement”), by and among Alclear, the other loan parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., may negatively impact our ability to finance future operations or capital needs or to engage in other business activities. Our Credit Agreement requires us to maintain a specified net leverage ratio, which may require us to take action to reduce our debt or to act in a manner contrary to our business objectives. Our Credit Agreement also restricts our ability to, among other things: incur additional debt and guarantee indebtedness; pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock, or make other restricted payments; prepay, redeem, or repurchase certain debt; make loans or certain investments; sell certain assets; create liens on certain assets; consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; enter into certain transactions with our affiliates; alter the businesses we conduct; and enter into agreements restricting our subsidiaries’ ability to pay dividends. We could incur substantial indebtedness in the future, and the agreements governing any such indebtedness may provide further restrictions on our business.
As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. These restrictive covenants may limit our ability to engage in activities that may be in our long-term best interest. The failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of a substantial amount of our indebtedness. In the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or to make any accelerated payments. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms. If we default on our indebtedness, our business, financial condition and results of operation could suffer a material adverse effect.
Risks Related to this Offering and Our Class A Common Stock
No public market currently exists for our Class A common stock, and there can be no assurance that an active public market for our Class A common stock will develop.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price for our Class A common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our Class A common stock after this offering. If you purchase shares of our Class A common stock, you may not be able to resell those shares of Class A common stock at or above the initial public offering price. We cannot predict the extent to which investor interest in our Class A common stock will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active public market for our Class A common stock does not develop, or is not sustained, it may be difficult for you to sell your Class A common stock at a price that is attractive to you or at all.
Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our Class A common stock into the public market in the future, particularly sales by our directors, executive officers and principal stockholders, or the perception that these sales might occur, could cause the market price of our Class A common stock to decline and could impair our ability to raise capital through the sale of additional equity securities.
Upon the consummation of this offering, we will have                 shares of Class A common stock (or                 shares if the underwriters exercise their option to purchase additional shares in full) outstanding, excluding                 shares of Class A common stock underlying outstanding stock options and restricted stock units and, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus),                 shares of Class A common stock issuable upon potential exchanges and/or conversions. Of these shares, the                 shares sold in this offering (or                 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction under the Securities Act. Upon the completion of this offering, the remaining outstanding shares of Class A common stock, including shares issuable upon exchange and/or conversion, will be deemed “restricted securities,” as that term is defined under Rule 144 of the Securities Act. Immediately following the consummation of this offering, the holders of these remaining                 shares of our Class A common stock, including shares issuable upon exchange or conversion as described above (or                 shares if the underwriters exercise their option to purchase additional shares in full) will be entitled to dispose of their shares pursuant to

(i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act, subject to, in the case of substantially all of the holders, the expiration of the underwriter “lock-up” period. See “Shares Eligible for Future Sale.”
We intend to file a registration statement under the Securities Act registering         shares of our Class A common stock reserved for issuance under our 2021 Omnibus Incentive Plan, and we will enter into the Registration Rights Agreement pursuant to which we will grant demand and piggyback registration rights to the Founder Post-IPO Members and certain holders of our common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” and “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sale upon completion of this offering.
As of March 31, 2021, after giving effect to the reorganization transactions and this offering, we would have had outstanding warrants exercisable for             shares of Class A common stock (either directly or indirectly through the exercise for Alclear Units that are exchangeable for shares of Class A common stock), of which    % would have vested. To the extent any such warrants vest, as applicable, and are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the NYSE. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.
Our current controls and any new controls we develop may become inadequate because of growth in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior financial reporting periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports to be filed with the SEC under Section 404 of the Sarbanes-Oxley Act once we cease to be an emerging growth company. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our stock.
We have expended and anticipate we will continue to expend significant resources, and we expect to provide significant management oversight, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business and negatively impact our share price. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. To comply with the requirements of being a public company, we will need to undertake various actions, such as implementing new internal controls and procedures. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC, or for the year ending December 31, 2022. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
We do not anticipate paying any cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.
We do not currently anticipate declaring any cash dividends to holders of our Class A common stock in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by the restrictions under the terms of our Credit Agreement. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Consequently, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our Class A common stock.
Provisions in our charter documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third party.
Our certificate of incorporation and by-laws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following, some of which only become effective the first date on which Ms. Seidman-Becker and Mr. Cornick (the “Co-Founders”), together with the other persons in their permitted ownership groups (which include the Founder Post-IPO Members), collectively beneficially own, in aggregate, less than a majority of the combined voting power of our outstanding shares of common stock entitled to vote generally in the election of directors (the “Triggering Event”):
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the 20 vote per share feature of our Class B common stock and Class D common stock;

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after the Triggering Event, the sole ability of the board of directors to fill a vacancy on the board of directors;

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prohibiting our stockholders from calling a special meeting of stockholders;

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after the Triggering Event, no ability for our stockholders to take action by written consent;

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after the Triggering Event, certain amendments to our certificate of incorporation or amendments to our by-laws will require the approval of 66 2/3% of the combined voting power of our outstanding shares of common stock;

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after the Triggering Event, removal of directors will require the approval of holders of at least 66 2∕3% of the combined voting power of our outstanding shares of common stock; and

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authorizing “blank check” preferred stock, the terms and issuance of which can be determined by our board of directors without any need for action by stockholders.

Additionally, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impede or discourage a takeover attempt that our stockholders may find beneficial. For example, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of our voting stock. We will opt out of Section 203 of the Delaware General Corporation Law, but our certificate of incorporation will include a similar provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, do not apply to any business combination between (i) any Founder Post-IPO Member, (ii) any Co-Founder, (iii) any other person in any Co-Founder’s permitted ownership group, (iv) any affiliate, successor or Related Party of any of the foregoing or (v) any Permitted Transferee of any of the foregoing. For purposes of this discussion, a person is a “Related Party” of another person if they are an affiliate or successor of such other person or are a “group,” or member of any such group, to which such other person is a party under Rule 13d-5 of the Exchange Act. For purposes of this discussion, a person is a “Permitted Transferee” of another person if they (A) acquire (other than in connection with a registered public offering) our voting stock from such other person or any of such other person’s Related Parties and (B) are designated in writing by a Founder Post-IPO Member or its successor or assignee as a “Permitted Transferee”.
These provisions of our certificate of incorporation and by-laws and Delaware law could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock. For more information, see “Description of Capital Stock.”
Our stock price may be volatile, and you may be unable to resell your shares at or above the offering price or at all.
Prior to this offering, there has been no public market for our Class A common stock, and an active trading market may not develop or be sustained upon the completion of this offering. The initial public offering price of the Class A common stock offered hereby was determined through our negotiations with the underwriters and may not be indicative of the market price of the Class A common stock after this offering. The market price of our Class A common stock after this offering will be subject to significant fluctuations in response to, among other factors:
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our operating and financial performance and prospects;

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quarterly variations in the rate of growth (if any) of our financial or operational indicators, such as earnings per share, net income, revenues, Total Cumulative Enrollments, Total Cumulative Platform Uses, Annual CLEAR Plus Net Member Retention, Total Bookings, Adjusted EBITDA and Free Cash Flow;

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the public reaction to our press releases, our other public announcements and our filings with the SEC;

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strategic actions by our competitors or third parties;

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changes in operating performance and the stock market valuations of other companies;

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announcements related to litigation;

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our failure to meet revenue or earnings estimates made by research analysts or other investors;

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changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

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speculation in the press or investment community;

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sales of our common stock by us or our stockholders, or the perception that such sales may occur;

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changes in accounting principles, policies, guidance, interpretations or standards;

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additions or departures of key management personnel;

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actions by our stockholders;

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general market conditions;

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domestic and international economic, legal and regulatory factors unrelated to our performance;

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material weakness in our internal control over financial reporting; and

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the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

Additionally, our operating and financial performance has historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control and difficult to predict. This variability and unpredictability could result in our failing to meet the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our Class A common stock could fall substantially.
Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. As such, the price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our Class A common stock and materially affect the value of your investment.
Because the initial public offering price per share of Class A common stock is substantially higher than our book value per share, purchasers in this offering will immediately experience a substantial dilution in net tangible book value.
Purchasers of our Class A common stock will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price per share. After giving effect to the reorganization transactions, our entry into the tax receivable agreement, the sale of the                 shares of Class A common stock we have offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses payable by us) and the application of the net proceeds therefrom, our pro forma net tangible book value as of March 31, 2021 would have been a deficit of $      million, or $      per share of Class A common stock and Class B common stock (assuming that the CLEAR Post-IPO Members exchange all of their Alclear Units and corresponding shares of Class C common stock or Class D common stock, as applicable, for shares of our Class A common stock and Class B common stock, as applicable, on a one-for-one basis). This value represents an immediate dilution in net tangible book value of $      per share to new investors purchasing shares of our Class A common stock in this offering. A calculation of the dilution purchasers will incur is provided below under “Dilution.”
We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting, administrative and other costs and expenses that we have not previously incurred or have experience with as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and the NYSE impose numerous requirements on public companies, including establishment and maintenance of effective disclosure controls and procedures and internal control over financial reporting and corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the political environment and government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and may impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to compliance with these laws and regulations. These requirements have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.
For as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements and appropriately train our employees and management. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are an “emerging growth company,” and the reduced disclosure requirements applicable to such companies could make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012, and may remain an “emerging growth company” until the last day of the year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues equals or exceeds an amount specified by regulation (currently $1.07 billion) or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For as long as we remain an “emerging growth company,” we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to take advantage of this extended transition period and therefore will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions.
If some investors find our Class A common stock less attractive because we are permitted to or choose to rely on these exemptions, there may be a less active trading market for our Class A common stock and our stock price may be more volatile and it may be difficult for us to raise additional capital if and when we need it.
We anticipate incurring substantial stock-based compensation expense related to the Founder PSUs, which may have an adverse effect on our financial condition and results of operations and may result in substantial dilution.
We expect to grant the Founder PSUs following the pricing of this offering. The Founder PSUs will be eligible to vest over a five-year period based on the achievement of pre-determined stock price goals ranging from 1.5 to 3.0 times the pricing of this offering. The Founder PSUs will become vested based on the achievement of such stock price goals (measured as a volume-weighted average stock price over 180 days) during overlapping measurement periods that begin two years following the closing of this offering and end five years following the closing of this offering, or earlier in the event of a change of control. For additional information regarding the terms of the Founder PSUs, please see the section titled “Executive Compensation.”
We will record substantial stock-compensation expense for the Founder PSUs. The aggregate grant date fair value of the Founder PSUs is estimated to be approximately $66.3 million, which we estimate will be recognized as compensation expense over a number of years following the closing of this offering.
Because the Founder PSUs that become vested will be settled in shares of Class A common stock, a potentially large number of shares of Class A common stock will be issuable if the applicable vesting conditions are satisfied, which would dilute your ownership of us. In addition, we may expend substantial funds to satisfy tax withholding and remittance obligations related to the Founder PSUs if and when they become vested.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, publish projections for our business that exceed our actual results, or downgrade their recommendations regarding our Class A common stock, our stock price and trading volume could decline.
The trading market for our Class A common stock may be affected by the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our Class A common stock and the trading volume could decline. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. In addition, if we obtain analyst coverage, the analysts’ projections may have little or no relationship to the results we actually achieve and could cause our stock price to decline if we fail to meet their projections. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.
We have broad discretion over the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion over the application of a portion of the net proceeds from this offering and could spend such net proceeds in ways that do not improve our financial condition or results of operations, or enhance the value of our Class A common stock. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our Class A common stock to decline. Pending their use, we may invest such net proceeds in a manner that does not produce income or that loses value.
Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or of our certificate of incorporation or our by-laws or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; provided that this exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or to any claim for which the federal district courts of the United States have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.
Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the forum selection clauses in our certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clauses in our certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our certificate of incorporation described above. However, the enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our certificate of incorporation. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

We may issue preferred securities, the terms of which could adversely affect the voting power or value of our common stock.
Our certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred securities having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred securities could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred securities the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred securities could affect the residual value of the common stock.
The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares of common stock from being added to these indices. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which involve risks and uncertainties. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology and expressions. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategies, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and include, among other things, statements relating to:
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our strategies, outlook and growth prospects;

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our operational and anticipated financial performance and dividend policy;

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general economic trends and trends in the industry and markets; and

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the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
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failure to add new members, retain existing members, increase CLEAR Plus memberships or increase the utilization of our platform;

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failure to add new partners, retain existing partners or profit from partner relationships;

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our inability to maintain the value and reputation of our brand;

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failure to successfully compete against existing and future competitors, and the highly competitive market in which we operate;

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risks associated with the increased adoption of new technological solutions and services, including third-party identity verification solutions and credential authentication solutions, at locations where we operate or may operate in the future;

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public confidence in, and acceptance of, identity platforms and biometrics generally, and our platform specifically;

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our inability to implement successful strategies to increase adoption of our platform or expand into new verticals;

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the success of our new and relatively unproven Health Pass product;

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risks associated with our commercial agreements and strategic alliances, as well as potential indemnification obligations, and certain of our agreements with third parties;

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our business and results of operations’ partial dependence upon concessionaire agreements;

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our ability to manage our growth or continue innovating;

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risks associated with our growth and ability to develop and introduce platform features and offerings;

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risks associated with any decline or disruption in the travel industry or a general economic downturn;

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our dependence on retaining and attracting high-quality personnel;

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the ineffectiveness of our marketing efforts to grow our business;

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risks associated with breaches of our information technology systems, protection of our intellectual property, technology and confidential information and failures by third-party technology and devices on which our business relies;

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our reliance on third-party technology and information systems to help complete critical business functions and our ability to find alternatives if such third-party technology and information systems fail;

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failure to adequately protect our intellectual property, technology and confidential information;

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our ability to meet the standards set for our airport operations by governmental stakeholders;

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our failure to comply with the constantly evolving laws and regulations that we are subject to or may become subject to;

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limitations of the SAFETY Act’s liability protections; and

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other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

ORGANIZATIONAL STRUCTURE
Structure Prior to the Reorganization Transactions
We currently conduct our business through Alclear and its subsidiaries.
Prior to the commencement of the reorganization transactions, Alclear had limited liability company interests outstanding in the form of Class A units, Class B units and profit units.
The following diagram depicts Alclear’s organizational structure prior to the reorganization transactions. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within Alclear’s organizational structure.

Founder Post-IPO Members
Certain other pre-IPO investors
Certain employees, members of management and others*
Class A units
Class B units
profit units
Class B units
profit units
Alclear Holdings, LLC
100%
Alclear Operating Subsidiaries

*
Includes certain of our current and former employees, members of management, service providers and members of the board of managers of Alclear.

Class A Units
Prior to the commencement of the reorganization transactions, Alclear had limited liability company interests outstanding in the form of Class A units. All Class A units were owned by the Founder Post-IPO Members.
Class B Units
Prior to the commencement of the reorganization transactions, Alclear also had limited liability company interests outstanding in the form of Class B units. Class B units were owned by our other pre-IPO investors, including certain strategic alliance partners.
Class C Units
Prior to the commencement of the reorganization transactions, Class C Units were issuable upon vesting of restricted stock units that were granted under Alclear’s management incentive plan. There were no Class C Units outstanding. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table” and “—Outstanding Equity Awards at Fiscal Year End.”

Profit Units
Profit units were non-voting profit-sharing interests issued by Alclear in one or more additional classes of Alclear’s units, including pursuant to Alclear’s management incentive plan. Prior to the commencement of the reorganization transactions, profit units were owned by certain current and former employees, members of management, service providers and members of the board of managers of Alclear.
The Reorganization Transactions
Subsequent to March 31, 2021 and prior to the completion of this offering and the reorganization transactions, we will consummate an internal reorganization, which we refer to as the “reorganization transactions.” In connection with the reorganization transactions, the following steps will occur:
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Alclear will make a distribution to certain CLEAR Pre-IPO Members for the purpose of funding their tax obligations for periods prior to the pricing of this offering;

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we will become the sole managing member of Alclear;

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warrants of Alclear exercisable prior to this offering will, subject to their terms, to the extent not exercised by the holders thereof at their discretion, automatically be exercised for Class B units of Alclear;

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we will amend and restate Alclear’s amended and restated operating agreement and provide that, among other things, all of Alclear’s outstanding equity interests, including its Class A units, Class B units and profit units, will be reclassified into Alclear Units. The number of Alclear Units to be issued to each member of Alclear will be determined based on a hypothetical liquidation of Alclear and the initial public offering price per share of our Class A common stock in this offering, as well as a unit split to optimize the Company’s capital structure to facilitate this offering;

•
we will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The Class A common stock and Class C common stock will each provide holders with one vote per share on all matters submitted to a vote of stockholders, and the Class B common stock and Class D common stock will each provide holders with 20 votes per share on all matters submitted to a vote of stockholders. The holders of Class C common stock and Class D common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock and Class B common stock. These attributes are summarized in the following table:

Class of Common Stock	Votes	Economic Rights
Class A common stock	1	Yes
Class B common stock	20	Yes
Class C common stock	1	No
Class D common stock	20	No
Shares of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders;
•
certain other warrants of Alclear are not exercisable at or prior to this offering and, upon completion of this offering, will either, in accordance with their terms, (i) be exchanged for new warrants representing the right to receive Class A common stock or (ii) remain at Alclear and continue to be exercisable for Alclear Units in accordance with their terms;

•
Founder Post-IPO Members will contribute a portion of their Alclear Units to us in exchange for Class B common stock;

•
certain CLEAR Pre-IPO Members will contribute their Alclear Units to us in exchange for Class A common stock;

•
outstanding RSUs in Alclear will be substituted with restricted stock units representing the right to receive our Class A common stock following the applicable vesting date;

•
we will form subsidiaries that will merge with and into the Blocker Corporations in which certain Blocker Stockholder hold interests, and the surviving entities will then merge with and into us. As consideration for the Mergers, we will issue to the Blocker Stockholder shares of our Class A common stock. The number of shares of Class A common stock to be issued to the Blocker Post-IPO Stockholders will be based on the number of Alclear Units that we acquire;

•
the CLEAR Post-IPO Members will subscribe for and purchase shares of our common stock as follows, in each case at a purchase price of $0.00001 per share and in an amount equal to the number of Alclear Units held by each such CLEAR Post-IPO Member:

•
Alclear Investments will purchase             shares of our Class D common stock;

•
Alclear Investments II will purchase            shares of our Class D common stock; and

•
the other CLEAR Post-IPO Members will purchase an aggregate of            shares of our Class C common stock; and

•
subject to certain restrictions, the Founder Post-IPO Members will be granted the right to exchange its Alclear Units, together with a corresponding number of shares of our Class D common stock, for, at our option, (i) shares of our Class B common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), and the other CLEAR Post-IPO Members will be granted the right to exchange their Alclear Units, together with a corresponding number of shares of our Class C common stock, for, at our option, (i) shares of our Class A common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). Each share of our Class B common stock and Class D common stock is convertible at any time, at the option of the holder, into one share of Class A common stock or Class C common stock, respectively. Furthermore, each share of our Class B common stock will automatically convert into one share of Class A common stock and each share of our Class D common stock will automatically convert into one share of our Class C common stock upon the occurrence of certain events as described in "Description of Capital Stock—Common Stock—Conversion, Transferability and Exchange."

We have not engaged in any business or other activities except in connection with the reorganization transactions and have no material assets. Following this offering, Alclear and its subsidiaries will continue to operate the historical business of our Company.
Effect of the Reorganization Transactions and this Offering
The reorganization transactions are intended to create a holding company that will facilitate public ownership of, and investment in, our Company and are structured in a tax-efficient manner for our investors. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of Alclear, as its sole managing member, and will also have a substantial financial interest in Alclear, we will consolidate the financial results of Alclear, and a portion of our net income (loss) will be allocated to the non-controlling interest to reflect the entitlement of the CLEAR Post-IPO Members to a portion of Alclear’s net income (loss). In addition, because Alclear will be under common control before and after the reorganization transactions, we will account for the reorganization transactions as a reorganization of entities under common control and will initially measure the interests of the CLEAR Pre-IPO Members in the assets and liabilities of Alclear at their carrying amounts as of the date of the completion of this reorganization transactions.
Our post-offering organizational structure is commonly referred to as an umbrella partnership-C-corporation (“UP-C”) structure. This organizational structure will allow the CLEAR Post-IPO Members to retain their equity ownership in Alclear, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Alclear Units. Investors in this offering and the Investor Post-IPO

Stockholders will, by contrast, hold their equity ownership in Clear Secure, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. One of the benefits of the UP-C structure is that future taxable income of Alclear that is allocated to our CLEAR Post-IPO Members will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, because our CLEAR Post-IPO Members may exchange their Alclear Units for shares of our Class A common stock or Class B common stock, our UP-C structure provides our CLEAR Post-IPO Members with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. CLEAR Post-IPO Members will continue to hold their ownership interests in Alclear until such time in the future as they may elect to exchange their Alclear Units and corresponding shares of our Class C common stock or Class D common stock, as applicable, with Alclear for, at our option (as managing member of Alclear), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, (i) shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), or otherwise dispose of their interests in Alclear. Another benefit of the structure is that these exchanges are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. In connection with the reorganization transactions, we will enter into a tax receivable agreement that will obligate us to make payments to the CLEAR Post-IPO Members generally equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes and tax attributes resulting from payments made under the tax receivable agreement. We will retain the benefit of the remaining 15% of these tax savings. See Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although the UP-C structure is more complex than other organization structures, we believe that the benefits of the UP-C structure outweigh any detriment from the additional complexity.
After the completion of this offering, we intend to contribute the net proceeds from this offering to Alclear in exchange for a number of Alclear Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (           Alclear Units at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus or, if the underwriters exercise their option to purchase additional shares in full,           Alclear Units), and we intend to cause Alclear to use such contributed amount to pay offering expenses and for general corporate purposes.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $      million. All of such offering expenses will be paid for or otherwise borne by Alclear.
See “Use of Proceeds.”
The following diagram depicts our organizational structure following the reorganization transactions, this offering and the application of the net proceeds from this offering, including all of the transactions described above (assuming an initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares). This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

(1)
Includes           unvested Alclear Units and corresponding shares of Class C common stock.

(2)
Includes           unvested Alclear Units and corresponding shares of Class D common stock.

(3)
Represents economic interest in Clear Secure, Inc. and not Alclear Holdings, LLC.

(4)
Classified as a corporation for U.S. federal income tax purposes.

(5)
Classified as a partnership for U.S. federal income tax purposes.

(6)
The Investor Post-IPO Stockholders include the Blocker Post-IPO Stockholders.

Based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), upon completion of the transactions described above, this offering and the application of the net proceeds from this offering:
•
we will be appointed as the sole managing member of Alclear and will directly or indirectly hold                 Alclear Units, constituting    % of the outstanding equity interests in Alclear (or                 Alclear Units, constituting    % of the outstanding equity interests in Alclear if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom);

•
Alclear Investments will hold an aggregate of                 shares of our Class B common stock,                 shares of our Class D common stock and                 Alclear Units, constituting    % of the outstanding equity interests in Alclear (or constituting    % of the outstanding equity interests in Alclear, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom), and collectively representing    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom);

•
Alclear Investments II will hold an aggregate of             shares of our Class B common stock,             shares of our Class D common stock and             Alclear Units, constituting      % of the outstanding equity interests in Alclear (or constituting       % of the outstanding equity interests in Alclear, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom), and collectively representing    % of the combined voting power of our outstanding shares of common stock (or     % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom);

•
the CLEAR Post-IPO Members other than the Founder Post-IPO Members will hold an aggregate of                 shares of our Class C common stock and                 Alclear Units, representing    % of the outstanding equity interests in Alclear (or representing    % of the outstanding equity interests in Alclear, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom), and collectively representing    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom);

•
the Investor Post-IPO Stockholders will collectively hold an aggregate of                 shares of our Class A common stock, representing    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom); and

•
our public stockholders will collectively hold                 shares of our Class A common stock, representing    % of the combined voting power of our outstanding shares of common stock (or                 shares and    %, respectively, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).

The following table sets forth the percentage of economic and voting interests of each class of investors in Clear Secure, Inc. as a result of the reorganization transactions and this offering based on an assumed initial public offering price of $    per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming the underwriters do not exercise their option to purchase additional shares in this offering from us:
Class of Common Stock	Economic Interest (%)	Voting Power (%)
Class A common stock*
Class B common stock
Class C common stock	0%
Class D common stock	0%

*
Includes investors in this offering, which will have an approximately   % of the economic interest and approximately   % of the voting power in Clear Secure, Inc. following the reorganization transactions and this offering.

Holding Company Structure and Tax Receivable Agreement
We are a holding company, and immediately after the consummation of the reorganization transactions and this offering our principal asset will be our ownership interests in Alclear, which we will hold directly and indirectly. The number of Alclear Units we will own, directly or indirectly, at any time will equal the aggregate number of outstanding shares of our Class A common stock and Class B common stock. The economic interest represented by each Alclear Unit that we own will correspond to one share of our Class A common stock or Class B common stock, and the total number of Alclear Units owned directly or indirectly by us and the holders of our Class C common stock and Class D common stock at any given time will equal the sum of the outstanding shares of all classes of our common stock. Shares of our Class C common stock and Class D common stock cannot be transferred except in connection with a transfer or exchange of Alclear Units.

We do not intend to list our Class B common stock, Class C common stock or Class D common stock on any stock exchange.
Future exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, for shares of our Class A common stock or Class B common stock, respectively, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions.
We intend to enter into a tax receivable agreement with the CLEAR Post-IPO Members that will provide for the payment by us to the CLEAR Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) as a result of (i) any increase in tax basis in Alclear’s assets resulting from (a) exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the tax receivable agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the CLEAR Post-IPO Members. The interests of the CLEAR Post-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the CLEAR Post-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the CLEAR Post-IPO Members (or their transferees or assignees) under the tax receivable agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the CLEAR Post-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the CLEAR Post-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the CLEAR Post-IPO Members (or their transferees or assignees) under the terms of the tax receivable agreement. However, we might not determine that we have effectively made an excess cash payment to the CLEAR Post-IPO Members (or its transferee or assignee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the tax receivable agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the tax receivable agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the tax receivable agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the CLEAR Post-IPO Members (or their transferees or assignees) that are the subject of the tax receivable agreement. See “Risk Factors—Risks Related to Our Organization and Structure—We will be required to pay the CLEAR Post-IPO Members for certain tax benefits we may claim, and the amounts we may pay could be significant” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $      million, after deducting underwriting discounts and commissions, based on an assumed initial offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming the underwriters’ option to purchase additional shares is not exercised. If the underwriters exercise their option to purchase additional shares in full, we expect to receive approximately $      million of net proceeds, after deducting underwriting discounts and commissions, based on an assumed initial offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the amount of net proceeds to us from this offering by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.
We intend to contribute the net proceeds from this offering to Alclear in exchange for a number of Alclear Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (                 Alclear Units at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus or, if the underwriters exercise their option to purchase additional shares in full,                 Alclear Units), and to cause Alclear to use such contributed amount to pay offering expenses and for general corporate purposes.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $      million. All of such offering expenses will be paid for or otherwise borne by Alclear.
We have broad discretion as to the application of such net proceeds to be used for general corporate purposes. Although we do not have any commitments or agreements to enter into any acquisitions or investments with any specific targets at this time, we may use such net proceeds to finance growth through the acquisition of, or investment in, businesses, products, services or technologies that are complementary to our current business, through mergers, acquisitions or other strategic transactions. Prior to application, we may hold any such net proceeds in cash or invest them in short-term securities or investments. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

DIVIDEND POLICY
We have no current plans to pay dividends on our Class A common stock in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, earnings, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, restrictions in our Credit Agreement, including those that limit our ability to pay dividends to stockholders, and other factors that our board of directors may deem relevant.
We are a holding company and will have no material assets other than our ownership of Alclear Units. Our ability to pay cash dividends will depend on the payment of distributions by our current and future subsidiaries, and such distributions may be restricted as a result of regulatory restrictions, state law regarding distributions by a company to its equityholders or contractual agreements, including their current debt agreements and any future agreements governing their indebtedness. See “Risk Factors—Risks Related to Our Organization and Structure—We are a holding company and our principal asset after completion of this offering will be our equity interests in Alclear, and accordingly we are dependent upon distributions from Alclear to pay taxes and other expenses” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021, on:
•
an actual basis;

•
a pro forma basis to reflect the reorganization transactions described under “Organizational Structure;” and

•
an as-adjusted basis to give effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of March 31, 2021
(in thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(1)
Cash and cash equivalents	$175,730
Total long-term indebtedness	$3,667
Total redeemable capital units	$650,660
Equity:
Profit units	$8,117
Total accumulated deficit	$(519,148)
Class A common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding (pro forma); shares authorized, shares issued and outstanding (pro forma as adjusted)	—
Class B common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding (pro forma); shares authorized, shares issued and outstanding (pro forma as adjusted)	—
Class C common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; shares authorized, issued and outstanding (pro forma); shares authorized, issued and outstanding (pro forma as adjusted)	—
Class D common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; shares authorized, issued and outstanding (pro forma); shares authorized, issued and outstanding (pro forma as adjusted)	—
Additional paid-in-capital	—
Net parent investment	—
Retained earnings	—
Accumulated other comprehensive income	$52
Non-controlling interest	—
Total equity	$(510,979)
Total capitalization	$143,348

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) each of additional paid-in capital, total equity and total capitalization by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION
If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock. Dilution results from the fact that the initial public offering price per share of the Class A common stock is substantially in excess of the book value per share attributable to the Class A common stock held by existing equityholders (including all shares issuable upon exchange and/or conversion).
Our pro forma net tangible book value as of March 31, 2021 would have been approximately $      million, or $(           ) per share of our common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding, in each case after giving effect to the reorganization transactions (based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus)) and the estimated impact of the tax receivable agreement, assuming that the CLEAR Post-IPO Members exchange all of their Alclear Units and corresponding shares of our Class C common stock or Class D common stock, as applicable, for newly-issued shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis.
After giving effect to the reorganization transactions and the estimated impact of the tax receivable agreement, assuming that the CLEAR Post-IPO Members exchange all of their Alclear Units and corresponding shares of our Class C common stock or Class D common stock, as applicable, for newly-issued shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis, and after giving further effect to the sale of                 shares of Class A common stock in this offering at the assumed initial public offering price of $      per share (the midpoint of the estimated price range on the cover page of this prospectus) and the application of the net proceeds from this offering, our pro forma as adjusted net tangible book value would have been approximately $      million, or $(           ) per share, representing an immediate increase in net tangible book value of $      per share to existing equityholders and an immediate dilution in net tangible book value of $      per share to new investors.
The following table illustrates the per share dilution:
Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2021(1)	$	( )
Increase in pro forma net tangible book value per share attributable to new investors
Pro forma adjusted net tangible book value per share after this offering(2)		( )
Dilution in pro forma net tangible book value per share to new investors	$

(1)
Reflects                 outstanding shares of Class A common stock and Class B common stock, including (i)                 shares of Class B common stock issuable upon the exchange of the Alclear Units and                 shares of Class D common stock each to be held by the Founder Post-IPO Members immediately after to this offering, (ii)                 shares of Class A common stock to be held by the Blocker Post-IPO Stockholders immediately after to this offering and (iii)                 shares of Class A common stock issuable upon the exchange of the Alclear Units and shares of Class C common stock each to be held by the CLEAR Post-IPO Members immediately after to this offering.

(2)
Reflects                 outstanding shares, consisting of (i)                 shares of Class A common stock to be issued in this offering and (ii) the                 outstanding shares described in note (1) above.

Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share of Class A common stock.
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) our pro forma net tangible book value after this offering by $      million and the dilution per share to new investors by $      , in each case assuming the number of shares offered,

as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table sets forth, on a pro forma basis as of March 31, 2021, the number of shares of Class A common stock and Class B common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing equityholders and by new investors purchasing shares in this offering, at the assumed initial public offering price of $      per share (the midpoint of the estimated price range on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to the reorganization transactions and the estimated impact of the tax receivable agreement, assuming that the CLEAR Post-IPO Members exchange all of their Alclear Units and corresponding shares of our Class C common stock or Class D common stock, as applicable, for newly-issued shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis, and after giving further effect to this offering and the application of the net proceeds from this offering:
	Shares of Class A and Class B Common Stock Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders(1)		%	$	%	$
New investors(2)
Total		100%	$	100%

(1)
Reflects approximately $      million of consideration paid by existing equityholders in respect of shares of Class A common stock, Class B common stock and Alclear Units (together with corresponding shares of Class C common stock and Class D common stock).

(2)
Includes                 shares of Class A common stock to be sold in this offering, the net proceeds of which we intend to use to make a contribution to Alclear in exchange for Alclear Units, as described under “Use of Proceeds.”

To the extent the underwriters’ option to purchase additional shares is exercised, there will be further dilution to new investors. If the underwriters exercise their option to purchase additional shares in full in this offering, the pro forma net tangible book value after the offering would be $      per share, the increase in pro forma net tangible book value per share to existing stockholders would be $      and the dilution per share to new investors would be $      per share, in each case assuming an initial public offering price of $      per share (the midpoint of the estimated price range on the cover page of this prospectus).
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering by $      million and would increase (decrease) the average price per share paid by new investors by $1.00, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the reorganization transactions described under “Organizational Structure.”
The unaudited pro forma condensed consolidated balance sheet as of March 31, 2021 gives effect to:
(i)
the reorganization transactions described under “Organizational Structure;” and

(ii)
this offering and the use of proceeds from this offering.

The unaudited pro forma condensed consolidated financial information has been prepared by our management and is based on Alclear’s historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial information below. The presentation of the unaudited pro forma condensed consolidated financial information is prepared in conformity with Article 11 of Regulation S-X to depict the accounting for the reorganization transactions and this offering required by GAAP.
Our historical financial information for the three months ended March 31, 2021 and for the year ended December 31, 2020 has been derived from Alclear’s consolidated financial statements and accompanying notes included elsewhere in this prospectus.
For purposes of the unaudited pro forma condensed consolidated financial information, we have assumed that                 shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover of this prospectus, and as a result, immediately following the completion of this offering, the ownership percentage represented by Alclear Units not held by us will be    %, and the net income (loss) attributable to Alclear Units not held by us will accordingly represent    % of our net income(loss). If the underwriters’ option to purchase additional shares is exercised in full, the ownership percentage represented by Alclear Units not held by us will be    %, and the net income (loss) attributable to Alclear Units not held by us will accordingly represent    % of our net income (loss). The higher percentage of net income attributable to Alclear Units not held by us over the ownership percentage of Alclear Units not held by us is due to the recognition of additional current income tax expense after giving effect to the adjustments for the reorganization transactions and this offering that is entirely attributable to our interest.
As described in ‘‘Holding Company Structure and Tax Receivable Agreement,’’ in connection with the closing of this offering, we will enter into the tax receivable agreement with the CLEAR Post-IPO Members. Due to the uncertainty in the amount and timing of future exchanges of Alclear Units by the CLEAR Post-IPO Members, the unaudited pro forma consolidated financial information assumes that no exchanges of Alclear Units have occurred as of the transaction and therefore are no increases in tax basis in Alclear Holdings’ assets or other tax benefits that may be realized.
The payment obligations under the tax receivable agreement are obligations of the Company, and we expect that such payments will be substantial. Assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the tax savings associated with (i) any increase in tax basis in Alclear’s assets resulting from (a) exchanges by the CLEAR Post-IPO Members of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement, would aggregate to approximately $     million over 15 years from the date of this offering, based on an assumed initial public offering price of $      per share of our Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus and assuming all future exchanges would occur one year after this offering. Under this scenario we would be required to pay the other parties to the tax receivable agreement approximately 85% of such amount, or

approximately $     million, over the 15-year period from the date of this offering. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and tax receivable agreement payments by us, will be calculated based in part on the market value of our Class A and B common stock at the time of each exchange of an Alclear unit for a share of Class A and B common stock and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the tax receivable agreement and will depend on our generating sufficient future taxable income to realize the tax benefits that are subject to the tax receivable agreement. Payments under the tax receivable agreement are not conditioned on our existing owners’ continued ownership of us after this offering.
We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of Alclear. See “Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet” and “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations” for a discussion of assumptions made. The unaudited pro forma condensed consolidated financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.
The unaudited pro forma condensed consolidated financial information should be read together with “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and Alclear’s respective consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Clear Secure, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2021
(In thousands, except per share data)	Historical Alclear Holdings LLC(a)	Pro Forma Adjustments		Clear Secure, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$175,730	$	(b)(d) (e) (g) (j)	$
Accounts receivable	1,077
Marketable debt securities	37,750
Prepaid Revenue Share fee	6,273
Prepaid expenses and other current assets	15,640
Total current assets	236,470
Property and equipment, net	39,230
Intangible assets, net	1,764
Restricted cash	22,929
Other assets	1,109
Total assets	$301,502	$		$
Liabilities, redeemable capital units, and members’ deficit
Current liabilities:
Accounts payable	$6,127	$		$
Accrued liabilities	19,035
Warrant liabilities	19,922		(i)
Deferred revenue	113,070
Total current liabilities	158,154
Deferred rent	3,667
Total liabilities	161,821
Redeemable capital units:
Class A Units	2,620		(c)
Class B Units	648,040		(c)
Total redeemable capital units	650,660
Members’ deficit:
Class C Units	—
Profit units	8,117		(c)
Accumulated other comprehensive gain	52
Accumulated deficit	(519,148)		(c)(j) (k)
Class A common stock, par value $0.00001	—		(b)(c) (h) (i)
Class B common stock, par value $0.00001	—		(c)(h) (i)
Class C common stock, par value $0.00001	—		(c)(d)

(In thousands, except per share data)	Historical Alclear Holdings LLC(a)	Pro Forma Adjustments		Clear Secure, Inc. Pro Forma
Class D common stock, par value $0.00001	—		(c)(d)
Additional paid-in capital	—		(b)(e) (h) (i) (k)
Non-Controlling Interest	—		(f)(i) (k)
Total members’ deficit	(510,979)
Total redeemable capital units and members’ deficit	139,681
Total liabilities, redeemable capital units, and members’ deficit	$301,502	$		$

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Clear Secure, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
Clear Secure, Inc. was formed on March 2, 2021 and will have no material assets or results of operations until the consummation of this offering and therefore its historical financial position is not shown in a separate column in the unaudited pro forma balance sheet.

(b)
We estimate that the net proceeds from this offering will be approximately $      million (or $      million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), based on an assumed initial public offering price of $      per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

(c)
In connection with this offering, Alclear’s amended and restated operating agreement will be amended and restated and provide that, among other things, all of Alclear’s outstanding equity interests, including its Class A units, Class B units and profit units, will be reclassified into Alclear Units. The number of Alclear Units to be issued to each member of Alclear will be determined based on a hypothetical liquidation of Alclear and the initial public offering price per share of our Class A common stock in this offering, as well as a unit split to optimize the Company’s capital structure to facilitate this offering. See “Organizational Structure” for further details.

In addition, Clear Secure, Inc. will amend and restate its certificate of incorporation and will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The Class A common stock and Class C common stock will each provide holders with one vote per share on all matters submitted to a vote of stockholders, and the Class B common stock and Class D common stock will each provide holders with 20 votes per share on all matters submitted to a vote of stockholders. The holders of Class C common stock and Class D common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock and Class B common stock.
A holder of an Alclear Unit and either a share of Class C common stock or a share of Class D common stock may exchange such interests (i.e., an Alclear Unit and a share of Class C common stock or an Alclear Unit and a share of Class D common stock) for a share of Class A common stock or a share of Class B common stock, respectively, or cash, at the option of the Company, from the proceeds of a substantially concurrent offering of the equivalent amount of Class A common stock. Accordingly, as the Company has the unconditional right, coupled with the present intent and ability, to satisfy the redemption by exchanging the redeemable security for a permanent equity security or limiting the redemption to the cash proceeds to be received from a new permanent equity offering, the Alclear Units, Class C common stock and Class D common Stock are classified in permanent equity.
Class A common stock and Class B common stock do not have an exchange feature.
(d)
In connection with this offering, the CLEAR Post-IPO Members will subscribe for and purchase shares of Clear Secure, Inc. common stock as follows, in each case at a purchase price of $0.00001 per share and in an amount equal to the number of Alclear Units held by each such CLEAR Post-IPO Member.

•
Alclear Investments will purchase        shares of our Class D common stock;

•
Alclear Investments II will purchase           shares of our Class D common stock; and

•
the other CLEAR Post-IPO Members will purchase an aggregate of           shares of our Class C common stock.

See “Organizational Structure” for further details.

(e)
Represents the pro forma adjustment to record estimated offering costs totaling $      for advisory, banking, legal and accounting fees.

(f)
Following the reorganization transactions and this offering, Clear Secure, Inc. will become the sole managing member of Alclear and control the operations and management of Alclear. The Alclear Units owned by CLEAR Post-IPO Members and Founder Post-IPO Members will be considered noncontrolling interests in the consolidated financial statements of Clear Secure, Inc. The adjustment to non-controlling interest of $      reflects the proportional interest in the pro forma consolidated total equity of Clear Secure, Inc. owned by CLEAR Post-IPO Members and Founder Post-IPO Members.

(g)
Clear Secure, Inc. intends to contribute $      of the net proceeds from this offering to Alclear (or $      million if the underwriters exercise their option to purchase additional shares in full) in exchange for           Alclear Units. Such contribution amount will be used by Alclear to pay the expenses of this offering and for general corporate purposes.

(h)
As part of the reorganization and offering, the Founder Post-IPO Members will contribute a portion of their Alclear Units to us in exchange for Class B common stock and certain CLEAR Pre-IPO Members will contribute their Alclear Units to us in exchange for Class A common stock.

(i)
As a result of the reorganization and offering, warrants of Alclear exercisable prior to this offering will, subject to their terms, to the extent not exercised by the holders thereof at their discretion, automatically be exercised for Class B units of Alclear. Certain other warrants of Alclear are not exercisable at or prior to this offering and, upon completion of this offering, will either, in accordance with their terms, (i) be exchanged for new warrants representing the right to receive Class A common stock or (ii) remain at Alclear and continue to be exercisable for Alclear Units in accordance with their terms.

(j)
Following the reorganization transactions and offering, Clear Secure, Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the pro forma statements of operations reflects an adjustment to our provision for corporate income taxes to reflect a statutory tax rate of    %, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction. Alclear has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Alclear’s profits and losses will flow through to its members, including Clear Secure, Inc., and are generally not subject to tax at the Alclear level.

The pro forma adjustments for income tax expense represent tax expense (benefit) on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income before income taxes multiplied by the ownership percentage of the controlling interest and multiplied by the pro forma statutory tax rate of    %.
(k)
Represents additional compensation expense, reflected in general and administrative expenses on the consolidated statement of operations, related to the vesting of certain share-based awards occurring in connection with the reorganization transactions.

Clear Secure, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2021
(In thousands, except per share data)	Historical Alclear Holdings, LLC(a)		Pro Forma Adjustments		Clear Secure, Inc. Pro Forma
Revenue		$50,558	$		$
Operating expenses:
Cost of revenue share fee		7,769
Cost of direct salaries and benefits		12,149
Research and development		9,005
Sales and marketing		4,956
General and administrative		27,192		(c)
Depreciation and amortization		2,538
Operating loss		(13,051)
Other income:
Interest income, net		(71)
Other income		—
Loss before tax		(13,122)
Income tax (expense) benefit		(6)		(b)
Net loss		(13,128)
Less: Net loss attributable to non-controlling interest		—		(d)
Net loss attributable to Clear Secure, Inc.	$		$		$
Pro Forma Earnings Per Share
Basic				(e)	$
Diluted				(e)	$
Pro Forma Number of Shares Used in Computing EPS
Basic				(e)
Diluted				(e)
See accompanying notes to unaudited pro forma condensed consolidated financial information.

Clear Secure, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2020
(In thousands, except per share data)	Historical Alclear Holdings, LLC(a)	Pro Forma Adjustments		Clear Secure, Inc. Pro Forma
Revenue	$230,796	$		$
Operating expenses:
Cost of revenue share fee	33,191
Cost of direct salaries and benefits	40,524
Research and development	32,038
Sales and marketing	16,381
General and administrative	118,168		(c)
Depreciation and amortization	9,423
Operating loss	(18,929)
Other income:
Interest income, net	612
Other income	9,023
Loss before tax	(9,294)
Income tax (expense) benefit	(16)		(b)
Net loss	(9,310)
Less: Net loss attributable to non-controlling interest	—		(d)
Net loss attributable to Clear Secure, Inc.	$—	$		$
Pro Forma Earnings Per Share attributable to Class A common stock and Class B common stock
Basic			(e)	$
Diluted			(e)	$
Pro Forma weighted average Class A common stock and Class B common stock used in Computing EPS
Basic			(e)
Diluted			(e)
See accompanying notes to unaudited pro forma condensed consolidated financial information.

(a)
Clear Secure, Inc. was formed on March 2, 2021 and will have no material assets or results of operations until the consummation of this offering and therefore its historical operating results are not shown in a separate column in the unaudited pro forma consolidated statement of operations.

(b)
Following the reorganization transactions and offering, Alclear Security, Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the pro forma statements of operations reflects an adjustment to our provision for corporate income taxes to reflect a statutory tax rate of    %, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction. Alclear has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Alclear’s profits and losses will flow through to its partners, including Clear Secure, Inc., and are generally not subject to tax at the Alclear level.

The pro forma adjustments for income tax expense represent tax expense (benefit) on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income before income taxes multiplied by the ownership percentage of the controlling interest and multiplied by the pro forma statutory tax rate of    %.
(c)
Reflects additional compensation expense, reflected in general and administrative expenses on the consolidated statement of operations, related to the vesting of certain share-based awards occurring in connection with the reorganization transactions.

(d)
Following the reorganization transactions and this offering, Clear Secure, Inc. will become the sole managing member of Alclear and control the operations and management of Alclear. As a result, Clear Secure, Inc. will consolidate the financial results of Alclear and will report a non-controlling interest related to the interest held by the continuing members of Alclear on our consolidated statement of operations. Following the offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, Clear Secure, Inc. will own    % of the economic interest of Alclear, and the continuing members of Alclear will own the remaining    %. Net income attributable to non-controlling interest will represent    % of the income before income taxes of Clear Secure, Inc. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, Clear Secure, Inc. will own    % of the economic interest of Alclear, the continuing members of Alclear will own the remaining    %, and net income attributable to non-controlling interest will represent    % of the income before income taxes of Clear Secure, Inc.

(e)
In accordance with GAAP, the Company calculates earnings per share in accordance with Accounting Standards Codification (“ASC”) 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share.

Basic earnings per share is calculated by dividing net income attributable to Clear Secure, Inc. by the weighted-average shares of Class A common stock and Class B common stock outstanding without the consideration for potential dilutive shares of common stock. Clear Secure, Inc.’s Class A common stock and Class B common stock have the same economic rights.
Diluted earnings per share is calculated by dividing the net income by the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. The if-converted method considers the impact of the hypothetical exchange of Alclear Units together with a corresponding number of shares of our Class C common stock or Class D common stock for shares of our Class A common stock or Class B common stock, if dilutive. In evaluating the potential dilutive effect under the if-converted method, the outstanding Alclear Units for the assumed exchange of non-controlling interests are expected to be anti-dilutive and thus were excluded from the computation of diluted earnings per share.
(in thousands, except share and per share amounts)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Basic and diluted net income (loss) per share:
Numerator
Net Income (loss) attributable to Class A common stock and Class B common stock—basic and diluted	$	$
Denominator
Weighted-average shares of Class A common stock and Class B common stock outstanding basic and diluted	$	$
Basic and diluted net income (loss) per share attributable to Class A common stock and Class B common stock	$	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table sets forth selected historical consolidated financial data of Alclear for the periods beginning on and after January 1, 2019. We were formed on March 2, 2021 and have not, to date, conducted any activities other than those incidental to our formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part. The selected historical consolidated financial data presented below for the three months ended March 31, 2021 and 2020 and condensed consolidated balance sheet data as of March 31, 2021 have been derived from Alclear’s unaudited financial statements included elsewhere in this prospectus. The selected historical consolidated financial data presented below as of and for the years ended December 31, 2020 and 2019 have been derived from Alclear’s audited financial statements included elsewhere in this prospectus.
You should read the following information in conjunction with “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and Alclear’s respective consolidated financial statements and related notes thereto included elsewhere in this prospectus.
	Three Months Ended March 31,		Year ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenue	$50,558	$61,288	$230,796	$192,284
Operating expenses	$63,609	$113,131	$249,725	$248,447
Operating loss	$(13,051)	$(51,843)	$(18,929)	$(56,163)
Other income, net	$(71)	$590	$9,635	$1,942
Loss before tax	$(13,122)	$(51,253)	$(9,294)	$(54,221)
Income tax (expense) benefit	$(6)	$—	$(16)	$—
Net loss	$(13,128)	$(51,253)	$(9,310)	$(54,221)
	As of March 31, 2021	As of December 31,
(in thousands)		2020	2019
	(unaudited)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$175,730	$116,226	$213,885
Total assets	$301,502	$232,268	$318,870
Total liabilities	$161,821	$149,913	$166,969
Total redeemable capital units	$650,660	$569,251	$435,230
Total members’ deficit/shareholders’ equity	$(510,979)	$(486,896)	$(283,329)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of Alclear’s financial condition and results of operations covers the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019. You should read the following discussion together with our and Alclear’s consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to certain risks and uncertainties. Actual results and timing of events could differ materially from those discussed in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In this "Management’s Discussion and Analysis of Financial Condition and Results of Operations," references to “we,” “us” and the “Company” refer to (i) Clear Secure, Inc. and its consolidated subsidiaries after giving effect to the reorganization transactions described under "Prospectus Summary — Corporate History and Organizational Structure" or (ii) Alclear Holdings, LLC and its consolidated subsidiaries, in each case, as specified or as the context otherwise requires.
Overview
We launched CLEAR in 2010 to create a frictionless travel experience while enhancing homeland security.
Following 9/11, there was a dire need for safer and easier experiences in the aviation industry and biometrics helped solve this requirement by building an unbreakable link between you and your identity. Travelers were eager to return to the skies but demanded predictable and safe experiences. Our secure identity platform—which uses biometrics (e.g., eyes, face and fingerprints) to automate the identity verification process through CLEAR lanes in airports—helped make the travel experience safer AND easier as well as more predictable AND trusted for both our members and partners.
We have built an extensive physical footprint with a nationwide network of airports, stadiums and businesses to offer members frictionless, trusted experiences as they move and transact throughout the day in both physical and digital environments. As of May 31, 2021, our expansive network of partners and use cases provide our members with access to our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants, theatres, casinos and theme parks. The continued expansion of our partnerships enable our partners to integrate with CLEAR and our members to use CLEAR in new places and in new ways.
Our technology platform delivers an elegant, consumer-centric front-end user experience. Our flexible technology stack is highly secure, scalable, and modular to enable our partners to seamlessly integrate with our platform. Securing data and protecting member privacy has been our member pledge since our founding. The DHS has certified our information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act).
Today, our owned and operated businesses such as CLEAR Plus (our consumer aviation subscription service) and our mobile applications are the largest users of our platform. We have enabled 61 million Total Cumulative Platform Uses across 63 airports and live sports and entertainment partners as of March 31, 2021. Our approximately 1,400 hospitality and security focused ambassadors and field managers on the ground bring CLEAR’s technology to life and work to deliver exceptional member experience everyday.
Our business model is powered by network effects and characterized by efficient member acquisition and high member retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. Our passionate member base further drives viral, word of mouth marketing and high annual member retention rates. As we add partners, products and locations, our platform becomes more valuable to our members. In turn, as we grow membership, our platform is more valuable to our existing and prospective partners. This is evident in our accelerated growth rate since inception—it took seven years to reach our first million members, but less than one year to reach each of our second, third, fourth and fifth million members—and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019.
Beginning in early 2020, the COVID-19 global health pandemic had a significant and horrific impact on people’s health, safety and economic well-being. It also had a material adverse impact on the global and domestic travel industries resulting from government instituted legal restrictions on travel, shelter-in-place orders and mandated quarantine periods to prevent the spread of the disease.
We responded swiftly and aggressively to the COVID-19 operating environment by eliminating marketing spend and reducing operating expenses while caring for and supporting our team, our members and our partners. At the same time we accelerated investments in our platform, including our healthcare vertical, and developed our Health Pass product, which connects our members’ identity to a digital health credential, giving them control over and access to their healthcare information.
We are proud of the resilience of our business and grateful for the commitment of our team through this challenging period. While United States domestic airline passenger volumes declined 60% in 2020 as compared to 2019, our Total Cumulative Enrollments increased 12.3% year-on-year to 5.2 million and we maintained Annual CLEAR Plus Net Member Retention of 78.8% (compared to 86.2% in 2019). While our Total Bookings declined 10.6% year-on-year, from $236.0 million to $211.0 million, and we incurred net losses of $54.2 million and $9.3 million in 2019 and 2020, respectively, our total revenue increased 20% from $192.3 million in 2019 to $230.8 million in 2020.
We believe our brand and growing network will create transformational experiences across large parts of our members’ daily lives, much as credit card networks ushered in digitization of payments. With our operational expertise, member and partner scale, strong consumer brand, robust technology stack, secure identity platform and compelling financial profile, we believe we are uniquely positioned to solve the large and growing need to deliver safer, frictionless experiences to consumers and businesses. We intend to continue to expand the number of places and ways our members can use CLEAR, in turn increasing utility, engagement and membership.
How We Generate Revenue
CLEAR Plus is our consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network. With CLEAR Plus, members use our touchless biometric verification technology to validate their identity and travel credentials. CLEAR Plus retails for $179 per year per member and is billed upfront. We offer free trials in-airport and online and promotional pricing to select partners, including Delta Air Lines and United Airlines frequent fliers, as well as a family plan for up to three household members at an additional $50 per year per family member. Through our partnership with American Express, eligible cardmembers receive statement credits for all or a portion of their CLEAR Plus membership. We also offer discounted military, government and student pricing and children under 18 can use CLEAR Plus for free with an adult member.
Our partners typically pay us based on the number of members or transaction volume. While contract structure may vary by use case in the future, these deals are typically multi-year, recurring contracts that drive revenue primarily through transaction fees charged either per member, per use or per member over a predefined time period. In addition, they may also include one-time implementation fees, licensing fees, hardware-leasing fees or incremental transaction fees. Revenues from our partners, and the percentage of our total revenue derived from these partners, have historically been immaterial. Although platform members may not contribute directly to our revenues, they are valuable to our platform as they indirectly contribute to revenues and drive new partners to CLEAR.
In January 2020, we were selected by TSA as an awardee in the TSA Biometric PreCheck® Expansion Services and Vetting Program. As part of our agreement with TSA, we will leverage our marketing expertise, operational footprint and ambassador network to handle subscription renewal processing and new enrollments for the TSA PreCheck® program, as well as offer a CLEAR/TSA PreCheck® bundled subscription for customers who are new to both CLEAR and to TSA PreCheck®. We will provide the ability to renew TSA PreCheck® memberships on our website and complete new enrollments in-airport through our ambassador network.
The TSA program is expected to launch in the second half of 2021 and will represent a new source of revenue and members. We believe that approximately 66% of our CLEAR Plus members are active TSA PreCheck® subscribers, and that there is a significant opportunity for us to process their TSA PreCheck® membership renewals. In addition, we believe we can add a large number of new TSA PreCheck® subscribers for TSA. After a new TSA PreCheck® customer is enrolled or renewed, we will offer the customer an opportunity to enroll in CLEAR on an opt-in basis. We believe CLEAR Plus and TSA PreCheck® are highly complementary services and this is a relevant channel to showcase not only the TSA PreCheck® value proposition, but also the power of the combination and the extension of a holistic home to gate travel journey. The partnership does not extend to performing physical security screening, which will continue to be operated by TSA.
Non-GAAP Financial Measures
In addition to our results as determined in accordance with GAAP, we disclose Adjusted EBITDA and Free Cash Flow as non-GAAP financial measures that management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.
We define Adjusted EBITDA as net income (loss) adjusted for income taxes, interest (income) expense, depreciation and amortization, losses on asset disposals, equity-based compensation expense, mark to market of warrant liabilities and other income. We define Free Cash Flow as net cash provided by (used in) operating activities adjusted for purchases of property and equipment plus the value of share repurchases over fair value. Management believes that Adjusted EBITDA and Free Cash Flow are important measures of the growth and profitability of the business. With regards to our CLEAR Plus subscription service, we generally collect cash from our members upfront for annual subscriptions. As a result, when the business is growing Free Cash Flow is a real time indicator of the current trajectory of the business. Adjusted EBITDA, along with other quantitative and qualitative information, is also an important financial measure used by management and our board of directors in determining performance-based compensation for our management and key employees. See below for reconciliations of these non-GAAP financial measures to their most comparable GAAP measures.
Reconciliation of net income (loss) to Adjusted EBITDA:
	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2021	2020	2020	2019
Net income (loss)	$(13,128)	$(51,253)	$(9,310)	$(54,221)
Income taxes	6	—	16	—
Interest income, net	71	(590)	(612)	(1,942)
Depreciation and amortization	2,538	2,294	9,423	7,316
Loss on asset disposal	—	—	238	125
Equity-based compensation expense	1,319	51,725	53,978	17,590
Warrant liabilities	1,893	—	887	3,363
Other income	—	—	(9,023)	—
Adjusted EBITDA	$(7,301)	$2,176	$45,597	$(27,769)

Reconciliation of net cash (used in) provided by operating activities to Free Cash Flow:
	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2021	2020	2020	2019
Net cash (used in) provided by operating activities	$(335)	$(41,846)	$(12,338)	$16,574
Purchases of property and equipment	(8,794)	(4,350)	(16,502)	(14,682)
Share repurchases over fair value	712	49,934	50,551	2,928
Free Cash Flow	$(8,417)	$3,738	$21,711	$4,820
Key Performance Indicators
To evaluate performance of the business, we utilize a variety of key performance indicators. These key measures are Total Cumulative Enrollments, Total Cumulative Platform Uses, Annual CLEAR Plus Net Member Retention and Total Bookings.
	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Total Cumulative Enrollments	5,561,811	5,012,459	5,248,902	4,673,164
Total Cumulative Platform Uses	60,792,461	54,798,800	58,374,533	49,002,865
Annual CLEAR Plus Net Member Retention	77.2%	84.6%	78.8%	86.2%
Total Bookings (in millions)	$62.1	$69.0	$211.0	$236.0
Total Cumulative Enrollments
We define Total Cumulative Enrollments as the number of enrollments since inception as of the end of the period. An Enrollment is defined as any member who has registered for the CLEAR platform since inception and has a profile (including limited time free trials regardless of conversion to paid membership) net of duplicate and/or purged accounts. This includes CLEAR Plus members who have completed enrollment with CLEAR and have ever activated a payment method, plus associated family accounts. Management views this metric as an important tool to analyze the efficacy of our growth and marketing initiatives as new members are potentially a current and leading indicator of revenues.
Total Cumulative Platform Uses
We define Total Cumulative Platform Uses as the number of individual engagements across CLEAR use cases, including in-airport verifications, since inception as of the end of the period. We also include airport lounge access verifications, sports and entertainment venue verifications and Health Pass surveys, which are currently immaterial, since inception as of the end of the period. Management views this metric as an important tool to analyze the level of engagement of our member base which can be a leading indicator of future growth, retention and revenue.
Annual CLEAR Plus Net Member Retention
We define Annual CLEAR Plus Net Member Retention as one minus the CLEAR Plus net member churn on a rolling 12 month basis. We define “CLEAR Plus net member churn” as total cancellations net of winbacks in the trailing 12 month period divided by the average active CLEAR Plus members as of the beginning of each month within the same 12 month period. Winbacks are defined as reactivated members who have been cancelled for at least 60 days. Active CLEAR Plus members are defined as members who have completed enrollment with CLEAR and have activated a payment method for our in-airport CLEAR Plus service, including their registered family plan members. Active CLEAR Plus members also include those in a grace period of up to 45 days after a billing failure during which time we attempt to collect updated payment information. Management views this metric as an important tool to analyze the level of engagement of our member base, which can be a leading indicator of future growth and revenue, as well as an indicator of customer satisfaction and long term business economics.
Total Bookings
Total Bookings represent our total revenue plus the change in deferred revenue during the period. Total Bookings in any particular period reflect sales to new and renewing CLEAR Plus subscribers plus any accrued billings to partners. Management believes that Total Bookings is an important measure of the current health and growth of the business and views it as a leading indicator. Total Bookings declined in 2020 versus 2019 and in the first quarter of 2021 versus 2020 due to the dramatic collapse in United States domestic airline passenger volumes in 2020, which saw a decline of approximately 60% versus 2019 and also saw a decline of approximately 46% in the first quarter of 2021 as compared to 2020.
Key Factors Affecting Performance
We believe that our current and future financial growth are dependent upon many factors, including the key factors affecting performance described below.
Ability to Grow Total Cumulative Enrollments
We are focused on growing Total Cumulative Enrollments and the number of members that engage with our platform. Our operating results and growth opportunities depend, in part, on our ability to attract new members, including paying members (CLEAR Plus members) as well as new platform members. We rely on multiple channels to attract new CLEAR Plus members, including in-airport (our largest channel) which in turn is dependent on the ongoing ability of our ambassadors to successfully engage with the traveling public. We also rely on numerous digital channels such as paid search and partnerships. In many cases, we offer limited time free trials to new members who may convert to paying members upon the completion of their trial. Our future success is dependent on those channels continuing to drive new members and our ability to convert free trial members into paying members.
We rely on our partners and our mobile app to attract new platform members. We are still in the early phases of our growth, and our CLEAR Plus enrollments have grown faster than our platform members through March 31, 2021. We believe we will see an acceleration of Total Cumulative Platform Uses relative to Total Cumulative Enrollments over time as our members use our products across multiple locations and use cases. We believe this dynamic will grow the long-term economic value of our platform by increasing total engagement, expanding our margins and maximizing our revenue. Our future success is dependent upon maintaining and growing our partnerships as well as ensuring our platform remains compelling to members.
Although we have historically grown the number of new members over time and successfully converted some free trial members to paying members, our future success is dependent upon our ongoing ability to do so.
Ability to retain CLEAR Plus members
Our ability to execute on our growth strategy is focused, in part, on our ability to retain our existing CLEAR Plus members. Frequency and recency of usage are the leading indicators of retention, and we must continue to provide frictionless and predictable experiences that our members will use in their daily lives. The value of the CLEAR platform to our members increases as we add more use cases and partnerships, which in turn drives more frequent usage and increases retention. Historically, CLEAR Plus members who used CLEAR in both aviation and non-aviation venues renewed at rates materially above those who used CLEAR only in aviation. We cannot be sure that we will be successful in retaining our members due to any number of factors such as our inability to successfully implement a new product, adoption of our technology, harm to our brand or other factors.

Ability to add new partners, retain existing partners and generate new revenue streams
Our partners include local airport authorities, airlines and other businesses. Our future success depends on maintaining those relationships, adding new relationships and maintaining favorable business terms. In addition, our growth strategy relies on creating new revenue streams such as per member or per use transaction fees. Although we believe our service provides significant value to our partners, our success depends on creating mutually beneficial partnership agreements. We are focused on innovating both our product and our platform to improve our members’ experience, improve safety and security and introduce new use cases. We intend to accelerate our pace of innovation to add more features and use cases, to ultimately deliver greater value to our members and partners. In the near term, we believe that growing our member base facilitates our ability to add new partnerships and provide additional offerings, which we expect will lead to revenue generation opportunities in the long term.
Timing of new partner, product and location launches
Our financial performance is dependent in part on new partner, product and location launches. In many cases, we cannot predict the exact timing of those launches. Delays, resulting either from internal or external factors may have a material effect on quarterly results.
Timing of expenses; Discretionary investments
Although many of our expenses occur in a predictable fashion, certain expenses may fluctuate from period to period due to timing.
In addition, management may make discretionary investments when it sees an opportunity to accelerate growth, add a new partner or acquire talent, among other reasons. This may lead to volatility or unpredictability in our expense base and in our profitability.
Maintaining strong unit economics
Our business model is powered by network effects and has historically been characterized by efficient member acquisition and high member retention rates. This is evident by our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019. The Lifetime Value relative to our Customer Acquistion Cost for CLEAR Plus members who joined during 2019 is consistent with the average for prior periods. While we believe our unit economics will remain attractive, this is dependent on our ability to add new members efficiently and maintain our historically strong retention rates. As we grow our market penetration, the cost to acquire new members could increase and the experience we deliver to members could degrade, causing lower retention rates.
Changes to the macroenvironment
Our business is dependent on macroeconomic and other events outside of our control, such as decreased levels of travel or attendance at events, terrorism, civil unrest, political instability, union and other transit related strikes and other general economic conditions. We are also subject to changes in discretionary consumer spending.
Impact of the COVID-19 Pandemic
The COVID-19 pandemic resulted in a dramatic collapse in United States domestic airline passenger volumes in 2020, which saw a decline of approximately 60% versus 2019. Although we are proud of the resilience of our business and grateful for the commitment of our team through this challenging period, we cannot predict the timing or the strength of the travel recovery. The timing and the strength of the recovery will impact our future revenue growth rates. During the pandemic, the Company took early action to reduce operating expenses, including eliminating marketing expenses, which we expect would be normalized over time.
As the impact of the COVID-19 pandemic subsides and the demand for our services increases, we expect our expenses to increase, in some cases significantly, in comparison to the first quarter of 2021 and the 2020 fiscal year when we had lower staffing needs and proactively reduced our operating expenses. These increased expenses will include higher cost of direct salaries and benefits, sales and marketing, research and development costs, and general and administrative (including costs associated with becoming and being a public company). Due to the nature of our revenue recognition policy (e.g., CLEAR Plus revenues are recognized over the life of a subscription, which is typically 12 months), our reported revenues are expected to lag behind Total Bookings. The expected increase in expenses combined with the lagging revenues are expected to result in a near term increase in our net loss as well as decreased amounts of Adjusted EBITDA and Free Cash Flow, particularly in comparison to the first quarter of 2021 and the 2020 fiscal year (and comparable quarters in the 2020 fiscal year). We may incur net losses and negative adjusted EBITDA in the long term if we are required to increase expenses to support our growth. See “Risk Factors—Risks Related to Our Financial Performance.”
The Reorganization Transactions
In connection with the reorganization transactions, we will become the sole managing member of Alclear and Alclear’s amended and restated operating agreement will be amended and restated and provide that, among other things, all of Alclear’s outstanding equity interests, including its Class A units, Class B units and profit units, will be reclassified into Alclear Units. The number of Alclear Units to be issued to each member of Alclear will be determined based on a hypothetical liquidation of Alclear and the initial public offering price per share of our Class A common stock in this offering, as well as a unit split to optimize the Company’s capital structure to facilitate this offering. We will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. See “Organizational Structure” for further information regarding the reorganization transactions.
Post-Offering Taxation and Expenses
After the consummation of this offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Alclear and will be taxed at the prevailing corporate tax rates. In addition to tax expense, we also will incur expenses related to our operations, plus payments under the tax receivable agreement, which we expect to be significant. We intend to cause Alclear to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments under the tax receivable agreement. See “Certain Relationships and Related Party Transactions” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”
In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
Components of Results of Operations
Revenue
The Company has derived substantially all of its historical revenue from subscriptions to its consumer aviation service, CLEAR Plus. The Company offers certain limited-time free trials, family pricing, and other beneficial pricing through several channels, including airline and credit card partnerships. Membership subscription revenue is presented net of taxes, refunds and credit card chargebacks.
Other revenue consists of revenue streams relating to sports stadiums and to Health Pass and are immaterial. Sports stadium revenues consist of fees for use of the Company’s pods for security entry at various sports stadiums, as well as access for members to dedicated entry lanes at various sports stadiums across the country. Other revenue also consists of transaction fees charged either per use or per user over a predefined time period, and may include one-time implementation fees, platform licensing fees, hardware-leasing fees or incremental transaction fees.
Operating Expenses
The Company’s expenses consist of cost of revenue share fees, cost of direct salaries and benefits, research and development, sales and marketing, and general and administrative expenses. The Company sees opportunities for growth as the economy recovers from the COVID-19 pandemic. As such, we expect our operating expenses to increase in future periods. As our Total Bookings increase, we expect to see increases in direct salaries and benefits. As we invest in new opportunities, we expect to see increases in sales and marketing, research and development and general and administrative expenses, including public company operating costs.
Cost of Revenue Share Fee
The Company operates as a concessionaire in airports and shares a portion of the gross receipts generated from the Company’s members with the host airports (“Revenue Share”). The Revenue Share fee is generally prepaid to the host airport in the period collected from the member. The Revenue Share fee is capitalized and subsequently amortized to operating expense over each member’s subscription period, as the payments are refundable on a pro rata basis. Such prepayments are recorded in “Prepaid Revenue Share fee” in the Company’s consolidated balance sheets.
Certain host airports have fixed monthly payments. Such amounts are direct costs of services and are recorded in “Cost of revenue share fee” in the Company’s consolidated statements of operations.
Cost of Direct Salaries and Benefits
Cost of direct salaries and benefits includes employee-related expenses and allocated overhead associated with our field ambassadors directly assisting members and their corresponding travel-related costs. Employee-related costs recorded in direct salaries and benefits consist of salaries, taxes, benefits and equity-based compensation. Such amounts are direct costs of services and are recorded in “Cost of direct salaries and benefits” in the Company’s consolidated statement of operations.
Research and Development
Research and development expenses consist primarily of employee-related expenses and allocated overhead costs related to the Company’s development of new products and services and improving existing products and services. Research and development costs are generally expensed as incurred, except for costs incurred in connection with the development of internal-use software that qualify for capitalization as described in our internal-use software policy. Employee-related expenses recorded in research and development consist of salaries, taxes, benefits and equity-based compensation.
Sales and Marketing
Sales and marketing expenses consist primarily of costs of general marketing and promotional activities, advertising fees used to drive subscriber acquisition, commissions, the production costs to create our advertisements, expenses related to employees who manage our marketing and brand and allocated overhead costs.
General and Administrative
General and administrative expenses consist primarily of employee-related expenses for the executive, finance, accounting, legal, and human resources functions. Employee-related expenses consist of salaries, taxes, benefits and equity-based compensation. General and administrative costs also include the Company’s warrant expense. In addition, general and administrative expenses include non-personnel costs, such as legal, accounting and other professional fees, and all other supporting corporate expenses not allocated to other departments.

Interest Income, Net
Interest income, net consists of interest income from our investment holdings partially offset by interest expense, which primarily includes amortization of debt discount and issuance costs.
Other Income
Other income primarily reflects a minimum annual guarantee paid to us by a marketing partner and is recognized upon receipt of cash.
Provision for (Benefit from) Income Taxes
The Company is taxed as a partnership for U.S. federal and state income tax purposes. The provision for income taxes consists of only state and local jurisdictions where partnerships (i.e., flow through entities) are taxable. Therefore, a minimal amount of income tax expense is recorded in the accompanying condensed consolidated financial statements for federal and state income taxes.
The Company accrues liabilities for uncertain tax positions that are not more likely than not to be sustained upon examination as of December 31, 2020 and 2019. Interest and penalties related to uncertain tax positions are recorded in accrued liabilities in the accompanying consolidated balance sheets. The Company had no unrecognized tax benefits at December 31, 2020 and 2019, that, if recognized, would affect its annual effective tax rate.

Comparison of the three months ended March 31, 2021 and 2020
The table below sets forth, for the periods presented, certain historical financial information.
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Revenue	$50.6	$61.3	$(10.7)	(17)%
Operating expenses:
Cost of revenue share fee	$7.8	$10.1	$(2.3)	(23)%
Cost of direct salaries and benefits	$12.1	$17.5	$(5.4)	(31)%
Research and development	$9.0	$11.6	$(2.6)	(22)%
Sales and marketing	$5.0	$6.7	$(1.7)	(25)%
General and administrative	$27.2	$64.9	$(37.7)	(58)%
Depreciation and amortization	$2.5	$2.3	$0.2	9%
Operating loss	$(13.0)	$(51.8)	$38.8	75%
Other income:
Interest income, net	$(0.1)	$0.6	$(0.7)	(117)%
Loss before tax	$(13.1)	$(51.2)	$38.1	74%
Income tax (expense) benefit	$0.0	$0.0	$0.0	NM(1)
Net loss	$(13.1)	$(51.2)	$38.1	74%

(1)
NM means the percentage is not meaningful.

Revenue
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Revenue	$50.6	$61.3	$(10.7)	(17)%
Revenue decreased by $10.7 million, or 17.4%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to a 12.2% decrease in the number of average monthly CLEAR Plus members in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, in addition to a 6.0% decline in average revenue per CLEAR Plus member in the three months ended March 31, 2021 as compared to 2020. Average CLEAR Plus members were approximately 2.08 million and 2.37 million in the three months ended March 31, 2021 and 2020, respectively. The number of average CLEAR Plus members includes family members, which comprised approximately 27.6% and 26.5% of the average CLEAR Plus members in the three months ended March 31, 2021 and 2020, respectively.
Operating Expenses
Information about the Company’s operating expenses for the years ended March 31, 2020 and 2021 is set forth below.
Cost of Revenue Share Fee
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Cost of revenue share fee	$7.8	$10.1	$(2.3)	(23)%
Cost of revenue share fee decreased by $2.3 million, or 23%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 due to lower average monthly CLEAR Plus members, offset by COVID-19 related concessions by certain airports with respect to fixed fees. The decreased cost was due to variable fees decreasing by 25%, or $1.9 million, and fixed fees decreasing by 19% net after concessions, or $0.5 million, in the first quarter of 2021.

Cost of Direct Salaries and Benefits
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Cost of direct salaries and benefits	$12.1	$17.5	$(5.4)	(31)%
Cost of direct salaries and benefits decreased by $5.4 million, or 31%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to a reduction in employee compensation costs of $5.0 million caused by reduced travel volumes leading to a lower staffing need.
Research and Development
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Research and development	$9.0	$11.6	$(2.6)	(22)%
Research and development expenses decreased by $2.6 million, or 22%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to a decrease of $5.7 million in equity-based compensation expense primarily driven by the Company’s repurchase of vested awards at a price in excess of their grant date fair value in March 2020. The decrease was offset by an increase in salaries and benefits of $2.9 million.
Sales and Marketing
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Sales and marketing	$5.0	$6.7	$(1.7)	(25)%
Sales and marketing expenses decreased by $1.7 million, or 25%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was due to a decrease of $0.8 million related to reduced marketing, promotional and advertising initiatives, primarily across our online platform and television. The decrease was also driven by a $0.8 million decrease in commission expense due to fewer new member enrollments.
General and Administrative
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
General and administrative	$27.2	$64.9	$(37.7)	(58)%
General and administrative expenses decreased by $37.7 million, or 58%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to a decrease of $42.6 million in equity-based compensation costs, primarily driven by the Company’s repurchase of vested awards at a price in excess of their grant date fair value in March 2020. The decrease was offset by an increase in salaries and benefits of $2.6 million, fair value adjustments on warrant liabilities of $1.9 million, technology costs of $1.1 million and professional services of $0.9 million.
Non-operating Income (Expense)
	Three Months Ended March 31,
(In millions)	2021	2020	$ Change	% Change
Interest income, net	$(0.1)	$0.6	$(0.7)	(117)%

Interest income, net decreased by $0.7 million, or 117%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to reduced interest rates.
Comparison of the Years Ended December 31, 2020 and 2019
The table below sets forth, for the periods presented, certain historical financial information.
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$230.8	$192.3	$38.5	20%
Operating expenses:
Cost of revenue share fee	$33.2	$32.3	$0.9	3%
Cost of direct salaries and benefits	$40.5	$60.0	$(19.5)	(33)%
Research and development	$32.0	$21.2	$10.8	51%
Sales and marketing	$16.4	$36.0	$(19.6)	(54)%
General and administrative	$118.2	$91.6	$26.6	29%
Depreciation and amortization	$9.4	$7.3	$2.1	29%
Operating loss	$(18.9)	$(56.1)	$37.2	66%
Other income:
Interest income, net	$0.6	$1.9	$(1.3)	(68)%
Other income	$9.0	$0.0	$9.0	NM(1)
Loss before tax	$(9.3)	$(54.2)	$44.9	83%
Income tax (expense) benefit	$(0.0)	$0.0	$(0.0)	NM(1)
Net loss	$(9.3)	$(54.2)	$44.9	83%

(2)
NM means the percentage is not meaningful.

Revenue
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$230.8	$192.3	$38.5	20%
Revenue increased by $38.5 million, or 20.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to a 27.6% increase in the number of average monthly CLEAR Plus members in 2020 as compared to 2019, offset by a 5.9% decline in average revenue per CLEAR Plus member in 2020 as compared to 2019. Average CLEAR Plus members were approximately 2.28 million and 1.79 million in 2020 and 2019, respectively. The number of average CLEAR Plus members includes family members, which comprised approximately 26.9% and 24.1% of the average CLEAR Plus members in 2020 and 2019, respectively.
Operating Expenses
Information about the Company’s operating expenses for the years ended December 31, 2019 and 2020 is set forth below.
Cost of Revenue Share Fee
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Cost of revenue share fee	$33.2	$32.3	$0.9	3%

Cost of revenue share fee increased by $0.9 million, or 3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to the launch of three new airports (St. Louis Lambert International Airport, Nashville International Airport and Chicago Midway International Airport), higher average monthly Clear Plus members, offset by COVID-19 related concessions by certain airports with respect to fixed fees. Fixed fees increased by 9% net after concessions, or $0.7 million, and variable fees increased by 1%, or $0.2 million, in 2020.
Cost of Direct Salaries and Benefits
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Cost of direct salaries and benefits	$40.5	$60.0	$(19.5)	(33)%
Cost of direct salaries and benefits decreased by $19.5 million, or 33%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due a reduction in base employee compensation costs of $20.5 million from the leave of absence of airport ambassadors in response to reduced airline passenger traffic due to the COVID-19 pandemic.
Research and Development
	Fiscal Year Ended December 31,
(In millions)	2020	2019	$ Change	% Change
Research and development	$32.0	$21.2	$10.8	51%
Research and development expenses increased by $10.8 million, or 51%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $11 million in employee compensation costs, including stock compensation, and expenses related to the development of new products and services, and investment in new products and employees to drive our innovation initiatives.
Sales and Marketing
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Sales and marketing	$16.4	$36.0	$(19.6)	(54)%
Sales and marketing expenses decreased by $19.6 million, or 54%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to a decrease of $11.5 million related to reduced marketing, promotional and advertising initiatives, primarily across our online platform and television. The decrease was also driven by a $6.8 million decrease in commission expense due to fewer new member enrollments.
General and Administrative
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
General and administrative	$118.2	$91.6	$26.6	29%
General and administrative expenses increased by $26.6 million, or 29%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $36.4 million in equity-based compensation costs, primarily driven by the Company’s repurchase of vested awards at a price in excess of their grant date fair value. These increases were offset by a decrease in professional services of $20.2 million, launch costs of $2.6 million and travel and entertainment expenses of $1.8 million.

Non-operating Income (Expense)
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Interest income, net	$0.6	$1.9	$(1.3)	(68)%
Other income	$9.0	$0.0	$9.0	NM(1)

NM means the percentage is not meaningful.
Interest income, net decreased by $1.3 million, or 68%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to reduced interest rates and the sales of interest-bearing securities during 2020.
Other income increased by $9.0 million for the year ended December 31, 2020, compared to $0.0 for the year ended December 31, 2019. The increase was attributable to the fixed monthly payments included in a partnership agreement entered into late in 2019.
Quarterly Results of Operations and Other Data
The following tables set forth selected unaudited consolidated quarterly statement of operations data for each of the nine fiscal quarters through March 31, 2021. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus. The information for each quarter presented, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.
(In thousands)	Three Months Ended,
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Revenue	$38,845	$44,988	$51,612	$56,839	$61,288	$59,978	$56,375	$53,155	$50,558
Cost of revenue share	6,996	7,532	8,133	9,627	10,136	7,273	8,298	7,484	7,769
Cost of direct salaries and benefits	12,644	14,113	15,890	17,383	17,519	6,234	7,751	9,020	12,149
Research and development	4,417	5,778	4,999	6,028	11,616	5,445	6,297	8,680	9,005
Sales and marketing	9,649	8,506	8,422	9,437	6,696	1,492	3,291	4,902	4,956
General and administrative	15,855	16,904	30,739	28,079	64,870	14,928	17,734	20,636	27,192
Depreciation and amortization	1,596	1,710	1,839	2,171	2,294	2,329	2,322	2,478	2,538
Operating income/(loss)	(12,312)	(9,555)	(18,410)	(15,886)	(51,843)	22,277	10,682	(45)	(13,051)
Other income
Interest income, net	343	435	459	705	590	79	(12)	(45)	(71)
Other income	—	—	—	—	—	—	477	8,546	—
Income/(loss) before taxes	$(11,969)	$(9,120)	$(17,951)	$(15,181)	$(51,253)	$22,356	$11,147	$8,456	$(13,122)
Income tax (expense) / benefit	—	—	—	—	—	(10)	(4)	(2)	(6)
Net income/(loss)	$(11,969)	$(9,120)	$(17,951)	$(15,181)	$(51,253)	$22,346	$11,143	$8,454	$(13,128)

The following table shows our key performance indicators for the nine fiscal quarters indicated. For definitions of our key performance indicators, see “— Key Performance Indicators” above.
	Three Months Ended,
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Total Cumulative Enrollments (in thousands)	3,203	3,657	4,157	4,673	5,012	5,037	5,118	5,249	5,562
Total Cumulative Platform Uses (in thousands)	30,557	36,170	42,132	49,003	54,799	55,276	56,681	58,375	60,792
Annual CLEAR Plus Net Member Retention	88.5%	87.1%	86.6%	86.2%	84.6%	83.5%	81.2%	78.8%	77.2%
Total Bookings (in millions)	$50.0	$56.4	$64.2	$65.5	$69.0	$34.6	$52.5	$55.0	$62.1
Adjusted EBITDA
The following table presents our Adjusted EBITDA and the reconciliation to our net income (loss) for each of the nine fiscal quarters through March 31, 2021. For important information regarding our presentation of Adjusted EBITDA, see “—Non-GAAP Financial Measures” above.
(In thousands)	Three Months Ended,
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Net income/(loss)	$(11,969)	$(9,120)	$(17,951)	$(15,181)	$(51,253)	$22,346	$11,143	$8,454	$(13,128)
Income taxes	—	—	—	—	—	10	4	2	6
Interest income, net	(343)	(435)	(459)	(705)	(590)	(79)	12	45	71
Depreciation and amortization	1,596	1,710	1,839	2,171	2,294	2,329	2,322	2,478	2,538
Loss on asset disposal	125	—	—	—	—	—	2	236	—
Equity-based compensation expense	2,597	373	8,595	6,025	51,725	932	595	726	1,319
Warrant liability	—	—	1,682	1,681	—	—	444	443	1,893
Other income	—	—	—	—	—	—	(477)	(8,546)	—
Adjusted EBITDA	$(7,994)	$(7,472)	$(6,294)	$(6,009)	$2,176	$25,538	$14,045	$3,838	$(7,301)
Free Cash Flow
The following table presents our Free Cash Flow and the reconciliation of our net cash (used in) provided by operating activities to Free Cash Flow for each of the nine fiscal quarters through March 31, 2021. For important information regarding our presentation of Free Cash Flow, see “— Non-GAAP Financial Measures” above.
	Three Months Ended,
(In thousands)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Net cash (used in) provided by operating activities	$(1,157)	$8,374	$6,390	$2,967	$(41,846)	$(3,432)	$16,808	$16,132	$(335)
Purchases of property and equipment	(3,872)	(3,194)	(4,790)	(2,826)	(4,350)	(2,088)	(2,743)	(7,321)	(8,794)
Share repurchases over fair value	2,253	—	—	675	49,934	464	67	86	712
Free Cash Flow	$(2,776)	$5,180	$1,600	$816	$3,738	$(5,056)	$14,132	$8,897	$(8,417)
Liquidity and Capital Resources
Our operations have been financed primarily through equity financing and cash flow from operating activities. As of March 31, 2021, we had cash and cash equivalents of $175.7 million and marketable securities of $37.8 million. As of December 31, 2020, we had cash and cash equivalents of $116.2 million and marketable securities of $37.8 million.

We believe our existing cash and cash equivalent balances, cash flow from operations, marketable securities portfolio and amounts available for borrowing under our Credit Agreement will be sufficient to meet our working capital and capital expenditure needs for the near future.
Credit Agreement
On March 31, 2020, we entered into a Credit Agreement for a three-year $50 million revolving credit facility. On April 29, 2021, we amended the Credit Agreement to amend various provisions, including, but not limited to, increasing the commitments under the Credit Agreement from $50 million to $100 million. The revolving credit facility matures on March 31, 2024. Borrowings under the Credit Agreement generally will bear interest between 1.5% and 2.5% per year and will also include interest based on the greater of the prime rate, LIBOR or New York Federal Reserve Bank (“NYFRB”) rate, plus an applicable margin for specific interest periods. In addition, the Credit Agreement contains certain other covenants (none of which relate to financial condition), events of default and other customary provisions, and also contains customary LIBOR replacement mechanics. As of March 31, 2021, we had not drawn on the revolving credit facility and did not have outstanding borrowings under the Credit Agreement.
We have the option to repay our borrowings under the Credit Agreement without premium or penalty prior to maturity and to reborrow such amounts. The Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements, as well as customary negative covenants that restrict our ability to, among other things, incur additional indebtedness, sell certain assets, guarantee obligations of third parties, declare dividends or make certain distributions, and undergo a merger or consolidation or certain other transactions.
Cash Flow
The following summarizes our cash flows for the three months ended March 31, 2021 and 2020:
(In millions)	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Net cash used in operating activities	$(0.3)	$(41.8)	$41.5	(99)%
Net cash used in investing activities	$(8.9)	$(8.9)	$0.0	0%
Net cash provided by (used in) financing activities	$68.8	$(96.8)	$165.6	(171)%
Net increase (decrease) in cash, cash equivalents, and restricted cash	$59.6	$(147.5)	$207.1	(140)%
Cash, cash equivalents, and restricted cash, beginning of period	$139.1	$236.1	$(97.0)	(41)%
Cash, cash equivalents, and restricted cash, end of period	$198.7	$88.6	$110.1	124%
The following summarizes our cash flows for the years ended December 31, 2020 and 2019:
(In millions)	Fiscal Year Ended December 31,
	2020	2019	$ Change	% Change
Net cash (used in) provided by operating activities	$(12.3)	$16.6	$(28.9)	(174)%
Net cash used in investing activities	$(21.6)	$(25.8)	$4.2	16%
Net cash (used in) provided by financing activities	$(63.0)	$180.4	$(243.4)	(135)%
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(97.0)	$171.2	$(268.2)	(157)%
Cash, cash equivalents, and restricted cash, beginning of year	$236.1	$64.9	$171.2	264%
Cash, cash equivalents, and restricted cash, end of year	$139.1	$236.1	$(97.0)	(41)%
Cash flows from operating activities
For the three months ended March 31, 2021, net cash used in operating activities was $0.3 million compared to net cash used in operating activities of $41.8 million for the three months ended March 31,

2020, a decrease of $41.5 million primarily due to approximately $49.2 million of expense in 2020, representing the repurchases of profit units over their fair value, which contributed to the net loss in that period. For the three months ended March 31, 2021 compared to three months ended March 31, 2020, there were favorable changes in working capital of $6.5 million, primarily related to accrued liabilities and prepaid expenses and other current assets, offset by unfavorable changes in working capital of $4.1 million, primarily related to accounts payable and deferred rent.
For the year ended December 31, 2020, net cash used in operating activities was $12.3 million compared to net cash provided by operating activities of $16.6 million for the year ended December 31, 2019, a decrease of $28.9 million primarily due to approximately $50.6 million of expense in 2020, representing the repurchases of profit units over their fair value, which contributed to the net loss in that period, and a $19.8 million decrease in the Company’s deferred revenue balance, and therefore corresponding decrease in cash receipts from customers in 2020.
Cash flows from investing activities
For the three months ended March 31, 2021, net cash used in investing activities was $8.9 million, unchanged from the three months ended March 31, 2020.
For the year ended December 31, 2020, net cash used in investing activities was $21.6 million compared to $25.8 million for the year ended December 31, 2019, a decrease of $4.2 million primarily due to proceeds from the sale of marketable debt securities in 2019. Gross sales of marketable debt securities were offset by purchases of marketable securities, with the net activity driving the increase in cash flows from investing activities. The decrease in cash used in investing activities was also offset by additional property, plant and equipment purchases in 2020.
Cash flows from financing activities
For the three months ended March 31, 2021, net cash provided by financing activities was $68.8 million compared to net cash used in financing activities of $96.8 million for the three months ended March 31, 2020, an increase of $165.6 million. The increase was primarily due to a $198.4 million reduction in repurchases of temporary and members’ equity, offset by a $33.4 million reduction in proceeds from issuance of members’ equity and warrants.
For the year ended December 31, 2020, net cash used in financing activities was $63.0 million compared to cash provided by financing activities of $180.4 million for the year ended December 31, 2019, a decrease of $243.4 million. The decrease in cash flows from financing activities was primarily due to increased repurchases of members’ units, and reduced proceeds from issuances of members’ units in 2020 compared to 2019.
Commitments and Contingencies
The following summarizes expected cash requirements for contractual obligations as of March 31, 2021 (in millions). These cash requirements relate to future minimum payments under lease and airport agreements. See Note 16, Commitments and Contingencies of the notes to the consolidated financial statements included elsewhere in this prospectus for further discussion of contractual obligations and other contingencies.
(In millions)	Operating Lease Payments
2021	$11.9
2022	13.8
2023	12.6
2024	9.5
2025	6.5
Thereafter	17.3
Total	71.6

Additionally, the Company has commitments for future marketing expenditures to sports stadiums of $4.8 million as of March 31, 2021.
Quantitative and Qualitative Disclosure about Market Risk
In the normal course of business, we are subject to a variety of risks which can affect our operations and profitability. We broadly define these areas of risk and interest rate risk.
Interest Rate Risk
Interest payable on our revolving credit facility is variable. Borrowings generally will bear interest between 1.5% and 2.5% per year and will also include interest based on the greater of the prime rate, LIBOR or NYFRB rate, plus an applicable margin for specific interest periods. As of March 31, 2021, we had no outstanding borrowings under the revolving credit facility.
Off Balance Sheet Arrangements
We have no off-balance sheet arrangements.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that are the most important portrayal of our financial condition and results of operations and that require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in the notes to our financial statements, our most critical accounting policies are discussed below.
Revenue Recognition
The Company derives substantially all of its revenue from subscriptions to its consumer aviation service, CLEAR Plus. The Company offers certain limited-time free trials, family pricing, and other beneficial pricing through several channels including airline and credit card partnerships. Membership subscription revenue is presented net of taxes, refunds and credit card chargebacks.
Under ASC 606, Revenue Recognition, the Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. To achieve the core principle of ASC 606, the Company performs the following steps:
•
identify the contract(s) with a customer;

•
identify the performance obligations in the contract;

•
determine the transaction price;

•
allocate the transaction price to the performance obligations in the contract; and

•
recognize revenue when (or as) the Company satisfies a performance obligation.

Subscription revenue
In determining how revenue should be recognized, the five-step process outlined above is used, which requires judgment and certain estimates. These judgments and estimates include identifying each of the performance obligations in the contract, determining whether the performance obligations are distinct, determining the stand-alone selling price (“SSP”) for each distinct performance obligation, estimating the amount of consideration to allocate to each performance obligation, and determining the timing of revenue recognition for each distinct performance obligation.

Subscription revenues are invoiced to subscribers in annual installments for subscriptions to our platform. There are no significant financing components included in our contracts with customers.
The Company primarily recognizes revenue ratably, from its consumer aviation service, CLEAR Plus, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as the broader network. This performance obligation is satisfied over time as the series of daily services, which are distinct from each other and the customer simultaneously receives and consumes the benefits. The Company uses a time-based output measure and revenue is recognized over the period in which each of the performance obligations are satisfied, as services are rendered, which is generally over the arrangement term as all arrangements are for a period of less than 12 months.
Impairment of Long-Lived Assets
The Company continually monitors, in accordance with ASC 360, Property, Plant, and Equipment, events and changes in circumstances that could indicate that the carrying amounts of its long-lived assets, including property and equipment may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.
Equity-Based Compensation
The Company issues equity-based compensation under the fair value recognition provisions of ASC 718, Compensation—Stock Compensation. The Company measures the equity-based compensation cost at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, subject to the probable achievement of performance conditions, if any. The Company measures the fair value of nonemployee equity-based compensation expense at the grant date based on the fair value of the award and recognizes the expense in the same period and in the same manner the entity would have if it had paid cash for the goods or services. The Company records forfeitures as they occur and does not estimate the number of awards expected to be forfeited.
The fair value of the Company’s members’ equity units underlying the awards has historically been determined by the board of managers with input from management and independent third-party valuation specialists, as there was no public market for the Company’s members’ equity units. The board of managers determines the fair value of the members’ equity units by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of members’ equity units, transactions in the Company’s Class A and Class B units, and general and industry specific economic outlook, amongst other factors.
Recent Accounting Pronouncements
See Note 1, Description of Business of the notes to the consolidated financial statements included elsewhere in this prospectus for details of recently issued accounting pronouncements and their expected impact on our consolidated financial statements.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies, until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.

BUSINESS
Our Vision
With CLEAR, you are always you. We believe your identity should enable a frictionless and safe journey—both physically and digitally. Your secure identity is foundational to enabling frictionless everyday experiences, connecting you to the cards in your wallet and transforming the way you live, work and travel. All powered by our platform.
Our History
We launched CLEAR in 2010 to create a frictionless travel experience while enhancing homeland security.
Following 9/11, there was a dire need for safer and easier experiences in the aviation industry and biometrics helped solve this requirement by building an unbreakable link between you and your identity. Travelers were eager to return to the skies but demanded predictable and safe experiences. CLEAR’s secure identity platform—which uses biometrics (e.g., eyes, face and fingerprints) to automate the identity verification process through CLEAR lanes in airports—helped make the travel experience safer AND easier as well as more predictable AND trusted for both our members and partners.
Since our inception, we envisioned a wide range of consumer applications that would be subject to similar secular trends. Today, consumers expect frictionless experiences in different facets of their lives, and businesses are seeking to create safer and more seamless customer and employee journeys. This is now known as the convenience economy. We believe COVID-19 has further accelerated these trends.
Our Business
Since 2010 we have been expanding our network, investing in our technology platform, strengthening our operations and developing our people to consistently deliver increased value to members and partners, resulting in the growth and trust of the CLEAR brand.
We have built an extensive physical footprint with a nationwide network of airports, stadiums and businesses to offer members frictionless, trusted experiences as they move and transact throughout the day in both physical and digital environments. As of May 31, 2021, our expansive network of partners and use cases provide our members with access to our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants, theatres, casinos and theme parks. The continued expansion of our partnerships enable our partners to integrate with CLEAR and our members to use CLEAR in new places and in new ways.
Our technology platform delivers an elegant, consumer-centric front-end user experience. Our flexible technology stack is highly secure, scalable, and modular to enable our partners to seamlessly integrate with our platform. Securing data and protecting member privacy has been our member pledge since our founding. The DHS has certified our information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act).
Today, our owned and operated businesses such as CLEAR Plus (our consumer aviation subscription service) and our mobile applications are the largest users of our platform. We have enabled 61 million Total Cumulative Platform Uses across 63 airports and live sports and entertainment partners as of March 31, 2021. Our approximately 1,400 hospitality and security focused ambassadors and field managers on the ground bring our technology to life and work to deliver exceptional member experience everyday.
Our network, technology platform, operational expertise and ambassadors have helped us achieve our trusted brand and an average 2020 NPS of 75. We use NPS to help measure our member experience and satisfaction. NPS scores are measured with a single question survey asking, “How likely are you to recommend CLEAR to a colleague or friend?” on a scale of 1-10, with a higher score being more desirable. NPS is calculated by subtracting the percentage of “detractors” (score 0-6) from “promoters” (score 9-10) with a possible score range between negative 100 and 100. Our members know when they see the CLEAR brand to expect a frictionless, fast and secure experience. Similarly, our partners trust CLEAR to enable them to deliver the same frictionless, fast and easy experiences to their own customers. Both our members and partners are passionate about CLEAR.
Our business model is powered by network effects and characterized by efficient member acquisition and high member retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. We are obsessed with member experience and maintained an average 2020 NPS of 75. Our passionate member base further drives viral, word of mouth marketing and high annual member retention rates. As we add partners, products and locations, our platform becomes more valuable to our members. In turn, as we grow membership, our platform is more valuable to our existing and prospective partners. This is evident in our accelerated growth rate since inception—it took seven years to reach our first million members, but less than one year to reach each of our second, third, fourth and fifth million members—and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019.
We believe our brand and growing network will create transformational experiences across large parts of our members’ daily lives, much as credit card networks ushered in digitization of payments. With our operational expertise, member and partner scale, strong consumer brand, robust technology stack, secure identity platform and compelling financial profile, we believe we are uniquely positioned to solve the large and growing need to deliver safer, frictionless experiences to consumers and businesses. We intend to continue to expand the number of places and ways our members can use CLEAR, in turn increasing utility, engagement and membership.
COVID-19
Beginning in early 2020, the COVID-19 global health pandemic had a significant and horrific impact on people’s health, safety, and economic well-being. It also had a material adverse impact on the global and domestic travel industries, resulting from government instituted legal restrictions on travel, shelter-in-place orders and mandated quarantine periods to prevent the spread of the disease.
We responded swiftly and aggressively to the COVID-19 operating environment by eliminating marketing spend and reducing operating expenses while caring for and supporting our team, our members and our partners. At the same time we accelerated investments in our platform, including our healthcare vertical, and developed our Health Pass product, which connects our members’ identity to a digital health credential, giving them control over and access to their healthcare information.
We are proud of the resilience of our business and grateful for the commitment of our team through this challenging period. While United States domestic airline passenger volumes declined 60% in 2020 as compared to 2019, our Total Cumulative Enrollments increased 12.3% year-on-year to 5.2 million and we maintained Annual CLEAR Plus Net Member Retention of 78.8% (compared to 86.2% in 2019). While our Total Bookings declined 10.6% year-on-year, from $236.0 million to $211.0 million, and we incurred net losses of $54.2 million and $9.3 million in 2019 and 2020, respectively, our total revenue increased 20% from $192.3 million in 2019 to $230.8 million in 2020.
Our Network Effects
Our platform is multi-faceted and a powerful network of networks. We started in airports and witnessed accelerating member growth in both new markets and existing markets as our network expanded. As we launched new use cases in existing markets, we saw accelerated growth and improved retention. The ability to use CLEAR in more locations in more ways increases our utility to our members. The larger our member base becomes, the more valuable our platform becomes to our current and prospective partners who utilize our platform to better realize their business objectives. As a result, our growth strategy is focused on simultaneously growing our CLEAR members while continuing to add valuable partners to our network and expanding the functionality and availability of our platform.
Our member base includes paying members and platform members. Paying members subscribe to our CLEAR Plus consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network. Our business model is powered by network effects and characterized by efficient member acquisition and high retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. Our passionate member base further drives viral, word of mouth marketing and high annual retention rates. As we add partners, products and locations, our platform becomes more valuable to our members. In turn, as we grow membership, our platform is more valuable to our existing and prospective partners. This is evident in our accelerated growth rate since inception and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019.
Platform members include members who enrolled through our mobile app and formerly paying CLEAR Plus members. Platform members can use CLEAR anywhere in our network outside of our CLEAR Plus service.
Typically new platform members are driven to enroll by one of our partners who integrate with CLEAR to enable frictionless experiences for their customers. Strategic equity holders of CLEAR include: Delta Air Lines, United Airlines, Liberty Media and Enlightened Hospitality. Key strategic partners include Wal-Mart, MLB and the NBA. In April, we announced a league-wide master services agreement with the NBA whereby individual teams can adopt our technology platform on pre-negotiated terms. Currently, we have deployed Health Pass with 10 of the 30 NBA teams with additional teams expected in 2021. We generally structure these partnerships beginning with the partner’s priority use cases at launch, with the ability to add new products and features over time.
Our partners typically pay us based on the number of members or transaction volume. While contract structure may vary by use case, these deals are typically multi-year, recurring contracts that drive revenue primarily through transaction fees charged either per member, per use or per user over a predefined time period. In addition, they may also include one-time implementation fees, licensing fees, hardware-leasing fees or incremental transaction fees. Revenues from our partners, and the percentage of our total revenue from these partners, have historically been immaterial. Although platform members may not contribute directly to our revenues, they are valuable to our platform as they indirectly contribute to revenues and drive new partners to CLEAR.
Platform members are also driven to enroll directly to access our expanding portfolio of free mobile applications. Today these include CLEAR Pass for CBP Mobile Passport Control (international arrivals), Health Pass (which includes validation of COVID testing results and digitization of vaccine status), and Home to Gate (end-to-end frictionless travel journeys).
We believe there is a significant opportunity to expand our reach. We expect to expand CLEAR Plus through airport network expansion, increased market penetration in existing markets and new products in the aviation space. Trends in our favor include the reacceleration of the travel industry and consumer demand for touchless technology.
Additionally, we have a robust pipeline of new partners who increasingly recognize the need to deliver a fast, easy and secure experience to their customers—a true frictionless journey. We believe our platform can power a wide range of secure use cases including customer check-in, digital identity, account opening/know your customer, payments and physical entry and access. These use cases can be applied across verticals such as aviation and travel, hospitality, live sports and entertainment, healthcare and e-commerce, among others.

Our Offerings
Secure Identity Platform
Our secure identity platform is a multi-layered infrastructure consisting of both our front-end, including enrollment, verification and linking, and our robust, secure and scalable back-end. To engage with our platform, members simply enroll one time through our fast, secure and easy enrollment process.
CLEAR confirms identity on an opt-in basis using credential authentication (e.g., driver’s license, passport), best-of-breed biometric capture technology, liveness detection for anti-spoofing, biometric matching, backend identity proofing and other proprietary technologies to link an individual’s identity and their biometrics (e.g., eyes, face and fingerprints). Members can enroll in CLEAR in the manner which is most convenient for them: in-person enrollment pods in airports, stadiums, or arenas, or their own personal mobile device. CLEAR verifies identity and attributes using matching algorithms, liveness detection and other proprietary technology.
Our platform is versatile, can be used across different verticals and can be customized for specific applications or use cases. Our architecture is designed to be scalable without compromising member experience or information security. We have built extensive SDK and API capabilities to enable our partners to quickly and seamlessly integrate directly with our platform. This structure will allow us to facilitate safer, faster and more frictionless experiences for our partners’ customers, while enabling our partners to continue to control and manage the direct relationship with their customer under their own brand.
We have a deep organizational commitment to preserving our members’ privacy and ensuring members have ultimate control of their personal information. This commitment has been core to our member pledge since our founding over 11 years ago. We have a comprehensive information security program and a robust cybersecurity posture that uses industry best practices with administrative, technical and physical safeguards to protect against anticipated threats or hazards to the security, confidentiality or integrity of our platform’s systems and information. Our information security core tenets include the application of encryption at rest and in transit, firewalls, multi-factor authentication, granular role-based access control, physical and personnel security (including training), intrusion detection and data loss prevention. We have a commitment to members being in control of their own information and never sell member data.
We have been certified at the highest level of security by our government regulators. The DHS has certified CLEAR’s information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act).
Consumer Subscription Service
CLEAR Plus
CLEAR Plus is our consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network. With CLEAR Plus, members use our touchless biometric verification technology to validate their identity and travel credentials. Our team of hospitality and security focused ambassadors help bring our technology to life by delivering a frictionless journey alongside excellent service. CLEAR Plus retails for $179 per year per member and is billed upfront. We offer free trials in-airport and online and promotional pricing to select partners including Delta Air Lines and United Airlines frequent fliers, as well as a family plan for up to three household members at an additional $50 per year per family member. Through our partnership with American Express, eligible cardmembers receive statement credits for all or a portion of their CLEAR Plus membership. We also offer discounted military, government and student pricing and children under 18 can use CLEAR Plus for free with an adult member.

TSA PreCheck® Application Program
In January 2020, we were selected by TSA as an awardee in the TSA Biometric PreCheck® Expansion Services and Vetting Program. As part of our agreement with TSA, we will leverage our marketing expertise, operational footprint and ambassador network to handle subscription renewal processing and new enrollments for the TSA PreCheck® program, as well as offer a CLEAR/TSA PreCheck® bundled subscription for customers who are new to both CLEAR and to TSA PreCheck®. We will provide the ability to renew TSA PreCheck® memberships on our website and complete new enrollments in-airport through our ambassador network.
The TSA program is expected to launch in the second half of 2021 and will represent a new source of revenue and members. We believe that approximately 66% of our CLEAR Plus members are active TSA PreCheck® subscribers, and that there is a significant opportunity for us to process their TSA PreCheck® membership renewals. In addition, we believe we can add a large number of new TSA PreCheck® subscribers for TSA. After a new TSA PreCheck® customer is enrolled or renewed, we will offer the customer an opportunity to enroll in CLEAR on an opt-in basis. We believe CLEAR Plus and TSA PreCheck® are highly complementary services and this is a relevant channel to showcase not only the TSA PreCheck® value proposition, but also the power of the combination and the extension of a holistic home to gate travel journey. The partnership does not extend to performing physical security screening, which will continue to be operated by TSA. Our agreement with the TSA may be terminated by either party at any time by providing a 30-day notice. The agreement with TSA requires us to take appropriate measures to protect proprietary, privileged and confidential information, as well as to handle sensitive information.
Nationwide Physical Network
We have built an extensive physical footprint with a nationwide network of use cases including airports, stadiums and businesses to offer members frictionless, trusted experiences as they move and transact throughout the day in both physical and digital environments. As of May 31, 2021, members can access our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants, theatres, casinos and theme parks. We are continually expanding our partnerships to enable members to use our platform in new places and in new ways.
Each CLEAR location utilizes one or more of our physical or digital offerings, which may include owned or leased hardware. Many CLEAR locations, for example at airports, also include designated entry lanes for CLEAR members. These locations are staffed by our team of approximately 1,400 hospitality and security focused ambassadors and field managers. Our ambassadors are a hospitality and security focused labor force that deliver the frictionless CLEAR experience every day to our partners and members. Our ambassadors facilitate a predictable and smooth CLEAR experience for existing members, enroll new members, and help bring our platform to life.
Mobile
We also engage with our members via two mobile apps: the flagship CLEAR app and CLEAR Pass for CBP Mobile Passport Control.
CLEAR App
The CLEAR app is our primary consumer-facing digital product which facilitates new user enrollment and member engagement from their mobile device. We are constantly investing in new features for the CLEAR mobile app, which makes our offering more valuable for members and partners and are offered at no charge. Features of the CLEAR mobile app include:
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Enroll in CLEAR and manage your membership—enrolling as a CLEAR member is a quick and easy process that can be handled directly through the CLEAR app via facial biometric recognition technology and validating a government-issued identification. This one-time enrollment can be completed in minutes and gives members access to our offerings and an easy upgrade path to CLEAR Plus at our airport locations.

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Home to Gate—members can have a predictable day-of-travel experience by inputting their flight number to access helpful information to assist their journey from the time they leave their home until they board the plane. Home to Gate integrates flight departure times, traffic data, security screening, gate number and terminal walking times to their exact gate. Additional services can be easily integrated into this platform.

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Health Pass—a free digital health credential service that uses CLEAR’s established biometric platform to connect members’ verified identity with health attributes such as COVID-19 test results, vaccination status, and health screening responses. Health Pass provides a critical solution to help individuals and businesses return to pre-COVID-19 normal. Health Pass can be integrated with CLEAR’s hardware to enable verified identity and temperature screening.

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Touchless Access—we also enable touchless access to select partner services and venues, including airport lounges and event venues.

CLEAR Pass for CBP Mobile Passport Control
CLEAR Pass for CBP Mobile Passport Control is a free-to-use mobile app that streamlines entry to the United States. The app enables digital submission of certain U.S. Customs and Border Protection forms and U.S. entry via the mobile passport control lane, helping the CBP and travelers streamline the passport control process into an effortless and convenient journey. CLEAR Pass for CBP Mobile Passport Control is a brand enhancing, free to use product that allows us to engage with a broader audience and adds to CLEAR’s overall value proposition in travel.
Partner Integrations
We have built extensive SDK and API capabilities to enable our partners to seamlessly integrate directly with our platform. We have designed these capabilities with the goal of allowing our platform to enable better, faster and more frictionless experiences for our partners’ customers, while enabling our partners to continue to control and manage the direct relationship with their customer under their own brand. Use cases enabled by SDKs and APIs include identity validation, identity verification, attribute validation such as age validation, vaccine status and payment among others.
Our Value Proposition to Members and Partners
For our members, we have built a consumer-centric user experience that helps eliminate friction in their lives. We started with their travel journey and are expanding into their daily interactions in the physical and digital worlds. For our partners, we believe our rapidly expanding membership base and our platform strengthens their customer relationships and can elevate the experience they deliver daily to customers and employees.
Why Our Members Love Us
We are obsessed with our members’ experience and seek to continually enhance the value we deliver to them through our platform as reflected by our strong member growth and our average 2020 NPS score of 75. We provide the following key benefits to our members:
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We seek to transform manual experiences into seamless end-to-end journeys:   We are committed to making our members’ lives safer and easier. Our platform and dedicated team of ambassadors help to transform inconvenient and often stressful consumer experiences into effortless journeys. Our goal is for CLEAR to instill a feeling of being cared for, of being seen, and of feeling safe with predictable, secure and seamless experiences.

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We expand how and where our members can use CLEAR:   As of May 31, 2021, members can access our nationwide network of 38 airports covering 106 checkpoints, 26 sports and entertainment partners, and 67 Health Pass-enabled partners and events covering 110 unique locations, as well as a growing number of offices, restaurants and theme parks. We continue to expand our partnerships and seek to establish new partners to enable members to use our platform in new places and in new ways.

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We invest in innovation:   We are focused on innovating both our product and our platform to improve our members’ experience, improve safety and security and introduce new use cases. For example, to complement our CLEAR Plus airport security checkpoint offering, we developed a portfolio of mobile applications including Home to Gate and CLEAR Pass for CBP Mobile Passport Control. In addition to new products introduced in 2020, we improved our mobile enrollment experience and upgraded our APIs and enrollment capacity to support our growth. We intend to accelerate our pace of innovation to add more features and use cases, to ultimately deliver greater value to our members.

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Our ambassadors bring CLEAR to life for our members:   Our passionate team of approximately 1,400 nationwide CLEAR ambassadors and field managers enhance our members’ experience and in many instances bring our technology to life. They provide on-location high-touch sales and marketing support which enables new members to enroll and existing members to use our platform with comfort and ease. They also educate our members about our technology, security and privacy.

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Trust and privacy are the foundation of CLEAR:   We have been certified at the highest level of security by our government regulators. The DHS has certified our information security program at a FISMA High Rating (the highest designation according to the Federal Information Security Modernization Act). Our members provide us with their personal information on an opt-in basis with the understanding that their information is secure and will never be rented or sold.

Why Our Partners Love Us
Our platform is designed to enable our partners to further their business objectives, better serve their customers’ needs and elevate their customers’ experiences. By transforming the end-to-end consumer journey, we believe CLEAR enables our partners to capture not just a greater share of their customers’ wallet, but a greater share of their overall lives. We benefit our partners in a variety of ways, including:
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We are a committed partner for innovation:   Partners turn to us to help them deliver safer, faster and easier experiences to their customers, who have increasingly high expectations for seamless end-to-end journeys. We provide flexibility for them to do so under their own brand through our SDK and API integrations or directly with CLEAR.

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We have a large, highly engaged and growing CLEAR member base:   We have 5.6 million CLEAR members, many of whom are frequent travelers and active consumers. Many of our members are also core customers of our partners. Other members can opt-in to a relationship with our partners. As our embedded base of members grow, our partners will benefit from our reach by accelerated adoption rates and economies of scale.

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Our brand is trusted:   We have built a trusted consumer brand with passionate members. We believe our recognized and trusted brand, which is known for innovation and exceptional member experiences, gives our partners confidence that we will enhance and elevate their own customers’ experience.

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Security is paramount:   Security is our core competency. We have a deep organizational commitment to securing data and protecting member privacy and a robust cyber-security posture. Data protection and privacy are complex and our partners rely on us to fulfill this requirement on their behalf.

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We significantly benefit the airport communities in which we operate:   CLEAR becomes ingrained in the fabric of the local communities where we operate through the engagement of our members and we believe we make a significant positive economic contribution. CLEAR creates job opportunities, we invest in the learning and development of our local employees and seek to develop partnerships which are mutually beneficial for us, our partners and the community.

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We operate our own direct-to-consumer offering, creating strong alignment with our partners:    We have over 10 years of experience operating CLEAR Plus, our owned and operated consumer subscription service. As we invest in our platform to enhance the CLEAR Plus member experience, our partners benefit from these enhancements. We believe this creates natural alignment with our partners and makes us a trusted and forward-thinking partner to them.
Our Member Acquisition and Retention Strategy
We have focused our member acquisition strategy around delivering exceptional experiences to build brand trust as well as driving network effects by adding new partners, products and locations to increase our value proposition.
Our largest CLEAR Plus member acquisition channel is our highly efficient in-airport channel, where our prominent branding and expansive physical footprint allows prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. Our passionate member base, as evidenced by our average 2020 NPS of 75, further drives viral, word of mouth marketing and high levels of retention. To ensure best-in-class member service we monitor real-time member feedback and quickly take action on information-driven insights. As we add new airport and non-airport locations (such as live sports and entertainment venues), the power of network effects makes CLEAR Plus more valuable to our members, further driving new member acquisition and higher member retention. We also entered into strategic distribution partnerships with enterprises such as Delta Air Lines, United Airlines and American Express who promote our services to their customers on a discounted or subsidized basis which allows us to efficiently scale membership in CLEAR Plus.
CLEAR also offers services that are free to members, both directly and under agreements with our partners who typically pay us based on the number of members or transaction volume. New platform members are largely driven to our platform by one of our partners who integrate with CLEAR to enable frictionless experiences for their customers. These partnerships allow us to scale our use cases and membership, which enhances the value of our network, and earn revenue from platform members.
Our expanding portfolio of free mobile applications attracts new platform members directly to our platform and creates enhanced value for our CLEAR Plus members. As a result, we expect our platform member acquisition costs to remain low. Today these include CLEAR Pass for CBP Mobile Passport Control (international arrivals), Health Pass (which includes validation of COVID testing results and digitization of vaccine status), and Home to Gate (end-to-end frictionless travel journeys). Certain platform members may wish to upgrade to CLEAR Plus, further driving our revenues.
As a result, we expect our platform member acquisition costs to remain low. Over time, as we continue to grow platform members, potentially at faster rates than paying members, we expect to see an acceleration in Total Cumulative Enrollments and Total Cumulative Platform Uses per Total Cumulative Enrollments as well as a decrease in revenue per Total Cumulative Enrollments accompanied by a commensurate decline in the cost to acquire an incremental Total Cumulative Enrollment. We believe this dynamic will grow the long-term economic value of our platform by increasing total engagement, expanding our margins and maximizing our revenue.
We measure our CLEAR Plus member Lifetime Value and Customer Acquisition Cost in an effort to measure the efficiency of our member acquisition and retention strategy. Lifetime Value is calculated by estimating the cumulative dollar contribution over the estimated lifetime of a CLEAR Plus member. To estimate retention rates we use an average of CLEAR Plus Net Member Retention between 2019 and 2020. We estimate the dollar contribution as the annual revenue per member less estimated direct costs to service that member including revenue share, credit card fees, and member service expense to process that member in a CLEAR lane. Customer Acquisition Cost is calculated by dividing total 2019 airport-related marketing spend, inclusive of commissions, by total new paying CLEAR Plus members who joined during 2019. On this basis, we achieved a Lifetime Value to Customer Acquisition Cost ratio of approximately 16 times for members who joined during 2019, which is the last year available for which we can measure renewals.
Our Competitive Advantages
Trusted and Extensible Brand with Passionate Member Base
From our founding, we have been obsessed with the CLEAR member experience. We have been expanding our network, investing in our technology platform, strengthening our operations and developing our people to consistently deliver increased value to members and partners, resulting in our trusted and valued brand. Our average 2020 NPS of 75 is a reflection of the passion our members have for CLEAR, particularly our CLEAR lanes and our approximately 1,400 hospitality and security focused ambassadors and field managers. Our passionate member base drives viral, word of mouth marketing and high annual retention rates. This is evident in our accelerated growth rate since inception and our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019. It took seven years to reach our first million members, but less than one year to reach each of our second, third, fourth and fifth million members. Our strong brand has enabled our expansion into new markets such as live sports and entertainment venues as well as digital health.
Operational Expertise at Scale
Today, our owned and operated businesses such as CLEAR Plus and mobile applications are the largest users of our platform. Operating and scaling our own consumer-facing service, CLEAR Plus, over the past 11 years has given us experience and capabilities that are hard to replicate, and an environment for innovation that benefits all of our partners. We have significant expertise implementing and seamlessly operating our platform’s combination of pod hardware, biometric technology and physical human interactions across 64 regulated or complex environments such as airports and live sporting events. We also manage a growing ambassador and field manager workforce of approximately 1,400 who are deployed across our expansive network of locations to implement our platform and continue to build our brand reputation. We combine our on-the-ground operational expertise with strong customer acquisition and retention, digital marketing, software and mobile application development and cybersecurity capabilities.
Platform Originated in High Security Aviation Environment
We started in aviation security, a regulated environment requiring a robust physical and information security posture. By building our platform in this context, we invested in, and were held accountable for, industry leading security, scalability and reliability. Our comprehensive information security program uses industry best practices with administrative, technical and physical safeguards to protect against anticipated threats or hazards to the security, confidentiality or integrity of CLEAR systems and information. We are certified as Qualified Anti-Terrorism Technology under the SAFETY Act and FISMA High Rating compliant which governs requirements for protecting sensitive data by the DHS. We continue to operate in aviation security today, and we use a single platform across all our use cases, both for our owned and operated businesses, such as CLEAR Plus, and for the experiences offered by our partners. As such, we bring our high standards of security, scalability, and reliability to every environment in which members engage with CLEAR.
Innovative and Scalable Platform
We believe that the significant investments we have made in our technology platform are a key differentiator for our business. Our approximately 200 person technology team leads platform innovation inside CLEAR. We have spent more than 11 years to create our scalable and secure back-end and our easy-to-use consumer front-end. The scalability of our platform is demonstrated by our ability to quickly launch new features. For example, in 2020 we were able to rapidly develop and launch Health Pass given the strength and modularity of CLEAR. We have also developed SDK and API capabilities to enable our partners to leverage our innovation and enable better experiences for their customers.
Powerful Network Effects
The power of network effects on our business model became evident as we added additional locations and our membership growth accelerated. Given the lengthy airport sales cycle and scarcity of airport real estate, it took us seven years to build a critical mass of airports to attract the first million members. Once we achieved this scale, the power of national network effects began to take hold. As the likelihood that a domestic traveler would have access to a CLEAR lane increased, the value proposition of our CLEAR Plus offering increased substantially. While it took seven years to reach the first million members, it took less than one year to reach each of our second, third, fourth and fifth million members. In 2015, we embarked on a strategy to add additional local CLEAR lanes at stadiums and live entertainment venues. This strategy created a second local network effect, increasing the value proposition of CLEAR Plus within a given city and meaningfully improving our member retention. The combination of these two powerful network effects drives both member growth and retention which we believe ultimately fuels our revenue growth. Over the past five years, our strategy expanded as our platform’s capabilities have evolved. Our investment in our platform and products and the expanding scale of our membership have accelerated the addition of new partners that are further accelerating our membership growth and increasing verifications.
Attractive Growth While Maintaining Disciplined Capital Allocation
We have consistently focused on growth by investing in our secure identity platform, expanding our nationwide network and partnerships, adding talented team members and continuing to innovate. We are disciplined capital allocators and have achieved our current scale on net invested capital of approximately $50 million. Our business model is powered by network effects and characterized by efficient member acquisition and high retention rates. Our largest CLEAR Plus member acquisition channel is in-airport (representing 72% and 62% of member acquisitions for the years ended December 31, 2020 and 2019, respectively), where our prominent branding and expansive physical footprint allow prospective members to engage with CLEAR’s brand, ambassadors and technology firsthand. As we add partners, products and locations, our platform becomes more valuable to our members. This is evident by our approximately 16 times Lifetime Value relative to our Customer Acquisition Cost for CLEAR Plus members who joined during 2019.
Led by Experienced, Visionary Team
CLEAR was purchased and relaunched in 2010 by Ms. Caryn Seidman-Becker, our Chief Executive Officer, and Mr. Kenneth Cornick, our President and Chief Financial Officer. CLEAR is still executing on the original vision today, with Ms. Seidman-Becker and Mr. Cornick continuing to lead the business 11 years later. They are substantial owners of CLEAR and operate the business with the goal of long-term value creation. Ms. Seidman-Becker’s and Mr. Cornick’s prior investment experience informs their efficient capital allocation strategy, and they have attracted a deeply experienced team to accelerate CLEAR’s next phase of growth.
Our Opportunity
We believe that only you are you—your identity should enable a frictionless and safe journey wherever you are. Our platform allows members to use a single identity to move frictionlessly through a network of different experiences, both digital and physical, while partners can instantly turn on frictionless access and better experiences for the millions of members who use the CLEAR platform. We believe that our market opportunity is vast and supported by several significant long-term tailwinds driving demand for our platform.
Trends in Our Favor
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Re-opening of and return to secular growth in the travel industry:   The COVID-19 pandemic resulted in a dramatic collapse in United States domestic airline passenger volumes in 2020. As the penetration of the COVID-19 vaccinations increases, we believe the travel industry will re-open and return to secular growth. In the near term, we believe consumers will be more inclined to travel than they have been historically, given the relative inability to travel since the beginning of the pandemic. For example, according to a March 2021 study by Morning Consult, 63% of U.S. adults said they are excited about the opportunity to take a vacation once the pandemic is under control. Over the longer term, we believe the travel industry will resume growing at a rate above GDP growth, as it consistently did prior to 2020.

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Expanded Airport Footprint and Travel Partner Network:   Compounding the anticipated rebound in travel post the COVID-19 pandemic, we have materially increased our airport footprint and added several large marketing partners in the last 24 months. Typically we experience outsized member growth when we launch new airports and marketing partnerships. As of May 31, 2021, 10 airports, including Newark Liberty International Airport and Chicago O’Hare International Airport have not operated for a full year in a non-COVID environment. Additionally, we launched our partnerships with United Airlines and American Express in the second half of 2019. Given the reduction in travel during 2020, we believe there is significant pent up demand for CLEAR Plus in our new markets and through our new marketing partnerships.
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Increasing consumer expectations for seamless and customized experiences:   Today consumers in both their digital and physical experiences expect to dictate when, where and how they want a particular service. Historical tolerance of unpredictable wait times, manual processes and needing multiple cards has been replaced by expectations for seamless experiences, digital processes and immediate access. Traditional consumer engagement methods have also been replaced by the desire and expectation for a personalized experience—one that enables the consumer to allocate their time and money according to their own preferences. Today’s consumer rewards brands who they believe are committed to elevating their experiences and according to Forbes, 83% of consumers admit to paying as much attention to how brands treat them as to the product they sell. We believe that brands that prioritize consumer trust and experience are poised to succeed, and significant value has already accrued to platforms that have successfully adapted through the utilization of digital tools.

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Increased consumer and regulatory focus on information privacy and transparency:   Privacy is an increasingly important priority for consumers, with heightened awareness of data sharing as digital technology adoption accelerates. Consumer desire for privacy and data control, coupled with high profile incidents of data breaches, has led to new government regulations, such as the GDPR in Europe and the California CCPA in the United States. This translates to demand for trusted platforms that are able to secure both consumers and regulators confidence in data storage and protection.

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Acceleration of digital and contactless experiences:   COVID-19 has underscored the need for efficient and contactless interactions, with shifting priorities towards health and safety. Individuals are reassessing the way they interact, with 62% of consumers expected to increase their use of touchless technologies after the pandemic subsides, according to Capgemini. The pandemic has also had a profound impact on the ability of consumers to experience their lives without limitation. As a result, demand for travel, dining and other social events are expected to grow exponentially. According to data from the U.S. Bureau of Economic Analysis, the national savings rate rose during the pandemic, signaling the potential for a dramatic near-term change in consumer activity. We believe that organizations, like us, that are prepared to take advantage of a fresh demand cycle, while meeting new consumer expectations, will thrive in a post-pandemic world.

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Accelerating consumerization of healthcare:   Consumerization of healthcare is a technology- enabled trend that has been accelerated by the COVID-19 pandemic. Patients have more control than ever over how, where and when they seek care—both physically and digitally. Bolstered by regulation requiring greater interoperability of healthcare data, consumers’ need for control with respect to their data and a desire for a better patient experience, we believe the demand for our secure identity solution in the healthcare sector is significant.

Addressable Market
We believe we are well positioned to address the following significant market opportunities:
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Aviation and Travel:   The domestic aviation market has penetrated a significant portion of the American adult population and has been a driving force in our growth trajectory since we launched our CLEAR Plus offering. A 2017 Airlines for America survey suggests that approximately 90 million American adults fly two times or more per year and approximately 31 million fly six times or more per year. Additionally, the Bureau of Transport Statistics reported over 810 million non-unique domestic travelers in 2019. We believe the scale of the domestic aviation and travel markets provides a substantial opportunity for us to use our platform to drive membership growth.
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Hospitality:   Given our leadership in travel, the hospitality industry represents a natural extension for our platform. For example, in 2020, we announced a partnership with MGM Resorts to facilitate the safe return of meetings and conventions at the company’s properties throughout the United States via our Health Pass offering. We believe this partnership represents an example of how our platform can enable frictionless experiences for the hospitality industry. According to Cushman & Wakefield’s U.S. Lodging Industry Overview, there were approximately 1.3 billion room nights occupied nationwide in 2019, representing a significant verification opportunity for our platform.

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Live Sports and Entertainment:   The live sports and entertainment industry was the first major extension of our platform and is expected to be a driver of growth moving forward. According to ESPN, there were approximately 130 million sports attendees in 2019 across the NFL, the NBA, MLB and the NHL. Similarly, live music entertainment attracted nearly 60 million attendees in 2019 according to Statista. We believe that each of these attendance instances represent a verification opportunity for our platform.

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Healthcare:   We believe our secure identity platform has multiple use cases in thousands of hospitals and doctors’ offices nationwide including patient check-in, digital medical records, telehealth and verified identity. Based on data compiled by the CDC, we estimate that there are over one billion healthcare visits in the United States annually. Total visits include those to primary care offices, emergency rooms and outpatient and community health care clinics, and is based on data across varying time periods since 2006. Our Health Pass product was our first example of connecting verified identity with health insights.

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Location Access:   According to Forrester, there are approximately 115 million knowledge workers in North America. Our biometric identity platform has the potential to play a key role in enabling the frictionless return to the office for these knowledge workers.

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Global Extensibility:   While we are domestically focused today, we believe our platform is applicable to potential members and partners around the world. As a result, we believe our global market opportunity is significantly larger than our domestic market opportunity.

Our Growth Strategies
We have a significant track record of member growth within our domestic aviation vertical, and our platform has numerous adjacencies for further expansion.
Key elements of our growth strategy include:
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Grow CLEAR Plus Members:   We see growth opportunities in our CLEAR Plus member base. We are still in the early stages of growth as our airport footprint as of May 31, 2021 covers approximately 57% of the total 2019 TSA departure volume. As of March 31, 2021, our Total Cumulative Enrollments of 5.6 million represents about 4% MSA penetration of our existing markets collectively. In Denver, one of our more developed markets, MSA penetration is about 11% as of May 31, 2021 and is still growing by approximately one percentage point per year. This implies we have a meaningful growth opportunity in our existing markets, as seen in Denver, where Total Bookings grew at a 44% CAGR between 2014 and 2019 and profit margins expanded approximately 1800 bps over the same time period. We believe we can continue to open CLEAR lanes in new airports and new CLEAR lanes in our existing airports. We also believe there are opportunities to develop new features such as touchless lounge access and bag drop to improve the member and partner experience.

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Launch TSA PreCheck® enrollment program:   We believe our TSA PreCheck® enrollment award will drive significant growth for TSA’s program and a meaningful incremental revenue opportunity to CLEAR as we manage renewal processing and new enrollments for TSA PreCheck® subscriptions. Our TSA PreCheck® award also offers a significant top-of-funnel opportunity to acquire new CLEAR Plus members as we intend to offer a CLEAR/TSA PreCheck® bundled product for customers who are new to both CLEAR and to TSA.
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Expand our partnerships and distribution channels:   We intend to continue to pursue commercial partners as a means to broaden our distribution channel reach and accelerate member growth. These partnerships and channels are likely to include new airlines, credit card partners, professional sports leagues and teams, digital marketplaces and retail enterprises.

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Expand into new verticals and products:   We have already made significant progress expanding from aviation into select new verticals, including travel and hospitality, live sports and entertainment and healthcare. We plan to continue investing in each of these verticals to increase the growth of our platform, member base and our network locations where our members can use and our partners can integrate with CLEAR. We believe we have a proven platform business with numerous natural adjacencies and as our member base and product portfolio grows, we believe we will have the opportunity to grow into new verticals. This portfolio includes, but is not limited to, payments, location access, ticketing, age validation and health profiles. We may also seek to expand our platform to include single sign-on in addition to our existing API and SDK integration capabilities, which may create new revenue streams through new business models.

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Acquisitions and corporate development opportunities:   We may opportunistically pursue selective acquisitions and other corporate development opportunities to complement our existing platform capabilities and further accelerate our growth and platform adoption.

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International expansion:   Our platform is highly scalable and can be rapidly deployed in new markets. We believe that there is likely to be global demand for our secure identity platform. While in the near-term the North American market remains our highest priority, we may later consider extending our network into geographies outside of the United States.

Our People and Culture
Our organization’s core values are:
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Embrace Change:   Our growth requires that we embrace change. We pivot to overcome roadblocks and we are transparent on why decisions are made.

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Own It:   CLEAR is an organization of doers. We own it by solving problems even if they “aren’t ours to solve” and commit to seeing them all the way through.

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Great People:   From our ambassadors in the field, to our corporate team members, people are at the heart of all that we do.

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Obsessed with Member Experience:   We are obsessed with our member experience. We love hearing from our members so that we can continuously improve and come back better for them every day.

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Speak Up:   We believe in challenging fearlessly and embracing the brutal truth. We speak up by displaying honesty to our members, our team members, and ourselves.

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Indefatigable:   We tirelessly pursue our goals with passion and sometimes “no” simply means “not yet”.

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Bias for Action:   We encourage our team members to have a bias for action, using data to make calculated decisions. We have confidence in our decisions and learn from our mistakes.

We pride ourselves on diversity and inclusion and believe that our workforce not only represents these values, but enables us to better execute on our vision. As of March 31, 2021, over 85% of our ambassadors are people of color and over 60% of our ambassadors are female.
As of May 31, 2021, we had 1,646 full-time employees with our largest workforces in New York, Los Angeles and Atlanta. We compete to attract and retain diverse and highly talented individuals, particularly people with expertise in engineering, product development and marketing. Our ability to recruit talent benefits from our unique workplace culture and brand. None of our employees are covered by collective bargaining agreements, and we consider our employee relations to be good.
Our Competition
We compete for both our members and our partners. The market in which we operate is highly fragmented and characterized by high growth, shifting user preferences, and introductions of new services and offerings. Our primary competitors are offline alternatives, including manual security checks and screening processes. These alternatives tend to be costly and involve significant manpower, time and resources. See ‘‘Risk Factors—Risks Related to Our Business, Brand and Operations—We operate in a highly competitive market, and we may be unable to compete successfully against existing and future competitors.’’
We provide a clear value proposition for both our members and our partners. For our members, we have built a consumer-centric user experience that helps eliminate friction in their lives. We started with their travel journey and are expanding into their daily interactions in the physical and digital worlds. We are obsessed with our members’ experience and are continually enhancing the value we deliver to them through our platform. For our partners, our rapidly expanding membership base and our platform can elevate the experience they deliver daily to customers and employees. Our platform is designed to enable our partners to further their business objectives, better serve their customers’ needs and elevate their customers’ experiences.
We believe we are favorably positioned over the long-term based on our first-mover advantage, comprehensive offering across use cases and attractive network effects.
Intellectual Property
We believe that our intellectual property rights are valuable and important to our business. We rely on a combination of patents, trademarks, copyrights, trade secrets, know-how, confidentiality provisions, non-disclosure agreements, assignment agreements, and other legal and contractual rights with employees, contractors, and other third parties to establish and protect our proprietary technology and intellectual property rights.
As of March 31, 2021, we have 25 issued United States patents (with two additional patents allowed) and 47 patent applications pending in the United States relating to certain aspects of our technology. We also have a limited number of patents issued and patent applications filed in other countries. Our issued patents expire between 2031 and 2039. These patents and patent applications are intended to protect our proprietary inventions relevant to our business. We cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Further, even our issued patents may be contested, circumvented or found invalid or unenforceable, and we may not be able to prevent infringement of our patents by third parties.
As of March 31, 2021, we have five U.S. registered trademarks, and eight trademark applications pending in the United States. These include registrations for the CLEAR name and other brand indicia. We also have registered the domain name www.clearme.com, and similar variations. We cannot guarantee that any of our trademark applications will result in the issuance of a trademark registration. Further, our trademarks may be contested, cancelled or found invalid or unenforceable, and we may not be able to prevent infringement of our trademarks by third parties.
We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, deemed unenforceable or otherwise challenged. Further, even if we are successful in legal proceedings, unauthorized third parties may still copy or otherwise obtain and use our technology or infringe our copyrights and trademark rights. In addition, should we expand, the laws of various foreign countries where we may expand may not protect our intellectual property rights to the same extent as laws in the United States.

Companies engaged in related businesses or even unrelated businesses may have patents, copyrights, trademarks, trade secrets and other intellectual property rights which such companies may assert are infringed by our technology or business activities. From time to time, we face, and we expect to face in the future, allegations that we have infringed the patents, copyrights, trademarks, trade secrets and other intellectual property rights of third parties, including our competitors and non-practicing entities. Should our business continue to grow, we will likely face more claims of infringement by third parties. We may become party to patent infringement claims and other intellectual property litigation and legal proceedings, all of which can be expensive and time consuming, and if resolved adverse to the Company, could have a significant impact on our business. See “—Legal Proceedings” and “Risk Factors—Risks Related to Information Technology and Intellectual Property.”
Government Regulation
Our business is and will continue to be subject to U.S. federal, state and local laws and regulations. These laws, regulations and standards govern issues such as the collection and use of personally identifiable information, including biometric information and health information, privacy, data security, whistleblowing and worker confidentiality obligations, product liability, text messaging, subscription services, intellectual property, arbitration agreements and class action waiver provisions, terms of service, mobile application accessibility and background checks. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state and local administrative agencies. For example, the CCPA provides enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of PII. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. In November 2020, California voters passed the CPRA, which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. And in March 2021, Virginia enacted the VCDPA, which similarly provides consumers with certain rights regarding PII, and imposes obligations on businesses that process PII to comply with those rights and creates penalties for businesses that fail to comply with those obligations. See “Risk Factors—Risks Related to Regulation and Litigation—Any actual or perceived failure to comply with applicable laws relating to privacy and data protection may result in significant liability, negative publicity and erosion of trust, and increased regulation could materially adversely affect our business, results of operations and financial condition.”
Further, to the extent we expand internationally we would become subject to similar regulatory regimes in other countries, which may be equally or more complex. For example, if we expand in Europe we would become subject to GDPR.
Our airport operations are subject to standards promulgated by the federal government related to aviation security. These standards pertain to items such as checkpoint operations, enrollment and verification processes, employee hiring and training and information technology. These standards in some cases are overseen directly by the federal government and in some cases are overseen indirectly through our airport or airline partners. For example, TSA has determined that the technology system utilized for our Registered Traveler program meets the FISMA High Rating standard for information security. Relatedly, the system we use for the Registered Traveler program and similar programs has been certified by the DHS as a Qualified Anti-Terrorism Technology under the SAFETY Act. The SAFETY Act provides important legal liability protections for providers of qualified anti-terrorism products and services. Under the SAFETY Act, technology providers may apply to the DHS for coverage of the products and services. If granted coverage, such providers receive certain legal protections against product liability, professional liability and certain other claims that could arise following an act of terrorism. See “Risk Factors—Risks Related to Regulation and Litigation—Liability protections provided by the SAFETY Act may be limited.”
In addition, HIPAA imposes specific requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates.” As we further expand our solutions in the healthcare industry and become a business associate for more of our existing partners and future partners that are HIPAA covered entities and service providers, in that context we will be regulated as a business associate for the purposes of HIPAA under these agreements. In the event we become a business associate, we will be required by HIPAA to maintain HIPAA-compliant business associate agreements with our partners that are HIPAA covered entities and service providers, as well as our subcontractors, to the extent applicable, that access, maintain, create or transmit individually identifiable health information on our behalf for the rendering of services to our HIPAA covered entity and service provider members. See “Risk Factors—Risks Related to Regulation and Litigation—As our business expands into health care applications and we collect and use personal health information, we could function as a HIPAA ‘business associate’ for certain of our partners and, as such, could be subject to strict privacy and data security requirements. If we fail to comply with any of these requirements, we could be subject to significant liability, which can adversely affect our business as well as our ability to attract and retain new members and their utilization of our platform.”
Facilities
Our headquarters and principal executive offices are located at 65 East 55th Street, 17th Floor, New York, New York 10022, consisting of approximately 34,825 square feet, under a lease which expires in June 2030 unless terminated earlier under certain circumstances specified in our leases.
In most of the airports, stadiums and other venues where we operate, we typically operate under a concessionaire or services agreement with the airport or other venue. For the space we use under these agreements, we are typically responsible for maintenance, insurance and other facility-related expenses and services under these agreements. In many of these locations we lease small offices for our team members to use.
We believe that our facilities are in good operating condition and adequately meet our current needs, and that additional or alternative space to support future use and expansion will be available on reasonable commercial terms.
Legal Proceedings
From time to time, we have been involved in legal proceedings and in the future may be subject to claims, lawsuits and other proceedings arising during the ordinary course of business, including, without limitation, claims by members, intellectual property claims, contract and employment claims and claims related to data privacy. In the ordinary course of business, we may also be subject to regulatory and governmental investigations, information requests and subpoenas, inquiries and threatened legal actions and proceedings. Currently, there are no claims or proceedings against us that we believe will have a material adverse effect on our business, results of operations, financial condition or cash flows. However, the results of any current or future claims, proceedings or litigation cannot be predicted with certainty and, regardless of the outcome, we may incur significant costs and experience a diversion of management resources as a result of litigation. See ‘‘Risk Factors—Risks Related to Litigation—We may be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention and materially harm our business, financial condition and operating results.’’

MANAGEMENT
Directors and Executive Officers
The following table sets forth the names and ages of our executive officers, directors and director nominees as of the date of this prospectus.
Name	Age	Position
Caryn Seidman-Becker	48	Chief Executive Officer and Chair of the Board of Directors
Kenneth Cornick	48	President, Chief Financial Officer and Director
Chiranjiv S. Jouhal	45	Chief Technology Officer
Richard N. Patterson Jr.	52	Chief Information Security Officer
Matthew Levine	49	General Counsel and Chief Privacy Officer
Maria A. Comella	40	Head of Public Affairs
W. Catesby Perrin III	39	Executive Vice President, Growth
Michael Z. Barkin	43	Director
Jeffery H. Boyd	64	Director
Tomago Collins	49	Director Nominee
Kathryn A. Hollister	61	Director Nominee
Adam Wiener	42	Director
Set forth below is a brief biography of each of our executive officers, directors and director nominees.
Caryn Seidman-Becker has served as our Chief Executive Officer since 2010 and serves as Chair of the board of directors. Ms. Seidman-Becker’s vision to build a safer, more secure world to live, work and play came to life in 2010 when she and co-founder Mr. Cornick relaunched CLEAR. CLEAR’s values and leadership principles are a reflection of her early roots and exposure to the leaders and companies that she invested in throughout her career. Prior to CLEAR, from 2002 to 2009, she started and was the managing partner of Arience Capital, an over $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at Arnhold and S. Bleichroeder, an investment bank. Ms. Seidman-Becker serves as a director on the board of directors of Lemonade (NYSE: LMND), an insurance company, and previously served as a director on the board of directors and member of the audit committee of CME Group, Inc. (NASDAQ: CME), a public financial market company. Ms. Seidman-Becker holds a Bachelor of Science degree in Political Science from the University of Michigan. We believe Ms. Seidman-Becker is qualified to serve as a member of our board of directors because of her experience co-founding, building and leading our business since its relaunch, her insight into corporate matters as our Chief Executive Officer and her extensive leadership background.
Kenneth Cornick has served as our President since 2010 and Chief Financial Officer since January 2020 and from our inception to August 2017. In addition, Mr. Cornick serves as a member of our board of directors. Mr. Cornick co-founded CLEAR with Ms. Seidman-Becker in 2010. Prior to CLEAR, he was a partner at Arience Capital from 2003 to 2009. Mr. Cornick holds a Bachelor of Arts degree from Bowdoin College and serves on the board of LREI, a progressive independent school in New York City. We believe Mr. Cornick is qualified to serve as a member of our board of directors because of his experience co-founding, building and leading our business since its relaunch and his insight into financial matters as our Chief Financial Officer.
Chiranjiv S. Jouhal has served as our Chief Technology Officer since February 2020. Prior to that, Mr. Jouhal served as our Head of Engineering from September 2019 to February 2020. Prior to joining us, from April 2018 to July 2019, Mr. Jouhal was the head of technology at Zocdoc, a digital healthcare marketplace. From January 2016 to April 2018, he was the senior director of software development at Audible, Inc., an Amazon (NASDAQ: AMZN) company providing online audiobook and podcast services. Mr. Jouhal was also the director of engineering at eBay (NASDAQ: EBAY), an e-commerce corporation, from 2012 to January 2016 and, prior to that, the principal software engineer/technology lead. Mr. Jouhal holds a Bachelor of Science degree from the University of Pittsburgh and a Masters of Science in Engineering from the University of Pennsylvania.
Richard N. Patterson Jr. has served as our Chief Information Security Officer since December 2020. Prior to joining us, Mr. Patterson was the head of security operations, head of risk at Bridgewater Associates, an investment management firm, from April 2014 to September 2020. Prior to that, he served as the director of information security, compliance and privacy at PetSmart, a pet superstore, from 2011 to 2014 and director of security for Sidley Austin, a law firm, from 2006 to 2011. He also previously served as a special agent for the U.S. Secret Service and U.S. Army Criminal Investigative Division. Mr. Patterson holds a Bachelor of Arts degree from California State University, Fullerton, and a Masters in Computer, Network and Information Security from DePaul University.
Matthew Levine has served as our General Counsel and Chief Privacy Officer since June 2012. From 2004 to July 2012, Mr. Levine was the associate general counsel at Dealertrack (NASDAQ: TRAK), a software company, where he was responsible for merger and acquisition and technology transactions, and was part of the team that took Dealertrack public. Mr. Levine began his career as an associate at LeBoeuf, Lamb, Greene & MacRae, LLP, an international law firm. Mr. Levine holds a Bachelor of Arts degree from the University of Michigan and a Juris Doctor from the University of Chicago Law School.
Maria A. Comella has served as our Head of Public Affairs since January 2020. Prior to joining us, she was global head of regional public affairs and policy at WeWork, a provider of shared workspaces, from January 2018 to December 2019 and served as chief of staff at the Office of Governor Andrew Cuomo from February 2017 to January 2018. Prior to that she was the chief messaging officer at Chris Christie for President from June 2015 to February 2016 and served as deputy chief of staff for communications and strategic planning for the Office of Governor Chris Christie from 2010 to June 2015. She also serves as a director on the board of directors for Cities of Service, a civic and social organization, and is a visiting associate at the Eagleton Institute of Politics at Rutgers University. Ms. Comella holds a Bachelor of Arts degree from The George Washington University.
W. Catesby Perrin III has served as our Executive Vice President, Growth since January 2020. Prior to joining us, Mr. Perrin was the vice president, corporate development and head of global strategic partnerships at WeWork from September 2017 to November 2019. Prior to that, he was the vice president, head of business development and strategic partnerships, senior director, business development and director, business development of SoFi, a personal finance company, from March 2016 to September 2017, May 2015 to May 2016 and October 2014 to May 2015, respectively. From January 2011 to June 2014, Mr. Perrin was an associate at Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm. Mr. Perrin holds a Bachelor of Arts degree from Princeton University and a Juris Doctor from Harvard Law School.
Michael Z. Barkin serves as a member of our board of directors. Mr. Barkin currently serves as executive vice president and chief financial officer of Vail Resorts, Inc. (NYSE: MTN), an American mountain resort company (“Vail”), since April 2013. Prior to that, Mr. Barkin previously served as vice president of strategy and development of Vail since July 2012. Prior to joining Vail, he was a principal at KRG Capital Partners, a private equity investment firm (“KRG”), where he was a member of the investment team since 2006. At KRG, Mr. Barkin was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners, a private equity investment firm, and Bain & Company, a strategy and consulting firm. Mr. Barkin currently serves on the board of directors of the National Forest Foundation (NFF) and the Museum of Contemporary Art in Denver. Mr. Barkin holds a Bachelor of Arts degree from Williams College and a Masters in Business Administration from Stanford University. We believe Mr. Barkin is qualified to serve as a member of our board of directors because of his experience in business model transformation, organizational scaling, risk management, capital allocation and financial planning.

Jeffery H. Boyd serves as a member of our board of directors. Mr. Boyd served as chief executive officer and president of Booking Holdings Inc. (NASDAQ: BKNG) (formerly known as The Priceline Group, Inc.), an online travel company (“Bookings”), from November 2002 to December 2013, as interim chief executive officer from April 2016 to December 2016, as chairman of the board from April 2016 to June 2020 and as a director since October 2001. Mr. Boyd also served as Booking’s president and co-chief executive officer from August 2002 to November 2002, its chief operating officer from November 2000 to August 2002, and its executive vice president, general counsel, and secretary from January 2000 to October 2000. Mr. Boyd has also served as the chairman of the board of directors of Oscar Health, Inc. (NYSE: OSCR), a health insurance company, since February 2021 and a member of the board of directors of The Home Depot, Inc. (NYSE: HD), a home improvement retailer, since October 2016, among other director positions. Mr. Boyd holds a Bachelor of Arts degree from St. Lawrence University and a Juris Doctor from Cornell Law School. We believe Mr. Boyd’s extensive experience in health care, e-commerce, sales and digital marketing, as well as his proven leadership, corporate governance and strategic management skills, makes him particularly qualified to serve as a member of our board of directors.
Tomago Collins is a director nominee and will be a member of our board of directors prior to the consummation of this offering. Mr. Collins has been the executive vice president of communications and business development at Kroenke Sports & Entertainment since June 2020 and previously served as Kroenke Sports & Entertainment’s vice president of communications from June 2010 to May 2020 . Mr. Collins brings more than 25 years’ experience in the sports, entertainment, media and real estate investment industries. Mr. Collins has worked in the Kroenke organization since 2003 in various senior and advisory roles with sports teams (including the Los Angeles Rams, Arsenal Football Club and Denver Nuggets), sports and entertainment venues (including Ball Arena, SoFi Stadium and Emirates Stadium) and with print, broadcast and digital ventures (including Altitude Sports & Entertainment). Mr. Collins serves on the board of the Four Seasons Hotels and Resorts and Republic Services Group, Inc., and was a member of the board of AutoNation, Inc. from 2014 to 2019. He also serves as a board member for the Global Down Syndrome Foundation and is a member of the Yale School of Public Health Leadership Council. Mr. Collins holds a Bachelor of Arts from Yale University. Based on Mr. Collins’ depth of experience in the sports, media and entertainment industries, we believe he is qualified to serve on our board of directors.
Kathryn A. Hollister is a director nominee and will be a member of our board of directors prior to the consummation of this offering. Ms. Hollister served as the chief strategy officer of Deloitte’s global tax and legal practice of 45,000 professionals from 2015 until 2019. Ms. Hollister worked at Deloitte from 1984 until 2020 in a variety of leadership roles, including partner and managing partner of the U.S. business tax service line, and served both public and private clients. Ms. Hollister has served as a member of the board of directors of First Solar, Inc. since March 2021 and was a member of the board of directors of Deloitte LLP from 2008 to 2015 and of Deloitte Touche Tohmatsu (Global)’s board of directors from 2010 to 2015. In the community, Ms. Hollister served multiple academic and charitable organizations and currently serves on the board of MENTOR and on the boards of trustees of Duke University, University of Cincinnati Health Foundation and Cincinnati Museum Center. A lawyer and a certified public accountant, Ms. Hollister holds a Bachelor of Arts degree from Duke University and a Juris Doctor from the University of Cincinnati College of Law. Ms. Hollister’s experience in overseeing risk management, executive succession, financial governance and regulatory issues makes her particularly qualified to serve as a member of our board of directors.
Adam Wiener serves as a member of our board of directors. Mr. Wiener has worked at Redfin, a real estate brokerage, since 2007 in positions of increasing responsibility and has served as its chief growth officer since July 2015. Prior to Redfin, he worked at Microsoft, a multinational technology company, in its SQL server division. Mr. Wiener holds a degree in Symbolic Systems and a concentration in Human-Computer Interaction from Stanford University. We believe Mr. Wiener is qualified to serve as a member of our board of directors because of his experience as a chief growth officer and his experience in new customer acquisition, expansion of operations, technology development, business analytics and profit and loss responsibility across multiple business lines.
Family Relationships
There are no family relationships among our directors and executive officers.

Director Independence
Our Class A common stock will be listed on the NYSE. Under the NYSE rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the NYSE rules, a director will only qualify as an “independent director” if the board affirmatively determines that such director has no material relationship with Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Mr. Barkin, Mr. Boyd, Mr. Collins, Ms. Hollister and Mr. Wiener are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management.
Lead Independent Director
Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our lead independent director if the Chair is not independent. Our board of directors has appointed Mr. Boyd to serve as our lead independent director. As lead independent director, Mr. Boyd will preside over periodic meetings of our independent directors, serve as a liaison between our Chair and our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.
Board Structure
Composition
Upon the consummation of the offering, our board of directors will consist of seven directors. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the closing of this offering. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee will operate under a written charter approved by our board of directors that satisfies the applicable rules of the SEC and the listing standards of NYSE. Following this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website.
In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 20 persons.
Each director will be elected to one-year terms and will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors. In addition, at any point prior to the occurrence of the Triggering Event, vacancies on the board of directors may also be filled by the affirmative vote of a majority of our outstanding shares of common stock.

Until the Triggering Event, directors may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock. After the Triggering Event, the affirmative vote of at least 66 2/3% of the combined voting power of our outstanding shares of common stock is required to remove directors. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Committees of the Board
Upon the consummation of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee of our board of directors will have at least two directors, except for the audit committee, which will have at least three members. Under the rules of the NYSE, the membership of each committee is required to consist entirely of independent directors, subject to applicable phase-in periods.
We believe we are eligible for, but do not intend to take advantage of, the “controlled company” exemption to the corporate governance rules for NYSE-listed companies.
Under applicable SEC and NYSE rules and regulations, we are required to have an audit committee, a compensation committee and a nominating and corporate governance committee with one independent director during the 90-day period beginning on the date of effectiveness of the registration statement of which this prospectus is a part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, we are required to have such committees comprised entirely of independent directors.
The following is a brief description of our committees.
Audit Committee
Following the consummation of this offering, our audit committee will consist of Mr. Barkin (Chair), Mr. Collins and Ms. Hollister. Our board of directors has determined that Mr. Barkin qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Mr. Barkin, Mr. Collins and Ms. Hollister is independent as defined in Rule 10A-3 of the Exchange Act and under the NYSE’s listing standards. The principal duties and responsibilities of our audit committee will be as follows:
•
to prepare the annual audit committee report to be included in our annual proxy statement;

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to oversee and monitor our accounting and financial reporting processes;

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to oversee and monitor the integrity of our financial statements and internal control system;

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to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;

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to oversee and monitor the performance, appointment and retention of our internal audit department;

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to discuss, oversee and monitor policies with respect to risk assessment and risk management; and

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to oversee and monitor our compliance with legal and regulatory matters.

The audit committee will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.
Compensation Committee
Following the consummation of this offering, our compensation committee will consist of        (Chair),        and       . The composition of our compensation committee meets the requirements for independence under the current listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The principal duties and responsibilities of the compensation committee will be as follows:
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to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

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to review and approve the compensation of our chief executive officer, other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

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to review and make recommendations to the board of directors with respect to our incentive compensation plans, equity-based compensation plans and pension plans;

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to administer incentive compensation and equity-related plans and pension plans;

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to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met; and

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to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee
Following the consummation of this offering, our nominating and corporate governance committee will consist of           (Chair),           and           . The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:
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to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

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to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

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to develop and recommend to the board of directors a succession plan for the chief executive officer and executive officers of the Company;

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to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

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to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

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to set and review the compensation of the non-executive members of the board of directors;

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to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

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to oversee the evaluation of our board of directors.

Code of Conduct and Ethics
Our board of directors adopted a code of conduct and ethics that applies to all of our directors, officers and employees and is intended to comply with the NYSE’s requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website at https://www.clearme.com. Following the consummation of this offering, the code of conduct and ethics will be available on our website.

Board Leadership Structure and Board’s Role in Risk Oversight
The board of directors has an oversight role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Following the completion of this offering, the compensation committee of the board of directors will be responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the audit committee of the board of directors will oversee the management of financial risks. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports about such risks.
Compensation Committee Interlocks and Insider Participation
During 2020, our compensation committee consisted of: Mr. Boyd and Mr. Wiener. None of these directors has ever served as an officer or employee of the Company. During 2020, none of the members of the compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our board of directors or our compensation committee.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned for the fiscal year ended December 31, 2020, by our principal executive officer and our two most highly compensated other executive officers who were serving as executive officers as of December 31, 2020, whom we refer to collectively as our “named executive officers.”
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)(2)
Caryn Seidman-Becker Chief Executive Officer and Chair of the Board of Directors	2020	141,674(3)	—	1,160,000	—	—	1,301,674
Kenneth Cornick President and Chief Financial Officer	2020	149,432(3)	—	1,160,000	—	—	1,309,432
Richard N. Patterson Jr. Chief Information Security Officer	2020	40,909	—	2,900,000	—	—	2,940,909

(1)
The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to RSUs (as defined below) granted during 2020. The grant date fair value of $290 per underlying unit was determined based on an investment transaction for capital units. For Mr. Patterson, the amount includes awards that are subject to performance-based vesting assuming 100% achievement, which is the maximum.

(2)
All compensation set forth in this table was provided by Alclear or one its subsidiaries.

(3)
During a portion of 2020, these individuals did not receive salary payments, and instead corresponding amounts were used for a fund to benefit team members impacted by the pandemic. Absent these actions, the annualized amount of each individual’s salary would have been $425,000.

Narrative Disclosure to Summary Compensation Table
Employment Arrangements and Restrictive Covenant Agreements.   Our Co-Founders, Ms. Seidman-Becker and Mr. Cornick, are subject to non-compete and non-solicit covenants pursuant to the Alclear’s amended and restated operating agreement while holding units and for 12 months thereafter.
Secure Identity entered into an offer letter with Mr. Patterson, dated as of December 7, 2020, pursuant to which Mr. Patterson agreed to serve as Chief Information Security Officer. His offer letter provided for an initial annual base salary equal to $600,000, an annual target bonus equal to 17% of Mr. Patterson’s base salary and an initial equity grant of 5,000 RSUs in accordance with the management incentive plan described below. Mr. Patterson is eligible to participate in employee benefits provided from time to time to similarly situated employees.
Mr. Patterson also signed an agreement that contains a non-competition covenant that applies during the term of employment and for 12 months thereafter, a non-solicitation of employees, consultants and customers covenant that applies during the term of employment and for 12 months thereafter, a non-hire of employees covenant that applies during the term of employment and for 12 months thereafter, a perpetual confidentiality covenant and a perpetual non-disparagement covenant.
Equity Incentives.   During 2020, equity-based awards were granted to the named executive officers under the Alclear Holdings, LLC Amended and Restated Equity Incentive Plan (including its predecessor plans, the “management incentive plan”) in the form of awards that represent the right to receive a specified number of Class C capital units following vesting (the “RSUs”). Some of our named executive officers have also received equity awards in the form of profits interests (the “profit units”), as set forth in the table below and described in further detail in “Executive Compensation—Outstanding Equity Awards at Fiscal Year End—Profits Units.” Following the completion of this offering, no new awards will be granted under the management incentive plan.

Other Benefit Plans.   In addition to health and welfare plans, we maintain a tax-qualified retirement plan that provides all regular employees (including eligible executive officers) with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. For 2020, employee contributions were matched 100% up to an annual maximum of $300. Effective January 1, 2021, employee contributions are matched 50% of up to an annual maximum of $2,000. Matching contributions are subject to a three-year cliff vest based on most recent date of hire.
Outstanding Equity Awards at Fiscal Year End
The following tables provide information about the outstanding equity awards held by our named executive officers as of December 31, 2020.
Name	Grant Type	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(8)
Caryn Seidman-Becker	Profit Units (Class A-C)(1)	80,000(3)	1,472,000	80,000(3)	1,472,000
	RSUs (on Class C Capital Units)	4,000(4)	1,160,000	—	—
Kenneth Cornick	Profit Units (Class A-C)(2)	60,000(5)	1,104,000	60,000(5)	1,104,000
	RSUs (on Class C Capital Units)	4,000(4)	1,160,000	—	—
Richard N. Patterson Jr.	RSUs (on Class C Capital Units)	5,000(6)	1,450,000	5,000(6)	1,450,000

(1)
Includes profit units held through Alclear Investments.

(2)
Includes profit units held through Alclear Investments II.

(3)
The time-based portion vests on December 31, 2021, subject to continued service through such date, while the performance-based portion will be eligible for vesting on December 31, 2021, based on revenue and EBITDA performance over a three-year performance period beginning January 1, 2019 through December 31, 2021.

(4)
These RSUs vest on December 31, 2021, subject to continued service through such date, except that none of these RSUs vest prior to an initial public offering or a change in control.

(5)
The time-based portion vests on October 15, 2021, subject to continued service, while the performance-based portion will be eligible for vesting on October 15, 2021, based on revenue and EBITDA performance over a three-year performance period beginning January 1, 2019 through December 31, 2021.

(6)
The time-based portion vests on December 7, 2023, subject to continued service through such date, while the performance-based portion will be eligible for vesting on December 7, 2023, based on revenue and EBITDA performance over a three-year performance period beginning on January 1, 2020 through December 31, 2022 (with the amount set forth in this table assuming 100% achievement, which is the maximum), except that none of these RSUs vest prior to an initial public offering or a change in control.

(7)
The performance-based awards reported in this column assume 100% achievement, which is the maximum

(8)
There was no public market for these interests as of December 31, 2020. As such, the market value for the profit units set forth in this table is based on an estimated value of all such profit units having a threshold of $1.3 billion after a 15% marketability discount (such discount determined by applying a combination of methodologies including a “protective put” option and an “average-strike” put option), while the market value for the RSUs set forth in this table is based on an investment transaction for capital units.

Profit Units.   The profit units set forth in the table above represent profits interests in Alclear that allow the recipient to share in distributions and the future appreciation of Alclear, subject to time-based vesting (based on continued employment) and, in some cases, business performance-based vesting over a three-year performance period. The profit units were granted pursuant to the management incentive plan. The awards were structured so that if Alclear’s equity value were to appreciate following the date of grant, the recipient would share in a specified percentage of distributions but only after the aggregate amount of capital contributions in respect of all capital units have been distributed to the holders of the capital units. If Alclear’s equity value had not appreciated in value or decreased in value after the date of grant, then the profit units would have no value.
See the description of the reorganization transactions described above under “Organizational Structure” regarding the treatment of the profit units in connection with the consummation of this offering.
RSUs.   The RSUs represent the right to receive a number of Class C capital units following vesting and were granted under the management incentive plan. The RSUs are subject to time-based vesting conditions (based on continued employment) and, in some cases, a portion is also subject to business performance-based vesting conditions over a specified performance period. These equity-based awards are designed to provide an opportunity for long-term incentive compensation in order to motivate the recipients and reward them for growth in our equity value. Any vesting of the RSUs is contingent on both (i) the occurrence of an initial public offering or a change in control and (ii) the satisfaction of the time-based and, if applicable, performance-based vesting conditions.
See the description of the reorganization transactions described above under “Organizational Structure” regarding the treatment of the RSUs in connection with the consummation of this offering.
Potential Payments upon Termination of Employment or Change in Control
All of the unvested profit units and RSUs held by the named executive officers provide for “double-trigger” vesting. That is, in the event of a change in control, if the grantee is involuntarily terminated without cause or resigns for good reason (as defined in the award agreement), within three months before or 12 months after the change in control, then the equity awards will become fully vested.
Founders’ Post-IPO Performance Awards
Over the course of recent months, our pre-offering compensation committee comprised of independent directors, together with other independent members of the board of directors, has considered ways to reward and incentivize each of our Co-Founders following this offering. As a result of these considerations as further described below, the compensation committee and the board of directors have approved the framework for the grant of long-term performance-based restricted stock unit awards (“PSUs”) to each of our Co-Founders, which we refer to collectively as the “Founder PSUs.” The Founder PSUs will be granted following the pricing of this offering.
The Founder PSUs will be eligible for vesting between the second and fifth anniversaries of the closing of this offering based on sustained stock price performance between 1.5 and 3.0 times the initial public offering price. The Founder PSUs are intended to replace equity compensation that the Co-Founders would be expected to receive during the five-year period following the closing of this offering. The Founder PSUs will be granted under the 2021 Omnibus Incentive Plan based on the following terms:
•
Achievement of a price hurdle will depend on the average volume-weighted average price per share (or VWAP) for the trading days during any 180-day period that ends within the applicable measurement period as follows (but each price hurdle may be met only once):

Price Hurdle (Multiple of IPO Price)	Measurement Period (From IPO Closing)	Portion of PSUs Eligible to Vest
1.5x	Second anniversary to fifth anniversary	1/3
2.0x	Third anniversary to fifth anniversary	1/3
3.0x	Fourth anniversary to fifth anniversary	1/3

•
The maximum number of shares of Class A common stock subject to the Founder PSUs will be determined by dividing a targeted grant date fair value by the estimated per share value using a Monte-Carlo simulation (which incorporates into the valuation the possibility that the applicable stock price targets may not be satisfied) based on the pricing of this offering. The targeted grant date fair values are as follows: approximately $37.9 million for Ms. Seidman-Becker and approximately $28.4 million for Mr. Cornick.

•
As of the fifth anniversary of the closing of this offering, if the 180-day VWAP stock price falls between two price hurdles, then additional Founder PSUs will vest on a pro-rated basis based on straight-line interpolation between the two price hurdles. Any remaining unearned Founder PSUs will be forfeited.

•
Upon an involuntary termination without cause or resignation for good reason, or death or disability, or if a Co-Founder’s executive role ends but the Co-Founder remains on the board of directors, the Founder PSUs will remain eligible for vesting based on the above performance criteria for up to two years following the Co-Founder’s cessation of service (but no longer than the fifth anniversary of the closing of this offering). Upon a change in control, if the transaction price falls between two price hurdles, then an applicable portion of the Founder PSUs will vest on a pro-rated basis based on straight-line interpolation between the two price hurdles.

In determining the terms and amounts of the Founder PSUs, the compensation committee and the board of directors considered various factors, including the following:
•
A multi-year grant reinforces the commitment of our Co-Founders to continue to act upon their belief in, and ambitions for, our company over a long-term horizon that is appropriate for Co-Founders.

•
Our Co-Founders have exhibited exceptional performance, leading us since 2010 with vision and commitment, as shown in our operational success and growth.

•
Realization of value under the structure of the Founder PSUs requires a combination of long-term stock price performance over a number of years following this offering, meaningful returns for our stockholders and our Co-Founders’ ability to translate our company’s operational and financial success into sustainable stock price performance.

•
The challenging stock price performance goals reflect our Co-Founders’ commitment to all of our stockholders.

•
The Co-Founders hold significant current vested equity holdings, so the compensation committee and board of directors also considered whether these holdings offered sufficient incentives for the Co-Founders, reviewed the potential value of both their existing equity holdings and the potential value of the Founder RSUs at different price points, and took into account the status of existing incentive awards held by the Co-Founders, all of which are scheduled to be vested by December 31, 2021.

2021 Omnibus Incentive Plan
We expect our board of directors and stockholders to approve our 2021 Omnibus Incentive Plan to become effective in connection with this offering. The following is a summary of certain terms and conditions of the 2021 Omnibus Incentive Plan.
Administration.   Our board of directors or committee thereof (in either case, the “committee”) will administer the 2021 Omnibus Incentive Plan. The committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2021 Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating thereto. The committee will have full discretion to administer and interpret the 2021 Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility.   Any employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the committee will be eligible for awards under the 2021 Omnibus Incentive Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the committee will have the sole and complete authority to determine who will be granted an award.
Number of Shares Authorized.   The number of shares of our Class A common stock to be reserved under the 2021 Omnibus Incentive Plan will initially be            , subject to an automatic increase on the first day of each calendar year in an amount up to    % of the total number of common shares outstanding as of the last day of the immediately preceding year, and not including substitute awards. If any award granted thereunder expires, terminates, is cancelled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares of our Class A common stock, shares of our Class A common stock subject to such award will again be made available for future grants. In addition, if any shares of our Class A common stock are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, such shares of our Class A common stock will again be available for grants. The maximum grant date value of awards that may be awarded to a non-employee director during any one fiscal year, taken together with any cash fees, will be $       , except that the amount will be $        for a director’s initial year of service.
Change in Capitalization.   If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other relevant change in capitalization or applicable law or circumstances, such that the committee determines that an adjustment to the terms of the 2021 Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the committee may make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the 2021 Omnibus Incentive Plan, the number of shares covered by awards then outstanding, the limitations on awards under the 2021 Omnibus Incentive Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.
Type of Awards.   The committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards, deferred awards or any combination of the foregoing. Awards may be granted under the 2021 Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “substitute awards”).
Stock Options.   The committee will be authorized to grant options to purchase shares of our Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2021 Omnibus Incentive Plan will be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the 2021 Omnibus Incentive Plan will be subject to the terms and conditions established by the committee. The exercise price of the options will not be less than the fair market value of our Class A common stock at the time of grant, except with respect to substitute awards. Options granted under the 2021 Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the committee and specified in the applicable award agreement. Generally the maximum term of an option will be 10 years from the date of grant.
Stock Appreciation Rights.   The committee will be authorized to award SARs, which will be subject to the terms and conditions established by the committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. Except in the case of substitute awards, the strike price per share of our Class A common stock for each SAR will not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs will be established by the committee and reflected in the award agreement.

Restricted Stock.   The committee will be authorized to grant restricted stock, which will be subject to the terms and conditions established by the committee. Restricted stock is Class A common stock that generally is non-transferable and is subject to other restrictions determined by the committee for a specified period. Any accumulated dividends will be payable at the same time as the underlying restricted stock vests.
Restricted Stock Unit Awards.   The committee will be authorized to award restricted stock unit awards, which will be subject to the terms and conditions established by the committee. A restricted stock unit award, once vested, may be settled in common shares equal to the number of units earned, or in cash equal to the fair market value of the number of vested shares, at the election of the committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the committee. The committee may specify in an award agreement that any or all dividends, dividend equivalents or other distributions, as applicable, accrued on awards prior to vesting or settlement, as applicable, be paid either in cash or in additional shares, either on a current or deferred basis, and that such dividends, dividend equivalents or other distributions may be reinvested in additional shares, which may be subject to the same restrictions as the underlying awards.
Deferred Awards.   The committee will be authorized to grant deferred awards, which may be a right to receive shares or cash (either independently or as an element of or supplement to any other award), under such terms and conditions as the committee may determine and as set forth in the applicable award agreement.
Other Stock-Based Awards.   The committee will be authorized to grant awards of unrestricted shares of our Class A common stock, rights to receive grants of awards at a future date or other awards denominated in shares of our Class A common stock under such terms and conditions as the committee may determine and as set forth in the applicable award agreement.
Nontransferability.   Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the committee permits the award to be transferred to a permitted transferee.
Amendment.   The 2021 Omnibus Incentive Plan will have a term of 10 years. Our board of directors may amend, suspend or terminate the 2021 Omnibus Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient unless the committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order to satisfy any applicable law or regulation. The board of directors may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary.
Clawback/Forfeiture.   Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

Director Compensation
Director Compensation for 2020.   The following table sets forth the compensation for non-employee directors during the fiscal year ended December 31, 2020. The non-employee directors did not receive cash compensation during 2020, and there was no director compensation policy in place beyond the individual equity awards set forth in the following table.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Michael Z. Barkin	—	—(3)	—	—
Jeffery H. Boyd	—	174,870(3)	—	174,870
Timothy J. Brosnan	—	174,870(3)	—	174,870
Adam Wiener	—	174,870(3)	—	174,870

(1)
Ms. Seidman-Becker and Mr. Cornick are not included because they do not receive separate compensation for service as directors. Their compensation is set forth above in the Summary Compensation Table. This table does not include any non-employee directors who received no compensation during 2020 or 2021 and who will not continue on our board after this offering.

(2)
The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to equity awards granted during 2020 in the form of RSUs. The grant date fair value of $290 per underlying unit was determined based on an investment transaction for capital units.

(3)
As of December 31, 2020, Mr. Barkin held 8,333 unvested Class AD Profit Units granted in September 2019 and vesting in equal installments in September 2021 and 2022; and each of Mr. Boyd, Mr. Brosnan and Mr. Wiener held 603 unvested RSUs, which RSUs vest on October 28, 2021, except that none of these RSUs vest prior to an initial public offering or a change in control.

Post-IPO Director Compensation Policy.   We are evaluating the specific terms of our director compensation program following this offering, but we anticipate that our non-employee directors will be eligible to receive cash and equity compensation in connection with their services and will be reimbursed for out-of-pocket expenses in connection with their services.

PRINCIPAL STOCKHOLDERS
The tables below set forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock by:
•
each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock;

•
each of our named executive officers for fiscal year 2020;

•
each of our current directors; and

•
all of our directors and executive officers as a group.

The numbers of shares of Class A common stock and Class B common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power for before this offering that are set forth below are based on (i) the number of shares and Alclear Units to be issued and outstanding prior to this offering after giving effect to the reorganization transactions and (ii) an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). See “Organizational Structure.”
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Clear Secure, Inc., 65 East 55th Street, 17th Floor, New York, New York 10022.

	Class A Common Stock Owned (on a fully exchanged and converted basis)(1)						Class B Common Stock Owned (on a fully exchanged basis)(2)(3)				Combined Voting Power(4)
	Before this offering		After this offering assuming underwriters’ option is not exercised		After this offering assuming underwriters’ option is exercised		Before this offering		After this offering		Before this offering	After this offering	After this offering assuming underwriters option is exercised
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage	Percentage	Percentage
5% Equityholders
Alclear Investments (2)(5)
T. Rowe Price Associates, Inc.(6)							—	—	—	—
General Atlantic(7)							—	—	—	—
William H. Miller III(8)							—	—	—	—
Delta Air Lines, Inc.							—	—	—	—
Durable Capital Master Fund LP(9)							—	—	—	—
Alclear Investments II(3)(10)
Directors and Named Executive Officers
Caryn Seidman-Becker(5)
Kenneth Cornick(10)
Richard N. Patterson Jr.	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Z. Barkin							—	—	—	—
Jeffery H. Boyd							—	—	—	—
Tomago Collins	—	—	—	—	—	—	—	—	—	—	—	—	—
Kathryn A. Hollister	—	—	—	—	—	—	—	—	—	—	—	—	—
Adam Wiener							—	—	—	—
All directors and executive officers as a group (12 persons)

*
Less than 1%

(1)
Each CLEAR Post-IPO Member, other than the Founder Post-IPO Members, holds Alclear Units and an equal number of shares of Class C common stock, and each Founder Post-IPO Member holds Alclear Units and an equal number of shares of Class D common stock. Each CLEAR Post-IPO Member, other than the Founder Post-IPO Members, has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class C common stock) for, at our option, (i) shares of Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). Each Founder Post-IPO Member has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class D common stock) for, at our option, (i) shares of Class B common stock on a one-for-one basis and to convert shares of Class B common stock into shares of Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that (i) all vested Alclear Units (together with the corresponding shares of Class C common stock) have been exchanged for shares of Class A common stock, (ii) all vested Alclear Units (together with the corresponding shares of Class D common stock) have been exchanged for shares of Class B common stock and (iii) all shares of Class B common stock have been converted into shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Description of Capital Stock.” Set forth below is a table that lists each of our directors and named executive officers who beneficially own Alclear Units and corresponding shares of Class C common stock and Class D common stock:

Name	Number of Alclear Units and Shares of Class C Common Stock	Number of Alclear Units and Shares of Class D Common Stock
Caryn Seidman-Becker	—
Kenneth Cornick	—
Michael Z. Barkin		—
Jeffery H. Boyd		—

(2)
Alclear Investments holds       Alclear Units and an equal number of shares of Class D common stock, and       shares of Class B common stock. Alclear Investments has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class D common stock) for, at our option, (i) shares of Class B common stock on a one-for-one basis and to convert shares of Class B common stock into a shares of Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). The numbers of shares of Class B common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested Alclear Units (together with the corresponding shares of Class D common stock) have been exchanged for shares of Class B common stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Description of Capital Stock.”
(3)
Alclear Investments II holds       Alclear Units and an equal number of shares of Class D common stock, and       shares of Class B common stock. Alclear Investments II has the right to exchange any vested Alclear Units (together with a corresponding number of shares of Class D common stock) for, at our option, (i) shares of Class B common stock on a one-for-one basis and to convert shares of Class B common stock into a shares of Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). The numbers of shares of Class B common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested Alclear Units (together with the corresponding shares of Class D common stock) have been exchanged for shares of Class B common stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Description of Capital Stock.”

(4)
Percentage of combined voting power represents voting power with respect to all shares of our outstanding Class A common stock, Class B common stock, Class C common stock and Class D common stock, voting together as a single class. Each holder of Class B common stock and Class D common stock is entitled to 20 votes per share and each holder of Class A common stock and Class C common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock and Class D common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A and Class B common stock. See “Description of Capital Stock.”

(5)
Alclear Investments is controlled by Ms. Seidman-Becker, its sole manager, who has dispositive control and voting control over the shares held by Alclear Investments.

(6)
Represents       shares of Class A common stock beneficially owned by funds and accounts (severally and not jointly) which are advised or subadvised by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the funds and accounts, as well as securities owned by certain other individual and institutional investors. TRPA may be deemed to be the beneficial owner of all of the shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. The principal business address of TRPA is 100 East Pratt Street, Baltimore, MD 21202.

(7)
Represents       shares of Class A common stock beneficially owned as a result of (i)       shares of Class A common stock held directly by GAPCO AIV Interholdco (AC), LP, (ii)       shares of Class A common stock held directly by GA AIV-1 B Interholdco (AC), LP, (iii)       Alclear Units and an equal number of shares of Class C common stock held directly by General Atlantic (AC) Collections 2, L.P. (“GA AC 2”), and (iv)       Alclear Units and an equal number of shares of Class C common stock held directly by General Atlantic (AC) Collections, L.P. (“GS AC”). General Atlantic has the right to exchange their Alclear Units, together with a corresponding number of shares of our Class C common stock, for, at our option, (i) shares of our Class A common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). See “Certain Relationships and Related Party Transactions—Exchange Agreement.” The members of GA AC and GA AC 2 that share beneficial ownership of the interests held by GA AC and GA AC 2 are indirectly held by the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P. (“GAP AIV-1 B”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, L.P. (“GAPCO IV”) and GAP Coinvestments V, LLC (“GAPCO V”). General Atlantic (SPV) GP, LLC (“GA SPV”) is the general partner of GA AC and GA AC 2. The general partner of GAP AIV-1 A and GAP AIV-1 B is General Atlantic GenPar, L.P. (“GA GenPar”). The general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. There are nine members of the management committee of GA LLC (the “GA Management Committee”). GA AC, GA AC 2, GA GenPar, GA SPV, GA LLC and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Exchange Act. Each of the members of the GA Management Committee disclaims ownership of all such shares except to the extent he has a pecuniary interest therein. The business address of the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, New York 10055.

(8)
Represents       shares of Class A common stock beneficially owned as a result of      Alclear Units and an equal number of shares of Class C common stock held directly by William H. Miller III,       Alclear Units and an equal number of shares of Class C common stock held by the William Miller III Living Trust and       Alclear Units and an equal number of shares of Class C common stock held by the Miller Brothers Trust. William H. Miller III and the trusts have the right to exchange their Alclear Units, together with a corresponding number of shares of our Class C common stock, for, at our option, (i) shares of our Class A common stock or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). See “Certain Relationships and Related Party Transactions—Exchange Agreement.” The principal business address of Mr. Miller and each of the trusts is One South Street, Suite 2550, Baltimore, Maryland 21202.

(9)
Represents      shares of Class A common stock held by Durable Capital Master Fund LP. Durable Capital Partners LP acts as the investment advisor to Durable Capital Master Fund and has sole voting power and sole investment power over all shares reported as beneficially owned. Henry Ellenbogen, as principal of the investment advisor is also deemed to beneficially own the securities held by Durable Capital Master Fund LP. The address for Durable Capital Partners LP is 5425 Wisconsin Avenue, Suite #802, Chevy Chase, Maryland 20815.

(10)
Alclear Investments II is controlled by Mr. Cornick, its sole manager, who has dispositive control and voting control over the shares held by Alclear Investments II.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Reorganization Agreement and Common Stock Subscription Agreement
Prior to the completion of this offering, we will enter into a reorganization agreement and related agreements with Alclear and each of the CLEAR Post-IPO Members, including the Founder Post-IPO Members, to effect the reorganization transactions. See “Organizational Structure” for more information.
The table below sets forth the consideration in Alclear Units, Class A common stock, Class B common stock, Class C common stock and Class D common stock to be received by our 5% equityholders, directors and named executive officers in the reorganization transactions, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus):
Name	Alclear Units to be issued in the Reorganization Transactions	Class A common stock to be issued in the Reorganization Transactions	Class B common stock to be issued in the Reorganization Transactions	Class C common stock to be issued in the Reorganization Transactions	Class D common stock to be issued in the Reorganization Transactions
Alclear Investments(1)		—		—
T. Rowe Price Associates, Inc.	—		—	—	—
General Atlantic			—		—
William H. Miller III		—	—		—
Delta Air Lines, Inc.	—		—	—	—
Durable Capital Master Fund LP	—		—	—	—
Alclear Investments II(2)		—		—
Caryn Seidman-Becker(1)		—		—
Kenneth Cornick(2)		—		—
Richard N. Patterson Jr.	—	—	—	—	—
Michael Z. Barkin		—	—		—
Jeffery H. Boyd		—	—		—
Tomago Collins	—	—	—	—	—
Kathryn A. Hollister	—	—	—	—	—
Adam Wiener	—		—	—	—

(1)
Alclear Investments is controlled by Ms. Seidman-Becker, its sole manager, who has dispositive control and voting control over the shares held by Alclear Investments.

(2)
Alclear Investments II is controlled by Mr. Cornick, its sole manager, who has dispositive control and voting control over the shares held by Alclear Investments II.

The consideration set forth above and otherwise to be received in the reorganization transactions is subject to adjustment based on the final public offering price of our Class A common stock in this offering.
Second Amended and Restated Operating Agreement of Alclear Holdings, LLC
In connection with the reorganization transactions, we, Alclear and each of the CLEAR Post-IPO Members, including the Founder Post-IPO Members, will enter into the Second Amended and Restated Operating Agreement of Alclear Holdings, LLC (the “Second Amended and Restated Alclear Operating Agreement”). Following the reorganization transactions, and in accordance with the terms of the Second Amended and Restated Alclear Operating Agreement, we will operate our business through Alclear and its subsidiaries. Pursuant to the terms of the Second Amended and Restated Alclear Operating

Agreement, we will not, without the prior written consent of the CLEAR Post-IPO Members, engage in any business activity other than the management and ownership of Alclear and its subsidiaries or own any assets (other than on a temporary basis) other than securities of Alclear and its subsidiaries or any cash or other property or assets distributed by or otherwise received from Alclear and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of Alclear. As the sole managing member of Alclear, we will have control over all of the affairs and decision making of Alclear. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Alclear and the day-to-day management of Alclear’s business. We will fund any dividends to our stockholders by causing Alclear to make distributions to its unitholders, including us, the Founder Post-IPO Members and the other CLEAR Post-IPO Members, subject to the limitations imposed by our debt documents. See “Dividend Policy.” Notwithstanding the foregoing, any Alclear Units that are not vested in accordance with the Alclear Amended and Restated Equity Incentive Plan shall be subject to the terms of such plan and shall not be entitled to distributions under the Second Amended and Restated Alclear Operating Agreement.
The holders of Alclear Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Alclear. Net profits and net losses of Alclear will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of Alclear Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Second Amended and Restated Alclear Operating Agreement will provide for cash distributions to the holders of Alclear Units for purposes of funding their tax obligations in respect of the taxable income of Alclear that is allocated to them. Generally, these tax distributions will be computed based on Alclear’s estimate of the net taxable income of Alclear allocable per Alclear Unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York or California (whichever is higher) (taking into account the non-deductibility of certain expenses and the character of our income).
The Second Amended and Restated Alclear Operating Agreement will provide that, except as otherwise provided in the Second Amended and Restated Alclear Operating Agreement, if at any time we issue a share of our Class A common stock or Class B common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Alclear (unless such shares were issued by us to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase of Alclear Units from a member of Alclear (in which case such net proceeds shall instead be transferred to the selling member as consideration for such purchase)) and Alclear shall issue to us Alclear Units. Similarly, except as otherwise determined by us, Alclear will not issue any additional Alclear Units to us unless we issue or sell an equal number of shares of our Class A common stock or Class B common stock. Conversely, if at any time any shares of our Class A common stock or Class B common stock are redeemed, repurchased or otherwise acquired, Alclear will redeem, repurchase or otherwise acquire an equal number of Alclear Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock or Class B common stock are redeemed, repurchased or otherwise acquired. In addition, Alclear will not effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Alclear Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the Alclear Units.
Subject to certain exceptions, Alclear will indemnify all of its members, and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Alclear’s business or affairs or the Second Amended and Restated Alclear Operating Agreement or any related document.

Alclear may be dissolved only upon the first to occur of (i) the expiration of forty-five (45) days after the sale of substantially all of its assets or (ii) upon our approval. Upon dissolution, Alclear will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Alclear’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to its members in proportion to their vested Alclear Units (after giving effect to any obligations of Alclear to make tax distributions).
The Second Amended and Restated Alclear Operating Agreement restricts certain persons, including Ms. Seidman-Becker and Mr. Cornick, while they hold Alclear Units and for 12 months thereafter, from directly or indirectly competing with Alclear by engaging, in the United States, in certain activity related to the business of providing secure biometric identification services for travel and other secure identification applications as conducted by Alclear and its subsidiaries. Passive holdings by such persons of up to 10% of the equity or financial interests of another person engaged in such business is permitted so long as disclosed in writing to us. We may in our discretion grant waivers of these restrictions. Such persons are also prohibited from directly or indirectly inducing or persuading any of our employees from terminating his or her employment with us, subject to certain exceptions.
Exchange Agreement
At the closing of this offering, we will enter into an Exchange Agreement (the “Exchange Agreement”) with Alclear and each of the CLEAR Post-IPO Members, including the Founder Post-IPO Members, pursuant to which they (or certain transferees thereof), subject to certain restrictions, will have the right to exchange their Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for (i) shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis (“Share Exchange”) or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale) (“Cash Exchange”), at our option (as the managing member of Alclear), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Each Clear Post-IPO Member’s right to exchange its Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) under the Exchange Agreement will be limited to one exchange for such Clear Post-IPO Member per calendar month unless we otherwise agree, limited to exchanges that will reasonably be expected to have a value of at least $50,000 unless we otherwise agree or it involves the exchange of all of such Clear Post-IPO Member’s remaining Alclear Units and subject to any other applicable restrictions set forth in the Exchange Agreement. Any decision to require a Cash Exchange rather than a Share Exchange will ultimately be determined by a majority of the disinterested members of our board of directors or a committee of disinterested directors. Upon exchange, each share of our Class C common stock or Class D common stock will be cancelled.
The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the CLEAR Post-IPO Members will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the CLEAR Post-IPO Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the CLEAR Post-IPO Members may participate in each such offer without being required to exchange Alclear Units and shares of our Class C common stock or Class D common stock.
Registration Rights Agreement
Prior to the consummation of this offering, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Founder Post-IPO Members and certain other holders of our common stock (each, a “Registration Party”).

Pursuant to the Registration Rights Agreement, each Founder Post-IPO Member and, at any time after November 22, 2023, any other Registration Party or Registration Parties that individually or collectively beneficially own at least a majority of our Class A common stock, will be entitled to demand the registration of the sale of any or all of our Class A common stock that it beneficially owns. The demand registration rights are subject to certain conditions and exceptions, including our right to defer a demand registration under certain circumstances and a limit on the number of demand registrations (two in the aggregate for the Founder Post-IPO Members and two in the aggregate for the other Registration Parties that individually or collectively beneficially own at least a majority of our Class A common stock). Subject to certain conditions and exceptions, each Registration Party will be entitled to have all or part of our shares of Class A common stock that it beneficially owns included in demand registrations.
Among other things, under the terms of the Registration Rights Agreement:
•
if we propose to file certain types of registration statements under the Securities Act with respect to offerings of our Class A common stock or other equity securities whether or not for the Company’s own account, we will be required to use our reasonable best efforts to offer each Registration Party the opportunity to register the sale of all or part of its shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•
each Founder Post-IPO Member and each other Registration Party who beneficially owns not less than 10% of our outstanding shares of Class A common stock will have the right, subject to certain conditions and exceptions, to request as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act (which will not be for at least 12 calendar months after the closing of this offering) that we file (i) registration statements with the SEC for one or more underwritten offerings of all or part of our shares of Class A common stock that it beneficially owns and/or (ii) a shelf registration statement that includes all or part of our shares of Class A common stock that it beneficially owns, and we will be required to use our reasonable best efforts to cause any such registration statements to be filed with the SEC, and to become effective, as promptly as reasonably practicable. Subject to certain conditions and exceptions, each Registration Party will be entitled to have all or part of our shares of Class A common stock that it beneficially owns included in such underwritten offerings and shelf registration statements.

In connection with transfers of their registrable securities, the Registration Parties may assign certain of their respective rights under the Registration Rights Agreement.
All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the Registration Parties, will be paid by us. The selling stockholders will be responsible for the underwriting discounts and commissions relating to shares they sell and fees and expenses of financial advisors of the selling stockholders and their internal administrative and similar costs.
The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions.
The Registration Rights Agreement is governed by Delaware law.
Any sales in the public market of any common stock registrable pursuant to the Registration Rights Agreement could adversely affect prevailing market prices of our common stock. See “Risk Factors—Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.” and “Shares Eligible for Future Sale.”
Tax Receivable Agreement
Future exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, for shares of our Class A common stock or Class B common stock, respectively, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Both the existing and anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
We intend to enter into a tax receivable agreement with the CLEAR Post-IPO Members that will provide for the payment by us to the CLEAR Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) as a result of (i) any increase in tax basis in Alclear’s assets resulting from (a) exchanges by the CLEAR Post-IPO Members (or their transferees or other assignees) of Alclear Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, and purchases of Alclear Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, from CLEAR Post-IPO Members (or their transferees or other assignees) or (b) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.
The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by or purchases from the CLEAR Post-IPO Members, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.
We expect that the payments we will be required to make under the tax receivable agreement will be substantial. Further, assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the tax savings associated with all tax attributes described above would aggregate to approximately $      million over 15 years from the date of the completion of this offering, based on an assumed initial public offering price of $      per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus and assuming all future redemptions, purchases or exchanges would occur on the date of this offering. Under this scenario, we would be required to pay the CLEAR Post-IPO Members 85% of such amount, or approximately $      million, over the 15-year period from the date of the completion of this offering. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the tax receivable agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each redemption or exchange of an Alclear Unit (along with the corresponding share of our Class C common stock or Class D common stock, as applicable) for cash or a share of Class A common stock or Class B common stock, as applicable and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the tax receivable agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the tax receivable agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the CLEAR Post-IPO Members. The interests of the CLEAR Post-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the CLEAR Post-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the CLEAR Post-IPO Members (or their transferees or assignees) under the tax receivable agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the CLEAR Post-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the CLEAR Post-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the CLEAR Post-IPO Members (or their transferees or assignees) under the terms of the tax receivable agreement. However, we might not determine that we have effectively made an excess cash payment to the CLEAR Post-IPO Members (or its transferee or assignee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the tax receivable agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the tax receivable agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the tax receivable agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the CLEAR Post-IPO Members (or their transferees or assignees) that are the subject of the tax receivable agreement.
In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we are required to make a payment to the CLEAR Post-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.5% or LIBOR (or, in the absence of LIBOR, its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where the CLEAR Post-IPO Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of Alclear Units may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or purchase of Alclear Units may increase the tax liability of CLEAR Post-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of CLEAR Post-IPO Members (or their transferees or assignees) and the interests of other stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement are dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements could restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Indemnification Agreements
We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law and our certificate of incorporation and by-laws in connection with their service to us or on our behalf.

Other Transactions
Since 2018, Alclear made tender offers and other repurchases of units from its existing stockholders, directors and executive officers and eligible employees with vested equity awards. Alclear repurchased Alclear units in the amount of $88.4 million from its directors and executive officers between 2018 and 2020.
For additional information on related party transactions, see the notes to our consolidated financial statements included elsewhere in this prospectus.
Related Party Transactions Policies and Procedures
Upon the consummation of this offering, we will adopt a written Related Person Transactions Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with the policy, our audit committee will have overall responsibility for the implementation of, and compliance with, the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest.
The policy will require that notice of a proposed related person transaction be provided to our general counsel prior to entry into such transaction. If our general counsel determines that such transaction is a related person transaction, the proposed transaction will be submitted for consideration (a) to our audit committee at its next meeting or (b) in those instances in which the general counsel determines that it is not practicable or desirable to wait until the next audit committee meeting, to the chair of the audit committee.
Under the policy, our audit committee or the chair of the audit committee, as applicable, may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee or the chair of the audit committee, as applicable, determines in good faith. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed (including any transaction that was not considered a related person transaction at the time it was entered into because none of the parties were related persons, but continues after a party thereto has becomes a related person), the transaction will be submitted to the audit committee or chair of the audit committee so that it may evaluate all options, including but not limited to ratification, rescission amendment or termination of the related person transaction. Furthermore, under the policy, the audit committee may preapprove certain categories of transactions.
The policy will also provide that the audit committee review any previously approved or ratified related person transactions that are ongoing, and have a remaining term of more than six months, to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

DESCRIPTION OF CAPITAL STOCK
Capital Stock
In connection with the reorganization transactions, we expect to amend and restate our certificate of incorporation so that our authorized capital stock will consist of      shares of Class A common stock, par value $0.00001 per share,      shares of Class B common stock, par value $0.00001 per share,      shares of Class C common stock, par value $0.00001 per share,      shares of Class D common stock, par value $0.00001 per share, and      shares of preferred stock, par value $0.00001 per share.
Immediately following the reorganization transactions, we will have           holders of record of our Class A common stock, two holders of record of our Class B common stock,           holders of record of our Class C common stock and two holders of record of our Class D common stock. Of the authorized shares of our capital stock, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus),      shares of our Class A common stock will be issued and outstanding,      shares of our Class B common stock will be issued and outstanding,      shares of our Class C common stock will be issued and outstanding,      shares of our Class D common stock will be issued and outstanding and no shares of our preferred stock will be issued and outstanding. In addition, we expect to issue restricted stock units with respect to an aggregate amount of      shares of Class A common stock in connection with the reorganization transactions and this offering.
After the consummation of this offering and the application of the net proceeds from this offering, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we expect to have      shares of our Class A common stock outstanding (or      shares if the underwriters’ option to purchase additional shares is exercised in full),      shares of our Class B common stock outstanding,      shares of our Class C common stock outstanding,      shares of our Class D common stock outstanding and no shares of our preferred stock outstanding.
Common Stock
Voting
The holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our certificate of incorporation that would affect the rights of the Class A common stock and the Class C common stock in a manner that is disproportionately adverse as compared to the Class B common stock or Class D common stock, or vice versa, in which case the holders of Class A common stock and Class C common stock or the holders of Class B common stock and Class D common stock, as applicable, shall vote together as a class.
Holders of our Class A common stock and Class C common stock are entitled to one vote per share on all matters submitted to stockholders for their vote or approval. Holders of our Class B common stock and Class D common stock are entitled to 20 votes per share on all matters submitted to stockholders for their vote or approval.
Based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), upon the completion of this offering, the Founder Post-IPO Members will collectively control approximately    % of the combined voting power of our outstanding shares of common stock (or    % if the underwriters’ option to purchase additional shares is exercised in full and giving effect to the use of the net proceeds therefrom) as a result of their ownership of our Class B common stock and our Class D common stock. Accordingly, the Founder Post-IPO Members will collectively control our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board or directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. The Founder Post-IPO Members will continue to have such control until such time that the Founder Post-IPO Members no longer collectively beneficially own a majority of the voting power of our outstanding shares of common stock. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of the Founder Post-IPO Members, even if such events are in the best interests of minority stockholders.
Dividends
The holders of Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under our certificate of incorporation, dividends may not be declared or paid in respect of Class B common stock unless they are declared or paid in the same amount in respect of Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock while holders of Class A common stock must receive Class A common stock.
The holders of our Class C common stock and Class D common stock will not have any right to receive dividends other than dividends consisting of shares of our (i) Class C common stock, paid proportionally with respect to each outstanding share of our Class C common stock, and (ii) Class D common stock, paid proportionally with respect to each outstanding share of our Class D common stock, in each case in connection with stock dividends.
Merger, Consolidation, Tender or Exchange Offer
The holders of Class B common stock and Class D common stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A common stock and Class C common stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of Class B common stock and Class D common stock will be entitled to receive securities that have no more than 20 times the voting power of any securities distributed to the holders of Class A common stock and Class C common stock.
Liquidation or Dissolution
Upon our liquidation or dissolution, the holders of our Class A common stock and Class B common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class C common stock and Class D common stock will not have any right to receive a distribution upon a liquidation or dissolution of our company.
Conversion, Transferability and Exchange
Our certificate of incorporation will provide that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock, and each share of our Class D common stock is convertible at any time, at the option of the holder, into one share of Class C common stock. Our certificate of incorporation will further provide that each share of our Class B common stock will automatically convert into one share of Class A common stock, and each share of our Class D common stock will automatically convert into one share of our Class C common stock, (i) immediately prior to any sale or other transfer of such share to a person or entity that is not a member of any Co-Founder’s permitted ownership group (collectively, “Founder Equityholders”), (ii) on the fifth anniversary of the consummation of this offering, (iii) with respect to any shares of Class B common stock or Class D common stock held by a Co-Founder or any other person in such Co-Founder’s permitted ownership group, (a) such time as such Co-Founder is removed as a director from the board of directors with such Co-Founder’s consent, (b) upon the violation of any material non-compete or non-solicitation covenants by such Co-Founder set forth in any written agreement entered into by us and such Co-Founder on or after the filing and effectiveness of our certificate of incorporation, which violation is finally determined by a court of competent jurisdiction or (c) upon the death or disability (as defined in our certificate of incorporation) of such Co-Founder or (iv) with respect to any shares of Class B common stock or Class D common stock held by or subject to the voting control of any Co-Founder or other persons in his or her permitted ownership group, such time as the Co-Founder, together with the other persons in such Co-Founder’s permitted ownership group, cease to hold or control the vote of, in the aggregate, at least 25% of the aggregate shares of Class B Common Stock and Class D Common Stock held by or subject to the voting control of such Co-Founder’s permitted ownership group as of the consummation of this offering.
Under our certificate of incorporation, the “permitted ownership group” of any Co-Founder will include (i) such Co-Founder, (ii) such Co-Founder's related Founder Post-IPO Member so long as such Founder Post-IPO Member is directly or indirectly controlled by such Co-Founder, (iii) a trust, family-partnership or estate-planning vehicle which is directly or indirectly controlled by such Co-Founder and the income from which may be paid only to beneficiaries who are such Co-Founder and his or her family members (which would include the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such person (including adopted persons, former spouses or former domestic partners of such person)), (iv) a corporation, partnership or limited liability company, which is directly or indirectly controlled by such Co-Founder and the other equityholders of which (if any) are only such Co-Founder, his or her family members or any of the persons described in (iii) of this definition and (v) a private foundation, organization or similar entity established by such Co-Founder and/or one or more of his or her family members and controlled (directly or indirectly) by such Co-Founder. In the case of (iii) and (iv), such entity must be established for the Co-Founder’s bona fide estate planning purposes.
Among other exceptions described in our certificate of incorporation, the Founder Equityholders will be permitted to pledge shares of Class D common stock and/or Class B common stock that they hold from time to time without causing an automatic conversion to Class C common stock or Class A common stock, as applicable, provided that any pledged shares are not transferred to or registered in the name of the pledgee.
Subject to the terms of the Exchange Agreement (i) the Founder Post-IPO Members may exchange their Alclear Units and corresponding shares of our Class D common stock (or Class C common stock) for, at our option, (a) shares of our Class B common stock (or Class A common stock) or (b) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale) and (ii) the other CLEAR Post-IPO Members may exchange their vested Alclear Units and corresponding shares of our Class C common stock for, at our option, (a) shares of our Class A common stock or (b) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). Each such exchange will be on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon exchange, each share of our Class C common stock or Class D common stock so exchanged will be cancelled.
Other Provisions
None of the Class A common stock, Class B common stock, Class C common stock or Class D common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock, Class B common stock, Class C common stock or Class D common stock.
At such time as no Alclear Units remain exchangeable for shares of our Class A common stock, our Class C common stock will be cancelled. At such time as no Alclear Units remain exchangeable for shares of our Class B common stock, our Class D common stock will be cancelled.
Preferred Stock
After the consummation of this offering, we will be authorized to issue up to      shares of preferred stock. Our board of directors will be authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, which could have a negative impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock following the consummation of this offering.
Warrants
Warrants of Alclear exercisable prior to this offering will, subject to their terms, to the extent not exercised by the holders thereof at their discretion, automatically be exercised for Class B units of Alclear.
In addition, certain other warrants of Alclear are not exercisable at or prior to this offering and, upon completion of this offering, will either, in accordance with their terms, (i) be exchanged for new warrants representing the right to receive Class A common stock or (ii) remain at Alclear and continue to be exercisable for Alclear Units in accordance with their terms. Among such warrants, on July 9, 2019, Alclear issued warrants (the “2019 Warrants”) to purchase an aggregate of up to 650,000 Class B units of Alclear to United Airlines, Inc. (the “Holder”) at an exercise price of $225 per Class B unit. The 2019 Warrants are subject to performance-based vesting criteria, such as criteria related to new customer enrollments and technological innovations. As of March 31, 2021, 2019 Warrants to purchase 225,000 Class B units were vested. In connection with the reorganization transactions, the 2019 Warrants will be converted into warrants to purchase an aggregate of             shares of our Class A common stock at an exercise price of $    per share of Class A common stock. The warrants will expire on July 9, 2022.
As of March 31, 2021, after giving effect to the reorganization transactions and this offering, we would have had outstanding warrants exercisable for             shares of Class A common stock (either directly or indirectly through the exercise for Alclear Units that are exchangeable for shares of Class A common stock), of which    % would have vested.
Certain Certificate of Incorporation, By-Law and Statutory Provisions
The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.
Anti-Takeover Effects of Our Certificate of Incorporation and By-laws
Our certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors.
These provisions include:
Dual Class Capital Structure.   Our certificate of incorporation will provide for a dual class common stock structure, which will provide the Founder Post-IPO Members with the ability to collectively control the outcome of matters requiring stockholder approval, even if they beneficially own significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or sale of substantially all of our assets. See “Description of Capital Stock—Common Stock—Conversion, Transferability and Exchange.”

Board.   Our certificate of incorporation will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors will initially have seven members. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Removal of Directors.   Our certificate of incorporation will provide that, following the Triggering Event, directors may be removed with or without cause by the affirmative vote of holders of at least 66 2∕3% of the combined voting power of our outstanding shares of common stock. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.
Vacancies.   Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors or our stockholders, provided that, after the occurrence of the Triggering Event, vacancies on our board of directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by our board of directors and not by stockholders.
No Cumulative Voting.   Under our certificate of incorporation, stockholders do not have the right to cumulative votes in the election of our directors.
Special Meetings of Stockholders.   Our certificate of incorporation and by-laws will provide that, subject to any special rights of the holders of any series of preferred stock, special meetings of the stockholders can only be called by the chair of the board or the chief executive officer, or by the board of directors. Except as described below, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Action by Written Consent.   Our certificate of incorporation will provide that action can be taken by written consent in lieu of a meeting; provided that following the occurrence of the Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Advance Notice Procedures.   Our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders and director nominations. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.
Amendments to Certificate of Incorporation and By-laws.   The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws will provide that, following the Triggering Event (which is the first date on which the Co-Founders, together with the other persons in their permitted ownership groups (which include the Founder Post-IPO Members), collectively beneficially own, in aggregate, less than a majority of the combined voting power of our outstanding shares of common stock entitled to vote generally in the election of directors), the affirmative vote of holders of 66 2∕3% of the combined voting power of our outstanding shares of common stock, will be required to amend, alter, change or repeal our by-laws or specified provisions of our certificate of incorporation, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the NYSE rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders.   Our certificate of incorporation will provide that we will not be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of our voting stock. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, do not apply to any business combination between (i) any Co-Founder, (ii) any other person in any Co-Founder’s permitted ownership group, (iii) any Related Party of any of the foregoing or (iv) any Permitted Transferee of any of the foregoing or any Related Party of such Permitted Transferee. For purposes of this discussion, a person is a “Related Party” of another person if they are an affiliate or successor of such other person or are a “group,” or member of any such group, to which such other person is a party under Rule 13d-5 of the Exchange Act. For purposes of this discussion, a person is a “Permitted Transferee” of another person if they (A) acquire (other than in connection with a registered public offering) our voting stock from such other person or any of such other person's Related Parties and (B) are designated in writing by a Founder Post-IPO Member or its successor or assignee as a “Permitted Transferee”.
Directors’ Liability; Indemnification of Directors and Officers
Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them and our officers with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Exclusive Forum
Our certificate of incorporation will require, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or our by-laws or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine will have to be brought only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or the rules and regulations thereunder.

Our certificate of incorporation further provides that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the foregoing forum selection provisions. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.
Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the forum selection clause in our certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our certificate of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders. See “Risk Factors—Risks Related to This Offering and Our Class A Common Stock—Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A.
Securities Exchange
We intend to list our Class A common stock on the NYSE under the symbol “YOU.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.”
Sale of Restricted Shares
Upon the consummation of this offering, we will have      shares of Class A common stock outstanding (or      shares if the underwriters exercise their option to purchase additional shares in full) outstanding, excluding      shares of Class A common stock underlying outstanding options or restricted stock units. Of these shares, the      shares sold in this offering (or      shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction under the Securities Act, except any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Upon the completion of this offering, approximately      of our outstanding shares of Class A common stock (or      shares if the underwriters exercise their option to purchase additional shares in full) will be deemed “restricted securities,” as that term is defined under Rule 144, and would also be subject to the “lock-up” period noted below.
In addition, upon consummation of the offering, the Founder Post-IPO Members will collectively own an aggregate of      shares of our Class B common stock based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Our certificate of incorporation will provide that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Shares of our Class A common stock issuable to Founder Post-IPO Members upon conversion of shares of Class B common stock would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.
Further, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), upon consummation of the offering, the CLEAR Post-IPO Members will own an aggregate of      Alclear Units and      shares of our Class C common stock and Class D common stock. Pursuant to the terms of the Exchange Agreement, the Founder Post-IPO Members could exchange their Alclear Units and corresponding shares of Class D common stock for, at our option, (i) shares of our Class B common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale), and the other CLEAR Post-IPO Members could exchange their Alclear Units and corresponding shares of our Class C common stock for, at our option, (i) shares of our Class A common stock on a one-for-one basis or (ii) cash from a substantially concurrent public offering or private sale of Class A common stock (based on the market price of our Class A common stock in such public offering or private sale). In addition, our certificate of incorporation will provide that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Shares of our Class A common stock issuable to the CLEAR Post-IPO Members upon an exchange of Alclear Units and corresponding shares of our Class C common stock or upon conversion of shares of Class B common stock would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of approximately      shares of our Class A common stock (or      shares if the underwriters exercise their option to purchase additional shares in full) will be entitled to dispose of their shares pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act, subject to, in the case of substantially all of the holders, the expiration of the underwriter “lock-up” period.                                                     is entitled to waive these lock-up provisions at its discretion prior to the expiration dates of such lock-up agreements.
Rule 144
In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.
Warrants
As of March 31, 2021, after giving effect to the reorganization transactions and this offering, we would have had outstanding warrants exercisable for             shares of Class A common stock (either directly or indirectly through the exercise for Alclear Units that are exchangeable for shares of Class A common stock), of which    % would have vested. The warrants vest and become exercisable upon certain conditions specified in the warrant. During the period the warrants are outstanding, we will reserve from our authorized and unissued Class A common stock a sufficient number of shares to provide for the issuance of shares of Class A common stock underlying the warrants upon the exercise of the warrants. See “Description of Capital Stock—Warrants.”
Options/Equity Awards
We intend to file a registration statement under the Securities Act to register approximately      shares of Class A common stock reserved for issuance or sale under our 2021 Omnibus Incentive Plan. We expect to grant the Founder PSUs under our 2021 Omnibus Incentive Plan in connection with this offering. Shares issued upon the exercise of stock options that vest after the effective date of the registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements and equity retention agreements described below.
Lock-Up Agreements
Our executive officers, directors, the Founder Post-IPO Members and certain CLEAR Post-IPO Members have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of                                        , dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including Alclear Units), subject to certain exceptions and provided that if (1) at least 120 days have elapsed since the date of this prospectus, (2) we have publicly released our earnings results for the quarterly period during which this offering occurred and (3) such lock-up period is scheduled to end during or within five trading days prior to a blackout period under the Company’s insider trading policy, such lock-up period will end ten trading days prior to the commencement of such blackout period. We will announce the date of any expected blackout-related release to the lock-up at least two trading days in advance of such release.
Immediately following the consummation of this offering, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), stockholders subject to lock-up agreements will hold      shares of our Class A common stock (assuming the CLEAR Post-IPO Members exchange all their Alclear Units and corresponding shares of our Class C common stock or Class D common stock, as applicable, for shares of our Class A common stock or Class B common stock, as applicable, and the conversion of all Class B common stock into Class A common stock), representing approximately    % of our then-outstanding shares of Class A common stock (or      shares of Class A common stock, representing approximately    % of our then-outstanding shares of Class A common stock, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).
We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including Alclear Units) during the 180-day period following the date of this prospectus. We may, however, grant options to purchase shares of Class A common stock and grant other equity compensation awards and issue shares of Class A common stock upon the exercise or settlement of outstanding equity awards under our equity incentive plans, and we may issue or sell Class A common stock in connection with an acquisition or business combination (subject to a specified maximum amount) as long as the acquirer of such Class A common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.
Registration Rights
Our Registration Rights Agreement grants registration rights to the Founder Post-IPO Members and certain holders of our common stock. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations to Non-U.S. Holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto.
Non-U.S. Holders
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a capital asset (generally, for investment). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Class A common stock that is treated for U.S. federal tax purposes as:
•
a non-resident alien individual;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction other than the U.S., any state thereof or the District of Columbia;

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an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, other than a trust that (i) is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a Non-U.S. Holder does not include a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes). If a partnership or other pass-through entity is a beneficial owner of our Class A common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires our Class A common stock, you should consult your tax advisor regarding the tax considerations of acquiring, owning and disposing of our Class A common stock. Also, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes.
This discussion is not a complete analysis or listing of all of the possible tax considerations of such transactions and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under U.S. federal tax laws. Furthermore, this summary does not address estate and gift tax considerations, the Medicare contribution or net investment tax or tax considerations under any state, local or foreign laws. In addition, this discussion does not address consequences relevant to Non.-U.S. Holders subject to special rules (e.g., banks, insurance companies or other financial institutions; brokers, dealers or traders in securities or currencies; and certain former citizens or long-term residents of the U.S.).
The following discussion is based upon the Code, U.S. judicial decisions, administrative rulings and pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax considerations different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the acquisition, ownership and disposition of our Class A common stock.
The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our Class A common stock and no opinion or representation with respect to the U.S. federal income tax considerations to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.
Distributions
We do not currently expect to make any distributions to holders of our Class A common stock. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or IRS Form W-8BEN-E or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.
Sale, Exchange or Other Taxable Disposition of our Class A Common Stock
Except as described below under “—Information Reporting and Backup Withholding,” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A common stock unless:
•
the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income,” below;

•
the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “applicable period”) that is the shorter of the five-year period ending on the date of the disposition and the Non-US. Holder’s holding period for our Class A common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income under section 897 of the Code if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our Class A common stock, provided that our Class A common stock was regularly traded on an established securities market during such period. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five year period ending on the date of disposition and such holder’s holding period. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if (i) such income or gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the U.S., such income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the U.S. Moreover, gain on the sale or other taxable disposition of our Class A common stock will be subject to U.S. federal income tax in the same manner as U.S. trade or business income if we are or have been a USRPHC at any time during the applicable period (subject to the exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of our Class A Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such income is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person). Any U.S. trade or business income received by a foreign corporation may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.
Information Reporting and Backup Withholding
Information reporting and, in certain circumstances, backup withholding will apply to the payment of dividends and proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption by properly certifying its Non-U.S. Holder status on an IRS Form W-8BEN, W-8BEN-E or other applicable or successor form.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a non-U.S. entity unless: (i) if the non-U.S. entity is a “foreign financial institution,” such non-U.S. entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the non-U.S. entity is not a “foreign financial institution,” such non-U.S. entity identifies any “substantial” owner (generally, any specified U.S. person who owns, directly or indirectly, more than a specified percentage of such entity); or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Class A common stock. Proposed Treasury regulations, which taxpayers may rely upon until final regulations are issued, eliminate withholding on payments of gross proceeds. Under certain circumstances, a non-U.S. Holder may be eligible for refunds or credits of the tax, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock and the entities through which they hold our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING
We and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Allen & Company LLC are acting as the representatives of the underwriters.
Name of Underwriter	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Allen & Company LLC
Wells Fargo Securities, LLC
LionTree Advisors LLC
Stifel, Nicolaus & Company, Incorporated
Telsey Advisory Group LLC
Centerview Partners LLC
Loop Capital Markets LLC
Roberts & Ryan Investments, Inc.
Total
The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters will have an option to purchase up to an additional                 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                 additional shares.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our executive officers, directors, the Founder Post-IPO Members and certain CLEAR Post-IPO Members have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any share of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of                 ; provided that if (1) at least 120 days have elapsed since the date of this prospectus, (2) we have publicly released our earnings results for the quarterly period during which this offering occurred and (3) such lock-up period is scheduled to end during or within five trading days prior to a blackout period under the Company’s insider trading policy, such lock-up period will end ten trading days prior to the commencement of such blackout period. We will announce the date of any expected blackout-related release to the lock-up at least two trading days in advance of such release.
Prior to the offering, there has been no public market for our Class A common stock. The initial public offering price has been negotiated among the us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We intend to apply to list the shares of our Class A common stock on the NYSE under the symbol “YOU.”
LionTree received Class B Capital Units in Alclear in a private placement transaction, which units will convert into        shares of our Class A common stock. These shares of Class A common stock received by LionTree may be deemed to be “underwriting compensation” within FINRA Rule 5110. LionTree is among the certain CLEAR Post-IPO Members that have agreed not to dispose of or hedge any share of Class A common stock during the period described above. See “Certain Relationships and Related Party Transactions—Lock-Up Agreements.”
In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      million.
We will also agree to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

We will also agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to reimburse the underwriters for certain expenses in connection with this offering.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a Member State), no common stock has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)   by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Member State who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares shall require the us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Our common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong

Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Switzerland
The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, our company or our common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common stock.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the Class A common stock for us. Sullivan & Cromwell LLP, New York, New York will pass upon the validity of the Class A common stock offered by this prospectus for the underwriters.
EXPERTS
The consolidated financial statements of Alclear Holdings, LLC and its subsidiaries at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, and the balance sheet of Clear Secure, Inc. at March 2, 2021 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon the reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.
After we have completed this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website (https://www.clearme.com) once this offering is completed. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INDEX TO FINANCIAL STATEMENTS
Page
Clear Secure, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
BALANCE SHEET AS OF MARCH 2, 2021	F-3
Notes to Balance Sheet	F-4
Unaudited Consolidated Financial Statements
Balance Sheets as of March 31, 2021 and March 2, 2021	F-5
Notes to Balance Sheets	F-6

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Clear Secure, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Clear Secure, Inc. (the “Company”) as of March 2, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at March 2, 2021 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2021.
/s/ Ernst & Young LLP
New York, New York
April 15, 2021

CLEAR SECURE, INC.
BALANCE SHEET
March 2, 2021
March 2, 2021
Assets
Cash	$—
Total assets	$—
Liabilities
Total Liabilities	$—
Shareholder’s Equity
Shareholder’s Equity
Class A Common stock, $0.00001 par value, 1,000 shares authorized, 0 shares issued and outstanding	$—
Additional paid in capital	—
Accumulated deficit	—
Total shareholder’s equity	—
Total liabilities and shareholder’s equity	$—
See accompanying notes to balance sheet

Notes to Balance Sheet
As of March 2, 2021
1. ORGANIZATION
Clear Secure, Inc. (“the Company”) was incorporated as a Delaware corporation on March 2, 2021. Pursuant to a planned reorganization into a holding company structure, the Company will be a holding company and its principal asset will be a controlling equity interest in Alclear Holdings, LLC. As the sole managing member of Alclear Holdings, LLC, the Company will operate and control all of the business and affairs of Alclear Holdings, LLC, and through Alclear Holdings, LLC and its subsidiaries, conduct the Company’s business.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Shareholder’s Equity and Cash Flows have not been presented because there have been no activities in this entity.
3. SHAREHOLDER’S EQUITY
The Company, under its certificate of incorporation dated March 2, 2021, is authorized to issue 1,000 shares of common stock, par value $0.00001 per share (“Common Stock”).
4. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through April 15, 2021, the date the financial statements were available to be issued.
On April 7, 2021, the Company entered into a subscription agreement with Alclear Holdings, LLC to issue 100 of its Class A Common Stock for $100, which was completed on April 8, 2021.
5. SUBSEQUENT EVENTS (UNAUDITED)
On June 6, 2021, the board of directors of Clear Secure Inc. approved the framework of the founder performance-based restricted stock unit awards (“Found PSUs”). The awards will have both service and market based vesting conditions. The Founder PSUs will be eligible for vesting between the second and fifth anniversary of the Company’s initial public offering (“IPO”), or earlier in the event of a change in control, based on a the achievement of specified price hurdles of the Company’s Class A Common Stock between 1.5 and 3.0 times the IPO price. The specified price hurdles of the Company’s Class A Common Stock will be measured on the volume-weighted average price per share for the trailing days during any 180 day period that ends within the applicable measurement period.
In connection with the Company’s initial public offering, the Company intends to enter into a reorganization agreement to effect a series of transactions designed to create a capital structure that preserves the Company’s ability to conduct its business through Alclear Holdings, LLC and its subsidiaries, while permitting the Company to raise additional capital and provide access to liquidity through a public company. After giving effect to the reorganization transactions, the Company intends to enter into a tax receivable agreement with the remaining members of Alclear Holdings, LLC (the “Post-IPO Members”), other than the Company. The tax receivable agreement will provide for the payment by the Company to the Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes). The payments that the Company will be required to make under the tax receivable agreement will be recognized as a liability on its consolidated balance sheet.

CLEAR SECURE, INC.
BALANCE SHEETS
(Unaudited)
March 31, 2021 and March 2, 2021
	March 31, 2021	March 2, 2021
Assets
Cash	$—	$—
Total assets	$—	$—
Liabilities
Total Liabilities	$—	$—
Shareholder’s Equity
Class A Common Stock, $0.00001 par value, 1,000 shares authorized, 0 shares issued and outstanding	$—	$—
Additional paid in capital	$—	$—
Accumulated deficit	$—	$—
Total shareholder’s equity	$—	$—
Total liabilities and shareholder’s equity	$—	$—
See accompanying notes to balance sheets

Notes to Balance Sheets
(Unaudited)
As of March 31, 2021 and March 2, 2021
1. ORGANIZATION
Clear Secure, Inc. (“the Company”) was incorporated as a Delaware corporation on March 2, 2021. Pursuant to a planned reorganization into a holding company structure, the Company will be a holding company and its principal asset will be a controlling equity interest in Alclear Holdings LLC. As the sole managing member of Alclear Holdings LLC, the Company will operate and control all of the business and affairs of Alclear Holdings LLC, and through Alclear Holdings LLC and its subsidiaries, conduct the Company’s business.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Balance Sheets have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Shareholder’s Equity and Cash Flows have not been presented because there have been no activities in this entity.
3. SHAREHOLDER’S EQUITY
The Company, under its certificate of incorporation dated March 2, 2021, is authorized to issue 1,000 shares of common stock, par value $0.00001 per share (“Common Stock”).
4. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through May 21, 2021, the date the financial statements were available to be issued.
On April 7, 2021, the Company entered into a subscription agreement with Alclear Holdings LLC to issue 100 of its Common Stock for $100, which was completed on April 8, 2021.
On June 6, 2021, the board of directors of Clear Secure Inc. approved the framework of the founder performance-based restricted stock unit awards (“Found PSUs”). The awards will have both service and market based vesting conditions. The Founder PSUs will be eligible for vesting between the second and fifth anniversary of the Company’s initial public offering (“IPO”), or earlier in the event of a change in control, based on a the achievement of specified price hurdles of the Company’s Class A Common Stock between 1.5 and 3.0 times the IPO price. The specified price hurdles of the Company’s Class A Common Stock will be measured on the volume-weighted average price per share for the trailing days during any 180 day period that ends within the applicable measurement period.
In connection with the Company’s initial public offering, the Company intends to enter into a reorganization agreement to effect a series of transactions designed to create a capital structure that preserves the Company’s ability to conduct its business through Alclear Holdings, LLC and its subsidiaries, while permitting the Company to raise additional capital and provide access to liquidity through a public company. After giving effect to the reorganization transactions, the Company intends to enter into a tax receivable agreement with the remaining members of Alclear Holdings, LLC (the “Post-IPO Members”), other than the Company. The tax receivable agreement will provide for the payment by the Company to the Post-IPO Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes). The payments that the Company will be required to make under the tax receivable agreement will be recognized as a liability on its consolidated balance sheet.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Managers of Alclear Holdings, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Alclear Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income/(loss), changes in redeemable capital units and members’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2019.
/s/ Ernst & Young LLP
New York, New York
April 15, 2021

ALCLEAR HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$116,226	$213,885
Accounts receivable	912	1,113
Marketable debt securities	37,813	33,383
Prepaid Revenue Share fee	5,475	7,852
Prepaid expenses and other current assets	11,210	5,309
Total current assets	171,636	261,542
Property and equipment, net	35,241	26,932
Intangible assets, net	1,564	1,157
Restricted cash	22,856	22,166
Other assets	971	7,073
Total assets	$232,268	$318,870
Liabilities, redeemable capital units, and members’ deficit
Current liabilities:
Accounts payable	$8,518	$7,135
Accrued liabilities	18,304	18,295
Warrant liability	17,740	16,853
Deferred revenue	101,542	121,339
Total current liabilities	146,104	163,622
Deferred rent	3,809	3,347
Total liabilities	149,913	166,969
Commitments and contingencies (Note 16)
Redeemable Class A capital units, 261,942 and 316,785 capital units authorized, and 261,942 and 316,785 capital units issued and outstanding at December 31, 2020 and 2019, respectively	2,620	3,168
Redeemable Class B capital units, 5,361,085 and 5,484,013 capital units authorized, and 4,621,459 and 4,759,569 capital units issued and outstanding at December 31, 2020 and 2019, respectively	566,631	432,062
Total redeemable capital units	569,251	435,230
Members’ deficit:
Class C capital units, 21,042 capital units authorized, and 0 capital units issued and outstanding at December 31, 2020 and 2019	—	—
Profit units, 1,868,322 and 2,113,008 profit units authorized, and 1,868,322 and 2,113,008 profit units issued and outstanding at December 31, 2020 and 2019, respectively	7,846	8,022
Accumulated other comprehensive income	27	3
Accumulated deficit	(494,769)	(291,354)
Total members’ deficit	(486,896)	(283,329)
Total redeemable capital units and members’ deficit	82,355	151,901
Total liabilities, redeemable capital units, and members’ deficit	$232,268	$318,870
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)
	Year Ended
	December 31, 2020	December 31, 2019
Revenue	$230,796	$192,284
Operating expenses:
Cost of revenue share fee	33,191	32,288
Cost of direct salaries and benefits	40,524	60,030
Research and development	32,038	21,222
Sales and marketing	16,381	36,014
General and administrative	118,168	91,577
Depreciation and amortization	9,423	7,316
Operating loss	(18,929)	(56,163)
Other income:
Interest income, net	612	1,942
Other income	9,023	—
Loss before tax	(9,294)	(54,221)
Income tax (expense) benefit	(16)	—
Net loss	$(9,310)	$(54,221)
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(dollars in thousands)
	Year Ended
	December 31, 2020	December 31, 2019
Net loss	$(9,310)	$(54,221)
Other comprehensive income
Unrealized gain on fair value of marketable debt securities, net of tax of $0 and $0	24	19
Total other comprehensive income	24	19
Comprehensive loss	$(9,286)	$(54,202)
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CAPITAL UNITS AND MEMBERS’ DEFICIT
(dollars in thousands)
	Redeemable Capital Units				Members’ Deficit
	Class A Units		Class B Units		Class C Units		Profit Units*		Accumulated other comprehensive gain	Accumulated deficit	Members’ deficit total
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Profit Units	Amount
Balance, January 1, 2019	365,285	$3,653	4,039,104	$226,397	—	$—	1,941,232	$6,652	$(16)	$(225,602)	$(218,966)
Net loss	—	—	—	—	—	—	—	—	—	(54,221)	(54,221)
Accumulated other comprehensive income	—	—	—	—	—	—	—	—	19	—	19
Issuance of member units, net of costs	—	—	720,465	192,442	—	—	231,622	—	—	—	—
Repurchase and retirement of capital units	(48,500)	(485)	—	—	—	—	—	—	—	(10,428)	(10,428)
Repurchase, forfeitures and retirement of profit units	—	—	—	—	—	—	(59,846)	(70)	—	(1,103)	(1,173)
Warrant expense	—	—	—	13,223	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	1,440	—	—	1,440
Balance, December 31, 2019	316,785	$3,168	4,759,569	$432,062	—	$—	2,113,008	$8,022	$3	$(291,354)	$(283,329)
Net loss	—	—	—	—	—	—	—	—	—	(9,310)	(9,310)
Accumulated other comprehensive income	—	—	—	—	—	—	—	—	24	—	24
Issuance of member units, net of costs	—	—	539,277	146,652	—	—	188,328	—	—	—	—
Repurchase and retirement of capital units	(54,843)	(548)	(677,387)	(14,053)	—	—	—	—	—	(183,102)	(183,102)
Repurchase, forfeiture and retirement of profit units	—	—	—	—	—	—	(433,014)	(1,633)	—	(11,003)	(12,636)
Warrant expense	—	—	—	1,970	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	1,457	—	—	1,457
Balance, December 31, 2020	261,942	$2,620	4,621,459	$566,631	—	$—	1,868,322	$7,846	$27	$(494,769)	$(486,896)

*
Composed of 16 classes of units that participate in profits and distributions at varying levels based on the Company’s equity value. See Note 14 for further description.

See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS
(dollars in thousands)
	Year Ended
	December 31, 2020	December 31, 2019
Cash flows (used in) provided by operating activities:
Net loss	$(9,310)	$(54,221)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,423	7,316
Loss on asset disposal	238	125
Equity-based compensation	3,427	14,662
Warrant liability	887	3,363
Changes in operating assets and liabilities:
Accounts receivable	201	(401)
Prepaid expenses and other assets	1,103	(5,202)
Prepaid Revenue Share fee	2,377	(1,469)
Accounts payable	404	(2,233)
Accrued liabilities	(1,753)	8,238
Deferred revenue	(19,797)	43,752
Deferred rent	462	2,644
Net cash (used in) provided by operating activities	(12,338)	16,574
Cash flows (used in) provided by investing activities:
Purchases of marketable debt securities	(170,625)	(101,071)
Sales of marketable debt securities	166,219	90,475
Issuance of loan	(250)	—
Purchases of property and equipment	(16,502)	(14,682)
Capitalized intangible assets	(424)	(502)
Net cash used in investing activities	(21,582)	(25,780)
Cash flows (used in) provided by financing activities:
Repurchase of members’ units	(210,339)	(12,085)
Proceeds from issuance of members’ units, net of cost	147,942	192,442
Payment of financing costs	(652)	—
Net cash (used in) provided by financing activities	(63,049)	180,357
Net (decrease) increase in cash, cash equivalents, and restricted cash	(96,969)	171,151
Cash, cash equivalents, and restricted cash, beginning of year	236,051	64,900
Cash, cash equivalents, and restricted cash, end of year	$139,082	$236,051
Cash and cash equivalents	$116,226	$213,885
Restricted cash	22,856	22,166
Total cash, cash equivalents, and restricted cash	$139,082	$236,051
Supplemental Noncash Investing Activity Disclosures:
Purchase of property and equipment in accounts payable as of December 31, 2020 and 2019, are $2,684 and $1,705, respectively, and accrued liabilities are $1,161 and $688, respectively.
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except for per unit data, unless otherwise noted)
1. Description of Business
Description and Organization
Alclear Holdings, LLC (a Limited Liability Company) and its wholly owned subsidiaries (collectively referred to as, “Alclear” or the “Company”) was formed in the state of Delaware on January 21, 2010, and operates under the terms of the Amended and Restated Operating Agreement dated October 1, 2020 (the “Operating Agreement”), which supersedes the previous operating agreement dated November 22, 2019. As a limited liability company, the liability of each unit holder of Alclear Holdings, LLC is limited to its capital contributed.
The Company is a member-centric secure identity platform operating under the brand name CLEAR. At CLEAR we know that you are always you—your biometric identity is foundational to helping enable frictionless everyday experiences, connecting you to the cards in your wallet and transforming the way you live, work and travel. Members enroll in CLEAR to create an unbreakable link between their identity and biometrics (e.g. eyes, face and fingerprints). CLEAR's current offerings include: CLEAR Plus, a consumer aviation subscription service, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints nationwide; the flagship CLEAR App including Home to Gate, Health Pass; and CLEAR Pass for CBP Mobile Passport Control, a free to use mobile app that streamlines entry into the United States. CLEAR also has extensive SDK and API capabilities to enable our partners to seamlessly integrate directly into our platform to enable better, faster and more frictionless experiences for our partners' customers. Use cases enabled by SDKs and APIs include identity validation, identity verification, attribute validation such as age validation, vaccine status and payment among others.
Risk and Uncertainties
In early 2020, the World Health Organization (“WHO”) declared the novel coronavirus (“COVID-19”) outbreak to be a global health pandemic. The pandemic has had a significant and horrific impact on people’s health, safety, and economic well-being. It also has had a material adverse effect on the global and domestic travel industries, as governments instituted legal restrictions on travel, issued shelter-in-place orders and mandated quarantine periods to prevent the spread of the disease. This resulted in a dramatic collapse in United States domestic airline passenger volumes in 2020, which saw a decline of approximately 60% versus 2019.
The Company responded swiftly to the pandemic and related events in a variety of ways to ensure minimal disruptions to offerings provided to clients and the well-being of employees. During the pandemic, the Company took early action including eliminating marketing and reducing operating expenses. While the Company expects the pandemic to continue to negatively affect its operating results, there remains uncertainty related to the duration and ultimate impact.
Recently Adopted Accounting Pronouncements
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies, until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
1. Description of Business (Continued)
JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Fair Value Measurement
In August 2018, the Financial Accounting Standards Board (FASB) issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13). This removes certain disclosures, modifies others, and introduces additional disclosure requirements. The amendments are effective for all companies in fiscal years beginning after December 15, 2019. Amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption did not have a material effect on its consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
Intangible Assets
In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for public companies for reporting periods after December 15, 2019, and nonpublic companies, including emerging growth companies, annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. The Company plans to adopt this guidance as of January 1, 2021. The Company has evaluated the guidance and does not expect the adoption of the amendments to have a material impact to the Company’s consolidated financial statements.
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which will require lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its consolidated balance sheets for operating leases. This update also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases (ASU 2018-10), and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements (ASU 2018-11), to provide additional guidance for the adoption of ASU 2016-02. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance. ASU 2018-11 provides an alternative transition method, which allows entities the option to present all prior periods under previous lease accounting guidance, while recognizing the cumulative effect of applying the new update as an adjustment to the opening balance of retained earnings in the year of adoption. Public companies were required to adopt ASU 2016-02 for reporting periods after December 15, 2018. In June 2020, the Company adopted ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which delays the adoption of ASU 2016-02 for nonpublic companies, including emerging growth companies, to

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
1. Description of Business (Continued)
fiscal years beginning after December 15, 2021. The Company plans to adopt this guidance as of January 1, 2022 and is currently evaluating the potential impact of adopting this new accounting guidance.
Current Expected Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable, loans, and other financial instruments. Public companies were required to adopt ASU 2016-13 for reporting periods after December 15, 2019. The Company adopted ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, issued in November 2019, which extended the required adoption date for nonpublic entities, including emerging growth companies. This update will be effective for the Company for fiscal periods beginning after December 15, 2022, with early adoption permitted beginning December 15, 2018. The Company plans to adopt this guidance as of January 1, 2023, and is currently evaluating the potential impact of adopting this new accounting guidance.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements are prepared in accordance with U.S. GAAP and presented in U.S. Dollars.
The Company’s policy is to consolidate entities in which it has a controlling financial interest in accordance with ASC 810, Consolidation.
The consolidated financial statements include the Company’s wholly owned subsidiaries, Alclear, LLC; Secure Identity, LLC; Noque, LLC; Alclear PC, LLC; Chai Clear Inc.; Alclarity LLC; Alclear Healthpass, LLC; and Alclear Healthcare, LLC. All intercompany accounts and transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgements, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. The Company’s most significant estimates include:
•
The fair value of outstanding warrants to purchase Class B member units,

•
The estimated useful lives of intangible and depreciable assets,

•
The grant-date fair value of equity-based awards, and

•
The stand-alone selling price (SSP) associated with identified performance obligations in certain of the Company’s stadium and other revenue arrangements.

The Company evaluates, on an ongoing basis, its assumptions and estimates and adjusts prospectively, if necessary; however, actual results could differ from these estimates.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
Concentration of Credit Risk
Financial instruments that are exposed to concentrations of credit risk consist principally of cash and cash equivalents. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts held in excess of federal insurance limits. Exposure to credit risk is reduced by placing such deposits or other temporary investments with high credit quality financial institutions. As of December 31, 2020 and 2019, the Company held cash balances in excess of insured limits.
Revenue Recognition
The Company has derived substantially all of its historical revenue from subscriptions to its consumer aviation service, CLEAR Plus. The Company offers certain limited-time free trials, family pricing, and other beneficial pricing through several channels including airline and credit card partnerships. Membership subscription revenue is presented net of taxes, refunds and credit card chargebacks.
Other revenue consists of revenue streams relating to sports stadiums and to Health Pass and are immaterial. Sports stadium revenues consist of fees for use of the Company’s pods for security entry at various sports stadiums, as well as access for members to dedicated entry lanes at various sports stadiums across the country. Other revenue also consists of transaction fees charged either per use or per user over a predefined time period, and may include one-time implementation fees, platform licensing fees, hardware-leasing fees or incremental transaction fees.
Under Accounting Standards Codification (ASC) 606, Revenue Recognition, the Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. To achieve the core principle of ASC 606, the Company performs the following steps:
•
Identify the contract(s) with a customer,

•
Identify the performance obligations in the contract,

•
Determine the transaction price,

•
Allocate the transaction price to the performance obligations in the contract, and

•
Recognize revenue when (or as) the Company satisfies a performance obligation.

Subscription revenue
In determining how revenue should be recognized, the five-step process outlined above is used, which requires judgment and certain estimates. These judgments and estimates include identifying each of the performance obligations in the contract, determining whether the performance obligations are distinct, determining the SSP for each distinct performance obligation, estimating the amount of consideration to allocate to each performance obligation, and determining the timing of revenue recognition for each distinct performance obligation.
Subscription revenues are invoiced to subscribers in annual installments for subscriptions to the platform. There are no significant financing components included in our contracts with customers.
The Company primarily recognizes revenue ratably, from its consumer aviation subscription service, CLEAR Plus, which enables access to predictable and fast experiences through dedicated entry lanes in airport security checkpoints across the nation as well as our broader network. This performance obligation is satisfied over time as the series of daily services, which are distinct from each other and

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
the customer simultaneously receives and consumes the benefits. The Company uses a time-based output measure and revenue is recognized over the period in which each of the performance obligations are satisfied, as services are rendered, which is generally over the arrangement term as all arrangements are for a period of less than 12 months.
Contract costs
The Company applied the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period is one year or less. This largely applies to sales commissions on partner subscriptions and renewals.
Cost of Revenue Share Fee
The Company operates as a concessionaire in airports and shares a portion of the gross receipts generated from the Company’s members with the host airports (Revenue Share). These arrangements are in the scope of ASC 840, Leases, and represent contingent rent. The Revenue Share fee is generally prepaid to the host airport in the period collected from the customer. The Revenue Share fee is capitalized and subsequently amortized to operating expense over each member’s subscription period, as the payments are refundable on a pro rata basis. Such prepayments are recorded in “Prepaid Revenue Share fee” in the consolidated balance sheets.
Certain host airports have fixed monthly payments. The fixed monthly payments are expensed in “Revenue Share fee” in the consolidated statements of operations. Such amounts are direct costs of services and are recorded in “Cost of revenue share fee” in the consolidated statements of operations.
Cost of Direct Salaries and Benefits
Direct salaries and benefits includes employee-related expenses and allocated overhead associated with our field ambassadors directly assisting members and their corresponding travel-related costs. Employee-related costs recorded in direct salaries and benefits expenses consist of salaries, taxes, benefits and equity-based compensation. Such amounts are direct costs of services and are recorded in “Cost of direct salaries and benefits” in the consolidated statement of operations.
Research and Development Costs
Research and development expenses consist primarily of employee-related expenses and allocated overhead costs related to the Company’s development of new products and services and improving existing products and services. Research and development costs are generally expensed as incurred, except for costs incurred in connection with the development of internal-use software that qualify for capitalization as described in our internal-use software policy. Employee-related expenses recorded in research and development consist of salaries, taxes, benefits and equity-based compensation.
Sales and Marketing Costs
Sales and marketing expenses consist primarily of costs of general marketing and promotional activities, advertising fees used to drive subscriber acquisition, commissions, the production costs to create our advertisements, employee-related expenses and allocated overhead costs. Employee related expenses recorded in sales and marketing are related to employees who manage the brand and consist of salaries, taxes, benefits and equity-based compensation. These expenses are recorded as incurred. The Company pays commissions to employees for enrolling customers into free trial memberships. These costs are expensed as incurred, since the Company incurs these costs regardless of whether contracts with customers are obtained. As such, these sales commissions are not

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
incremental costs of obtaining a contract. Marketing and promotional activities cost totaled $2,846 and $15,117 for the years ended December 31, 2020 and 2019, respectively. Employee-related expenses recorded in sales and marketing are related to employees who manage the brand and consist of salaries, taxes, benefits and equity-based compensation.
General and Administrative Costs
General and administrative expenses consist primarily of employee-related expenses for the executive, finance, accounting, legal, and human resources functions. Employee-related expenses consist of salaries, taxes, benefits and equity-based compensation. General and administrative costs also include the Company’s warrant expense.
In addition, general and administrative expenses include non-personnel costs, such as legal, accounting and other professional fees, and all other supporting corporate expenses not allocated to other departments.
Cash and Cash Equivalents
The Company defines cash equivalents as all highly liquid investments purchased with original maturities of three months or less when purchased. Cash and cash equivalents consist primarily of short-term treasury bills and amounts held by third party financial institutions for credit and debit card transactions. Cash and cash equivalents as of December 31, 2020 and 2019 was $116,226 and $213,885, respectively, and includes amounts due from third party institutions which generally settle within three business days, of $940 and $1,660 as of December 31, 2020 and 2019, respectively.
Restricted Cash
Restricted cash is composed of cash held as collateral for letters of credit. See Note 8 for additional information.
Marketable Debt Securities
The Company determines the appropriate classification of its investments in marketable debt securities at the time of purchase and reevaluates such designation at each consolidated balance sheet date. The Company has classified and accounted for its marketable debt securities as available-for-sale. The Company carries its available-for-sale securities at fair value and reports the unrealized gains and losses as a component of other comprehensive income.
Accounts Receivable
The Company records trade accounts receivable at the invoiced amount and they do not bear interest. The Company has a policy to review outstanding receivables on a periodic basis for collectability and does not maintain an allowance for doubtful accounts as of December 31, 2020 and 2019.
Property and Equipment, Net
Property and equipment, net is stated at cost, less depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Leasehold improvements are amortized based on the shorter of the useful lives or the terms of the leases ranging from 1 to 10 years. See Note 6 for additional details on property and equipment.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
Internal-Use Software
The Company capitalizes qualifying internal-use software development costs. During the application development phase, costs are capitalized and amortized on a straight-line basis over such software’s estimated useful life, which is generally 5 years. Capitalized software development costs are reflected in “Property and equipment, net” in the consolidated balance sheets. Software development costs incurred in the design or maintenance and minor upgrade and enhancement of software without adding additional functionality of software are expensed as incurred and included in “Research and development” in the consolidated statements of operations. See Note 6 for additional details on property and equipment.
Intangible Assets
Purchased brand names and logos that have been determined to have indefinite lives are not subject to amortization, but are tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.
Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its long-lived assets, including property and equipment may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. During the years ended December 31, 2020 and 2019, the Company did not recognize any impairment charges on its long-lived assets.
Leases
Lease agreements are categorized at inception as either operating or capital leases. Within the provision of certain office leases, which are classified as operating, there are escalations in payments over the lease term. The effects of the escalations have been reflected in rent expense on a straight-line basis over the expected lease term. Any related lease incentives are recorded as a reduction in rent expense on a straight-line basis over the lease periods. The amount of rent expense recorded in excess of rental payments is reflected as “deferred rent” in the consolidated balance sheets.
Income Taxes
The Company is taxed as a partnership for U.S. federal and state income tax purposes. The provision for income taxes consists of only state and local jurisdictions where partnerships (i.e., flow through entities) are taxable.
The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded to recognize the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company reduces deferred tax assets by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred income taxes are measured by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income taxes is recognized in income in the period that includes the enactment date.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
The Company accrues liabilities for uncertain tax positions that are not more likely than not to be sustained upon examination as of December 31, 2020 and 2019. Interest and penalties related to uncertain tax positions are recorded in accrued liabilities in the accompanying consolidated balance sheets.
See Note 15 for additional information on income taxes.
Equity-Based Compensation
Under the fair value recognition provisions, the Company measures the equity-based compensation cost at the grant date based on the fair value of the award and recognizes the expense over the requisite service period, subject to the probable achievement of performance conditions, if any. The Company measures the fair value of nonemployee equity-based compensation expense at the grant date based on the fair value of the award and recognizes the expense in the same period and in the same manner the entity would have if it had paid cash for the goods or services. The Company records forfeitures as they occur and does not estimate the number of awards expected to be forfeited.
The fair value of the Company’s members’ equity units underlying the awards has historically been determined by the board of managers with input from management and independent third-party valuation specialists, as there was no public market for the Company’s members’ equity units. The board of managers determines the fair value of the members’ equity units by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of members’ equity units, transactions in the Company’s Class A and Class B units, and general and industry specific economic outlook, amongst other factors.
Other Income
Other income primarily reflects a minimum annual guarantee paid to us by a marketing partner and is recognized upon receipt of cash.
Segments
The Company operates only in the United States, as one reportable segment, that provides secure biometric identity verification to its customers through predictable, frictionless experiences across a range of industries. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision-maker (CODM). The Company defines its CODM as a committee of its chief executive officer and president and chief financial officer, whose role is to make decisions about allocating resources and assessing performance. The Company provides one secure identity platform using biometric data that allows the Company to provide its members offerings that operate on a single platform and are deployed in an identical way. This single platform provides the foundation for all product offerings, whether it be access to the CLEAR lane at an airport, a sports stadium, or through the Health Pass app. The CODM evaluates the Company’s financial information, resources, and performance of these resources on a consolidated basis.
3. Revenue
The Company’s revenue for the years ended December 31, 2020 and 2019, was $230,796 and $192,284, respectively.
The Company elected the practical expedient permitted to not adjust the transaction price of contracts with a duration of one year or less for the effects of a significant financing component at contract inception.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
3. Revenue (Continued)
The Company derives substantially all of its revenue from subscriptions to its consumer aviation service, CLEAR Plus. For the years ended December 31, 2020 and 2019, approximately 13% and 12%, respectively, of membership revenue was derived from fees associated with members in the geographic region of one airport.
Revenue by Geography
For the years ended December 31, 2020 and 2019, all of the Company’s revenue was generated in the United States.
Contract liabilities and assets
The Company’s deferred revenue balance primarily relates to amounts received from customers for subscriptions paid in advance of the services being provided. The following table presents changes in the deferred revenue balance for the years ended December 31, 2020 and 2019:
	2020	2019
Balance, beginning of year	$121,339	$77,696
Deferral of revenue	210,174	233,561
Recognition of unearned revenue	(229,971)	(189,918)
Balance, end of year	$101,542	$121,339
The Company does not have any material variable consideration, such as obligations for returns, refunds, warranties, or amounts payable to customers for which significant estimation or judgment is required as of the reporting date.
4. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of December 31, 2020 and 2019, consist of the following:
	2020	2019
Prepaid software licenses	$5,504	$2,344
Coronavirus aid, relief, and economic security act retention credit	2,036	—
Other current assets	3,670	2,965
Total	$11,210	$5,309
The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) is intended to provide economic relief resulting from the COVID-19 pandemic which includes, but is not limited to, employment related costs. For the year ended December 31, 2020, the Company recorded a receivable of $2,036 related to submissions made under the CARES Act. We expect to receive payment by or before December 31, 2021.
5. Fair Value Measurements
The Company values its available-for-sale debt securities and certain liabilities based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
5. Fair Value Measurements (Continued)
value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:
Level 1—
Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in inactive markets or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3—
Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
The following is a description of the valuation methodologies used for assets measured at fair value.
Corporate bonds—Valued at the closing price reported on the active market on which the individual securities, all of which have counterparts with high credit ratings, are traded.
Commercial paper—Valued based on yields currently available on comparable securities of issuers with similar credit ratings.
Money market funds—Valued at the net asset value (NAV) of units of a collective fund. The NAV is used as a practical expedient to estimate fair value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV.
Class B warrant liability — Valued based on significant inputs not observed in the market and, thus, represents a Level 3 measurement. The Company estimated the fair value of the liability using the Black-Scholes option pricing model and the change in fair value was recognized in general and administrative expenses. Refer to Note 11 for further discussion.
The contractual maturities of investments classified as marketable debt securities are as follows as of December 31, 2020 and 2019:
	2020	2019
Due within 1 year	$37,813	$33,383
Total marketable debt securities	$37,813	$33,383

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
5. Fair Value Measurements (Continued)
The following table represents the amortized cost, gross unrealized gains and losses, and fair market value of the Company’s available-for-sale marketable debt securities at December 31, 2020 and 2019.
	For the Year Ended December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale debt securities:
Commercial paper	$11,936	$1	$(5)	$11,932
U.S. Treasuries	20,442	2	—	20,444
Corporate bonds	5,354	35	(9)	5,380
Money market funds	57	—	—	57
Total marketable debt securities	$37,789	$38	$(14)	$37,813
	For the Year Ended December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale debt securities:
Commercial paper	$10,158	$15	$(2)	$10,171
Corporate bonds	23,157	10	(4)	23,163
Money market funds	49	—	—	49
Total marketable debt securities	$33,364	$25	$(6)	$33,383
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
	Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Commercial paper	$—	$11,932	$—	$11,932
U.S. Treasuries	5,380	—	—	5,380
Corporate bonds	20,444	—	—	20,444
Total assets in the fair value hierarchy	25,824	11,932	—	37,756
Money market funds measured at NAV(a)	—	—	—	57
Total investments at fair value	$25,824	$11,932	$—	$37,813
Warrant liability	—	—	(17,740)	(17,740)
Total warrant liability at fair value	$—	$—	$(17,740)	$(17,740)

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
5. Fair Value Measurements (Continued)
	Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Commercial paper	$—	$10,171	$—	$10,171
Corporate bonds	23,163	—	—	23,163
Total assets in the fair value hierarchy	23,163	10,171	—	33,334
Money market funds measured at NAV(a)	—	—	—	49
Total investments at fair value	$23,163	$10,171	$—	$33,383
Warrant liability	$—	$—	$(16,853)	$(16,853)
Total warrant liability at fair value	$—	$—	$(16,853)	$(16,853)

(a)
Certain money market funds that were measured at NAV per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the consolidated balance sheets.

The following table provides a summary of changes in fair value of the Company’s Level 3 assets and liabilities for the years ended December 31, 2020 and 2019:
	2020	2019
Balance as of January 1	$(16,853)	$(13,490)
Warrants issued	—	—
Warrants exercised	—	—
Fair value adjustments	(887)	(3,363)
Balance as of December 31	$(17,740)	$(16,853)
See Note 11 for further information regarding these Level 3 fair value measurements.
For certain other financial instruments, including accounts receivable, accounts payable, accrued liabilities, as well as other current liabilities, the carrying amounts approximate the fair value of such instruments due to the short maturity of these balances.
6. Property and Equipment, net
Property and equipment as of December 31, 2020 and 2019, consist of the following:
	Depreciation Period in Years	2020	2019
Internally developed software	5	$23,545	$16,110
Acquired software	3	7,538	6,662
Equipment	5	18,210	14,798
Leasehold improvements	1–10	6,548	5,332
Furniture and fixtures	5	2,181	2,116
Construction in progress		7,255	2,605
Total property and equipment, cost		65,277	47,623
Less accumulated depreciation		(30,036)	(20,691)
Total property and equipment, net		$35,241	$26,932

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
6. Property and Equipment, net (Continued)
Depreciation and amortization expense related to property and equipment for the years ended December 31, 2020 and 2019, was $9,406 and $7,308, respectively. During the year ended December 31, 2020, we disposed of property and equipment of $238, net of accumulated depreciation of $61.
During the years ended December 31, 2020 and 2019, $7,359 and $6,616, respectively, was capitalized in connection with internally developed software. Amortization expense of the remaining capitalized amounts was $3,748 and $4,424 for the years ended December 31, 2020 and 2019, respectively.
7. Intangible Assets, net
Intangible assets consist as of December 31, 2020 and 2019, of the following:
	Amortization Period in Years	2020	2019
Patents	20	$1,293	$869
Other indefinite lived intangible assets		310	310
Total intangible assets, cost		1,603	1,179
Less amortization		(39)	(22)
Intangible assets, net		$1,564	$1,157
Amortization expense of intangible assets was $17 and $9 for the years ended December 31, 2020 and 2019, respectively. Amortization expense of intangible assets will be $18 for each of the next five years.
8. Restricted Cash
As of December 31, 2020, and 2019, the Company maintained bank deposits of $6,856 and $6,166, respectively, which were pledged as collateral for long-term letters of credit issued in favor of airports, in connection with the Company’s obligations under the Revenue Share agreements. Such amounts also include a letter of credit for the Company’s New York City corporate headquarters lease agreement.
In addition, the Company also has a $16,000 restricted cash account against a letter of credit with a credit card company as a reserve against potential future refunds and chargebacks as of December 31, 2020 and 2019.
9. Other Assets
Other assets consist as of December 31, 2020 and 2019, of the following:
	2020	2019
Security deposits	$171	$374
Credit card reserve receivables	—	5,182
Loan fees	279	—
Certificates of deposit	459	459
Other long-term assets	62	1,058
Total	$971	$7,073

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
9. Other Assets (Continued)
Credit card reserve receivables of $5,182 for the year ended December 31, 2019 represents a reserve held by the Company’s credit card processor against potential future refunds and chargebacks.
10. Accrued Liabilities
Accrued liabilities consist as of December 31, 2020 and 2019, of the following:
	2020	2019
Accrued compensation and benefits	$9,626	$7,679
Other accrued liabilities	8,678	10,616
Total	$18,304	$18,295
11. Warrants
During 2017, the Company issued 70,000 warrants. Each warrant is entitled to purchase one unit of Class B capital at an exercise price of $36.74 per unit and is currently exercisable. As of December 31, 2020, no warrants have been exercised. The warrants expire on January 1, 2024.
As Class B units contain redemption features outside of the Company’s control, the warrants embody an obligation to repurchase the Company’s own units, and thus the warrants are considered a liability warrant and are measured at fair value, with changes in fair value recognized as a gain or loss to “General and administrative expense” in the consolidated statements of operations. At the end of each reporting period, the Company remeasures the fair value of the outstanding warrants using current assumptions. The fair value of the warrants was affected by the assumptions surrounding unobservable inputs, including the underlying equity price, risk-free interest rate, contractual term, and expected volatility. The fair value of the Company’s Class B units underlying the awards has historically been determined by the board of managers with input from management and independent third-party valuation specialists, as there was no public market for the Company’s Class B units. The board of managers determines the fair value of the Class B units, volatility and risk-free interest rate by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of Class B units, transactions in the Company’s Class B units, and general and industry specific economic outlook, amongst other factors. There were no credit enhancements reflected in the fair value measurement. The fair value of these warrants was estimated based on a Black-Scholes option pricing model as of December 31, 2020 and 2019, and the weighted-average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the warrant liability for the years ended December 31, 2020 and 2019, were as follows:
	2020	2019
Exercise price	$36.74	$36.74
Expected life	3 years	4 years
Volatility	35.10%	27.20%
Risk free interest rate	0.20%	1.80%
During the years ended December 31, 2020 and 2019, the Company recorded expense of $887 and $3,363, respectively, and increased the related warrant liability by the same amount based on the change in fair value of the warrants.
The Company will continue to remeasure the fair value of the liability associated with the warrants to purchase Class B units at the end of each reporting period, until the earlier of the exercise or expiration of the applicable warrants.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
11. Warrants (Continued)
On July 9, 2019, the Company issued 650,000 additional warrants. Each warrant is entitled to purchase one Class B unit at an exercise price of $225 per unit based on new customer enrollments and other performance-based vesting criteria. The warrants were accounted for in accordance with the provisions of ASC 718. As of December 31, 2020, none of these warrants have been exercised. These warrants expire on July 9, 2022.
The fair value of these warrants was estimated based on a Black-Scholes option pricing model at the grant date. Key assumptions used during the year ended December 31, 2019:
2019
Exercise price	$225
Expected life	3 years
Volatility	25%
Risk free interest rate	1.80%
Based on management’s probable estimate of the likelihood of achievement of the vesting criteria, the Company recorded expense of $1,832 and $13,088 included in “General and administrative” expense for the years ended December 31, 2020 and 2019, respectively. The company also recorded $137 and $134 included in ‘‘general and administrative’’ expense for the years ended December 31, 2020 and 2019 related to immaterial service and performance based Class B warrants. As of December 31, 2020, estimated unrecognized warrant expense was $1,952.
12. Redeemable Capital Units
Pursuant to the terms and conditions of the Company’s Operating Agreement, there are two classes of units that contain similar capital voting and economic rights (Class A units and Class B units) and are reflected as temporary equity given the redemption features that are outside of the Company’s control.
Class A and B Units
Each holder of Class A units is entitled to one vote for each unit held. Each holder of Class B units is entitled to one vote for each unit held for each matter on which the holders of Class B units are entitled to vote as set forth in the operating agreement. Capital A and B units have a preferential right to return of capital compared to other capital and other profit unit holders.
Additionally, upon a change of control provision, which is determined by Class A and B holders, Class A and B holders could control the form of consideration to be paid out, which is outside of the Company’s control. At December 31, 2020 and 2019, the Class A and B units were not redeemable and the likelihood of an occurrence of a change in control was not deemed to be probable. At December 31, 2020 and 2019, the total amount of capital invested for units outstanding held by Class A and Class B members, which equals their liquidation preference, was $555,459 and $422,151, respectively.
During the year ended December 31, 2020, the Company issued 539,277 Class B units through private offerings for proceeds of $146,652, net of offering costs of $1,290. During the year ended December 31, 2020, there were tender offers where the Company repurchased and retired 677,387 Class B units for gross purchase of $182,895, and where the Company repurchased and retired 54,843 Class A units for gross purchase of $14,808.
During the year ended December 31, 2019, the Company issued 720,465 Class B units through private offerings for gross proceeds of $192,442, net of offering costs of $173. During the year ended

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
12. Redeemable Capital Units (Continued)
December 31, 2019, there were tender offers where the Company repurchased and retired 48,500 Class A units for gross purchase of $10,913.
To the extent the amount paid for repurchases is in excess of the initial carrying amount of the capital contributed, such excess is recorded in accumulated deficit.
13. Members’ Deficit
Pursuant to the terms and conditions of the Company’s operating agreement, members’ deficit consists of restricted stock units (RSU’s) that are to be settled in Class C Capital Units. During 2020, RSUs were granted to employees as part of the Company’s annual compensation process.
The Company also has 27 classes of nonvoting, noncapital profit units, of which 16 have been issued as of December 31, 2020. Members’ deficit reflects equity-based compensation recorded for units granted and expected to vest based on probability of achieving performance-based vesting conditions.
To the extent the amount paid for repurchases at fair value is in excess of the grant date fair value, such excess is recorded in accumulated deficit. Amounts for repurchases in excess of fair value are recorded as compensation expense.
During the years ended December 31, 2020 and 2019, the Company repurchased and retired 284,414 and 20,521, respectively, profit units through tender offers. Such repurchases were at amounts that exceeded the then fair value of the units; therefore, the Company recorded additional expense of $50,551 and $2,928 for the years ended December 31, 2020 and 2019, respectively. For 2020, $44,535 was recorded within general and administrative expense, $5,976 was recorded within research and development, and $40 was recorded within sales and marketing. For 2019, $2,215 was recorded within general and administrative expense, $670 was recorded within research and development, and $43 was recorded within sales and marketing.
Warrants
Refer to Note 11 for information regarding the outstanding warrants on the Company’s equity.
14. Incentive Plans
Equity-Based Incentive Plan Awards
The Company has adopted the Alclear Holdings, LLC Equity Incentive Plan to provide grants, on or after August 31, 2016, of equity-based incentives to eligible individuals (employees and nonemployees) or entities providing services to or for the benefit of the Company, which was amended and restated effective September 25, 2020 (as amended and restated, the “Employee Incentive Plan”).
Pursuant to the terms and conditions of the Employee Incentive Plan and award agreements, the Company may issue RSUs or profit units (collectively, “Awards”). An RSU is a contractual agreement issued to a grantee, which under the Employee Incentive Plan may be settled in cash or Class C Unit as determined by the Company’s board of managers. The Company has the intent and ability to settle such RSUs in Class C Units and, therefore, the Company classifies such RSUs within members’ deficit. Class C Units and profit units are not entitled to voting rights.
The Company has the right, not the obligation, to repurchase any vested Class C Units or profit units held by a grantee upon termination of employment at a fair market value.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
14. Incentive Plans (Continued)
For the years ended December 31, 2020 and 2019, the Company recognized compensation expense related to employee profit units, excluding repurchases, as follows:
	2020	2019
Employee profit units compensation:
Cost of direct salaries and benefits	$51	$—
General and administrative	1,056	1,236
Research and development	317	193
Sales and marketing	34	11
RSUs
Pursuant to the Employee Incentive Plan, the Company has issued RSUs to employees and non-employee directors that represent the right to receive Class C Capital Units following the vesting date. The RSUs are subject to both service-based and, in some cases, business performance-based vesting conditions, and all RSUs are subject to a liquidity event vesting condition. RSUs will vest on a specified date, provided the applicable service (generally three years) and, if applicable, business performance condition, as well as the liquidity event condition are satisfied. The liquidity event condition is the occurrence of an initial public offering or change of control prior to the seventh anniversary of the grant date, which was not deemed probable of being met as of December 31, 2020.
The Company estimated the fair value of each award on the date of grant based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value of the units.
The grant-date fair value of the RSUs is amortized over the vesting period or requisite service period (generally three years) assuming the liquidity event condition is probable of being met. During the year of December 31, 2020, the Company granted 21,042 RSUs with a grant-date fair value of $6,102; however, the liquidity event condition was not probable and, therefore, the Company did not record any compensation expense. The Company did not grant any RSUs prior to 2020.
Profit Units
Pursuant to the terms and conditions of the Employee Incentive Plan and award agreement, the Company has issued 16 classes of profit units (C, H, J, K, L, M, O, T, W, X, Y, Z, AA, AB, AC, and AD units) to employees and nonemployees that participate in profits and distributions at varying levels based on the Company’s equity value.
Generally profit units will cliff vest on the third anniversary of the grant date provided that the grantee remains in continuous service with the Company through such date, except that 50% of the profit units issued are also subject to long-term revenue and cash-basis earnings performance hurdles (the “Financial Targets”). Therefore, if service condition is not met the grantee will forfeit the entire award and if service condition is met, but Financial Targets are not, the grantee would forfeit up to 50% of the profit units issued.
As of December 31, 2020, the Company analyzed the Financial Targets associated with granted profit units. As the Financial Targets were not probable to be achieved, the Company, therefore, did not record compensation expense related to these units for the years ended December 31, 2020 and 2019.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
14. Incentive Plans (Continued)
The following is a summary of activity related to the profit units associated with compensation arrangements during years ended December 31, 2020:
	Units	Weighted- Average Grant-Date Fair Value
Unvested balance, January 1, 2020	713,307	$13.51
Granted	188,328	10.89
Vested	(60,035)	1.12
Forfeited	(148,600)	8.42
Unvested balance, December 31, 2020	693,000	$14.96
As of December 31, 2020, the aggregate intrinsic value of vested and expected to vest profit units was $51,243.
As of December 31, 2020, estimated unrecognized profit units expense for profit units that are probable of vesting was $2,315 with such expense to be recognized over a weighted -average period of approximately 0.71 years subsequent to December 31, 2020.
15. Income Taxes
A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2020 and 2019, is as follows:
	2020	2019
Tax expense (benefit) at U.S. statutory rate	21%	21%
Effect of flow-through entity	(21)%	(21)%
State taxes	0.3%	0.7%
Remeasurement of state tax	0.5%	0.0%
Permanent differences	(2.2)%	(0.3)%
Valuation allowance	1.2%	(0.4)%
Effective income tax rate	(0.2)%	0.0%
The Company’s effective tax rate was (0.2)% and 0% for 2020 and 2019, respectively.
Deferred Taxes	2020	2019
Deferred rent	$13	$26
Reserves	8	—
Other	1	3
Net operating loss	333	442
Gross deferred tax assets	355	471
Depreciation and amortization	(131)	(147)
Prepaid expenses and other	(20)	(24)
Gross deferred tax liabilities	(151)	(171)
Deferred income tax assets before valuation allowance	204	300
Valuation allowance	(204)	(300)
Net deferred tax asset (liability)	$—	$—

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
15. Income Taxes (Continued)
In 2020, the total valuation allowance for the Company decreased primarily related to decreases in net operating losses for which it was more likely than not that the benefits of these items will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The estimation of future taxable income and our ability to utilize deferred tax assets can significantly change based on future events.
As of December 31, 2020, the Company had state tax loss carryforwards of approximately $6,571.
Future changes in the ownership of the Company may limit the future utilization of the net operating loss and tax credit carryforwards, as defined by the federal, state, and local tax codes. Accordingly, utilization of the net operating loss carryforwards and credits will be subject to the annual limitation provided by the Code and similar state provisions and may result in the expiration of the net operating losses and credits before utilization. The net operating loss carryforwards will expire at various times through 2038.
The Company accrues liabilities for uncertain tax positions that are not more likely than not to be sustained upon examination as of December 31, 2020 and 2019. Interest and penalties related to uncertain tax positions are recorded in accrued liabilities in the accompanying consolidated balance sheets. The Company had no unrecognized tax benefits at December 31, 2020 and 2019, that, if recognized, would affect its annual effective tax rate.
We are subject to income taxes in the U.S. The statute of limitations for adjustments to our historic tax obligations will vary from jurisdiction to jurisdiction. The tax years for U.S. federal and state income tax purposes open for examination are for the years ending December 31, 2017 and forward.
16. Commitments and Contingencies
Litigation
Various legal proceedings have arisen in the general course of business. We do not believe that there are claims or legal proceedings that, if determined adversely to us, would have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.
Leases, Sports Stadiums, and Airport Agreements
During 2018, the Company entered into a lease for its new headquarters in New York City, which expires in 2030. Additionally, the Company rents floor and office space in airports under leases expiring through 2025, which include fixed monthly payments. The Company’s lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Certain leases have renewal options that can be exercised at the discretion of the Company.
For the years ended December 31, 2020 and 2019, the Company recorded rent expense of $6,657 and $5,167, respectively, and Revenue Share fee expense of $33,191 and $32,288, respectively.
The Company has commitments for future marketing expenditures to sports stadiums of $4,844 through 2026. For the years ended December 31, 2020 and 2019, marketing expenses related to sports stadiums were approximately $510 and $3,139, respectively.

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
16. Commitments and Contingencies (Continued)
Future minimum payments under lease and airport agreements are as follows:
Operating Lease Payments
2021	$15,215
2022	13,696
2023	12,479
2024	9,372
2025	6,386
Thereafter	17,274
Total	$74,422
17. Related-Party Transactions
As of December 31, 2020 and 2019, the Company’s total receivables from related parties were $44 and $0, respectively. As of December 31, 2020, and 2019, the Company’s total payables to related parties were $1,606 and $1,969, respectively.
Delta Air Lines
As of December 31, 2020, and 2019, the Company had balances due included in accounts payable and accrued liabilities of approximately $1,606 and $1,969, respectively, to Delta Air Lines, Inc. (Delta), which holds Class B units of the Company. In addition, the Company recorded approximately $6,800 and $5,772 of expense related to Delta included in Revenue Share fee in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.
In 2017, the Company began operations at John F. Kennedy and LaGuardia airports in New York, New York. For these airports, the Company pays a Revenue Share fee to Delta in lieu of paying the airport directly. During the years ended December 31, 2020 and 2019, the Company paid Delta Revenue Share fees of approximately $776 and $191, respectively, relating to members within the catchment area for these New York area airports. As of December 31, 2020 and 2019, there was a balance of approximately $369 and $404, respectively, in “Prepaid Revenue Share fee” related to Delta.
In addition, the Company has an agreement to provide discounted memberships for members who are part of the Delta SkyMiles program. For each membership purchased through the Delta SkyMiles program, the Company pays a Revenue Share fee to Delta. For the years ended December 31, 2020 and 2019, the Company paid Delta approximately $6,086 and $5,783, respectively, in Revenue Share fee received from members who signed up through the Delta SkyMiles program.
United Airlines
As discussed in Note 11, on July 9, 2019 the Company issued 650,000 warrants to United that would convert into Class B units of the Company if certain performance conditions are met.
In addition, the Company has an agreement to provide discounted memberships for members who are part of the United MileagePlus program and to pay United a Revenue Share fee if a certain number of memberships are obtained, which has not yet occurred as of December 31, 2020.
18. Employee Benefit Plan
The Company has a 401(k) savings and investment plan (the “401(k) Plan”). Participants make contributions to the 401(k) Plan in varying amounts, up to the maximum limits allowable under the

ALCLEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
18. Employee Benefit Plan (Continued)
Code. There was a discretionary employer contribution of approximately $239 and $268 for the years ended December 31, 2020 and 2019, respectively, that was remitted to the plan in February 2021.
19. Debt
On March 31, 2020, the Company entered into a credit agreement for a three-year $50,000 revolving credit facility, with a group of lenders that expires on March 31, 2023, and has not been drawn against as of December 31, 2020.
The credit agreement contains customary terms and conditions, including limitations on consolidations, mergers, indebtedness, and certain payments, as well as a financial covenant relating to leverage. Borrowings under the credit agreement generally will bear interest between 2.5% and 3.5% per year and will also include interest based on the greater of the prime rate, London InterBank Offered Rate (LIBOR) or New York Federal Reserve Bank (NYFRB) rate, plus an applicable margin for specific interest periods.
In addition, the credit agreement contains certain other covenants (none of which relate to financial condition), events of default and other customary provisions, and also contains customary LIBOR replacement mechanics. At December 31, 2020, the Company was in compliance with all of the financial and non-financial covenants.
The Company incurred and paid debt issuance costs of $652 for fees relating to this revolving credit facility during the year ended December 31, 2020.
20. Subsequent Events
The Company has evaluated subsequent events through April 15, 2021, the date the consolidated financial statements were available to be issued.
During the first three months of 2021, the Company issued 277,813 Class B units and 1,000 vested warrants to purchase Class B units at an exercise price of $1 per unit that expire in July 2024 through private offerings resulting in gross proceeds of $80,566 and issued 5,310 Class B units with a fair value of $1,540 in exchange for services related to the private offerings.
In March of 2021, the Company issued warrants to purchase 25,862 Class B units as part of a partnership agreement. Each warrant is entitled to purchase one Class B unit at an exercise price of $1 per unit based on certain revenue targets being met and other performance-based vesting criteria. These warrants expire in March of 2026. The Company also repurchased and retired 11,869 Class B units for a total repurchase of $3,442 and 31,972 profit units for a total repurchase of $8,259.
During the month of March, the Company launched airport operations in Sacramento.

ALCLEAR HOLDINGS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except for per unit data)
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$175,730	$116,226
Accounts receivable	1,077	912
Marketable debt securities	37,750	37,813
Prepaid Revenue Share fee	6,273	5,475
Prepaid expenses and other current assets	15,640	11,210
Total current assets	236,470	171,636
Property and equipment, net	39,230	35,241
Intangible assets, net	1,764	1,564
Restricted cash	22,929	22,856
Other assets	1,109	971
Total assets	$301,502	$232,268
Liabilities, redeemable capital units, and members’ deficit
Current liabilities:
Accounts payable	$6,127	$8,518
Accrued liabilities	19,035	18,304
Warrant liabilities	19,922	17,740
Deferred revenue	113,070	101,542
Total current liabilities	158,154	146,104
Deferred rent	3,667	3,809
Total liabilities	161,821	149,913
Commitments and contingencies (Note 16)
Redeemable Class A Capital Units, 261,942 units authorized, issued and outstanding at March 31, 2021 and December 31, 2020	2,620	2,620
Redeemable Class B Capital Units, 5,387,947 and 5,361,085 units authorized, and 4,892,713 and 4,621,459 units issued and outstanding at March 31, 2021 and December 31, 2020, respectively	648,040	566,631
Total redeemable capital units	650,660	569,251
Members’ deficit:
Class C Capital Units, 21,042 units authorized, and 0 units issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Profit units, 1,797,075 and 1,868,322 units authorized, issued and outstanding at March 31, 2021 and December 31, 2020, respectively	8,117	7,846
Accumulated other comprehensive income	52	27
Accumulated deficit	(519,148)	(494,769)
Total members’ deficit	(510,979)	(486,896)
Total redeemable capital units and members’ deficit	139,681	82,355
Total liabilities, redeemable capital units, and members’ deficit	$301,502	$232,268
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(dollars in thousands)
	Three Months Ended
	March 31, 2021	March 31, 2020
Revenue	$50,558	$61,288
Operating expenses:
Cost of revenue share fee	7,769	10,136
Cost of direct salaries and benefits	12,149	17,519
Research and development	9,005	11,616
Sales and marketing	4,956	6,696
General and administrative	27,192	64,870
Depreciation and amortization	2,538	2,294
Operating loss	(13,051)	(51,843)
Other income (expense):
Interest income, net	(71)	590
Loss before tax	(13,122)	(51,253)
Income tax expense	(6)	—
Net loss	$(13,128)	$(51,253)
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)
(dollars in thousands)
	Three Months Ended
	March 31, 2021	March 31, 2020
Net loss	$(13,128)	$(51,253)
Other comprehensive income (loss)
Unrealized gain (loss) on fair value of marketable debt securities, net of tax of $0 and $0	$25	$(64)
Total other comprehensive income (loss)	$25	$(64)
Comprehensive loss	$(13,103)	$(51,317)
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CAPITAL UNITS AND MEMBERS’ DEFICIT
(UNAUDITED)
(dollars in thousands, except per unit data)

	Redeemable Capital Units				Members’ Deficit
	Class A Units		Class B Units		Class C Units		Profit Units*		Accumulated other comprehensive gain (loss)	Accumulated deficit	Members’ deficit total
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Profit Units	Amount
Balance, January 1, 2020	316,785	$3,168	4,759,569	$432,062	—		2,113,008	$8,022	$3	$(291,354)	(283,329)
Net loss	—	—	—	—	—	—	—	—	—	(51,253)	(51,253)
Other comprehensive loss	—	—	—	—	—	—	—	—	(64)	—	(64)
Issuance of member units, net of costs	—	—	422,039	113,932	—	—	37,700	—	—	—	—
Repurchase and retirement of capital units	(54,843)	(548)	(677,387)	(14,053)	—	—	—	—	—	(183,102)	(183,102)
Repurchase, forfeitures and retirement of profit units	—	—	—	—	—	—	(328,834)	(1,630)	—	(10,829)	(12,459)
Warrant expense	—	—	—	1,441	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	351	—	—	351
Balance, March 31, 2020	261,942	$2,620	4,504,221	$533,832	—	$—	1,821,874	$6,743	$(61)	$(536,538)	(529,856)
Balance, January 1, 2021	261,942	2,620	4,621,459	566,631	—	—	1,868,322	7,846	27	(494,769)	(486,896)
Net loss	—	—	—	—	—	—	—	—	—	(13,128)	(13,128)
Other comprehensive income	—	—	—	—	—	—	—	—	25	—	25
Issuance of member units, net of costs	—	—	283,123	81,567	—	—	—	—	—	—	—
Repurchase and retirement of capital units	—	—	(11,869)	(439)	—	—	—	—	—	(3,005)	(3,005)
Repurchase, forfeitures and retirement of profit units	—	—	—	—	—	—	(71,247)	(56)	—	(8,246)	(8,302)
Warrant expense	—	—	—	281	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	327	—	—	327
Balance, March 31, 2021	261,942	$2,620	4,892,713	$648,040	—	$—	1,797,075	$8,117	52	$(519,148)	(510,979)

*
Composed of 16 classes of units that participate in profits and distributions at varying levels based on the Company’s equity value. See Note 14 for further description.

See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS
(UNAUDITED)
(dollars in thousands)
	Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows used in operating activities:
Net loss	$(13,128)	$(51,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,538	2,294
Equity-based compensation	608	1,792
Warrant liabilities	1,893	—
Changes in operating assets and liabilities:
Accounts receivable	(165)	(40)
Prepaid expenses and other current assets	(2,885)	1,625
Prepaid Revenue Share fee	(798)	63
Accounts payable	(1,150)	2,255
Accrued liabilities	1,366	(6,771)
Deferred revenue	11,528	7,666
Deferred rent	(142)	523
Net cash used in operating activities	(335)	(41,846)
Cash flows used in investing activities:
Purchases of marketable debt securities	(47,002)	(25,412)
Sales of marketable debt securities	47,090	21,325
Issuance of loan	—	(250)
Purchases of property and equipment	(8,794)	(4,350)
Capitalized intangible assets	(204)	(169)
Net cash used in investing activities	(8,910)	(8,856)
Cash flows provided by (used in) financing activities:
Repurchase of members’ deficit	(11,744)	(210,162)
Proceeds from issuance of members’ deficit, net of cost	80,277	113,944
Issuance of warrants	289	—
Payment of financing costs	—	(577)
Net cash provided by (used in) financing activities	68,822	(96,795)
Net increase (decrease) in cash, cash equivalents, and restricted cash	59,577	(147,497)
Cash, cash equivalents, and restricted cash, beginning of period	139,082	236,051
Cash, cash equivalents, and restricted cash, end of period	$198,659	$88,554
Cash and cash equivalents	$175,730	$66,337
Restricted cash	22,929	22,217
Total cash, cash equivalents, and restricted cash	$198,659	$88,554
Supplemental Noncash Investing and Financing Activities Disclosures:
Purchases of property and equipment with unpaid costs in accounts payable as of March 31, 2021 and March 31, 2020 are $1,438 and $238, respectively, and accrued liabilities are $134 and $410, respectively.
Deferred issuance costs in accrued liabilities as of March 31, 2021 are $1,683.
See notes to consolidated financial statements

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in thousands, except for per unit data, unless otherwise noted)
1. Description of Business and Recent Accounting Developments
Description and Organization
Alclear Holdings, LLC (a Limited Liability Company) and its wholly owned subsidiaries (collectively referred to as, “Alclear” or the “Company”) was formed in the state of Delaware on January 21, 2010, and operates under the terms of the Amended and Restated Operating Agreement dated October 1, 2020 (the “Operating Agreement”), which supersedes the previous operating agreement dated November 22, 2019. As a limited liability company, the liability of each unit holder of Alclear Holdings, LLC is limited to its capital contributed.
Recently Adopted Accounting Pronouncements
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies, until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Intangible Assets
In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for public companies for reporting periods after December 15, 2019, and nonpublic companies, including emerging growth companies, annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. The Company adopted this guidance as of January 1, 2021 prospectively as allowed by the standard. The adoption did not have a material effect on the Company’s consolidated financial statements.
Income taxes
On January 1, 2021, the Company adopted the accounting pronouncement, ASU 2019-12—Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, issued by the Financial Accounting Standards Board (“FASB”) that simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Accounting Standards Codification (ASC) 740 related to intra-period tax allocations and the methodology for calculating income taxes in an interim period. The guidance also simplifies aspects of the accounting for franchise taxes as well as enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The adoption of this accounting pronouncement did not have a material impact on the Company’s consolidated financial statements.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
1. Description of Business and Recent Accounting Developments (Continued)
Recent Accounting Pronouncements Not Yet Adopted
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which will require lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its consolidated balance sheets for operating leases. This update also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases (ASU 2018-10), and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements (ASU 2018-11), to provide additional guidance for the adoption of ASU 2016-02. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance. ASU 2018-11 provides an alternative transition method, which allows entities the option to present all prior periods under previous lease accounting guidance, while recognizing the cumulative effect of applying the new update as an adjustment to the opening balance of retained earnings in the year of adoption. Public companies were required to adopt ASU 2016-02 for reporting periods after December 15, 2018. In June 2020, the Company adopted ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which delays the adoption of ASU 2016-02 for nonpublic companies, including emerging growth companies, to fiscal years beginning after December 15, 2021. The Company plans to adopt this guidance as of January 1, 2022 and is currently evaluating the impact of adopting this new accounting guidance.
Current Expected Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable, loans, and other financial instruments. Public companies were required to adopt ASU 2016-13 for reporting periods after December 15, 2019. The Company adopted ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, issued in November 2019, which extended the required adoption date for nonpublic entities, including emerging growth companies. This update will be effective for the Company for fiscal periods beginning after December 15, 2022, with early adoption permitted beginning December 15, 2018. The Company plans to adopt this guidance as of January 1, 2023, and is currently evaluating the potential impact of adopting this new accounting guidance.
2. Summary of Significant Accounting Policies
The accompanying condensed consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this filing.
Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the financial statements and the accompanying disclosures. Although these estimates are based on management’s knowledge of current events and actions that

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
2. Summary of Significant Accounting Policies (Continued)
Alclear may undertake in the future, actual results may differ materially from the estimates. These condensed consolidated financial statements are presented in U.S. Dollars.
3. Revenue
The Company’s revenue for the three months ended March 31, 2021 and 2020, was $50,558 and $61,288, respectively.
The Company elected the practical expedient permitted to not adjust the transaction price of contracts with a duration of one year or less for the effects of a significant financing component at contract inception.
The Company derives substantially all of its revenue from subscriptions to its consumer aviation service, CLEAR Plus. For the three months ended March 31, 2021 and 2020, approximately 15% and 15%, respectively, of membership revenue was derived from fees associated with members in the geographic region of two airports.
Revenue by Geography
For the three months ended March 31, 2021 and 2020, all of the Company’s revenue was generated in the United States.
Contract liabilities and assets
The Company’s deferred revenue balance primarily relates to amounts received from customers for subscriptions paid in advance of the services being provided. The following table presents changes in the deferred revenue balance for the three months ended March 31:
	2021	2020
Balance, January 1	$101,542	$121,399
Deferral of revenue	62,057	68,898
Recognition of unearned revenue	(50,529)	(61,292)
Balance, March 31	$113,070	$129,005
The Company does not have any material variable consideration, such as obligations for returns, refunds, warranties, or amounts payable to customers for which significant estimation or judgment is required as of the reporting date.
4. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of March 31, 2021 and December 31, 2020, consist of the following:
	March 31, 2021	December 31, 2020
Prepaid software licenses	$5,363	$5,504
Coronavirus aid, relief, and economic security act retention credit	2,036	2,036
Deferred issuance costs	1,682	—
Other current assets	6,559	3,670
Total	$15,640	$11,210

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
4. Prepaid Expenses and Other Current Assets (Continued)
The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) is intended to provide economic relief resulting from the COVID-19 pandemic which includes, but is not limited to, employment related costs. For the year ended December 31, 2020, the Company recorded a receivable of $2,036 related to submissions made under the CARES Act. We expect to receive payment by or before December 31, 2021.
5. Fair Value Measurements
The Company values its available-for-sale debt securities and certain liabilities based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:
Level 1—
Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in inactive markets or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3—
Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
The following is a description of the valuation methodologies used for assets measured at fair value.
Corporate bonds—Valued at the closing price reported on the active market on which the individual securities, all of which have counterparts with high credit ratings, are traded.
Commercial paper—Value is based on yields currently available on comparable securities of issuers with similar credit ratings.
Money market funds—Valued at the net asset value (NAV) of units of a collective fund. The NAV is used as a practical expedient to estimate fair value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV.
Class B warrant liabilities — Valued based on significant inputs not observed in the market and, thus, represents a Level 3 measurement. The Company estimated the fair value of the liability using the Black-Scholes option pricing model and the change in fair value was recognized in general and administrative expenses. Refer to Note 11 for further discussion.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
5. Fair Value Measurements (Continued)
The contractual maturities of investments classified as marketable debt securities are as follows as of March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Due within 1 year	$37,750	$37,813
Total marketable debt securities	$37,750	$37,813
	Fair Value as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Commercial paper	$—	$15,440	$—	$15,440
U.S. Treasuries	18,935	—	—	18,935
Corporate bonds	—	3,256	—	3,256
Total assets in the fair value hierarchy	18,935	18,696	—	37,631
Money market funds measured at NAV(a)	—	—	—	119
Total investments at fair value	$18,935	$18,696	$—	$37,750
Warrant liabilities	—	—	(19,922)	(19,922)
Total warrant liabilities at fair value	$—	$—	$(19,922)	$(19,922)
	Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Commercial paper	$—	$11,932	$—	$11,932
U.S. Treasuries	5,380	—	—	5,380
Corporate bonds	—	20,444	—	20,444
Total assets in the fair value hierarchy	5,380	32,376	—	37,756
Money market funds measured at NAV(a)	—	—	—	57
Total investments at fair value	$5,380	$32,376	$—	$37,813
Warrant liabilities	$—	$—	$(17,740)	$(17,740)
Total warrant liabilities at fair value	$—	$—	$(17,740)	$(17,740)

(a)
Certain money market funds that were measured at NAV per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the condensed consolidated balance sheets.

The following table provides a summary of changes in fair value of the Company’s Level 3 warrant liabilities for the three months ended March 31, 2021 and 2020:
	2021	2020
Balance as of January 1	$(17,740)	$(16,853)
Warrants issued	(289)	—
Warrants exercised	—	—
Fair value adjustments	(1,893)	—
Balance as of March 31	$(19,922)	$(16,853)
See Note 11 for further information regarding these Level 3 fair value measurements.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
5. Fair Value Measurements (Continued)
For certain other financial instruments, including accounts receivable, accounts payable, accrued liabilities, as well as other current liabilities, the carrying amounts approximate the fair value of such instruments due to the short maturity of these balances.
6. Property and Equipment, net
Property and equipment as of March 31, 2021 and December 31, 2020, consist of the following:
	Depreciation Period in Years	March 31, 2021	December 31, 2020
Internally developed software	5	$27,486	$23,545
Acquired software	3	7,538	7,538
Equipment	5	18,659	18,210
Leasehold improvements	1–10	6,659	6,548
Furniture and fixtures	5	2,207	2,181
Construction in progress		9,251	7,255
Total property and equipment, cost		71,800	65,277
Less accumulated depreciation		(32,570)	(30,036)
Total property and equipment, net		$39,230	$35,241
Depreciation and amortization expense related to property and equipment for the three months ended March 31, 2021 and 2020, was $2,534 and $2,290, respectively.
During the three months ended March 31, 2021, $3,941 was capitalized in connection with internally developed software. Amortization expense was $1,131 and $819 for the three months ended March 31, 2021 and 2020, respectively.
7. Intangible Assets, net
Intangible assets consist as of March 31, 2021 and December 31, 2020, of the following:
	Amortization Period in Years	March 31, 2021	December 31, 2020
Patents	20	$1,497	$1,293
Other indefinite lived intangible assets		310	310
Total intangible assets, cost		1,807	1,603
Less amortization		(43)	(39)
Intangible assets, net		$1,764	$1,564
Amortization expense of intangible assets was $4 and $4 for the three months ended March 31, 2021 and 2020, respectively.
8. Restricted Cash
As of March 31, 2021 and December 31, 2020, the Company maintained bank deposits of $6,929 and $6,856, respectively, which were pledged as collateral for long-term letters of credit issued in favor

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
8. Restricted Cash (Continued)
of airports, in connection with the Company’s obligations under the Revenue Share agreements. Such amounts also include a letter of credit for the Company’s New York City corporate headquarters lease agreement.
In addition, the Company has a $16,000 restricted cash account against a letter of credit with a credit card company as a reserve against potential future refunds and chargebacks as of March 31, 2021 and December 31, 2020.
9. Other Assets
Other assets consist as of March 31, 2021 and December 31, 2020, of the following:
	March 31, 2021	December 31, 2020
Security deposits	$218	$171
Loan fees	223	279
Certificates of deposit	459	459
Other long-term assets	209	62
Total	$1,109	$971
10. Accrued Liabilities
Accrued liabilities as of March 31, 2021 and December 31, 2020, consists of the following:
	March 31, 2021	December 31, 2020
Accrued compensation and benefits	$7,844	$9,626
Accrued issuance costs	1,682	—
Other accrued liabilities	9,509	8,678
Total	$19,035	$18,304
11. Warrants
During 2017, the Company issued 70,000 warrants. Each warrant is entitled to purchase one unit of Class B capital at an exercise price of $36.74 per unit and is currently exercisable. As of March 31, 2021, no warrants have been exercised. The warrants expire on January 1, 2024.
As Class B units contain redemption features outside of the Company’s control, the warrants embody an obligation to repurchase the Company’s own units, and thus the warrants are considered a liability warrant and are measured at fair value, with changes in fair value recognized as a gain or loss to “General and administrative expense” in the condensed consolidated statements of operations. At the end of each reporting period, the Company remeasures the fair value of the outstanding warrants using current assumptions. The fair value of the warrants was affected by the assumptions surrounding unobservable inputs, including the underlying equity price, risk-free interest rate, contractual term, and expected volatility. The fair value of the Company’s Class B units underlying the awards has historically been determined by the board of managers with input from management and independent third-party valuation specialists, as there was no public market for the Company’s Class B units. The

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
11. Warrants (Continued)
board of managers determines the fair value of the Class B units, volatility and risk-free interest rate by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of Class B units, transactions in the Company’s Class B units, and general and industry specific economic outlook, amongst other factors. There were no credit enhancements reflected in the fair value measurement. The fair value of these warrants was estimated based on a Black-Scholes option pricing model as of March 31, 2021 and 2020, and the weighted-average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the warrant liability for the three months ended March 31, 2021 were as follows:
March 31, 2021
Exercise price	$36.74
Expected life	3 years
Volatility	50.80%
Risk free interest rate	0.35%
Additionally, during the three months ended March 31, 2021 the Company issued 1,000 vested warrants to purchase Class B units at an exercise price of $1 per unit that expire in 2024 through private offerings. The impact of these warrants were immaterial to the condensed consolidated financial statements.
During the three months ended March 31, 2021 and 2020, the Company recorded expense of $1,893 and $0, respectively and marked to market the related warrant liability by the same amount based on the change in fair value of the warrants.
The Company will continue to remeasure the fair value of the liability associated with the warrants to purchase Class B units at the end of each reporting period, until the earlier of the exercise or expiration of the applicable warrants.
In 2019, the Company issued 650,000 additional warrants. Each warrant is entitled to purchase one Class B unit at an exercise price of $225 per unit based on new customer enrollments and other performance-based vesting criteria. The warrants were accounted for in accordance with the provisions of ASC 718. These warrants expire on July 9, 2022.
The fair value of these warrants was estimated based on a Black-Scholes option pricing model at the grant date. There have been no changes to these assumptions as of March 31, 2021.
Based on management’s probable estimate of the likelihood of achievement of the vesting criteria, the Company recorded expense of $130 and $1,432 included in “General and administrative” expense for the three months ended March 31, 2021 and 2020, respectively.
During the three months ended March 31, 2021, the Company issued warrants to purchase 25,862 Class B units as part of a partnership agreement. Each warrant is entitled to purchase one Class B unit at an exercise price of $1 per unit based on certain revenue targets being met and other performance-based vesting criteria. These warrants were accounted for in accordance with the provisions of ASC 718. As of March 31, 2021, none of these warrants have been exercised. These warrants expire on March 11, 2026.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
11. Warrants (Continued)
The fair value of these warrants was estimated based on a Black-Scholes option pricing model at the grant date. Key assumptions used during the three months ended March 31, 2021:
March 31, 2021
Exercise price	$1.00
Expected life	5 years
Volatility	50.80%
Risk free interest rate	0.92%
Based on management’s probable estimate of the likelihood of achievement of the vesting criteria, the Company did not record any expense related to these warrants.
The company also recorded $149 and $0 included in “general and administrative” expense for the three months ended March 31, 2021 and 2020 related to an immaterial number of service and performance based Class B warrants. As of March 31, 2021, estimated unrecognized warrant expense was $1,672.
12. Redeemable Capital Units
Pursuant to the terms and conditions of the Company’s Operating Agreement, there are two classes of units that contain similar capital voting and economic rights (A units and B units) and are reflected as temporary equity given the redemption features that are outside of the Company’s control.
Class A and B Units
Each holder of Class A units is entitled to one vote for each unit held. Each holder of Class B units is entitled to one vote for each unit held for each matter on which the holders of Class B units are entitled to vote as set forth in the operating agreement. Class A and B units have a preferential right to return of capital compared to other capital and other profit unit holders.
Additionally, upon a change of control provision, which is determined by Class A and B holders, Class A and B holders could control the form of consideration to be paid out, which is outside of the Company’s control. At March 31, 2021 and December 31, 2020, the Class A and B units were not redeemable and the likelihood of an occurrence of a change in control was not deemed to be probable. At March 31, 2021 and December 31, 2020, the total amount of capital invested for units outstanding held by Class A and Class B members, which equals their liquidation preference, was $636,875 and $555,459, respectively.
During the three months ended March 31, 2021, the Company issued 277,813 Class B units through private offerings resulting in gross proceeds of $80,566 and issued 5,310 Class B units with a fair value of $1,540 in exchange for services related to the private offerings. In addition the company issued a Class B warrant for 1,000 units that vested upon issuance.
During the three months ended March 31, 2020, the Company issued 422,039 Class B units through private offerings for proceeds of 113,932, net of offering costs.
During the three months ended March 31, 2021, the Company repurchased and retired 11,869 Class B units for a total repurchase of $3,442. During the three months ended March 31, 2020, there were tender offers where the Company repurchased and retired 677,387 Class B units for gross purchase of $182,895, and where the Company repurchased and retired 54,843 Class A units for gross purchase of $14,808.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
13. Members’ Deficit
Pursuant to the terms and conditions of the Company’s operating agreement, members’ deficit consists of Class C Capital Units. During 2020, RSUs were granted to employees as part of the Company’s annual compensation process.
The Company also has 27 classes of nonvoting, non-capital units, of which 16 have been issued as of March 31, 2021. Members’ deficit reflects equity-based compensation recorded for units granted and expected to vest based on probability of achieving performance-based vesting conditions.
To the extent the amount paid for repurchases at fair value is in excess of the grant date fair value, such excess is recorded in accumulated deficit. Amounts for repurchases in excess of fair value are recorded as compensation expense.
During the three months ended March 31, 2021, the Company repurchased 31,972 profit units for a total repurchase of $8,259. For the three months ended March 31, 2020, the Company repurchased 280,434 profit units for a total repurchase of $62,394.
Such repurchases were at amounts that exceeded the then fair value of the units; therefore, the Company recorded additional expense of $712 and $49,934 for the three months ended March 31, 2021 and 2020, respectively. For 2021, $697 was recorded within general and administrative expense, $15 was recorded within research and development, and $0 was recorded within sales and marketing. For 2020, $44,221 was recorded within general and administrative expense, $5,672 was recorded within research and development, and $41 was recorded within sales and marketing.
Warrants
Refer to Note 11 for information regarding the outstanding warrants on the Company’s equity.
14. Incentive Plans
Equity-Based Incentive Plan Awards
The Company has adopted the Alclear Holdings, LLC Equity Incentive Plan to provide grants, on or after August 31, 2016, of equity-based incentives to eligible individuals (employees and nonemployees) or entities providing services to or for the benefit of the Company, which was amended and restated effective September 25, 2020 (as amended and restated, the “Employee Incentive Plan”).
Pursuant to the terms and conditions of the Employee Incentive Plan and award agreements, the Company may issue RSUs or profit units (collectively, “Awards”). An RSU is a contractual agreements issued to a grantee, which under the Employee Incentive Plan may be settled in cash or Class C Unit as determined by the Company’s board of managers. The Company has the intent and ability to settle such RSUs in Class C Units and, therefore, the Company classifies such RSUs within members’ deficit. Class C Units and profit units are not entitled to voting rights.
The Company has the right, not the obligation, to repurchase any vested Class C Units or profit units held by a grantee upon termination of employment at a fair market value.
For the three months ended March 31, 2021 and 2020, the Company recognized compensation expense related to employee and non-employee, excluding additional expense related to repurchases, as follows:

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
14. Incentive Plans (Continued)
	Three Months Ended March 31,
	2021	2020
Employee Units Compensation:
General and administrative	301	277
Research and development	47	65
Sales and marketing	(21)	8
RSUs
Pursuant to the Employee Incentive Plan, the Company has issued RSUs to employees and non- employee directors that represent the right to receive Class C Capital Units following the vesting date. The RSUs are subject to both service-based and, in some cases, business performance-based vesting conditions, and all RSUs are subject to a liquidity event vesting condition. RSUs will vest on a specified date, provided the applicable service (generally three years) and, if applicable, business performance condition, as well as the liquidity event condition are satisfied. The liquidity event condition is the occurrence of an initial public offering or change of control prior to the seventh anniversary of the grant date, which was not deemed probable of being met as of March 31, 2021.
The Company estimated the fair value of each award on the date of grant based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value of the units.
The grant-date fair value of the RSUs is amortized over the vesting period or requisite service period (generally three years) assuming the liquidity event condition is probable of being met. During the three months ended March 31, 2021, the Company granted 25,907 RSUs with a grant-date fair value of $7,609; however, the liquidity event condition was not probable and, therefore, the Company did not record any compensation expense. The Company did not grant any RSUs prior to 2020.
Profit Units
Pursuant to the terms and conditions of the Employee Incentive Plan and award agreement, the Company has issued 16 classes of profit units (C, H, J, K, L, M, O, T, W, X, Y, Z, AA, AB, AC, and AD units) to employees and non-employees that participate in profits and distributions at varying levels based on the Company’s equity value.
Generally Profit Units will cliff vest on the third anniversary of the grant date provided that the grantee remains in continuous service with the Company through such date, except that 50% of the profit units issued are also subject to long-term revenue and cash-basis earnings performance hurdles (the “Financial Targets”). Therefore, if service condition is not met the grantee will forfeit the entire award and if service condition is met, but Financial Targets are not, the grantee would forfeit up to 50% of the units issued.
As of March 31, 2021, the Company analyzed the Financial Targets associated with granted profit units. As the Financial Targets were not probable to be achieved, the Company, therefore, did not record compensation expense related to these units for the three months ended March 31, 2021 and 2020.
The following is a summary of activity related to the profit units associated with compensation arrangements during three months ended March 31, 2021:

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
14. Incentive Plans (Continued)
	Units	Weighted- Average Grant-Date Fair Value
Unvested balance, January 1, 2021	693,000	$14.96
Granted	—	—
Vested	(4,200)	7.13
Forfeited	(39,275)	12.78
Unvested balance, March 31, 2021	649,525	15.14
As of March 31, 2021, the aggregate intrinsic value of vested and expected to vest profit units was $344,066.
As of March 31, 2021, estimated unrecognized profit units expense for profit units that are probable of vesting was $1,744 with such expense to be recognized over a weighted -average period of approximately 0.61 subsequent to March 31, 2021.
15. Income Taxes
The Company reported a tax provision of less than $0.1 million on a pretax loss of $12.8 million for the three months ended March 31, 2021, as compared to $0 for the three months ended March 31, 2020. This resulted in an effective tax rate of negative 0.05 percent for the three months ended March 31, 2021 as compared to 0.00 percent for the three months ended March 31, 2020. The Company’s effective tax rate differs from the statutory rate primarily due to Partnership income that is not subject to U.S. federal and most state income taxes at the Partnership level.
As of March 31, 2021 and December 31, 2020, there were no unrecognized income tax benefits. The tax years for U.S. federal and state income tax purposes open for examination are for the years ending December 31, 2017 and forward.
16. Commitments and Contingencies
Litigation
Various legal proceedings have arisen in the general course of business. We do not believe that there are claims or legal proceedings that, if determined adversely to us, would have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.
Leases, Sports Stadiums, and Airport Agreements
During 2018, the Company entered into a lease for its new headquarters in New York City, which expires in 2030. Additionally, the Company rents floor and office space in airports under leases expiring through 2026, which include fixed monthly payments. The Company’s lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Certain leases have renewal options that can be exercised at the discretion of the Company.
For the three months ended March 31, 2021 and 2020, the Company recorded rent expense of $1,541 and $1,509, respectively, and Revenue Share fee expense of $7,769 and $10,136, respectively.
The Company has commitments for future marketing expenditures to sports stadiums of $4,844 through 2026. For the three months ended March 31, 2021 and 2020, marketing expenses related to sports stadiums were approximately $— and $369, respectively.

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
16. Commitments and Contingencies (Continued)
Future minimum payments under lease and airport agreements are as follows:
Operating Lease Payments
2021	$11,914
2022	13,823
2023	12,607
2024	9,500
2025	6,514
Thereafter	17,306
Total	$71,664
17. Related-Party Transactions
As of March 31, 2021 and December 31, 2020, the Company’s total payables to related parties were $1,732 and $ 1,606, respectively.
Delta Air Lines
As of March 31, 2021, and December 31, 2020, the Company had balances due included in accounts payable and accrued liabilities of approximately $1,732 and $1,606, respectively, to Delta Air Lines, Inc. (Delta), which holds Class B Units of the Company. In addition, the Company recorded approximately $1,914 and $2,187 of expense related to Delta included in Revenue Share fee in the consolidated statements of operations for the three months ended March 31, 2021 and 2020, respectively.
In 2017, the Company began operations at John F. Kennedy and LaGuardia airports in New York, New York. For these airports, the Company pays a Revenue Share fee to Delta in lieu of paying the airport directly. During the three months ended March 31, 2021 and 2020, the Company paid Delta Revenue Share fees of approximately $538 and $230, respectively, relating to members within the catchment area for these New York area airports. As of March 31, 2021 and 2020, there was a balance of approximately $485 and $480, respectively, in “Prepaid Revenue Share fee” related to Delta.
In addition, the Company has an agreement to provide discounted memberships for members who are part of the Delta SkyMiles program. For each membership purchased through the Delta SkyMiles program, the Company pays a Revenue Share fee to Delta. For the three months ended March 31, 2021 and 2020, the Company paid Delta approximately $1,280 and $1,680, respectively, in Revenue Share fee received from members who signed up through the Delta SkyMiles program.
United Airlines
On July 19, 2019, the Company issued 650,000 warrants to United that would convert into Class B Units of the Company if certain performance conditions are met.
In addition, the Company has an agreement to provide discounted memberships for members who are part of the United MileagePlus program and to pay United a Revenue Share fee if a certain number of memberships are obtained, which has not yet occurred as of March 31, 2021.
18. Employee Benefit Plan
The Company has a 401(k) savings and investment plan (the “401(k) Plan”). Participants make contributions to the 401(k) Plan in varying amounts, up to the maximum limits allowable under the

ALCLEAR HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)
(dollars in thousands, except for per unit data, unless otherwise noted)
18. Employee Benefit Plan (Continued)
Code. There was a discretionary employer contribution of approximately $405 and $203 for the three months ended March 31, 2021 and 2020, respectively, that was remitted to the plan in the respective years.
19. Debt
On March 31, 2020, the Company entered into a credit agreement for a three-year $50,000 revolving credit facility, with a group of lenders that expires on March 31, 2023, and has not been drawn against as of March 31, 2021.
The credit agreement contains customary terms and conditions, including limitations on consolidations, mergers, indebtedness, and certain payments, as well as a financial covenant relating to leverage. Borrowings under the credit agreement generally will bear interest between 2.5% and 3.5% per year and will also include interest based on the greater of the prime rate, London InterBank Offered Rate (LIBOR) or New York Federal Reserve Bank (NYFRB) rate, plus an applicable margin for specific interest periods.
In addition, the credit agreement, contains certain other covenants (none of which relate to financial condition), events of default and other customary provisions, and also contains customary LIBOR replacement mechanics. At March 31, 2021, the Company was in compliance with all of the financial and non-financial covenants.
20. Subsequent Events
The Company has evaluated subsequent events through May 21, 2021, the date the condensed consolidated financial statements were available to be issued.
In April 2021, the Company increased its revolver line of credit from $50,000 to $100,000. The balance has not been drawn against.
In April 2021, the Company issued warrants to purchase 83,500 Class B units as part of a partnership agreement. 6,500 warrants are entitled to purchase Class B units at an exercise price of $1 per unit based on performance-based vesting criteria. 77,000 warrants are entitled to purchase Class B units at an exercise price of $290 per unit based on performance-based vesting criteria.
During the month of April, the Company launched airport operations in Oakland.

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Clear Secure, Inc.
Class A Common Stock

Goldman Sachs & Co. LLCJ.P. Morgan Allen & Company LLC Wells Fargo Securities
LionTree	Stifel
Telsey Advisory GroupCenterview Partners Loop Capital Markets Roberts & Ryan

The date of this prospectus is                 , 2021.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby. Other than the SEC registration fee, the NYSE listing fee and the Financial Industry Regulatory Authority filing fee, the amounts set forth below are estimates:
SEC registration fee.....................................................................................................	$ *
Stock exchange listing fee............................................................................................	*
Financial Industry Regulatory Authority filing fee..........................................................	*
Printing expenses.........................................................................................................	*
Accounting fees and expenses.....................................................................................	*
Legal fees and expenses..............................................................................................	*
Transfer agent fees and expenses...............................................................................	*
Miscellaneous...............................................................................................................	*
Total..............................................................................................................................	$ *

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(e) of the Delaware General Corporation Law provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.
Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our certificate of incorporation will also provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our certificate of incorporation and by-laws.
Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.
Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.
The underwriting agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless our Company, each of our directors, each of our officers who signs the registration statement, and each person who controls our Company within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to our Company by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity.
We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law and our certificate of incorporation and by-laws in connection with their service to us or on our behalf.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding securities sold or granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed for such sales and grants.
In April 2021, the registrant sold 100 of its shares of Class A common stock to Alclear for an aggregate consideration of $100. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.
In connection with the reorganization transactions, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the registrant will issue an aggregate of                 shares of its Class A common stock to the Investor Post-IPO Stockholders. The shares of Class A common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.
In connection with the reorganization transactions, based on an assumed initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the registrant will issue an aggregate of                 shares of its Class B common stock and                 shares of its Class D common stock to the Founder Post-IPO Members and                 shares of its Class C common stock to the other CLEAR Post-IPO Members. The shares of Class D common stock and Class C common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits

Exhibit Number		Description
1	.1*	Form of Underwriting Agreement.
2.1		Form of Reorganization Agreement.
3.1		Form of Second Amended and Restated Certificate of Incorporation of the Registrant.
3.2		Form of Amended and Restated By-laws of the Registrant.
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.
10.1		Form of Indemnification Agreement.
10.2		Form of Exchange Agreement.
10.3		Form of Registration Rights Agreement.
10.4		Form of Tax Receivable Agreement.
10.5		Form of Second Amended and Restated Operating Agreement of Alclear Holdings, LLC.
10.6		Form of Class C Common Stock Subscription Agreement.
10.7		Form of Class D Common Stock Subscription Agreement.
10.8		Clear Secure, Inc. 2021 Omnibus Incentive Plan.
10.9		Form of Stock Option Award Agreement for use with the Clear Secure, Inc. 2021 Omnibus Incentive Plan.
10.10		Form of Restricted Stock Unit Agreement for use with the Clear Secure, Inc. 2021 Omnibus Incentive Plan.
10.11		Credit Agreement, dated March 31, 2020, by and among Alclear Holdings, LLC, the other loan parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.
10.12		Amendment No. 1 to Credit Agreement, dated April 29, 2021, by and among Alclear Holdings, LLC, the other loan parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.
10.13		Other Transaction Agreement, dated January 9, 2020, by and between Alclear, LLC and Transportation Security Administration.
21.1		Subsidiaries of the Registrant.
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2		Consent of Ernst & Young LLP, independent registered public accounting firm.
23	.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1		Powers of Attorney (included on signature page hereto).
99.1		Consent of Director Nominee—Tomago Collins
99.2		Consent of Director Nominee—Kathryn A. Hollister

*
To be filed by amendment.

†
Indicates management contract or compensatory plan.

(b)
Financial Statement Schedule

See the Index to the consolidated financial statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2021.
Clear Secure, Inc.
By:
/s/ Caryn Seidman-Becker

Name: Caryn Seidman-Becker
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Caryn Seidman-Becker, Kenneth Cornick and Matthew Levine, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 7, 2021, by the following persons in the capacities indicated.
Signature	Title
/s/ Caryn Seidman-Becker Caryn Seidman-Becker	Chief Executive Officer (Principal Executive Officer) and Chair of the Board of Directors
/s/ Kenneth Cornick Kenneth Cornick	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ Michael Z. Barkin Michael Z. Barkin	Director
/s/ Jeffrey H. Boyd Jeffery H. Boyd	Director
/s/ Adam Wiener Adam Wiener	Director